Exhibit 99.2

SUBMITTED CONFIDENTIALLY TO THE SECURITIES AND EXCHANGE COMMISSION AS
AMENDMENT NO. 1 TO THE CONFIDENTIAL SUBMISSION, AUGUST 8, 2012
As filed with the Securities and Exchange Commission on               , 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	22-3868459
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18 Desbrosses Street
New York, NY 10013
(646) 747-1000

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Mark Pruzanski, M.D.
President and Chief Executive Officer
Intercept Pharmaceuticals, Inc.
18 Desbrosses Street
New York, NY 10013
(646) 747-1000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William T. Whelan, Esq. Scott A. Samuels, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Barbara Duncan Chief Financial Officer Intercept Pharmaceuticals, Inc. 18 Desbrosses Street New York, NY 10013 (646) 747-1000	Ilan S. Nissan, Esq. Christopher J. Austin, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $0.001 per share	$75,000,000	$8,595

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant. The filing fee is not being submitted with this confidential submission as a result of guidance provided by the Securities and Exchange Commission on the Jumpstart Our Business Startups Act of 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated August 8, 2012

P R O S P E C T U S

            Shares

Common Stock

This is Intercept Pharmaceuticals’ initial public offering. We are selling                    shares of our common stock.

We expect the initial offering price to be between $     and $     per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the Nasdaq Global Market under the symbol “ICPT.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company disclosure standards. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional                    shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $     million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these existing stockholders and any of these existing stockholders could determine to purchase more, less or no shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about         , 2012.

BofA Merrill Lynch

BMO Capital Markets

Needham & Company	Wedbush PacGrow Life Sciences	ThinkEquity LLC

The date of this prospectus is         , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

i

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” and our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to Intercept Pharmaceuticals, Inc.

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing our expertise in bile acid chemistry. Our product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

Our Lead Product Candidate

Our lead product candidate, obeticholic acid, or OCA, is a bile acid analog and first-in-class agonist of the farnesoid X receptor, or FXR, which we believe has broad liver-protective properties. We are developing OCA initially for the second line treatment of primary biliary cirrhosis, or PBC. PBC is a chronic autoimmune liver disease that, if inadequately treated, may eventually lead to cirrhosis, liver failure and death. We are conducting a Phase 3 clinical trial of OCA in PBC, which we call the POISE trial, that we anticipate will serve as the basis for seeking regulatory approval in the United States and Europe. We expect results from the trial to be available in the second half of 2014. OCA has received orphan drug designation in the United States and Europe for the treatment of PBC.

We own worldwide rights to OCA outside of Japan and China, where we have exclusively licensed the compound to Dainippon Sumitomo Pharma, or DSP, and granted it an option to exclusively license OCA in certain other Asian countries. Patents covering the composition of matter for OCA expire in 2022, before any patent term adjustments or patent term extensions. Our current plan is to commercialize OCA in the United States and Europe ourselves for the treatment of PBC by targeting a limited and focused group of specialist physicians.

The liver performs many essential functions that are crucial for survival, including the regulation of bile acid metabolism. A critical function of bile acids is to facilitate the absorption of dietary cholesterol and other nutrients by acting as natural detergent-like emulsifying agents in the intestine. In the past decade, we have learned that bile acids are also complex signaling molecules that integrate metabolic, immune and inflammatory pathways involved in the healthy functioning of various tissues and organs. The biological effects of bile acids are mediated through dedicated receptors such as FXR, which regulates bile acid synthesis and clearance from the liver, thereby preventing excessive bile acid build-up in the liver, which may be toxic. In addition, bile acid activation of FXR induces anti-fibrotic, anti-inflammatory and other mechanisms that are necessary for the normal regeneration of the liver. We believe this makes FXR an attractive drug target in a broad spectrum of chronic liver diseases. Similar FXR-mediated protective mechanisms in other organs exposed to bile acids also make it a potential target for the treatment of a number of intestinal, kidney and other diseases.

PBC is a rare liver disease that primarily results from autoimmune destruction of the bile ducts that transport bile acids out of the liver. The disease causes a toxic build-up of bile acids in the liver, resulting in progressive liver damage marked by chronic inflammation and fibrosis, or scarring. In response to the bile acid mediated toxicity seen in PBC, liver cells release alkaline phosphatase, or ALP, a liver enzyme that is a key biomarker of the disease pathology. Elevated blood levels of ALP are used as the primary means of diagnosis of PBC and are closely monitored in patients as the most important indicator of treatment response and prognosis.

The only approved drug for the treatment of PBC is ursodeoxycholic acid, which is available generically as ursodiol. Ursodiol is itself a bile acid that is present in small quantities in humans, and is the least detergent of the various types of bile acids that make up the bile pool. Its primary mechanism of action at therapeutic doses is to dilute more detergent bile acids, but it has no known pharmacological effects mediated by FXR or other bile acid receptors. Although ursodiol is the standard of care, studies have shown that up to 50% of PBC patients fail to respond adequately to treatment, meaning that they continue to be at significant risk of progressing to liver failure even with treatment. The options for end-stage PBC patients who fail to respond to ursodiol are limited, and include liver transplant, which is associated with significant complications and costs. Patients typically need to take approximately one gram of ursodiol daily in divided doses, which we believe presents a compliance challenge for some patients. Given this issue, coupled with ursodiol’s limited efficacy in up to 50% of PBC patients, we believe that there is a significant unmet need for a novel second line therapy in PBC. We believe that OCA has the potential to provide significant benefits in the treatment of PBC, including efficacy, pharmacological activity and ease of use.

According to industry data, there are approximately 300,000 people with PBC in developed countries, of whom we believe approximately 60,000 have been diagnosed and are on ursodiol therapy. Based on this estimate, we believe there are up to 30,000 PBC patients who may currently be eligible for treatment with OCA. With increasing identification of PBC through routine liver function testing in primary care, we believe that there may be significantly more patients who will potentially be eligible for, and be interested in, receiving a new therapy if it becomes available on the market.

We have previously completed two randomized, placebo-controlled Phase 2 trials with OCA in PBC patients, one with OCA in combination with ursodiol and one with OCA as monotherapy. The results demonstrated that over a 12-week period single daily doses of OCA at the lowest dose of 10 milligrams (mg) met the primary endpoint in both Phase 2 trials, producing statistically significant reductions in ALP levels of greater than 20%. We consider reductions in ALP levels of greater than 10% to be a clinically meaningful improvement. Pruritus, or itching, a very common symptom in PBC patients, was the most common adverse event reported in our Phase 2 trials, with severity increasing with dose.

Our Phase 3 POISE trial has been designed to study the safety and efficacy of OCA in patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. The primary endpoint of the 12-month double-blind portion of the POISE trial is the achievement of both an ALP level of less than 1.67 times upper limit normal, or ULN, and a minimum 15% reduction in ALP level from baseline, together with a normal bilirubin level, as compared to placebo. Patients with ALP and bilirubin levels within these thresholds have been shown in long-term studies to be at significantly lower risk of progressing to liver transplant and death.

We are advancing a once daily 10 mg dose of OCA in the POISE trial as our potential approvable dose. We recently completed an intention to treat analysis for the 10 mg dose groups in our two Phase 2 trials that was limited to those patients who would have met the POISE trial entry criteria. This analysis demonstrated that after 12 weeks of treatment approximately 40% to 45% of OCA-treated patients would have met the POISE trial primary endpoint, as compared to 5% to 9% of the placebo-treated patients. In addition, 80% of OCA-treated patients across our Phase 2 trials had a reduction in ALP levels of at least 10%, as compared to 13% of placebo-treated patients.

If the POISE trial is successful, we intend to submit a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for approval of OCA for the treatment of PBC in the United States and a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, for approval in Europe. Based on written scientific advice from the EMA, we believe that the EMA will accept our current clinical program as the basis for considering approval of OCA for PBC. With respect to the FDA, we intend to request that the POISE trial primary endpoint be accepted as a basis for approval of OCA under the FDA’s accelerated approval regulation that enables the use of a surrogate endpoint reasonably likely to predict clinical benefit. If the FDA agrees to consider the potential approval of OCA in accordance with its accelerated approval regulation based on the POISE trial results, we will likely have to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit predicted by the biochemical therapeutic response. This Phase 3 clinical outcomes trial would have to be substantially underway at the time of the NDA submission and would be completed after accelerated approval. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013.

A number of published clinical studies have demonstrated that, as a measure of therapeutic response, lower levels of ALP, on its own or in conjunction with normal bilirubin levels, correlate with a significant reduction in adverse clinical outcomes such as liver transplant and death. We believe that one of the key factors in the FDA’s acceptance of our POISE trial primary endpoint as a basis for approval will be the result of additional analysis of the already available PBC clinical outcomes data. We are sponsoring an independent study involving more than ten leading PBC centers in North America and Europe that are pooling their long-term patient data, anticipated to be from at least 4,000 patients, in order to further substantiate that our POISE trial primary endpoint is predictive of clinical benefit. We anticipate these results will be available in 2013 and will support what we believe is an emerging consensus among PBC opinion leaders concerning the clinical utility of our selected endpoint.

Additional Pipeline Opportunities Beyond OCA in PBC

In addition to PBC, we are pursuing other indications in our OCA development program, including portal hypertension, nonalcoholic steatohepatitis, or NASH, and bile acid diarrhea. The pipeline chart below shows the current stage of development of OCA for these indications, as well as the preclinical programs for our other product candidates.

*	An agonist is a substance that binds to a receptor of a cell and triggers a response by that cell.

We are currently conducting an open label Phase 2a trial of OCA in patients with portal hypertension, and we anticipate receiving results from the 10 mg dose group of this trial by the end of 2012. There are currently no approved therapies for the treatment of portal hypertension, although beta blockers are commonly used to treat patients. In addition, OCA is currently being tested in a Phase 2b trial for the treatment of NASH, sponsored by the U.S. National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, in collaboration with us. Based on the interim analysis that was completed in June 2012, the NIDDK decided to continue this Phase 2b trial and we anticipate that final results will be available in late 2014. There are currently no approved therapies for the treatment of NASH. In addition, investigators at the Imperial College of London initiated enrollment in July 2012 in an open label Phase 2a trial of OCA as a treatment for bile acid diarrhea.

By virtue of our patent portfolio and the proprietary knowhow of our employees and our collaborators at the University of Perugia, we believe that we hold a leading position in the bile acid chemistry therapeutic field. Through a longstanding exclusive collaboration with Professor Roberto Pellicciari, Ph.D., one of our co-founders, and certain scientists in the medicinal chemistry group at the University of Perugia, we have gained the capability to rationally design compounds that bind selectively and potently to FXR and other bile acid receptors. Starting with OCA, which was invented by Professor Pellicciari and, together with its underlying patents, was assigned to us under our agreements with him and the University of Perugia, our collaboration has resulted in a pipeline of bile acid analogs in addition to OCA, which target both FXR and a second dedicated bile acid receptor called TGR5, a target of interest for the treatment of type 2 diabetes and associated metabolic diseases. We intend to continue developing these and other product candidates as we advance our pipeline, in some cases subject to the procurement of additional funding or through strategic collaborations.

Our Strategy

Our strategy is to develop and commercialize novel therapeutics for patients with chronic liver and other diseases, beginning with OCA for the second line treatment of PBC and other follow-on indications that we believe are underserved by existing therapies. The key elements of our strategy are to:

•	complete the development of OCA for its lead indication, PBC;
•	obtain regulatory approval of OCA for the treatment of PBC in the United States, Europe and other countries;
•	commercialize OCA in the United States, Europe and other countries, initially for the treatment of PBC;
•	continue to develop OCA in other orphan and more prevalent liver and other diseases; and
•	advance the earlier stage product candidates in our pipeline.

We may enter into strategic collaborations to implement our strategy.

Risks Relating to Our Business

We are a development stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•	we have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales;
•	we will require substantial additional funding beyond this contemplated offering to complete the development and commercialization of OCA and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all;
•	OCA and/or our other product candidates may not receive regulatory approval in a timely manner or at all;
•	the FDA may not agree to our proposed surrogate endpoint for accelerated approval of OCA for the treatment of PBC, in which case we would need to complete an additional Phase 3 trial in order to seek approval in the United States;
•	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for our product candidates;
•	because the results of earlier studies and clinical trials of our product candidates may not be predictive of future clinical trial results, our product candidates may not have favorable results in future clinical trials, which would delay or limit their future development;
•	we have never commercialized any of our product candidates and our products, even if approved, may not be accepted by healthcare providers or healthcare payors;
•	the failure of our collaborators to perform their obligations under our collaboration agreements may delay or otherwise harm the development and commercialization of our product candidates; and
•	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	reduced disclosure about our executive compensation arrangements;
•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Corporate Information

We were incorporated in the State of Delaware on September 4, 2002. Our principal executive offices are located at 18 Desbrosses Street, New York, NY 10013, and our telephone number is (646) 747-1000. We also have an office in San Diego, CA. Our website address is www.interceptpharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offered by us
shares
Common stock to be outstanding after this offering
shares
Over-allotment option
We have granted the underwriters an option for a period of up to 30 days to purchase up to additional shares of common stock at the initial public offering price.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of OCA in PBC, including our Phase 3 POISE trial and other studies and work necessary for anticipated FDA and EMA filings; (ii) the continuation of the long-term safety extension portion of our POISE trial and the Phase 3 clinical outcomes trial after the anticipated FDA and EMA filings; (iii) certain pre-commercialization activities of OCA for PBC; (iv) further preclinical development work on INT-767 and, if warranted, Phase 1 clinical trials of INT-767; and (v) if warranted, initiation of a Phase 2 clinical trial for an additional indication for OCA, such as portal hypertension. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Risk factors
You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Nasdaq Global Market symbol
ICPT

Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $         million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these existing stockholders and any of these existing stockholders could determine to purchase more, less or no shares in this offering. Any shares purchased by these existing stockholders will be subject to lock-up restrictions described in “Shares Eligible for Future Sale.”

The number of shares of common stock to be outstanding after this offering is based on an aggregate of 62,016,196 shares, consisting of (i) 19,238,418 shares of common stock outstanding on June 30, 2012, (ii) 27,777,778 shares of common stock into which all of our preferred stock outstanding as of June 30, 2012 will be converted upon the completion of this offering and (iii) 15,000,000 shares of common stock into which the shares of preferred stock issued on August     , 2012 will be converted upon the completion of this offering. The number of shares of our common stock outstanding immediately after this offering excludes:

•	7,565,535 shares of common stock issuable upon exercise of outstanding options as of June 30, 2012, at a weighted average exercise price of $1.55 per share, of which 5,627,135 shares are vested as of such date;

•	137,500 shares of common stock issuable upon exercise of options granted on July 31, 2012 under our 2003 Stock Incentive Plan, as amended, or 2003 Plan, at an exercise price of $1.61 per share, to our non-employee directors as of January 1, 2012 for service during fiscal year 2012;
•	3,211,554 shares of our common stock reserved for future issuance under our 2003 Plan, all or some of which may be granted prior to the completion of this offering; provided, however, that immediately upon completion of this offering, our 2003 Plan will terminate so that no further awards may be granted under the 2003 Plan;
•	shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan, or 2012 Plan, which will become effective in connection with this offering; and
•	7,122,889 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2012, at a weighted average exercise price of $1.62 per share.

Except as otherwise indicated, all information in this prospectus:

•	gives effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 42,777,778 shares of our common stock upon the completion of this offering, including the conversion of our Series A, Series B and Series C preferred stock into 13,888,889 shares, 13,888,889 shares and 15,000,000 shares of common stock, respectively;
•	reflects the 1-for- reverse stock split of our common stock to be effected prior to the completion of this offering;
•	gives effect to our restated certificate of incorporation and our restated by-laws to be adopted in connection with the completion of this offering; and
•	assumes no exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data presented below for the years ended December 31, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data presented below for the six months ended June 30, 2011 and 2012, and for the period from inception (September 4, 2002) to June 30, 2012, as we are a development stage company, are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of the financial information set forth in those statements.

Our historical results are not necessarily indicative of future operating results. You should read this summary consolidated financial data in conjunction with the sections entitled “Risk Factors,” “Capitalization,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	Years Ended December 31,		Six Months Ended June 30,		Period From September 4, 2002 (Inception) Through June 30, 2012
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(Unaudited)		(Unaudited)
Statement of Operations Data:
Licensing revenues	$—	$1,805	$405	$1,518	$3,323
Operating expenses:
Research and development	12,710	11,426	4,751	8,078	63,330
General and administrative	3,644	4,209	2,020	2,003	26,424
Total operating expenses	16,354	15,635	6,771	10,081	89,754
Loss from operations	(16,354)	(13,830)	(6,366)	(8,563)	(86,431)
Total other income (expense), net	1,266	1,093	115	797	4,125
Net loss	$(15,088)	$(12,737)	$(6,251)	$(7,766)	$(82,306)
Dividend on preferred stock, not declared	(2,901)	(3,000)	(1,500)	(1,500)	(9,814)
Net loss attributable to common stockholders	$(17,989)	$(15,737)	$(7,751)	$(9,266)	$(92,120)
Net loss per share, basic and diluted	$(0.94)	$(0.82)	$(0.40)	$(0.48)
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418	19,238,418	19,238,418
Pro forma information(1)
Pro forma net loss attributable to common stockholders		$(12,737)		$(7,766)
Pro forma net loss per share, basic and diluted (unaudited)		$(0.21)		$(0.13)

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated after giving effect to (i) the conversion of our preferred stock outstanding as of such dates into an aggregate of 27,777,778 shares of common stock upon the completion of this offering and (ii) the conversion of our shares of preferred stock issued on August , 2012 into an aggregate of 15,000,000 shares of common stock upon the completion of this offering. See “Unaudited Pro Forma Information” and “Net Loss per Share and Unaudited Pro Forma Net Loss per Share” in note 2 to our consolidated financial statements, which are included elsewhere in this prospectus.

The following summary unaudited balance sheet data as of June 30, 2012 is presented:

•	on an actual basis;
•	on a pro forma basis after giving effect to (i) the conversion of our preferred stock outstanding as of such date into an aggregate of 27,777,778 shares of common stock upon the completion of this offering, (ii) the conversion of our shares of preferred stock issued on August , 2012 into an aggregate of 15,000,000 shares of common stock upon the completion of this offering, (iii) the receipt of $29.8 million of net proceeds from the issuance of preferred stock on August , 2012, and (iv) and the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability; and
•	on a pro forma as adjusted basis to give further effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The summary unaudited pro forma as adjusted balance sheet is for informational purposes only and does not purport to indicate balance sheet information as of any future date.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(In thousands)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$9,947	$39,747
Working capital	6,104	35,904
Total assets	12,145	41,945
Accounts payable, accrued expenses and other liabilities	3,578	3,578
Warrant liability	4,856	5,280
Deferred revenue	13,091	13,091
Common and preferred stock	47	62
Additional paid-in capital	72,879	102,241
Accumulated deficit during development stage	(82,306)	(82,306)
Total stockholders’ equity (deficit)	(9,380)	19,997

(1)	Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ , assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their over-allotment option. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ , assuming the public offering price per share remains the same. An increase of 1,000,000 in the number of shares we are offering, together with a $1.00 increase in the public offering price per share, would increase each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ . A decrease of 1,000,000 in the number of shares we are offering, together with a $1.00 decrease in the public offering price per share, would decrease each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ .

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We have never been profitable. Currently, we have no products approved for commercial sale, and to date we have not generated any revenue from product sales. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability.

We have never been profitable and do not expect to be profitable in the foreseeable future. We have not yet submitted any product candidates for approval by regulatory authorities in the United States or elsewhere for our lead indication, primary biliary cirrhosis, or PBC, or any other indication. We have incurred net losses in each year since our inception, including net losses of $15.1 million and $12.7 million for the years ended December 31, 2010 and 2011, respectively, and we incurred a net loss of $7.8 million for the six months ended June 30, 2012. We had an accumulated deficit of $82.3 million as of June 30, 2012. Our working capital and cash and cash equivalents as of June 30, 2012 were $6.1 million and $9.9 million, respectively, and, after giving effect to the receipt of $29.8 million of net proceeds from the issuance of preferred stock on August     , 2012, our working capital and cash equivalents as of June 30, 2012 would have been $35.9 million and $39.7 million, respectively.

To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our drug discovery research, preclinical development activities and clinical trials. We have not generated any revenues from product sales. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, obeticholic acid, or OCA, which is our lead product candidate, and our other product candidates, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we complete our Phase 3 clinical trial of OCA in PBC, which we call the POISE trial, and related activities required for regulatory approval of OCA and continue pursuing additional indications for OCA in clinical trials. If OCA or any of our other product candidates fails in clinical trials or does not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the U.S. Food and Drug Administration, or FDA, or the European Medicines Agency, or EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We are currently advancing OCA through clinical development for multiple indications and other product candidates through preclinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize OCA, and to conduct the research and development and clinical and regulatory activities necessary to bring other product candidates to market. For instance, to complete the work necessary to file a New Drug Application, or NDA, and a Marketing Authorization Application, or MAA, for OCA as a treatment for PBC, which is currently anticipated to occur in 2014, we estimate that our ongoing Phase 3 POISE trial, and our planned clinical and preclinical studies, as well as other work needed to submit OCA for the treatment of PBC for regulatory approval in the United States, Europe and other countries, will cost approximately $40.0 million, including the internal resources needed to manage the program. If the FDA or EMA requires that we perform additional preclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential NDA or MAA would likely be delayed.

We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of OCA in PBC, including our Phase 3 POISE trial and other studies and work necessary for anticipated FDA and EMA filings; (ii) the continuation of the long-term safety extension portion of our POISE trial and the Phase 3 clinical outcomes trial after the anticipated FDA and EMA filings; (iii) certain pre-commercialization activities of OCA for PBC; (iv) further preclinical development work on INT-767 and, if warranted, potential Phase 1 clinical trials of INT-767; and (v) if warranted, initiation of a Phase 2 clinical trial for an additional indication for OCA, such as portal hypertension. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. As such, the expected net proceeds from this offering will not be sufficient to complete advanced clinical development of any of our product candidates other than OCA for PBC. Accordingly, we will continue to require substantial additional capital beyond the expected proceeds of this offering to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our products under development.

The amount and timing of our future funding requirements will depend on many factors, including but not limited to:

•	the progress, costs, results of and timing of our Phase 3 POISE trial of OCA for the treatment of PBC, and the clinical development of OCA for other potential indications;
•	the willingness of the FDA and EMA to accept our POISE trial, as well as our other completed and planned clinical and preclinical studies and other work, as the basis for review and approval of OCA for PBC;
•	the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
•	the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
•	the ability of our product candidates to progress through clinical development successfully;
•	our need to expand our research and development activities;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	market acceptance of our product candidates;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing technological and market developments;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. If we successfully complete this offering, based upon our currently expected level of operating expenditures, we believe that we will be able to fund our operations through 2015. This period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. We do not expect our existing capital resources, including $29.8 million of net proceeds received on August     , 2012 upon the issuance of our Series C preferred stock, along with the intended net proceeds from this offering, to be sufficient to enable us to complete the commercialization of OCA, if approved, or to initiate any clinical trials or additional development work for any of our other product candidates, other than as described above. See also “Use of Proceeds.” Accordingly, we expect that we will need to raise additional funds in the future.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

Our revenues to date have been generated through our collaboration agreements and we may not receive any additional revenues under such agreements.

To date, our sources of revenue have been the up-front payments received under our collaboration and license agreements with Dainippon Sumitomo Pharma Co. Ltd., or DSP, and Les Laboratoires Servier and Institut de Recherches Servier, which are collectively referred to as Servier. Additional payments under each of the DSP and Servier agreements are based on the achievement of various research, development, regulatory and commercial sales milestones and royalty payments based on the sales of the products covered by such agreements. Future payments from DSP and Servier under their respective collaboration and license agreements are uncertain because DSP or Servier, as the case may be, may choose not to continue research or development of activities for the product candidates under license in their licensed territory, the product candidates may not be approved for the proposed indications or, even if any product candidate is approved for one or more indications, it may not be commercially successful. If we are unable to develop and commercialize one or more of our product candidates, either alone or with collaborators, or if revenues from any such collaboration product candidate that receives marketing approval are insufficient, we will not achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability.

We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

We are a development stage biopharmaceutical company with a limited operating history. Our operations to date have been limited to developing our technology and undertaking preclinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our financial condition and operating results have varied significantly in the past and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

•	any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for OCA for the treatment of PBC based on our Phase 3 POISE trial, and our other completed and planned clinical and preclinical studies and other work, as the basis for review and approval of OCA for PBC;
•	delays in the commencement, enrollment and timing of clinical trials;
•	difficulties in identifying and treating patients suffering from our target indications, and PBC in particular, which is considered to be a rare disease;
•	the success of our clinical trials through all phases of clinical development, including our POISE trial of OCA for the treatment of PBC;
•	potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;
•	our ability to obtain additional funding to develop our product candidates;
•	our ability to identify and develop additional product candidates;
•	market acceptance of our product candidates;
•	our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;
•	competition from existing products or new products that may emerge;
•	the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;
•	our ability to adhere to clinical study requirements directly or with third parties such as contract research organizations, or CROs;
•	our dependency on third-party manufacturers to manufacture our products and key ingredients;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;
•	costs related to and outcomes of potential intellectual property litigation;
•	our ability to adequately support future growth;
•	our ability to attract and retain key personnel to manage our business effectively;
•	our ability to build our finance infrastructure and improve our accounting systems and controls;
•	potential product liability claims;
•	potential liabilities associated with hazardous materials; and
•	our ability to obtain and maintain adequate insurance coverage.

In addition, our financial results may vary due to fluctuations in our warrant liability. Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

Our recurring losses from operations may raise substantial doubt regarding our ability to continue as a going concern.

Our recurring losses from operations may raise substantial doubt about our ability to continue as a going concern. If in the future, our independent registered public accounting firm were to include an explanatory paragraph in its report on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Risks Relating to Regulatory Review and Approval of Our Product Candidates

We cannot be certain that OCA or any of our other product candidates will receive regulatory approval, and without regulatory approval we will not be able to market our product candidates.

We are initially developing OCA for the treatment of patients with PBC, portal hypertension, nonalcoholic steatohepatitis, or NASH, and bile acid diarrhea, and are also consulting with investigators to develop protocols for other indications. Our business currently depends entirely on the successful development and commercialization of OCA. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of OCA for the treatment of PBC and other indications and our other product candidates.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States or Europe until we receive approval of a NDA from the FDA or a MAA from the EMA, respectively. We have not submitted any marketing applications for any of our product candidates.

NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.

We have completed three Phase 2 trials for OCA: two in patients with PBC and one in patients with type 2 diabetes with co-morbid nonalcoholic fatty liver disease. We are currently in the process of enrolling patients into our Phase 3 POISE trial. Before we submit a NDA to the FDA or a MAA to the EMA for OCA for the treatment of patients with PBC, we must successfully complete this trial. In addition, we must complete other preclinical and clinical studies, such as a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval, studies to evaluate the interaction of OCA with other drugs and two-year, two-species carcinogenicity studies. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.

If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for OCA and our other product candidates, or if, subsequent to approval, we are unable to successfully commercialize OCA or our other product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations.

We may never reach an agreement with the FDA on a surrogate endpoint for the accelerated approval of OCA for the treatment of PBC. The FDA, EMA and other regulators may require us to complete additional Phase 3 trials prior to the submission of an application for OCA for the treatment of PBC.

Typically, the FDA requires two pivotal clinical trials to approve a NDA. However, for OCA as a treatment for PBC, we currently plan to request accelerated approval from the FDA based on the Phase 3 POISE trial, the primary endpoint of which is a surrogate endpoint that we believe is reasonably likely to predict clinical benefit, therefore meeting the FDA’s requirements for consideration under its accelerated approval regulation. However, the FDA has not yet provided any assurance that it will accept our approach, and we do not know if we will receive further written guidance from the FDA prior to submitting a NDA as to the acceptability of the POISE trial surrogate endpoint to support an approval of OCA for the treatment of PBC. We are currently seeking to build additional consensus regarding the clinical utility of the surrogate endpoint by working with a number of leading PBC academic centers to pool together and analyze their long-term PBC patient data. However, we may not be able to attain such consensus and, even if we do achieve such consensus, the supporting data may still not be accepted by the FDA in its consideration of the adequacy of our surrogate endpoint under a NDA for OCA for the treatment of PBC. The FDA has informed us that, in the context of considering OCA for potential accelerated approval, we will be required to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit of OCA in PBC by demonstrating the correlation of biochemical therapeutic response in patients taking OCA with a significant reduction in adverse clinical outcomes over time. We believe that this Phase 3 clinical outcomes trial will need to be substantially underway at the time we submit a NDA. It is possible that our NDA submission for regulatory approval will not be accepted by the FDA for review or, even if it is accepted for review, that there may be delays in the FDA’s review process and that the FDA may determine that our NDA does not merit the approval of OCA for the treatment of PBC, in which case the FDA may require that we conduct and/or complete additional clinical trials and preclinical studies before it will reconsider our application for approval.

Because the FDA normally requires two pivotal clinical trials to approve a NDA, even if we achieve favorable results in our ongoing POISE trial, the FDA may not accept this trial as an adequate basis for approval and require that we conduct and complete a second Phase 3 clinical trial before considering a NDA for OCA for the treatment of PBC. Furthermore, the EMA and regulatory authorities in other countries in which we may seek approval for, and market, OCA, may require additional preclinical studies and/or clinical trials prior to granting approval. It may be expensive and time consuming to conduct and complete additional preclinical studies and clinical trials that the FDA, EMA and other regulatory authorities may require us to perform. As such, any requirement by the FDA, EMA or other regulatory authorities that we conduct additional preclinical studies or clinical trials could materially and adversely affect our business, financial condition and results of operations. Furthermore, even if we receive regulatory approval of OCA for the treatment of PBC, the labeling for OCA in the United States, Europe or other countries in which we seek approval may include limitations that could impact the commercial success of OCA.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for OCA and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. We are currently enrolling patients for our Phase 3 POISE trial. Subject to enrollment proceeding on schedule, we currently anticipate that the POISE trial will be completed in the second half of 2014. Although we anticipate that the net proceeds from this offering, together with existing cash and cash equivalents, including $29.8 million of net proceeds received on August     , 2012 upon the issuance of our Series C preferred stock, and interest on our cash balances, will be sufficient to fund our projected operating requirements through the completion of our POISE trial, we may not be able to complete this trial on time or we may be required to conduct additional clinical trials or preclinical studies not currently planned to receive approval for OCA as a treatment for PBC, in which case we would require additional funding beyond the net proceeds of this offering. In addition, we do not know whether any future trials or studies of our other product candidates, including any confirmatory clinical trial of OCA, will begin on time or will be completed on schedule, if at all. The commencement, enrollment and completion of clinical trials can be delayed or suspended for a variety of reasons, including:

•	inability to obtain sufficient funds required for a clinical trial;
•	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;
•	discussions with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials;
•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;
•	inability to obtain approval from institutional review boards, or IRBs, to conduct a clinical trial at their respective sites;
•	severe or unexpected drug-related adverse effects experienced by patients;
•	inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;
•	difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indications as our product candidates; and
•	inability to retain enrolled patients after a clinical trial is underway.

For example, in the past, we experienced delays in our Phase 2 clinical trial of OCA given as a monotherapy to patients with PBC because we were unable to find and enroll a sufficient number of trial patients who met the specific enrollment criteria in accordance with our anticipated trial schedule.

Changes in regulatory requirements and guidance may also occur and we or any of our collaborators may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us or any of our collaborators to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our current or future collaborators, the FDA or other regulatory authorities due to a number of factors, including:

•	our failure or the failure of our collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;
•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and
•	a breach of the terms of any agreement with, or for any other reason by, current or future collaborators that have responsibility for the clinical development of any of our product candidates, including DSP and Servier.

In addition, if we or any of our collaborators are required to conduct additional clinical trials or other preclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and generate revenue from their sales would be similarly harmed.

Clinical failure can occur at any stage of clinical development and we have never conducted a Phase 3 trial or submitted a NDA or MAA before. The results of earlier clinical trials are not necessarily predictive of future results and any product candidate we, DSP, Servier or our potential future collaborators advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 3 clinical trials, even after seeing promising results in earlier clinical trials.

Both of our Phase 2 clinical trials of OCA in PBC patients showed statistically significant results against a primary endpoint that is similar to the endpoint of our Phase 3 POISE trial protocol currently underway. However, in our Phase 2 PBC trials, the primary endpoint was a reduction in alkaline phosphatase, or ALP, to a threshold below 1.5 times upper limit normal, or ULN, compared to placebo after 12 weeks of treatment, but the primary endpoint for our POISE trial is both a reduction in ALP to below a threshold of 1.67 times ULN, with a minimum of 15% reduction in ALP from baseline, and a normal bilirubin level, compared to placebo after 12 months of therapy. We cannot assure you that our POISE trial will achieve positive results. Moreover, the fact that a retrospective analysis of the data from our Phase 2 PBC trials appears to demonstrate that the defined endpoint in our POISE trial was achieved based on the Phase 2 data does not mean that this endpoint will be successfully achieved in the POISE trial.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If OCA or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed. For example, if the results of our Phase 3 POISE trial of OCA do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of OCA would be materially and adversely affected.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates. If we are unable to bring any of our current or future product candidates to market, or to acquire any marketed, previously approved products, our ability to create long-term stockholder value will be limited.

Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

A substance that binds to a receptor of a cell and triggers a response by that cell is called an agonist. OCA has been shown to be a potent agonist of the farnesoid X receptor, or FXR. With the exception of the bile acid CDCA, which has been approved to treat cholesterol gallstone dissolution and a rare lipid storage disease, there are no approved FXR agonists and the adverse effects from long-term exposure to this drug class are unknown. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. The most common side effects observed in clinical trials of OCA were pruritus, or itching, headaches, fatigue, nausea, constipation and diarrhea. In our Phase 2 PBC clinical trial of OCA in combination with ursodiol, approximately 8% of the patients enrolled in the 10 milligram (mg) and 25 mg dose groups withdrew from the trial due to severe pruritus. At the 50 mg dose, approximately 25% of the patients withdrew from the trial due to severe pruritus. Additional or unforeseen side effects from these or any of our other product candidates could arise either during clinical development or, if approved, after the approved product has been marketed.

The range and potential severity of possible side effects from systemic therapies is significant. The results of future clinical trials may show that our product candidates cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.

If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;
•	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;
•	we may be subject to limitations on how we may promote the product;
•	sales of the product may decrease significantly;
•	regulatory authorities may require us to take our approved product off the market;
•	we may be subject to litigation or product liability claims; and
•	our reputation may suffer.

Any of these events could prevent us, DSP, Servier or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance and sales of OCA or any other product candidates that we develop, if approved, will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for OCA or any other product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize OCA or any other product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician- administered drugs. Any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of OCA and any other products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the United States. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of OCA or any future product candidates. The ACA has been challenged in the courts and is currently under review by the U.S. Supreme Court. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals if the decision reached by the U.S. Supreme Court is not acceptable to them. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of OCA and our other product candidates, if any, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. In the event that we are unable to obtain any patent term extensions, the issued composition of matter patents for OCA are expected to expire in 2022 assuming they withstand any challenge. We expect that the other patents and patent applications for the OCA portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2022 to 2028.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our future contract manufacturers for commercial production, we may not be able to commercialize any of our product candidates.

We do not intend to manufacture the pharmaceutical products that we plan to sell. We currently have agreements with contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of sufficient quantities of drug product for our Phase 3 POISE trial of OCA for the treatment of PBC and the other trials and preclinical studies that we believe we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for commercial supplies of OCA or any of our other product candidates and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize OCA if it is approved. Additionally, the facilities used by any contract manufacturer to manufacture OCA or any of our other product candidates must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and current good manufacturing practice requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates, including:

•	the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;
•	the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and
•	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products.

Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMPs. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;
•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;
•	require us or our collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;
•	impose other administrative or judicial civil or criminal penalties;
•	withdraw regulatory approval;
•	refuse to approve pending applications or supplements to approved applications filed by us, DSP, Servier or our potential future collaborators;
•	impose restrictions on operations, including costly new manufacturing requirements; or
•	seize or detain products.

Risks Relating to the Commercialization of Our Products

Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from their sales may be limited.

The commercial success of OCA or our other product candidates, if approved, will depend upon their acceptance among the medical community, including physicians, health care payors and patients. For PBC, the current standard of care is ursodeoxycholic acid, which is available generically as ursodiol. In order for OCA to be commercially successful, we will need to demonstrate that it is safe and effective for the treatment of patients who have an inadequate response to or who are unable to tolerate ursodiol, referred to as second line treatment, and is more effective than any other alternatives that may be developed as a second line treatment for PBC, particularly given the planned much higher price that we anticipate charging for OCA compared to the price of generically available ursodiol. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	limitations or warnings contained in our product candidates’ FDA-approved labeling;

•	changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for any of our product candidates, such as ursodiol for the treatment of PBC;
•	limitations in the approved clinical indications for our product candidates;
•	demonstrated clinical safety and efficacy compared to other products;
•	lack of significant adverse side effects;
•	sales, marketing and distribution support;
•	availability of reimbursement from managed care plans and other third-party payors;
•	timing of market introduction and perceived effectiveness of competitive products;
•	the degree of cost-effectiveness;
•	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;
•	the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;
•	whether our product candidates are designated under physician treatment guidelines for the treatment of the indications for which we have received regulatory approval;
•	adverse publicity about our product candidates or favorable publicity about competitive products;
•	convenience and ease of administration of our product candidates; and
•	potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.

We have no sales, marketing or distribution experience. To develop internal sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that OCA or any of our other product candidates will be approved. For product candidates where we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including:

•	we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;
•	the cost of securing or establishing a marketing or sales force may exceed the revenues generated by any products; and
•	our direct sales and marketing efforts may not be successful.

We have entered into an agreement with DSP for the development and commercialization of OCA in Japan and China and other potential Asian countries, if approved, and have entered into an agreement with Servier to assist in the development and commercialization of certain of our earlier stage agonists of a dedicated bile acid receptor called TGR5 outside of the United States and Japan, if approved, and may elect to seek additional strategic collaborators for our product candidates. We may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

If any of our current strategic collaborators fails to perform its obligations or terminates its agreement with us, the development and commercialization of the product candidates under such agreement could be delayed or terminated and our business could be substantially harmed.

We currently have strategic collaborations in place relating to certain of our product candidates. We entered into an exclusive license agreement with DSP regarding the development and commercialization of OCA for PBC and NASH in Japan and China and provided DSP with an option to extend its exclusive license to different indications as well as certain other Asian countries. We entered into a strategic collaboration with Servier initially focused on the identification and optimization of novel TGR5 agonists for the treatment of type-2 diabetes and other associated disorders. These strategic collaborations may not be scientifically or commercially successful due to a number of important factors, including the following:

•	DSP and Servier have significant discretion in determining the efforts and resources that each will apply to their strategic collaboration with us. The timing and amount of any cash payments, milestones and royalties that we may receive under such agreements will depend on, among other things, the efforts, allocation of resources and successful development and commercialization of our product candidates by DSP and Servier under their respective agreements;
•	Our agreement with Servier provides it with wide discretion in deciding which novel compounds to advance through the preclinical and clinical development process. It is possible for Servier to reject certain compounds at any point in the research, development and clinical trial process without triggering a termination of their agreement with us. In the event of any such decision, our business and prospects may be adversely affected due to our inability to progress such compounds ourselves;
•	Our agreement with DSP restricts it from developing or commercializing any FXR agonist to treat PBC or NASH during the term of the agreement other than pursuant to the DSP agreement and our agreement with Servier restricts it from developing or commercializing any TGR5 receptor agonist during the term of the agreement other than pursuant to the Servier agreement. Subject to these restrictions, it is possible that DSP or Servier may develop and commercialize, either alone or with others, or be acquired by a company that has, products that are similar to or competitive with the product candidates that they license from us;
•	DSP or Servier may change the focus of their development and commercialization efforts or pursue higher-priority programs;
•	DSP or Servier may, under specified circumstances, terminate their strategic collaborations with us on short notice and for circumstances outside of our control, which could make it difficult for us to attract new strategic collaborators or adversely affect how we are perceived in the scientific and financial communities;
•	DSP and Servier have, under certain circumstances, the right to maintain or defend our intellectual property rights licensed to them in their territories, and, although we may have the right to assume the maintenance and defense of our intellectual property rights if our strategic collaborators do not, our ability to do so may be compromised by our strategic collaborators’ acts or omissions;
•	DSP or Servier may utilize our intellectual property rights in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or expose us to potential liability; and
•	DSP or Servier may not comply with all applicable regulatory requirements, or fail to report safety data in accordance with all applicable regulatory requirements.

If either DSP or Servier fails to develop or effectively commercialize OCA or any TGR5 compounds, respectively, we may not be able to replace them with another collaborator. We may also be unable to obtain, on terms acceptable to us, a license from such strategic collaborator to any of its intellectual property that may be necessary or useful for us to continue to develop and commercialize a product candidate. Any of these events could have a material adverse effect on our business, results of operations and our ability to achieve future profitability, and could cause our stock price to decline.

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we have entered into, and may seek to enter into, collaborations with companies that have more experience. For example, we have entered into collaborations with DSP for OCA and Servier for our earlier stage TGR5 program. We may establish additional collaborations for development and commercialization of OCA in territories outside of those licensed by DSP or for our earlier stage TGR5 program in the United States or Japan and product candidates and research programs, including INT-767 and INT-777. Additionally, if any of our product candidates receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to maintain our existing arrangements or enter into any new such arrangements on acceptable terms, if at all, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.

When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, DSP has the exclusive rights to OCA in Japan and China and the option to exclusively license OCA in several other Asian countries. Our collaboration partner may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may not be favorable to us. In addition, any collaboration that we enter into, including our collaborations with DSP and Servier, may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition will be materially and adversely affected.

If we fail to develop OCA for additional indications, our commercial opportunity will be limited.

To date, we have focused the majority of our development efforts on the development of OCA for the second line treatment of PBC. One of our strategies is to pursue clinical development of OCA for other orphan and more common indications, to the extent that we have sufficient funding.

PBC is a rare disease and, as a result, the market size for treatments of PBC is limited. Furthermore, because a significant proportion of PBC patients do not exhibit any symptoms at the time of diagnosis, PBC may be left undiagnosed for a significant period of time. Due to these factors, our ability to grow revenues will be dependent on our ability to successfully develop and commercialize OCA for the treatment of additional indications. The completion of development, securing of approval and commercialization of OCA for additional indications will require substantial additional funding beyond the net proceeds of this offering and is prone to the risks of failure inherent in drug development. We cannot provide you any assurance that we will be able to successfully advance any of these indications through the development process. Even if we receive FDA approval to market OCA for the treatment of any of these additional indications, we cannot assure you that any such additional indications will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize OCA for these additional indications, our commercial opportunity will be limited and our business prospects will suffer.

If serious adverse events or other undesirable side effects are identified during the development of OCA for one indication, we may need to abandon our development of OCA for other indications.

Product candidates in clinical stages of development have a high risk of failure. We cannot predict when or if OCA will prove effective or safe in humans or will receive regulatory approval. To date, the most common side effects observed in clinical trials of OCA were pruritus, headaches, fatigue, constipation and diarrhea. New side effects could, however, be identified as we expand our clinical trials for OCA to other indications. If new side effects are found during the development of OCA for any indication, if known side effects are shown to be more severe than previously observed or if OCA is found to have other unexpected characteristics, we may need to abandon our development of OCA for PBC and other potential indications. We cannot assure you that additional or more severe adverse side effects with respect to OCA will not develop in future clinical trials, which could delay or preclude regulatory approval of OCA or limit its commercial use.

Risks Relating to Our Business and Strategy

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the chronic liver and other diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we expect to compete with include Astellas Pharma US, Inc., AstraZeneca, Dr. Falk Pharma GmbH, Eli Lilly, Exelixis, Inc., Galmed Medical Research Ltd., Immuron Ltd., Johnson & Johnson, Mochida Pharmaceutical Co., Ltd., NasVax Ltd., NovImmune SA., Phenex Pharmaceuticals AG, Raptor Pharmaceutical Corp., Salix Pharmaceuticals, Inc. and Tioga Pharmaceuticals, Inc. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than OCA or any other product candidates that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive.

We believe that our ability to successfully compete will depend on, among other things:

•	the results of our and our strategic collaborators’ clinical trials and preclinical studies;
•	our ability to recruit and enroll patients for our clinical trials;
•	the efficacy, safety and reliability of our product candidates;
•	the speed at which we develop our product candidates;
•	our ability to design and successfully execute appropriate clinical trials;
•	our ability to maintain a good relationship with regulatory authorities;
•	the timing and scope of regulatory approvals, if any;

•	our ability to commercialize and market any of our product candidates that receive regulatory approval;
•	the price of our products;
•	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;
•	our ability to protect intellectual property rights related to our products;
•	our ability to manufacture and sell commercial quantities of any approved products to the market; and
•	acceptance of our product candidates by physicians and other health care providers.

If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Several years ago, we experienced difficulties with a third-party contract manufacturer for OCA, including delays in receiving adequate clinical trial supplies as requested within the requested time periods. We subsequently replaced this manufacturer with other third-party contract manufacturers for OCA. Although we have not experienced any significant difficulties with our third-party contractors since then, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

A variety of risks associated with our planned international business relationships could materially adversely affect our business.

We have entered into an agreement with DSP for the development of OCA and with Servier for our earlier stage TGR5 program, and we may enter into agreements with other third parties for the development and commercialization of OCA or our other product candidates in international markets. International business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

•	differing regulatory requirements for drug approvals internationally;
•	potentially reduced protection for intellectual property rights;
•	potential third-party patent rights in countries outside of the United States;
•	the potential for so-called “parallel importing,” which is what occurs when a local seller, faced with relatively high local prices, opts to import goods from another jurisdiction with relatively low prices, rather than buying them locally;
•	unexpected changes in tariffs, trade barriers and regulatory requirements;
•	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;
•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;
•	taxes in other countries;
•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.

As we increase the number of ongoing product development programs and advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

•	successfully attract and recruit new employees or consultants with the expertise and experience we will require;
•	manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;
•	develop a marketing and sales infrastructure; and
•	continue to improve our operational, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on the development, regulatory, commercialization and business development expertise of Mark Pruzanski, our co-founder and president and chief executive officer; David Shapiro, our chief medical officer; Barbara Duncan, our chief financial officer, treasurer and secretary; Luciano Adorini, our chief scientific officer; and our other key employees and consultants, such as Professor Roberto Pellicciari, our co-founder who provides ongoing consulting services to us. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.

We have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act of 2002, and the related rules and regulations of the Securities and Exchange Commission, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

We have begun implementing our system of internal controls over financial reporting and preparing the documentation necessary to perform the evaluation needed to comply with Section 404(a) of the Sarbanes-Oxley Act. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act. As we begin operating as a public company following this offering, we will continue improving our financial infrastructure with the retention of additional financial and accounting capabilities, the enhancement of internal controls and additional training for our financial and accounting staff.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	withdrawal of clinical trial participants;
•	termination of clinical trial sites or entire trial programs;
•	costs of related litigation;
•	substantial monetary awards to patients or other claimants;
•	decreased demand for our product candidates and loss of revenues;
•	impairment of our business reputation;
•	diversion of management and scientific resources from our business operations; and
•	the inability to commercialize our product candidates.

We have obtained limited product liability insurance coverage for our clinical trials in the United States and in selected other jurisdictions where we are conducting clinical trials. Our product liability insurance coverage for clinical trials in the United States is currently limited to an aggregate of $10 million and outside of the United States we have coverage for lesser amounts that vary by country. As such, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, property, auto, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.

From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

•	issue equity securities that would dilute our current stockholders’ percentage ownership;
•	incur substantial debt that may place strains on our operations;
•	spend substantial operational, financial and management resources to integrate new businesses, technologies and products;
•	assume substantial actual or contingent liabilities;
•	reprioritize our development programs and even cease development and commercialization of our product candidates; or
•	merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.

Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.

Risks Relating to Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we currently or may in the future own or license from third parties. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.

Others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we or our licensors will not be involved in interference, opposition or invalidity proceedings before U.S. or non-U.S. patent offices.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our patents;
•	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;
•	we might not have been the first to make the inventions covered by our pending patent applications;
•	we might not have been the first to file patent applications for these inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies;
•	any patents that we obtain may not provide us with any competitive advantages;
•	we may not develop additional proprietary technologies that are patentable; or
•	the patents of others may have an adverse effect on our business.

As of July 31, 2012, we were the owner of record of 45 issued or granted U.S. and non-U.S. patents relating to OCA with claims directed to pharmaceutical compounds, pharmaceutical compositions, methods of making these compounds, and methods of using these compounds in various indications. We were also the owner of record of 12 pending U.S. and non-U.S. patent applications relating to OCA in these areas.

In addition, as of July 31, 2012, we were the owner of record of issued or granted U.S. and non-U.S. patents relating to our product candidates other than OCA, with claims directed to pharmaceutical compounds, pharmaceutical compositions and methods of using these compounds in various indications. We were also the owner of record of pending U.S. and non-U.S. patent applications relating to such other product candidates in these areas.

Patents covering the composition of matter of OCA expire in 2022 if the appropriate maintenance fee renewal, annuity, or other government fees are paid. We expect that the other patents and patent applications for the OCA portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2022 to 2028. We expect the issued INT-767 composition of matter patent in the United States, if the appropriate maintenance fee, renewal, annuity, or other governmental fees are paid, to expire in 2029. We expect the other pending patent applications in the INT-767 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2027. We expect the issued INT-777 composition of matter patent in the United States, if the appropriate maintenance fee, renewal, annuity, or other governmental fees are paid, to expire in 2030. We expect the other pending patent applications in the INT-777 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire from 2028 to 2029.

Without patent protection on the composition of matter of our product candidates, our ability to assert our patents to stop others from using or selling our product candidates in a non-pharmaceutically acceptable formulation may be limited.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in the parent patent application.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the U.S. Supreme Court has recently modified some tests used by the U.S. Patent and Trademark Office, or USPTO, in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of challenge of any patents we obtain or license.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, or manufacture or use of our product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;
•	patent applications in the United States are typically not published until 18 months after the priority date; and
•	publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We have not yet registered our trademarks and failure to secure those registrations could adversely affect our business.

If we seek to register any of our trademarks, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

In addition, we have not yet proposed a proprietary name for any of our product candidates, including OCA, in any jurisdiction. Any proprietary name we propose to use with OCA in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

Risks Relating to Owning Our Common Stock

No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the completion of this offering or, if developed, may not be sustained. Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $       million in shares of our common stock in this offering at the initial public offering price. To the extent these existing stockholders are allocated and purchase shares in this offering, such purchases would reduce the available public float for our shares because these existing stockholders will be restricted from selling the shares under the lock-up agreements described in the “Shares Eligible for Future Sale” section of this prospectus. As a result, the liquidity of our common stock could be significantly reduced from what it would have been if these shares had been purchased by investors that were not affiliated with us. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.

The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	results of our clinical trials;
•	results of clinical trials of our competitors’ products;
•	regulatory actions with respect to our products or our competitors’ products;
•	actual or anticipated fluctuations in our financial condition and operating results;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
•	competition from existing products or new products that may emerge;
•	announcements by us, our collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	additions or departures of key management or scientific personnel;
•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•	announcement or expectation of additional financing efforts;
•	sales of our common stock by us, our insiders or our other stockholders;
•	market conditions for biopharmaceutical stocks in general; and
•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

We have a significant stockholder, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.

Genextra S.p.A., together with its affiliates, whom we refer to collectively as Genextra, is our largest stockholder. When this offering is completed, Genextra is expected to beneficially own shares representing approximately   % of our common stock, without giving effect to any shares that may be purchased by it in the offering. Accordingly, Genextra will exert significant influence over us and any action requiring the approval of the holders of our common stock, including the election of directors and approval of significant corporate transactions. This concentration of voting power, which would increase to the extent Genextra is allocated and purchases shares in this offering, makes it less likely that any other holder of common stock or directors of our business will be able to affect the way we are managed and could delay or prevent an acquisition of us on terms that other stockholders may desire. In addition, if Genextra retains a majority of our common stock after this offering, Genextra would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, in such instance, Genextra would control the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. In addition, if Genextra continues to hold a majority of our common stock, we would be deemed a “controlled company” for purposes of NASDAQ listing requirements. Under NASDAQ rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of our board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board by a majority of independent directors or a compensation committee that is composed entirely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board by a majority of independent directors or a nominating committee that is composed of entirely independent directors.

Furthermore, the interests of Genextra may not always coincide with your interests or the interests of other stockholders and Genextra may act in a manner that advances its best interests and not necessarily those of other stockholders, including seeking a premium value for its common stock, and might affect the prevailing market price for our common stock. Our board of directors, which currently consists of six directors, including two designated by Genextra, has the power to set the number of directors on our board from time to time. Lorenzo Tallarigo, M.D., the chief executive officer of Genextra, and Paolo Fundaro, the chief financial officer of Genextra, were elected to our board of directors as nominees of Genextra under the provisions of our third amended and restated stockholders agreement that will terminate upon the completion of this offering.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of OCA in PBC, including our Phase 3 POISE trial and other studies and work necessary for anticipated FDA and EMA filings; (ii) the continuation of the long-term safety extension portion of our POISE trial and the Phase 3 clinical outcomes trial after the anticipated FDA and EMA filings; (iii) certain pre-commercialization activities of OCA for PBC; (iv) further preclinical development work on INT-767 and, if warranted, potential Phase 1 clinical trials of INT-767; and (v) if warranted, initiation of a Phase 2 clinical trial for an additional indication for OCA, such as portal hypertension. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. Although we currently intend to use the net proceeds from this offering in such a manner, we will have broad discretion in the application of the net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize our product candidates.

Being a public company will increase our expenses and administrative burden.

As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, laws, regulations and standards applicable to public companies relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the NASDAQ Stock Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price will be substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $     per share in the price you pay for shares of our common stock as compared to its pro forma as adjusted net tangible book value, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus. To the extent outstanding options or warrants to purchase shares of common stock that are in the money are exercised, there will be further dilution. For further information on this calculation, see “Dilution” elsewhere in this prospectus.

A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have                outstanding shares of common stock based on the number of shares outstanding as of         , 2012, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus. Of these shares,              shares, excluding any shares purchased by our affiliates, may be resold in the public market immediately and the remaining              shares are currently restricted under securities laws or as a result of lock-up agreements but will be able to be resold after this offering as described in the “Shares Eligible for Future Sale” section of this prospectus. Moreover, after this offering, holders of an aggregate of 70,157,587 shares of our common stock, including shares underlying options and warrants of such holders, will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all              shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the 180 day lock-up periods under the lock-up agreements described in the “Underwriting” section of this prospectus.

Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans and our outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

As of June 30, 2012, we had options to purchase 7,565,535 shares outstanding under our 2003 Stock Incentive Plan, as amended, or 2003 Plan, and warrants to purchase 7,122,889 shares of our common stock. On July 31, 2012, we also granted options to purchase 137,500 shares of our common stock under the 2003 Plan to to our non-employee directors as of January 1, 2012 for service during fiscal year 2012. Furthermore, we intend to adopt our 2012 Stock Incentive Plan, or 2012 Plan, under which we may grant equity awards covering up to an additional          shares of our common stock, prior to the completion of this offering. We plan to register the number of shares available for issuance under our 2003 Plan and 2012 Plan. Sales of shares granted under our equity incentive plans or upon exercise of warrants may result in material dilution to our existing stockholders, which could cause our share price to fall.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

NASDAQ may delist our securities from its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to list our common stock on the NASDAQ Global Market. In order to make a final determination of compliance with their listing criteria, NASDAQ may look to the first trading day’s activity and, particularly, the last bid price on such day. In the event the trading price for our common stock drops below the NASDAQ Global Market’s $4.00 minimum bid requirement, NASDAQ could rescind our initial listing approval. If that were to happen, the liquidity for our common stock would decrease. If we failed to list the stock on the NASDAQ Global Market, the liquidity for our common stock would be significantly impaired, which may substantially decrease the trading price of our common stock.

In addition, we cannot assure you that, in the future, our securities will meet the continued listing requirements to be listed on NASDAQ. If NASDAQ delists our common stock from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and by-laws that will be effective upon the completion of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders. These provisions include:

•	authorizing the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
•	limiting the removal of directors by the stockholders;
•	creating a staggered board of directors;
•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
•	eliminating the ability of stockholders to call a special meeting of stockholders;
•	permitting our board of directors to accelerate the vesting of outstanding equity awards upon certain transactions that result in a change of control; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation to be in effect upon the completion of this offering will limit the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the Delaware General Corporation

Law, our restated certificate of incorporation and restated bylaws to be in effect upon the completion of this offering will provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation to be in effect upon the completion of this offering will provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into or plan to enter into indemnification agreements with each of our officers and directors, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.

The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we plan to increase the coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends in the future. As a result, only appreciation of the market price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2011 and June 30, 2012, we had federal net operating loss carryforwards, or NOLs, of $55.0 million and $63.9 million, respectively, which expire from 2024 through 2032. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). We have assessed whether one or more ownership changes as defined under Section 382 have occurred since our inception and have determined that there have been at least two such changes. Accordingly, although we believe that these ownership changes have not resulted in material limitations on our ability to use these NOLs, our ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to obtain additional financing;
•	our use of the net proceeds from this offering;
•	the accuracy of our estimates regarding expenses, future revenues and capital requirements;
•	the success and timing of our preclinical studies and clinical trials;
•	our ability to obtain and maintain regulatory approval of OCA and any other product candidates we may develop, and the labeling under any approval we may obtain;
•	regulatory developments in the United States and other countries;
•	the performance of third-party manufacturers;
•	our plans to develop and commercialize our product candidates;
•	our ability to obtain and maintain intellectual property protection for our product candidates;
•	the successful development of our sales and marketing capabilities;
•	the potential markets for our product candidates and our ability to serve those markets;
•	the rate and degree of market acceptance of any future products;
•	the success of competing drugs that are or become available; and
•	the loss of key scientific or management personnel.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Industry and Market Data

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of        common stock in this offering will be approximately $       million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $       per share, the mid-point of the price range set forth on the cover page of this prospectus. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $       million. A $1.00 increase (decrease) in the assumed initial public offering price per share of $       , the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering as follows:

•	approximately $17.0 million to fund the continued clinical development and other studies and work needed for the anticipated FDA and EMA filings for OCA as a treatment for PBC, as detailed below;
•	approximately $13.0 million to fund the continuation of the long-term safety extension portion of our POISE clinical trial and the Phase 3 clinical outcomes trial after the anticipated FDA and EMA filings;
•	approximately $5.0 million to fund certain pre-commercialization activities of OCA for PBC;
•	approximately $4.0 million to fund further preclinical development work on INT-767 and, if warranted, Phase 1 clinical trials of INT-767;
•	approximately $5.0 million to fund the initiation of a Phase 2 clinical trial for an additional indication for OCA, such as portal hypertension, if warranted; and
•	the remainder for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property.

We believe that the remaining clinical development and other studies and work needed for anticipated FDA and EMA filings for the approval of OCA as a treatment for PBC will require approximately $40.0 million. We believe that our existing cash and cash equivalents, including $29.8 million of net proceeds received on August     , 2012 upon the issuance of our Series C preferred stock, along with the intended net proceeds from this offering, together with interest on cash balances, will be sufficient to fund the continued development of OCA through the following events:

•	the completion of our Phase 3 POISE trial;
•	initiation of the long-term safety extension portion of the POISE trial and continuation of the ongoing long-term safety extension portion of the Phase 2 monotherapy clinical trial;
•	initiation of a Phase 3 clinical outcomes trial to confirm clinical benefit of OCA in PBC;
•	two-year animal carcinogenicity studies in both rats and mice;
•	a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval, and additional Phase 1 clinical trials;
•	manufacturing of clinical drug supply and materials necessary for the anticipated FDA and EMA filings;
•	the initiation of a Phase 2 clinical trial for an additional indication for OCA, such as portal hypertension, if warranted; and
•	the work required for assimilation, preparation and submission of the anticipated FDA and EMA filings.

The amount and timing of our actual expenditures will depend upon numerous factors, including the ongoing status and results of the POISE trial. Furthermore, we anticipate that we will need to secure additional funding for the further development of OCA for other indications and for the development of our other product candidates.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs, the amount and timing of additional revenues, if any, received from our collaborations with DSP and Servier and whether we are able to enter into future collaborations. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue other clinical trials or preclinical activities if the net proceeds from this offering and the other sources of cash are less than expected.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012:

•	on an actual basis;
•	on a pro forma basis after giving effect to (i) the conversion of our preferred stock outstanding as of such date into an aggregate of 27,777,778 shares of common stock upon the completion of this offering, (ii) the conversion of our shares of preferred stock issued on August , 2012 into an aggregate of 15,000,000 shares of common stock upon the completion of this offering, (iii) the receipt of $29.8 million of net proceeds from the issuance of preferred stock on August , 2012, and (iv) the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability; and
•	on a pro forma as adjusted basis to give further effect to our issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The unaudited pro forma as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Financial Data,” our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(In thousands, except share amounts) (Unaudited)
Cash and cash equivalents	$9,947	$39,747	$
Warrant liability	4,856	5,280
Preferred stock, $0.001 par value; 27,777,778 shares authorized, issued and outstanding, actual; 52,777,778 shares authorized and no shares issued and outstanding, pro forma; and shares authorized and no shares issued and outstanding, pro forma as adjusted	28
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 57,000,000 shares authorized, 19,238,418 shares issued and outstanding, actual; 150,000,000 shares authorized and 62,016,196 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	19	62
Additional paid-in capital	72,879	102,241
Accumulated deficit during development stage	(82,306)	(82,306)
Total stockholders’ equity (deficit)	(9,380)	19,997
Total capitalization	$(4,524)	$25,277	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of the pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $ million, assuming the shares offered by us as set forth on the cover of this prospectus remain the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering is based on an aggregate of 62,016,196 shares, consisting of (i) 19,238,418 shares of common stock outstanding on June 30, 2012, (ii) 27,777,778 shares of common stock into which all of our preferred stock outstanding as of June 30, 2012 will be converted upon the completion of this offering and (iii) 15,000,000 shares of common stock into which the shares of preferred stock issued on August     , 2012 will be converted upon the completion of this offering. It does not include:

•	7,565,535 shares of common stock issuable upon exercise of outstanding options as of June 30, 2012, at a weighted average exercise price of $1.55 per share, of which 5,627,135 shares are vested as of such date;
•	137,500 shares of common stock issuable upon exercise of options granted on July 31, 2012 under our 2003 Stock Incentive Plan, as amended, or 2003 Plan, at an exercise price of $1.61 per share, to our non-employee directors as of January 1, 2012 for service during fiscal year 2012;
•	3,211,554 shares of our common stock reserved for future issuance under our 2003 Plan, all or some of which may be granted prior to the completion of this offering; provided, however, that immediately upon completion of this offering, our 2003 Plan will terminate so that no further awards may be granted under the 2003 Plan;
•	shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan, or 2012 Plan, which will become effective in connection with this offering; and
•	7,122,889 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2012, at a weighted average exercise price of $1.62 per share.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the presently outstanding stock. As of June 30, 2012, our net tangible book value (deficit) was $(9.4) million, or $(0.49) per share of common stock. Net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by 19,238,418, the number of shares of common stock outstanding on June 30, 2012.

Our pro forma net tangible book value (deficit) as of June 30, 2012 was $20.0 million, or $0.32 per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of June 30, 2012, after giving effect to (i) the conversion of our preferred stock outstanding as of such dates into an aggregate of 27,777,778 shares of common stock upon the completion of this offering, (ii) the conversion of the shares of preferred stock issued on August     , 2012 into an aggregate of 15,000,000 shares of common stock upon the completion of this offering, (iii) the receipt of $29.8 million of net proceeds from the issuance of preferred stock on August     , 2012, and (iv) the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability.

After giving effect to the sale of      shares of our common stock in this offering, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been $     million, or $     per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $     per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $     per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of June 30, 2012	$(0.49)
Increase per share due to the conversion of all shares of preferred stock	0.34
Decrease per share due to the reclassification of warrants with registration rights to liability	(0.01)
Increase per share due to the issuance of Series C preferred stock	0.48
Pro forma net tangible book value (deficit) per share as of June 30, 2012	$0.32
Increase per share attributable to new investors
Pro forma net tangible book value per share after the offering
Dilution per share to new investors		$

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $       per share. This represents an increase in pro forma as adjusted net tangible book value of $       per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $       per share to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $       , the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $       million and the pro forma as adjusted net tangible book value per share after this offering by $       per share and would increase (decrease) the dilution per share to new investors in this offering by $       per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of the offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2012, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders		%	$	%	$
New investors
Total		100%	$	100%	$

The table above is based on (i) 19,238,418 shares of common stock outstanding on June 30, 2012, (ii) 27,777,778 shares of common stock into which all of our preferred stock outstanding as of June 30, 2012 will be converted upon the completion of this offering and (iii) 15,000,000 shares of common stock into which the shares of preferred stock issued on August     , 2012 will be converted upon the completion of this offering.

The table above does not include:

•	7,565,535 shares of common stock issuable upon exercise of outstanding options as of June 30, 2012, at a weighted average exercise price of $1.55 per share, of which 5,627,135 shares are vested as of such date;
•	137,500 shares of common stock issuable upon exercise of options granted on July 31, 2012 under our 2003 Stock Incentive Plan, as amended, or 2003 Plan, at an exercise price of $1.61 per share, to our non-employee directors as of January 1, 2012 for service during fiscal year 2012;
•	3,211,554 shares of our common stock reserved for future issuance under our 2003 Plan, all or some of which may be granted prior to the completion of this offering; provided, however, that immediately upon completion of this offering, our 2003 Plan will terminate so that no further awards may be granted under the 2003 Plan;
•	shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan, or 2012 Plan, which will become effective in connection with this offering; and
•	7,122,889 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2012, at a weighted average exercise price of $1.62 per share.

If the underwriters exercise their option to purchase additional shares in full, the following will occur:

•	the percentage of shares of our common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and
•	the number of shares of our common stock held by new investors will increase to , or approximately % of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $       million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these existing stockholders and any of these existing stockholders could determine to purchase more, less or no shares in this offering. The foregoing discussion and tables do not reflect any potential purchases by these existing stockholders or their affiliated entities. After giving effect to the purchase of shares in this offering by these existing stockholders, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus, our existing stockholders will hold     % (     % if the underwriters exercise their over-allotment in full) of our common stock outstanding after this offering based on (i) 19,238,418 shares of common stock outstanding on June 30, 2012, (ii) 27,777,778 shares of common stock into which all of our preferred stock outstanding as of June 30, 2012 will be converted upon the completion of this offering and (iii) 15,000,000 shares of common stock into which the shares of preferred stock issued on August     , 2012 will be converted upon the completion of this offering. The new investors purchasing the remaining shares in this offering will hold     % (     % if the underwriters exercise their over-allotment in full) of our common stock outstanding after this offering.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data for the periods and as of the dates indicated. You should read the following selected financial data in conjunction with our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statement of operations data for the years ended December 31, 2010 and 2011, and the balance sheet data as of December 31, 2010 and 2011, are derived from our audited financial statements included elsewhere in this prospectus.

The statement of operations data for the six months ended June 30, 2011 and 2012, and for the period from inception (September 4, 2002) to June 30, 2012, as we are a development stage company, and the balance sheet data as of June 30, 2012, are derived from our unaudited financial statements and the related notes thereto included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of our financial position as of June 30, 2012 and the results of our operations for the six months ended June 30, 2011 and 2012 and for the period from inception (September 4, 2002) to June 30, 2012.

Our historical results are not necessarily indicative of the results that may be expected in the future and interim results are not necessarily indicative of results to be expected for any other period or the full year.

	Years Ended December 31,		Six Months Ended June 30,		Period From September 4, 2002 (Inception) Through June 30, 2012
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(Unaudited)		(Unaudited)
Statement of Operations Data:
Licensing revenues	$—	$1,805	$405	$1,518	$3,323
Operating expenses:
Research and development	12,710	11,426	4,751	8,078	63,330
General and administrative	3,644	4,209	2,020	2,003	26,424
Total operating expenses	16,354	15,635	6,771	10,081	89,754
Loss from operations	(16,354)	(13,830)	(6,366)	(8,563)	(86,431)
Total other income, net	1,266	1,093	115	797	4,125
Net loss	$(15,088)	$(12,737)	$(6,251)	$(7,766)	$(82,306)
Dividend on preferred stock, not declared	(2,901)	(3,000)	(1,500)	(1,500)	(9,814)
Net loss attributable to common stockholders	$(17,989)	$(15,737)	$(7,751)	$(9,266)	$(92,120)
Net loss per share, basic and diluted	$(0.94)	$(0.82)	$(0.40)	$(0.48)
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418	19,238,418	19,238,418

	Years Ended December 31,		Six Months Ended June 30,		Period From September 4, 2002 (Inception) Through June 30, 2012
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(Unaudited)		(Unaudited)
Pro forma information(1)
Pro forma net loss attributable to common stockholders		$(12,737)		$(7,766)
Pro forma net loss per share, basic and diluted (unaudited)		$(0.21)		$(0.13)

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated after giving effect to (i) the conversion of our preferred stock outstanding as of such dates into an aggregate of 27,777,778 shares of common stock upon the completion of this offering and (ii) the conversion of our shares of preferred stock issued on August , 2012 into an aggregate of 15,000,000 shares of common stock upon the completion of this offering. See “Unaudited Pro Forma Information” and “Net Loss per Share and Unaudited Pro Forma Net Loss per Share” in note 2 to our consolidated financial statements, which are included elsewhere in this prospectus.

	December 31,		June 30, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$15,424	$17,707	$9,947
Total assets	17,118	19,470	12,145
Accounts payable, accrued expenses, and other liabilities	1,587	1,504	3,578
Warrant liability	6,881	5,836	4,856
Deferred revenue	—	14,608	13,091
Common and preferred stock	47	47	47
Additional paid-in capital	70,252	72,118	72,879
Accumulated deficit during development stage	(61,803)	(74,540)	(82,306)
Total stockholders’ equity (deficit)	8,318	(2,560)	(9,380)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing our proprietary bile acid chemistry. Our product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

We have devoted substantially all of our resources to our development efforts relating to our product candidates, including conducting clinical trials of our product candidates, providing general and administrative support for these operations and protecting our intellectual property. We do not have any products approved for sale and have not generated any revenue from product sales. From our inception until June 30, 2012, we have funded our operations primarily through the private placement of preferred stock, common stock, convertible notes and warrants to purchase common stock totaling $70.6 million and through the receipt of $16.4 million of up-front payments under our collaborative agreements.

On August     , 2012, we entered into a securities purchase agreement with an affiliated fund of OrbiMed Advisors LLC and Genextra S.p.A., pursuant to which we agreed to issue up to an aggregate of 25,000,000 shares of our Series C preferred stock at a price of $2.00 per share for gross proceeds of up to $50.0 million. The securities purchase agreement provides that the Series C preferred stock may be issued in two tranches consisting of 15,000,000 and 10,000,000 shares. The first tranche of Series C preferred stock was issued on August     , 2012, and resulted in $29.8 million of net proceeds to us. The closing of the second tranche of Series C preferred stock will only occur if we do not complete an initial public offering of our common stock on or prior to the one year anniversary of the closing of the first tranche. Each share of Series C preferred stock will initially be convertible into one share of our common stock, subject to adjustment. All of our outstanding shares of Series C preferred stock will convert into 15,000,000 shares of our common stock upon the completion of this offering. The investors have been granted certain demand and piggyback registration rights in respect of their securities under our third amended and restated stockholders agreement.

We have incurred net losses in each year since our inception in 2002. Our net losses were approximately $15.1 million and $12.7 million for the years ended December 31, 2010 and 2011, respectively, and $6.3 million and $7.8 million for the six months ended June 30, 2011 and 2012, respectively. As of June 30, 2012, we had an accumulated deficit of approximately $82.3 million. Substantially all our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

•	complete the development of our lead product candidate, obeticholic acid, or OCA, for the treatment of primary biliary cirrhosis, or PBC;
•	seek to obtain regulatory approvals for OCA;
•	outsource the commercial manufacturing of OCA for any indications for which we receive regulatory approval;
•	contract with third parties for the sales, marketing and distribution of OCA for any indications for which we receive regulatory approval;
•	maintain, expand and protect our intellectual property portfolio;

•	continue our research and development efforts;
•	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and
•	operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds of this offering prior to the commercialization of OCA or any of our other product candidates. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our product candidates.

Prior to April 2011, we operated a wholly-owned subsidiary in Italy where our bile acid receptor research was primarily conducted. We are currently in the process of liquidating this subsidiary. However, we are continuing our early stage TGR5 research through our collaboration with Servier. Although our Italian subsidiary is currently in liquidation and essentially inactive, we do not intend to liquidate this subsidiary for some time because it acts as our legal representative for Phase 3 clinical trials in the European Union to satisfy European Union regulatory requirements.

Financial Overview

Revenue

To date, we have not generated any revenue from the sale of products. All our revenue has been derived from our collaborative agreements for the development and commercialization of certain of our product candidates. In March 2011, we entered into an exclusive licensing agreement with Dainippon Sumitomo Pharma Co. Ltd., or DSP, for the development of OCA in Japan and China. Under the terms of the agreement, we received an up-front payment of $15.0 million and may be eligible to receive up to approximately $300 million in additional payments for development, regulatory and commercial sales milestones for OCA in Japan and China. In August 2011, we entered into a collaboration agreement with Les Laboratories Servier and Institut de Recherches Servier, or collectively Servier, for the discovery, research and development of bile acid-derived agonists, or substances that bind to receptors of cells and trigger reponses by those cells, for a dedicated bile acid receptor called TGR5. Under the terms of the agreement, we received an up-front payment from Servier of $1.4 million. Servier may be required to pay us up to an aggregate amount of approximately €108 million (equivalent to approximately $135.0 million as of June 30, 2012) upon the achievement of specified development, regulatory and commercial sale milestones, as well as royalties on sales, based on the successful outcome of the collaboration. For accounting purposes, the up-front payments from both transactions are recorded as deferred revenue and amortized over time. Through the six months ended June 30, 2012, we recognized $3.3 million in license revenue for the relevant amortization of the two up-front payments. We expect to recognize as revenue an additional $0.9 million for the amortization of these payments through 2012 and do not expect to receive any milestone payments during 2012 related to these agreements. The Servier up-front payment is expected to be fully amortized in the third quarter of 2012. We anticipate that we will recognize revenue of approximately $1.6 million per year through 2020, the expected end of the development period, for the amortization of the up-front payment from DSP.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our product candidates. We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	salaries and related overhead expenses for personnel in research and development functions;
•	fees paid to consultants and clinical research organizations, or CROs, including in connection with our preclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;
•	costs related to acquiring and manufacturing clinical trial materials;
•	depreciation of leasehold improvements, laboratory equipment and computers;
•	costs related to compliance with regulatory requirements; and
•	costs related to stock options or other stock-based compensation granted to personnel in research and development functions.

From inception through June 30, 2012, we have incurred approximately $63.3 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of OCA for the treatment of PBC and other indications and to further advance the development of our other product candidates, subject to the availability of additional funding.

The table below summarizes our direct research and development expenses by program for the periods indicated. Our direct research and development expenses consist principally of external costs, such as fees paid to investigators, consultants, central laboratories and CROs, in connection with our clinical trials, and costs related to acquiring and manufacturing clinical trial materials. We have been developing OCA and other agonists of the farnesoid X receptor, or FXR, as well as TGR5 agonists, and typically use our employee and infrastructure resources across multiple research and development programs. We do not allocate salaries, stock-based compensation, employee benefit or other indirect costs related to our research and development function to specific product candidates. Those expenses are included in “Indirect research and development expense” in the table below.

	Years Ended, December 31,		Six Months Ended, June 30,
	2010	2011	2011	2012
	(In thousands)
			(Unaudited)
Direct research and development expense by program:
OCA	$8,001	$8,056	$3,033	$5,922
INT-777	2,234	195	312	13
Total direct research and development expense	10,235	8,251	3,345	5,935
Personnel costs	2,078	2,750	1,180	1,830
Indirect research and development expense	397	425	226	313
Total research and development expense	$12,710	$11,426	$4,751	$8,078

The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

•	future clinical trial results; and
•	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the U.S. Food and Drug Administration, or FDA, or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

OCA

The majority of our research and development resources are focused on the Phase 3 POISE trial and our other planned clinical and preclinical studies and other work needed to submit OCA for the treatment of PBC for regulatory approval in the United States and Europe. We have incurred and expect to continue to incur significant expense in connection with these efforts, including:

•	In January 2012, we initiated enrollment in our POISE trial, a Phase 3 clinical trial in patients with PBC. We anticipate that the trial will be fully enrolled with 180 patients in the first half of 2013. Patients who complete twelve months of treatment will be eligible to continue in an open label safety extension trial for five years.
•	We are continuing to treat PBC patients from our Phase 2 trial with OCA in a long-term safety extension trial. As of July 31, 2012, there were 27 patients being followed in this trial and we anticipate the trial to continue through 2014.
•	We are currently dosing both mice and rats to investigate the carcinogenic potential of OCA. We anticipate dosing will be completed in the first quarter of 2014.
•	We plan to initiate a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval, and additional Phase 1 clinical trials in 2013.
•	We have contracted with third-party manufacturers to produce the quantities of OCA needed for regulatory approval as well as the necessary supplies for our other contemplated trials.

In addition, we are evaluating OCA in other chronic liver and other diseases. In connection with these efforts, we have incurred and expect to incur significant expenses relating to our agreement with the National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, for milestones related to the FLINT trial, a Phase 2b clinical trial in patients with nonalcoholic steatohepatitis, or NASH. These expenses include $1.0 million that was paid in June 2012 and an additional $1.25 million that is required to be paid within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012.

INT-767 and INT-777

We are currently conducting research in collaboration with Servier to discover and develop additional novel TGR5 agonists. We intend to continue to develop our two existing compounds not included in this collaboration, our dual FXR/TGR5 agonist INT-767 through preclinical development and, if warranted, Phase 1 clinical trials and INT-777 through potential collaborations with third parties, over the next several years.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive, operational, finance and human resources functions. Other significant general and administrative expenses include allocation of facilities costs, professional fees for directors, accounting and legal services and expenses associated with obtaining and maintaining patents.

We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of our product candidates. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Interest Income (Expense), Net

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.

Interest expense pertains to equipment currently under a capitalized lease. This capitalized lease matures in 2012 and, as such, we will no longer be subject to the interest expense under this capitalized lease.

Mark-to-Market Warrant Revaluation Income (Expense)

In conjunction with various financing transactions, we issued warrants to purchase shares of our common stock. Certain of the warrants include a provision that provides for a reduction in the warrant exercise price if there are subsequent issuances of additional shares of common stock for consideration per share less than the applicable per share warrant exercise price. The warrants containing this provision are deemed to be derivative instruments and as such, are recorded as a liability and marked-to-market at each reporting period using a Black-Scholes option-pricing model. Certain warrants that do not have these down-round provisions, and are currently classified in equity, contain provisions that require the shares of common stock underlying such warrants to be registered upon an initial public offering. Upon completion of this offering, we will reclassify these warrants as liabilities and record warrant revaluation income (expense) in the statement of operations. The fair value estimates of these warrants are based, in part, on subjective assumptions and could differ materially in the future. Non-cash changes in the fair value of the common stock warrant liability from the prior period is recorded as a component of other income and expense. We will continue to adjust the fair value of the common stock warrant liability at the end of each reporting period for changes in fair values until the earlier of the exercise or expiration of the applicable common stock warrants or until such time that the warrants are no longer determined to be derivative instruments.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We recognize revenue when the following criteria are met: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

We have entered into collaboration agreements with DSP and Servier. The terms of these agreements include nonrefundable up-front licensing fees, in addition to potential milestone payments and royalties on any future product sales developed by the collaborators under our licenses. We assess these multiple elements in order to determine whether particular components of the arrangement represent separate units of accounting.

We recognize up-front license payments as revenue upon delivery of the license only if the license has stand-alone value. The underlying performance obligations are accounted for separately as the obligations are fulfilled. If the license is considered as not having stand-alone value, the arrangement is accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed.

Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed and revenue will be recognized. If we cannot reasonably estimate the timing and the level of effort to complete our performance obligations under the arrangement, then we recognize revenue under the arrangement on a straight-line basis over the period that we expect to complete our performance obligations.

Our collaboration agreements also provide for potential milestone payments to us, none of which have been received to date. Revenues from milestone payments, if they are non-refundable and considered substantive, are recognized upon successful accomplishment of the milestones. If milestones are not considered substantive, milestone payments are initially deferred and recognized over the remaining performance obligation.

To date, we have not received any royalty payments and accordingly have not recognized any related revenue. We will recognize royalty revenue upon the sale of the related products, provided we have no remaining performance obligations under the arrangement.

We record deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Valuation of Stock-Based Compensation and Warrant Liability

Stock-Based Compensation

We record the fair value of stock options issued to employees as of the grant date as compensation expense. We recognize compensation expense over the requisite service period, which is the vesting period. For non-employees, we also record stock options at their fair value as of the grant date. We then periodically re-measure the awards to reflect the current fair value at each reporting period until the non-employee completes the performance obligation or the date on which a performance commitment is reached. Expense is recognized over the related service period.

Stock-based compensation expense includes stock options granted to employees and non-employees and has been reported in our statements of operations as follows:

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
	(In thousands)
			(Unaudited)
Research and development	$648	$472	$341	$289
General and administrative	1,045	1,394	411	472
Total	$1,693	$1,866	$752	$761

We calculate the fair value of stock-based compensation awards using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of subjective assumptions, including stock price volatility, the expected life of stock options, risk free interest rate and the fair value of the underlying common stock on the date of grant. Our key assumptions are:

•	We do not have sufficient history to estimate the volatility of our common stock price. We calculate expected volatility based on reported data for selected reasonably similar publicly traded companies for which the historical information is available. For the purpose of identifying peer companies, we consider characteristics such as industry, length of trading history, similar vesting terms and in-the-money option status. We plan to continue to use the guideline peer group volatility information until the historical volatility of our common stock is relevant to measure expected volatility for future option grants.

•	The assumed dividend yield is based on our expectation of not paying dividends for the foreseeable future.
•	We determine the average expected life of stock options based on the simplified method in accordance with the Securities and Exchange Commission Staff Accounting Bulletin Nos. 107 and 110, as our shares are not publicly traded. We expect to use the simplified method until we have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.
•	We determine the risk-free interest rate by reference to implied yields available from U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant.
•	We estimate forfeitures based on our historical analysis of actual stock option forfeitures.

The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2010 and 2011 are set forth below:

	Years Ended December 31,
	2010	2011
Volatility	112 – 113%	107 – 113%
Expected term (in years)	5.6 – 5.7	5.0 – 6.0
Risk-free interest rate	1.6 – 1.7%	1.1 – 1.4%
Expected dividend yield	—%	—%
Stock price	$1.50	$1.50

The following table presents the grant dates, number of underlying shares and related exercise prices of stock options granted to employees and consultants from January 1, 2010 through July 31, 2012, as well as the estimated fair value of the underlying common stock at each grant date.

Grant Date	Number of Shares	Exercise Price and Fair Value Per Share	Aggregate Intrinsic Value (In thousands)
8/16/2010	2,467,500	$1.50	—
9/6/2010	167,500	$1.50	—
10/13/2011	1,242,100	$1.50	—
12/15/2011	35,000	$1.50	—
7/31/2012	137,500	$1.61	—

The estimated fair value of common stock per share in the table above represents the determination by our board of directors of the fair value of our common stock as of each date of grant, taking into consideration various objective and subjective factors, including the conclusions of valuations of our common stock, as discussed below.

The intrinsic value of all outstanding vested and unvested options as of June 30, 2012, based on an initial public offering price per share of $     , the mid-point of the price range set forth on the cover page of this prospectus, and the exercise price of the outstanding options are as follows:

	Number of Options	Intrinsic Value
Unvested	1,938,400	$
Vested	5,627,135	$

Due to the absence of an active market for our common stock, the fair value of our common stock for purposes of determining the exercise price for stock option grants was determined by our board of directors, with the assistance and upon the recommendation of management, in good faith, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid, including:

•	the prices at which we most recently sold our preferred stock and the rights, preferences and privileges of the preferred stock as compared to those of our common stock, including the liquidation preferences of the preferred stock;
•	our results of operations, financial position and the status of our research and development efforts, including the status of clinical trials for OCA and our specific regulatory status and interactions with regulatory authorities;
•	the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, or IPO, given prevailing market conditions, or a strategic merger or sale of our company;
•	the material risks related to our business;
•	achievement of enterprise milestones, including the results of clinical trials and our entry into or termination of collaboration and license agreements;
•	the market performance of publicly traded companies in the life sciences and biotechnology sectors, and recently completed mergers and acquisitions of companies comparable to us;
•	external market conditions affecting the life sciences and biotechnology industry sectors; and
•	the valuation prepared by an independent third-party consultant performed as of March 31, 2010 and July 31, 2012.

In 2010, we relied, in part, upon a valuation performed by an independent third party as of March 31, 2010, which utilized the probability-weighted expected return method, or PWERM, to value our common stock for purposes of establishing stock option exercise prices and for utilization in the Black-Scholes option-pricing model for calculating stock compensation expense and the value of warrants that are classified as liabilities as discussed below. We performed an update to this valuation in September 2011 and relied in part upon an independent third party valuation performed as of July 31, 2012.

Under the PWERM approach, the value of our common stock is derived from the probability-weighted present value of expected future investment returns, considering each of several possible outcomes available to us, as well as the economic and control rights of each share class. We calculated the implied enterprise value using the PWERM approach. The fair value of our common stock was estimated using a probability-weighted analysis of the present value of the returns afforded to common stockholders under several future stockholder exit or liquidity events and continuing operation scenarios with various blended probability weightings. The resulting implied per share value of our common stock was $1.50 per share at both March 31, 2010 and September 30, 2011 and $1.61 at July 31, 2012. The probability weightings took into consideration the various data quality of Phase 2 and Phase 3 trials completed and to be completed, as well as the overall economic market conditions. In each valuation, we utilized scenarios of overall positive scenario (25% – 35% probability), overall mixed scenario (50% – 60% probability) and overall negative scenario (15% probability). The table below summarizes the probability assessment of the described event in each of these scenarios.

	March 2010			September 2011			July 2012
Event	Positive Scenario	Mixed Scenario	Negative Scenario	Positive Scenario	Mixed Scenario	Negative Scenario	Positive Scenario	Mixed Scenario	Negative Scenario
Strategic merger or sale of our company	15%	0%	0%	30%	0%	0%	15%	0%	0%
Initial public offering	30%	15%	0%	15%	15%	0%	50%	35%	0%
Continuing operations in various development and commercialization scenarios	55%	85%	65%	55%	85%	65%	35%	65%	65%
Failure or dissolution of our company with no value to common stockholders	0%	0%	35%	0%	0%	35%	0%	0%	35%

The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our OCA drug development program, research programs and our specific regulatory status and interactions, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time the valuations were performed. In all scenarios, an overall discount rate of 25% and an additional discount for lack of marketability of up to 20% was applied.

Except as otherwise described below, for the periods from June 30, 2011 to October 13, 2011; October 13, 2011 to December 15, 2011; December 15, 2011 to December 31, 2011; and December 31, 2011 to June 30, 2012, there were numerous changes in our underlying business and, therefore, in the assumptions utilized in the PWERM analysis. However, taken together, there was no resulting material change in our estimate of the fair value of our common stock.

The absence of any such change is due to the fact that while, on the one hand, we (a) were making progress during these periods in our development program for OCA, including the planning of our Phase 3 program for OCA as a treatment for PBC and the initiation of the POISE trial, and (b) entered into the DSP and Servier collaborations described above, which would have the effect of increasing the estimated fair value of our common stock, on the other hand, (i) we did not receive the clarity that we were seeking from the FDA regarding whether the POISE trial would be sufficient and appropriate for accelerated approval of OCA and we also determined that we may be required to conduct a larger and more expensive confirmatory clinical outcomes trial than we had been anticipating; (ii) European market conditions continued to steadily decline with an increased risk of downward product pricing and reimbursement pressure across various European countries; and (iii) dynamics in the U.S. market for financing and partnering deteriorated for private development stage biopharmaceutical companies such as ours, all of which had the effect of decreasing the estimated fair value of our common stock. We believe that these factors generally offset each other, resulting in a steady estimate of the fair value of our common stock in the absence of an arm’s-length transaction or updated independent valuation indicating otherwise during the period.

There are significant judgments and estimates inherent in the determination of these inputs to the valuations. These judgments and estimates include assumptions regarding our future performance, including the regulatory status of our programs; the value of completing an IPO at different time points; the potential value of a strategic merger or sale at different time points; and the timing and probability of continuing to successfully progress our various product candidates toward commercialization (our continued operations scenarios) under differing operational scenarios, as well as determinations of the appropriate valuation methods. If different assumptions had been applied in the valuations, our stock-based compensation expense, warrant liability remeasurement, net loss and net loss per share could have been significantly different. While the assumptions used represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to the underlying assumptions and estimates, our stock-based compensation expense and non-cash warrant liability valuations could vary significantly from period to period.

Stock Option Grants on August 16, 2010 and September 6, 2010

Our board of directors granted stock options on August 16, 2010 and September 6, 2010, with each having an exercise price of $1.50 per share, which our board of directors determined to be equal to the fair value of our common stock on each date of grant. The exercise price per share determined by our board of directors was supported by an independent third party valuation as of March 31, 2010. The specific facts and circumstances considered by our board of directors for the March 31, 2010 valuation included the following:

•	in January 2010, we sold 13,888,889 shares of our Series B preferred stock and a warrant to purchase 5,000,000 shares of our common stock for $25.0 million in aggregate gross proceeds. We assessed the value of the warrant at approximately $5.2 million based upon a Black-Scholes option-pricing model, and thus the implied per share value of the Series B preferred stock was $1.43 per share, and
•	the regulatory status of our programs, the general market conditions for private company financings for development stage companies such as ours and the other items noted above.

The probability weightings, discussed above and listed in the table, assigned to the respective exit scenarios were primarily based on consideration of the factors described above. The resulting value, which represented the estimated fair value of our common stock as of March 31, 2010, was $1.50 per share.

In addition to the objective and subjective factors listed above, our board of directors also considered input from management and the valuation as of March 31, 2010. After considering the regulatory uncertainty faced by our development program for OCA together with certain countervailing factors, our board of directors determined that there was no change in the fair value of our common stock between March 31, 2010 and August 16, 2010 and September 6, 2010.

Stock Option Grants on October 13, 2011 and December 15, 2011

Our board of directors granted stock options on October 13, 2011 and December 15, 2011, with each having an exercise price of $1.50 per share, which our board of directors determined to be equal to the fair value of our common stock on each date of grant. We performed an update to the March 31, 2010 valuation as of September 30, 2011. The specific facts and circumstances considered by our board of directors for the September 30, 2011 valuation included the following: the regulatory status of our programs, the general market conditions for private company financings for development stage companies such as ours, the impact of our collaboration agreements with DSP and Servier and the other general items noted above. Among these factors, the board of directors considered the countervailing effects on the fair value of our common stock due to our new collaborative arrangements and the evolving regulatory uncertainty around our development program for OCA.

The probability weightings assigned to the respective exit scenarios, discussed above and detailed in the table, were primarily based on consideration of the factors described above. The resulting value, which represented the estimated fair value of our common stock as of September 30, 2011, was $1.50 per share.

Our board of directors determined that there was no change in the fair value of our common stock during the period between September 30, 2011 and December 15, 2011 because no significant event or other circumstances had occurred between those dates that would indicate a change had occurred in the fair value of our common stock.

Stock Option Grants on July 31, 2012

Our board of directors granted stock options on July 31, 2012, each having an exercise price of $1.61 per share, which our board of directors determined to be equal to the fair value of our common stock on the date of grant.

The exercise price per share determined by our board of directors was supported by an independent third party valuation analysis as of July 31, 2012 using the PWERM methodology. The specific facts and circumstances considered by our board of directors for the July 31, 2012 valuation included the following: (i) the clinical development progress of OCA, including the initiation of the POISE trial and the continuation of the FLINT and PESTO trials, as well as risks and costs associated with these trials, (ii) the regulatory status of our programs, including communications received from the FDA concerning our Phase 3 program for OCA as a treatment for PBC and requests from the FDA for additional data regarding the primary endpoint of our POISE trial, (iii) the general fluctuating market conditions for private company financings for development stage companies such as ours, including our negotiations relating to the potential of a Series C private placement followed by an initial public offering, (iv) the anticipated terms of our Series C preferred stock, including certain control rights and liquidation preferences anticipated to be granted to the holders of our Series C preferred stock, which would result in a higher implied value for our Series C preferred stock as compared to our common stock, (v) the general deteriorating market conditions in European markets for health care payor reimbursement of approved products, and (vi) other general factors consistent with the Practice Aid. The probability weightings assigned to the respective exit scenarios, discussed above and detailed in the table, were primarily based on consideration of these factors.

Common Stock Warrant Liability

Some of our outstanding warrants to purchase shares of our common stock have anti-dilution provisions (commonly referred to as “down round” provisions) which cause the instruments to be deemed not to be indexed to our common stock and as such are recorded as a liability and remeasured each reporting period using the Black-Scholes option-pricing model. Furthermore, certain warrants that do not have these down-round provisions, and are currently classified in equity, contain provisions that require the shares of common stock underlying such warrants to be registered following an initial public offering. Upon completion of this offering, we will reclassify these warrants as liabilities and record warrant revaluation income (expense) in the statement of operations. These warrants are deemed to be derivative instruments that require liability classification and mark-to-market accounting. As such, at the end of each reporting period, the fair values of the warrants are determined by us using a Black-Scholes option-pricing model. The non-cash changes in the fair value of the warrants are recorded as other income or expense. We expect that the value of the warrants will fluctuate significantly from period to period.

The Black-Scholes option-pricing model requires the use of subjective assumptions, including stock price volatility, the expected life of the warrants, the risk free interest rate and the fair value of the common stock underlying the warrants. The fair value of the underlying common stock is determined as discussed above under “— Stock-Based Compensation.” We will continue to adjust the fair values of the warrants at each period end for any changes in fair value until the earlier of the exercise or expiration of the applicable common stock warrants or until such time that the warrants are no longer determined to be derivative instruments. Our warrant liability is expected to fluctuate based on the assumptions used in the Black-Scholes option-pricing model.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Results of Operations

Comparison of the Six Months Ended June 30, 2011 and the Six Months Ended June 30, 2012

The following table summarizes our results of operations for each of the six months ended June 30, 2011 and 2012, together with the changes in those items in dollars and as a percentage:

	Six Months Ended June 30,		Dollar Change	% Change
	2011	2012
	(In thousands) (Unaudited)
Licensing revenue	$405	$1,518	$1,113	*
Operating expenses:
Research and development	4,751	8,078	3,327	70.0%
General and administrative	2,020	2,003	(17)	(0.8)%
Loss from operations	(6,366)	(8,563)	(2,197)	34.5%
Interest income, net	21	10	(11)	(52.0)%
Foreign currency loss in liquidation	—	(192)	(192)	*
Warrant revaluation income (expense)	94	979	885	*
Net loss	$(6,251)	$(7,766)	$(1,515)	24.2%
Foreign currency translation adjustment	36	185	149	*

*	Not meaningful or not calculable.

Licensing Revenue

Licensing revenue was $405,000 and $1,518,000 for the six months ended June 30, 2011 and 2012, respectively, resulting from the amortization of the up-front payments from the collaboration agreements entered into with DSP on March 29, 2011 and with Servier on August 1, 2011.

Research and Development Expenses

Research and development expenses were $4.8 million and $8.1 million for the six months ended June 30, 2011 and 2012, respectively, representing an increase of $3.3 million, or 70.0%. This increase in research and development expense primarily reflects:

•	increased expenses of $1.7 million payable by us to the NIDDK relating to milestones achieved and expected to be achieved under the NIDDK agreement;
•	increased direct development expense for the initiation of our Phase 3 POISE trial of approximately $1.5 million;
•	increased direct development expense for the initiation of our two-year animal carcinogenicity studies in two species of approximately $700,000;
•	an increase in personnel on our development team to manage the increased activities around our development program for OCA, resulting in increased compensation expense of approximately $650,000 and associated overhead of approximately $75,000; and
•	a partial offset primarily by decreases in costs related to (i) research expenses for our earlier stage pipeline assets of $300,000, and (ii) reduced direct research and development expense of approximately $1.0 million resulting from the closure of our research facility in June 2011 and research associated with our TRG5 program, which was previously paid by us and is now funded through our collaboration with Servier.

General and Administrative Expenses

General and administrative expenses were $2.0 million in both the six months ended June 30, 2011 and 2012.

Interest Income, Net

Interest income, net was $21,000 and $10,000 for the six months ended June 30, 2011 and 2012, respectively.

Warrant Revaluation Income (Expense)

Some of our outstanding warrants are deemed to be derivative instruments that require liability classification and mark-to-market accounting. As such, at the end of each reporting period, the fair values of the warrants were determined by us using a Black-Scholes option-pricing model, resulting in the recognition of gains of $94,000 and $979,000 for the six months ended June 30, 2011 and 2012, respectively. These gains are primarily due to the reduction in value of the warrants due to (i) declines in their estimated life, (ii) changes in volatility of the shares of common stock underlying the warrants and (iii) to a lesser extent, a change in the fair value of the common stock underlying the warrants.

Comparison of the Year Ended December 31, 2010 and the Year Ended December 31, 2011

The following table summarizes our results of operations for the years ended December 31, 2010 and 2011, together with the changes in those items in dollars and as a percentage:

	Years Ended December 31,		Dollar Change	% Change
	2010	2011
	(In thousands)
Licensing revenue	$—	$1,805	$1,805	*
Operating expenses:
Research and development	12,710	11,426	(1,284)	(10.1)%
General and administrative	3,644	4,209	565	15.5%
Loss from operations	(16,354)	(13,830)	2,524	15.4%
Interest income, net	105	48	(57)	(54.3)%
Warrant revaluation income (expense)	672	1,045	373	55.5%
Qualified therapeutic development project	489	—	(489)	*
Net loss	$(15,088)	$(12,737)	2,351	15.6%

*	Not meaningful or not calculable.

Licensing Revenue

For the year ended December 31, 2011, we recorded a total of $1.8 million of licensing revenue, consisting of $1.2 million and $600,000 from the amortization of the up-front payments from the collaboration agreements entered into during 2011 with DSP and Servier, respectively. We had no revenue prior to 2011.

Research and Development Expenses

Research and development expenses were $12.7 million and $11.4 million for the years ended December 31, 2010 and 2011, respectively. The net decline in research and development expenses of $1.3 million, or 10.1%, was primarily due to:

•	reduced direct research and development expense relating to INT-777 of approximately $2.0 million;
•	reduced direct research and development expense resulting from the closure of our research facility in June 2011 and research associated with our TGR5 program, which was previously paid by us and is now funded through our collaboration with Servier, of approximately $1.2 million;
•	reduced direct research and development expense with respect to the completion of our Phase 2 trials for OCA of approximately $600,000;
•	reduced direct research and development expense related to payments to the NIDDK for the FLINT trial of $250,000;
•	increased direct expenditures associated with the preparation for the initiation of the POISE trial of approximately $1.2 million;

•	increase in personnel in our development team to manage the increased activities around our development program for OCA, resulting in increased compensation expense of approximately $400,000;
•	increased expenditures for direct research and development expense relating to our Phase 2 clinical trial for portal hypertension of approximately $400,000;
•	increased costs to manufacture our clinical trial supplies of approximately $500,000; and
•	increased costs associated with market research of $200,000.

General and Administrative Expenses

General and administrative expenses were $3.6 million and $4.2 million for the years ended December 31, 2010 and 2011, respectively. The increase in general and administrative expenses of $565,000, or 15.5%, was mainly due to an increase in stock-based compensation costs for options granted to our employees and legal costs associated with the DSP and Servier collaboration agreements.

Interest Income, Net

Interest income, net was $105,000 and $48,000 for the years ended December 31, 2010 and 2011, respectively. The decrease of $57,000, or 54%, was driven by lower average cash balances.

Warrant Revaluation Income (Expense)

Some of our outstanding warrants are deemed to be derivative instruments that require liability classification and mark-to-market accounting. At the end of each reporting period, the fair values of the warrants were determined using a Black-Scholes option-pricing model, resulting in the recognition of gains of $700,000 and $1.0 million for the years ended December 31, 2010 and 2011, respectively. These gains are primarily due to the reduction in value of the warrants as their estimated life declines and changes in volatility of the shares of common stock underlying the warrants.

QTDP Grant

In 2010, we were awarded $489,000 under the federal Qualifying Therapeutic Discovery Grant Program, or QTDP, in support of our development of OCA and INT-777. The QTDP was included in the healthcare reform legislation, and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to result in new therapies that either treat areas of unmet medical need, or prevent, detect or treat chronic or acute diseases and conditions; reduce long-term health care costs in the United States; or significantly advance the goal of curing cancer within a the 30-year period.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses and cumulative negative cash flows from operations since our inception in September 2002 and, as of June 30, 2012, we had an accumulated deficit of $82.3 million. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may seek to obtain through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements.

Since our inception through June 30, 2012, we have funded our operations principally with $70.6 million (net of issuance costs of $2.4 million) from the sale of common stock, preferred stock, convertible notes and warrants, and the receipt of $16.4 million in up-front payments under our licensing and collaboration agreements with DSP and Servier. As of June 30, 2012, we had cash and cash equivalents of approximately $9.9 million. Cash in excess of immediate requirements is invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation. Currently, our funds are held in cash and money market bank accounts.

On August     , 2012, we entered into a securities purchase agreement with an affiliated fund of OrbiMed Advisors LLC and Genextra S.p.A., pursuant to which we agreed to issue up to an aggregate of

25,000,000 shares of our Series C preferred stock at a price of $2.00 per share for gross proceeds of up to $50.0 million. The securities purchase agreement provides that the Series C preferred stock may be issued in two tranches consisting of 15,000,000 and 10,000,000 shares. The first tranche of Series C preferred stock was issued on August     , 2012, and resulted in $29.8 million of net proceeds to us. The closing of the second tranche of Series C preferred stock will only occur if we do not complete an initial public offering of our common stock on or prior to the one year anniversary of the closing of the first tranche. Each share of Series C preferred stock will initially be convertible into one share of our common stock, subject to adjustment. All of our outstanding shares of Series C preferred stock will convert into 15,000,000 shares of our common stock upon the completion of this offering. The investors have been granted certain demand and piggyback registration rights in respect of their securities under our third amended and restated stockholders agreement.

After giving effect to the $29.8 million in net proceeds we received in the Series C preferred stock financing, our cash and cash equivalents as of June 30, 2012 would have been $39.7 million.

The gross proceeds we have received from the issuance and sale of common stock, convertible notes, preferred stock and warrants, as of August     , 2012, are as follows:

Securities Issued	Year	Number of Shares	Common Stock Underlying Warrant	Gross Proceeds
Common stock and convertible notes	2002 – 2009	19,238,418	—	$22,786,300
Series A preferred stock	2008	13,888,889	—	25,000,000
Series B preferred stock and warrant	2010	13,888,889	5,000,000	25,000,000
Series C preferred stock	2012	15,000,000	—	30,000,000
Total		62,016,196	5,000,000	$102,786,300

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	Years Ended, December 31,		Six Months Ended, June 30,
	2010	2011	2011	2012
	(In thousands)
			(Unaudited)
Net cash provided by (used in):
Operating activities	$(13,658)	$2,606	$9,318	$(7,768)
Investing activities	58	(66)	(75)	97
Financing activities	24,618	(250)	(107)	(82)
Effect of exchange rate changes	(29)	(6)	36	(7)
Net increase (decrease) in cash and cash equivalents	$10,989	$2,284	$9,172	$(7,760)

Operating Activities.  Net cash used in operating activities of $13.7 million during the year ended December 31, 2010 was primarily a result of our $15.1 million net loss, offset by the add-back of non-cash expenses of $1.7 million for stock-based compensation and $480,000 for depreciation and warrant liability revaluation income of $672,000. Net cash provided by operating activities of $2.6 million during the year ended December 31, 2011 was primarily a result of $16.4 million in up-front payments from our licensing and collaboration agreements with DSP and Servier, $14.6 million of which was classified as deferred revenue as described in note 3 to our financial statements included elsewhere in this prospectus. The cash payments from the collaboration agreements and the classification of those payments as deferred revenue led to an overall net increase in operating assets of $13.9 million, to which non-cash items of $1.9 million for stock-based compensation, $410,000 for depreciation and $217,000 for a loss on the sale of assets in connection with the liquidation of our Italian subsidiary were added. These positive additions to cash flow were offset against our $12.7 million net loss and an additional $1.0 million decrease in assets due to the revaluation of our warrant liabilities.

Net cash provided by operating activities of $9.3 million during the six months ended June 30, 2011 was primarily a result of the $15.0 million up-front payment from our licensing and collaboration agreement with DSP, which was classified as deferred revenue as described in note 3 to our financial statements included elsewhere in this prospectus. The cash payment and the classification of this payment as deferred revenue led to an overall net increase in operating assets of $15.0 million to which non-cash items of $752,000 for stock-based compensation and $161,000 for depreciation were added. These positive additions to cash flow were offset against our $6.3 million net loss and an additional $94,000 decrease in assets due to the revaluation of our warrant liabilities. Net cash used in operating activities of $7.8 million during the six months ended June 30, 2012 was primarily a result of our $7.8 million loss, offset by the add-back of non-cash items of $761,000 for stock-based compensation, depreciation of $154,000, warrant liability revaluation income of $979,000 and net changes in our operating assets and liabilities of $130,000. The net change in our operating assets and liabilities include an increase in prepaid expenses and other current assets of $686,000, increases in accounts payable, accrued expense and other current liabilities of $2.1 million and a decrease in deferred revenue of $1.5 million. The decrease in deferred revenue is due to the recognition of a portion of the up-front license payment from our license agreement with DSP.

Investing Activities.  Net cash used in investing activities during the periods presented primarily reflected our use of cash to purchase equipment. Cash provided by short-term investments was partially offset by sales of short-term investments.

Financing Activities.  Net cash provided by financing activities in the year ended December 31, 2010 consisted primarily of approximately $24.0 million of net proceeds from the sale of Series B preferred stock and warrants to purchase common stock issued in 2010, offset by capital lease payments. Net cash used in financing activities in the year ended December 31, 2011 consisted primarily of capital lease payments.

Future Funding Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize OCA or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents, short-term investments and anticipated funding under our DSP and Servier collaborations, will enable us to fund our operating expenses and capital expenditure requirements through 2015. We intend to devote the net proceeds from this offering to fund our Phase 3 POISE trial and our planned clinical trials and preclinical studies and other work needed to submit applications for OCA for the treatment of PBC for regulatory approval in the United States and Europe; to fund the continuation of the long-term safety extension portion of our POISE clinical trial and the Phase 3 clinical outcomes trial after the anticipated FDA and EMA filings; to fund further preclinical development work on INT-767 and, if warranted, potential Phase 1 clinical trials of INT-767; to fund the initiation of a Phase 2 clinical trial for an additional indication for OCA, such as portal hypertension if warranted; and for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more detailed discussion. We will need to obtain additional financing to fund future clinical trials of OCA in additional indications, including portal hypertension, NASH and bile acid diarrhea, or for progressing INT-767 beyond Phase 1 clinical trials and INT-777. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.

Our future capital requirements will depend on many factors, including:

•	the progress, costs, results and timing of our POISE trial, and the clinical development of OCA for other potential indications;
•	the willingness of the FDA and the European Medicines Agency, or EMA, to accept our POISE trial, as well as our other completed and planned clinical and preclinical studies and other work, as the basis for review and approval of OCA for PBC;
•	the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
•	the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
•	the ability of our product candidates to progress through clinical development successfully;
•	our need to expand our research and development activities;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing technological and market developments;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Contractual Obligations and Commitments

The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2011 and the effects such obligations are expected to have on our liquidity and cash flows in future periods:

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(In thousands)
Operating lease	$838	$294	$544	—	—
Capital lease	82	82	—	—	—
Purchase obligations	3,568	1,964	1,604	—	—
Total	$4,488	$2,340	$2,148	—	—

In June 2007, we entered into a capital lease agreement for research and development equipment utilized in our research facility. The term of the lease was for five years, required monthly payments of $22,275, bore interest at a rate of 4.66% per year and matured on May 31, 2012. We lease general and administrative office space in New York, New York and San Diego, California pursuant to operating leases that expire in 2013 and 2014, respectively. We have two contracts that require us to make specified payments necessary to perform our obligations under the Servier collaboration agreement. The amounts payable under these contracts through the initial term of the Servier agreement is included in the table above even though we expect to receive reimbursement from Servier for these costs.

During 2011, we entered into an agreement with WIL Research Laboratories, LLC, or WIL, to perform certain research and laboratory services for animal studies and have agreed to pay WIL a total of $4.0 million in periodic installment payments. These amounts are included in table above.

We are a party to license agreements with universities and other third parties, as well as patent assignment agreements, under which we have obtained rights to patents, patent applications and know-how. We have employment agreements with certain employees which require the funding of specific levels of payments, if certain events, such as a change in control or termination without cause, occur. We enter into contracts in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies and other services and products for operating purposes, which generally provide for termination within 30 days of notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Under our contract with the NIDDK, we made a milestone payment of $1.0 million in June 2012 and will be required to make an additional $1.25 million payment within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012. As of December 31, 2011, we were unable to estimate the timing or likelihood of the NIDDK achieving the milestones and, therefore, the amounts are not included in the table above. As of June 30, 2012, we have recorded expenses totaling $2.0 million and expect to record an additional $250,000 in 2012 for a total of $2.25 million in 2012 relating to these milestone obligations.

Under our agreement with DSP, we are required to use our commercially reasonable efforts to develop OCA outside of the territories in which DSP has a license under the agreement. As these amounts are not quantifiable, they are not included in the table above.

Under our agreement with Servier, we are obligated to conduct and are conducting a research program to identify and optimize compounds that meet certain specified criteria sufficient for further development by Servier. We are obligated under the agreement to provide Servier with a specified number of full time equivalent employees for the research program and Servier has agreed to reimburse us on a quarterly basis for the associated costs up to a set maximum amount per year. Servier has agreed to pay for the development costs we or Servier incur in conducting certain preclinical trials and clinical trials with respect to any compound that meets specified criteria. We have agreed to reimburse Servier for a certain percentage of the development costs incurred by Servier if we enter into a partnership agreement, or commence development or commercialization activities on our own, with respect to a compound in the United States. Servier may credit a portion of any such reimbursable development costs against any milestone or royalty payments due and payable by Servier under the agreement until all such reimbursable amounts are repaid. In addition, if we enter into a partnership agreement with respect to a compound developed under the agreement solely in Japan, we and Servier have agreed to enter into good faith negotiations regarding the terms and conditions applicable to the reimbursement of development costs. These amounts are not included in the table above because they are not quantifiable or because they are reimbursable under the agreement.

Our commitments as of December 31, 2011 under our sponsored research agreement with the University of Perugia and Professor Roberto Pellicciari, our two consulting agreements with Professor Pellicciari and our research and development agreement with TES Pharma Srl are reflected in the table above. However, all the commitments as of December 31, 2011 under our consulting agreement with Professor Pellicciari and our agreement with TES Pharma Srl, in each case, for the compounds related to the Servier agreement were covered by the reimbursement provisions under our agreement with Servier.

Net Operating Losses

As of December 31, 2011 and June 30, 2012, we had federal net operating loss carryforwards, or NOLs, of $55.0 million and $63.9 million, respectively, which expire from 2024 through 2032. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). We have assessed whether one or more ownership changes as defined under Section 382 have occurred since our inception and have determined that there have been at least two such changes. Accordingly, although we believe that these ownership changes have not resulted in material limitations on our ability to use these NOLs, our ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.

Recent Accounting Pronouncements

In June 2011, the FASB issued authoritative guidance related to the Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The new GAAP requirements were effective for public entities for fiscal years beginning after December 15, 2011 and interim periods within that year, with early adoption permitted. As we had historically presented a single Statement of Operation and Comprehensive Loss, the adoption of this standard did not impact our financial statements.

In May 2011, the FASB issued amended guidance on fair value measurements. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This accounting standard was effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard has not had a material impact on our financial position or results of operations.

Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share

Our Series A, B and C preferred stock represent participating securities. However, since we operate at a loss, and losses are not allocated to the preferred stock, the two class method does not affect our calculation of earnings per share. We had a net loss for all periods presented; accordingly, the inclusion of common stock options and warrants would be anti-dilutive.

Dilutive common stock equivalents would include the dilutive effect of convertible securities, common stock options and warrants for common stock. Potentially dilutive common stock equivalents totaled approximately 48,008,668 shares and 45,578,569 shares for the years ended December 31, 2010 and 2011, respectively. Potentially dilutive common stock equivalents were excluded from the diluted earnings per share denominator for all periods because of their anti-dilutive effect. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.

Quantitative and Qualitative Disclosure About Market Risk

Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates.

Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 10.0% change in interest rates would not have a material effect on the fair market value of our portfolio. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

We do not believe that our cash, cash equivalents and available-for-sale investments have significant risk of default or illiquidity. While we believe our cash and cash equivalents and certificates of deposits do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

We contract with CROs and investigational sites in Europe, Canada and Australia. We are therefore subject to fluctuations in foreign currency rates in connection with these agreements. We do not hedge our foreign currency exchange rate risk.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during 2010 or 2011 or through the six months ended June 30, 2012.

BUSINESS

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing our proprietary bile acid chemistry. Our product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

Our lead product candidate, obeticholic acid, or OCA, is a bile acid analog, a chemical substance that has a structure based on a naturally occurring human bile acid. OCA is a first-in-class product candidate that selectively binds to and induces activity in the farnesoid X receptor, or FXR, which we believe has broad liver-protective properties. We are developing OCA initially for primary biliary cirrhosis, or PBC, as a second line treatment for patients who have an inadequate response to or who are unable to tolerate standard of care therapy and therefore need additional treatment. PBC is a chronic autoimmune liver disease that, if inadequately treated, may eventually lead to cirrhosis, liver failure and death. We are conducting a Phase 3 clinical trial of OCA in PBC, which we call the POISE trial, that we anticipate will serve as the basis for seeking regulatory approval in the United States and Europe. We expect results from the trial to be available in the second half of 2014. OCA has received orphan drug designation in the United States and Europe for the treatment of PBC. We own worldwide rights to OCA outside of Japan and China, where we have exclusively licensed the compound to Dainippon Sumitomo Pharma, or DSP, and granted it an option to exclusively license OCA in certain other Asian countries.

The liver performs many essential functions that are crucial for survival, including the regulation of bile acid metabolism. A critical function of bile acids is to facilitate the absorption of dietary cholesterol and other nutrients by acting as natural detergent-like emulsifying agents in the intestine. In the past decade, we have learned that bile acids are also complex signaling molecules that integrate metabolic, immune and inflammatory pathways involved in the healthy functioning of various tissues and organs. The biological effects of bile acids are mediated through dedicated receptors such as FXR, which regulates bile acid synthesis and clearance from the liver, thereby preventing excessive bile acid build-up in the liver, which may be toxic. In addition, bile acid activation of FXR induces anti-fibrotic, anti-inflammatory and other mechanisms that are necessary for the normal regeneration of the liver. We believe this makes FXR an attractive drug target in a broad spectrum of chronic liver diseases. Similar FXR-mediated protective mechanisms in other organs exposed to bile acids also make it a potential target for the treatment of a number of intestinal, kidney and other diseases.

PBC is a rare liver disease that primarily results from autoimmune destruction of the bile ducts that transport bile acids out of the liver. The disease causes a toxic build-up of bile acids in the liver, resulting in progressive liver damage marked by chronic inflammation and fibrosis, or scarring. In response to the bile acid mediated toxicity seen in PBC, liver cells release alkaline phosphatase, or ALP, a liver enzyme that is a key biomarker of the disease pathology. Elevated blood levels of ALP are used as the primary means of diagnosis of PBC and are closely monitored in patients as the most important indicator of treatment response and prognosis.

The only approved drug for the treatment of PBC is ursodeoxycholic acid, which is available generically as ursodiol. Ursodiol is itself a bile acid that is present in small quantities in humans, and is the least detergent of the various types of bile acids that make up the bile pool. Its primary mechanism of action at therapeutic doses is to dilute more detergent bile acids, but it has no known pharmacological effects mediated by FXR or other bile acid receptors. Although ursodiol is the standard of care, studies have shown that up to 50% of PBC patients fail to respond adequately to treatment, meaning that they continue to be at significant risk of progressing to liver failure even with treatment. The options for end-stage PBC patients who fail to respond to ursodiol are limited, and include liver transplant, which is associated with significant complications and costs. Patients typically need to take approximately one gram of ursodiol daily in divided doses, which we believe presents a compliance challenge for some patients. Given this issue, coupled with ursodiol’s limited efficacy in up to 50% of PBC patients, we believe that there is a significant unmet need for a novel second line therapy in PBC. We believe that OCA has the potential to provide significant benefits in the treatment of PBC, including efficacy, pharmacological activity and ease of use.

According to industry data, there are approximately 300,000 people with PBC in developed countries, of whom we believe approximately 60,000 have been diagnosed and are on ursodiol therapy. Based on this estimate, we believe there are up to 30,000 PBC patients who may currently be eligible for treatment with OCA. With increasing identification of PBC through routine liver function testing in primary care, we believe that there may be significantly more patients who will potentially be eligible for, and be interested in, receiving a new therapy if it becomes available on the market.

We have previously completed two randomized, placebo-controlled Phase 2 trials with OCA in PBC patients, one with OCA in combination with ursodiol and one with OCA as monotherapy. The results demonstrated that over a 12-week period single daily doses of OCA at the lowest dose of 10 milligrams (mg) met the primary endpoint in both Phase 2 trials, producing statistically significant reductions in ALP levels of greater than 20%. We consider reductions in ALP levels of greater than 10% to be a clinically meaningful improvement. Pruritus, or itching, a very common symptom in PBC patients, was the most common adverse event reported in our Phase 2 trials, with severity increasing with dose.

Our Phase 3 POISE trial has been designed to study the safety and efficacy of OCA in patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. The primary endpoint of the 12-month double-blind portion of the POISE trial is the achievement of both an ALP level of less than 1.67 times upper limit normal, or ULN, and a minimum 15% reduction in ALP level from baseline, together with a normal level of bilirubin, a biomarker of liver function, as compared to placebo. ULN is the uppermost level of a specified parameter that is considered normal in healthy people. Patients with ALP and bilirubin levels within these thresholds have been shown in long-term studies to be at significantly lower risk of progressing to liver transplant and death.

We are advancing a once daily 10 mg dose of OCA in the POISE trial as our potential approvable dose. We recently completed an intention to treat analysis for the 10 mg dose groups in our two Phase 2 trials that was limited to those patients who would have met the POISE trial entry criteria. This analysis demonstrated that after 12 weeks of treatment approximately 40% to 45% of OCA-treated patients would have met the POISE trial primary endpoint as compared to 5% to 9% of the placebo-treated patients. In addition, 80% of OCA-treated patients across our Phase 2 trials had a reduction in ALP levels of at least 10%, as compared to 13% of placebo-treated patients.

If the POISE trial is successful, we intend to submit a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for approval of OCA for the treatment of PBC in the United States and a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, for approval in Europe. Based on written scientific advice from the EMA, we believe that the EMA will accept our current clinical program as the basis for considering approval of OCA for PBC. With respect to the FDA, we intend to request that the POISE trial primary endpoint be accepted as a basis for approval of OCA under the FDA’s accelerated approval regulation that enables the use of a surrogate endpoint reasonably likely to predict clinical benefit. If the FDA agrees to consider the potential approval of OCA in accordance with its accelerated approval regulation based on the POISE trial results, we will likely have to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit predicted by the biochemical therapeutic response. This Phase 3 clinical outcomes trial would have to be substantially underway at the time of the NDA submission and would be completed after accelerated approval. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013.

A number of published clinical studies have demonstrated that, as a measure of therapeutic response, lower levels of ALP, on its own or in conjunction with normal bilirubin levels, correlate with a significant reduction in adverse clinical outcomes such as liver transplant and death. We believe that one of the key factors in the FDA’s acceptance of our POISE trial primary endpoint as a basis for approval will be the result of additional analysis of the already available PBC clinical outcomes data. We are sponsoring an independent study involving more than ten leading PBC centers in North America and Europe that are pooling their long-term patient data, anticipated to be from at least 4,000 patients, in order to further substantiate that our POISE trial primary endpoint is predictive of clinical benefit. We anticipate these results will be available in 2013 and will support what we believe is an emerging consensus among PBC opinion leaders concerning the clinical utility of our selected endpoint.

In addition to PBC, we are pursuing other indications in our OCA development program, including portal hypertension, nonalcoholic steatohepatitis, or NASH, and bile acid diarrhea. The pipeline chart below shows the current stage of development of OCA for these indications, as well as the preclinical programs for our other product candidates.

*	An agonist is a substance that binds to a receptor of a cell and triggers a response by that cell.

We are currently conducting an open label Phase 2a trial of OCA in patients with portal hypertension, and we anticipate receiving results from the 10 mg dose group of this trial by the end of 2012. There are currently no approved therapies for the treatment of portal hypertension, although beta blockers are commonly used to treat patients. In addition, OCA is currently being tested in a Phase 2b trial for the treatment of NASH, sponsored by the U.S. National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, in collaboration with us. Based on the interim analysis that was completed in June 2012, the NIDDK decided to continue this Phase 2b trial and we anticipate that final results will be available in late 2014. There are currently no approved therapies for the treatment of NASH. In addition, investigators at the Imperial College of London initiated enrollment in July 2012 in an open label Phase 2a trial of OCA as a treatment for bile acid diarrhea.

By virtue of our patent portfolio and the proprietary knowhow of our employees and our collaborators at the University of Perugia, we believe that we hold a leading position in the bile acid chemistry therapeutic field. Through a longstanding exclusive collaboration with Professor Roberto Pellicciari, Ph.D., one of our co-founders, and certain scientists in the medicinal chemistry group at the University of Perugia, we have gained the capability to rationally design compounds that bind selectively and potently to FXR and other bile acid receptors. Starting with OCA, which was invented by Professor Pellicciari and, together with its underlying patents, was assigned to us under our agreements with him and the University of Perugia, our collaboration has resulted in a pipeline of bile acid analogs in addition to OCA, which target both FXR and a second dedicated bile acid receptor called TGR5, a target of interest for the treatment of type 2 diabetes and associated metabolic diseases. We intend to continue developing these and other product candidates as we advance our pipeline, in some cases subject to the procurement of additional funding or through strategic collaborations.

Our Strategy

Our strategy is to develop and commercialize novel therapeutics for patients with chronic liver and other diseases, beginning with OCA for the second line treatment of PBC and other follow-on indications that we believe are underserved by existing therapies. The key elements of our strategy are to:

•	complete the development of OCA for its lead indication, PBC;
•	obtain regulatory approval of OCA for the treatment of PBC in the United States, Europe and other countries;
•	commercialize OCA in the United States, Europe and other countries, initially for the treatment of PBC;
•	continue to develop OCA in other orphan and more prevalent liver and other diseases; and
•	advance the earlier stage product candidates in our pipeline.

We may enter into strategic collaborations to implement our strategy.

Overview of liver function, bile acids and chronic liver diseases

The liver performs many essential functions that are crucial for survival, including the regulation of bile acid metabolism. Bile acids are natural detergent-like emulsifying agents that are released from the gallbladder into the intestine when food is ingested, and are essential for the absorption of dietary cholesterol and other nutrients. Cholesterol bound up by bile acids is taken up by the liver, where the cholesterol is then converted into one of two primary bile acids. The bile acids are then actively secreted into bile ducts, which eventually empty into the gallbladder. This digestive cycle of bile flow from gallbladder to intestine to liver and back is called the enterohepatic recirculation of bile.

In the past decade, we have learned that in addition to facilitating nutrient absorption, bile acids have a much broader role than previously realized in regulating multiple biological functions. They are also complex signaling molecules that integrate metabolic, immune and inflammatory pathways involved in the healthy functioning of various tissues and organs. For example, the actions of bile acids in the liver, intestine and kidney regulate repair mechanisms that modulate inflammation and fibrosis, or scarring, which can lead to progressive organ damage.

The biological effects of bile acids are mediated through dedicated receptors. The best understood is the farnesoid X receptor, a nuclear receptor that regulates bile acid synthesis and clearance from the liver, thereby preventing excessive bile acid build-up in the liver, which may be toxic. As a result, FXR is a target for the treatment of liver diseases such as PBC that involve impaired bile flow, a condition called cholestasis, in which the liver is exposed to higher than normal levels of bile acids, causing significant damage over time due to the detergent effects of bile acids. In addition, bile acid activation of FXR induces anti-fibrotic, anti-inflammatory and other mechanisms that are necessary for the normal regeneration of the liver. Based on the discovery of similar FXR-mediated protective mechanisms in other organs exposed to bile acids, we believe that FXR may also be a potential target for the treatment of a number of intestinal, kidney and other diseases.

Our Lead Candidate: Obeticholic Acid, or OCA, for PBC

Primary Biliary Cirrhosis

Our current clinical focus is on the development of OCA, a novel, orally administered, first-in-class FXR agonist that we believe has broad liver-protective properties and may effectively counter a variety of chronic insults to the liver that cause fibrosis, which can eventually lead to cirrhosis, liver transplant and death. Our first targeted disease is PBC, an orphan indication with a significant unmet medical need.

PBC is a liver disease that primarily results from autoimmune destruction of the bile ducts that transport bile acids out of the liver, resulting in cholestasis. As the disease progresses, persistent toxic build-up of bile acids cause progressive liver damage marked by chronic inflammation and fibrosis.

While PBC is rare, it is the most common cholestatic liver disease. An estimated 90% of patients are women, with approximately one in 1,000 women over the age of 40 afflicted by the disease. The mean age of diagnosis is about 40 years and the typical initial presentation is between the ages of 30 and 65 years. In the United States, the disease is the fifth most common cause of liver transplant and accounts for approximately two percent of deaths attributed to cirrhosis. A majority of PBC patients are asymptomatic at the time of initial diagnosis, but most develop symptoms over time. Fatigue and pruritus, or itching, are by far the most common symptoms in PBC patients. Less common symptoms include dry eyes and mouth, as well as jaundice, which can be seen in more advanced disease. Based on the guidelines of the American Association for the Study of Liver Disease, or AASLD, and the European Association for the Study of the Liver, or EASL, the clinical diagnosis of PBC is established based on the presence of (i) a positive antimitochondrial antibody, or AMA, a marker of this autoimmune disease seen in up to 95% of PBC patients, and (ii) elevated serum levels of ALP, an enzyme that is released by liver cells in response to the bile acid mediated toxicity and that is a key biomarker of the disease pathology. ALP is routinely measured in blood tests and, in the earlier stages of PBC, it is often the only abnormally elevated liver enzyme, rising to between two to ten times higher than normal values. It is closely monitored in patients as an indicator of treatment response and prognosis. Bilirubin is a marker of liver function and is also monitored in PBC to provide an indication of how well the liver is functioning. Liver biopsy can be used to confirm the diagnosis of PBC, but is not required and is becoming less-frequently performed.

Disease progression in PBC varies significantly but usually is relatively slow, with median survival in untreated patients of 7.5 years if symptomatic at diagnosis and up to 16 years if asymptomatic at diagnosis. PBC patients whose disease is progressing have persistently elevated levels of ALP and other liver enzymes, with abnormal bilirubin levels heralding more advanced disease. Data from published long-term studies demonstrate that a significant portion of such patients with advancing disease progress to liver failure, transplant or death within five to ten years, despite receiving ursodiol, the standard of care therapy.

Currently Available Treatment Options for PBC

The only approved drug for the treatment of PBC is ursodiol, which is the standard initial course of therapy for all PBC patients. Ursodiol is a naturally occurring bile acid found in small quantities in humans and it is the least detergent of the various types of bile acids that make up the bile pool. In traditional Asian medicine, ursodiol obtained from bears has been used for centuries as a “liver tonic” for any disease or condition associated with liver malfunction. In humans, the typical daily dose of ursodiol of approximately one gram represents more than one-fifth of the entire bile pool and, after ongoing therapy, it will comprise at least half of the entire bile pool. It is believed that this results in the bile pool being less toxic to the liver due to ursodiol’s dilution of other more detergent bile acids.

In patients in whom ursodiol is effective, the treatment slows the progression of PBC, reducing the likelihood of liver failure and the need for transplant. As shown in numerous clinical trials of ursodiol treatment, a positive therapeutic response is primarily determined by sustained reduction of ALP levels, along with maintenance of normal bilirubin levels, indicating adequately compensated liver function. This biochemical improvement has been shown to correlate well with improved clinical outcomes such as transplant-free survival.

Although drugs such as colchicine, budesonide, methotrexate and others have been tested as treatments in PBC, none has been shown to be both effective and safe in altering the course of the disease.

Our PBC Opportunity

While ursodiol’s mechanism of action at therapeutic doses is to dilute more detergent bile acids, it has no known pharmacological effects mediated by FXR or other bile acid receptors. Although ursodiol is the established standard of care for the treatment of PBC, studies have shown that up to 50% of PBC patients fail to respond adequately to treatment. Patients typically need to take approximately one gram of ursodiol daily in divided doses, which we believe presents a compliance challenge for some patients.

The outlook and treatment options for end-stage PBC patients who fail to respond to ursodiol are limited. Although liver transplant can be curative, many patients fail to receive a donor organ in time, and for those who do, there are very significant clinical risks, such as infection and organ rejection, as well as significant costs. In addition, the disease recurrence rate is as high as 18% at five years and up to 30% at ten years after liver transplant.

According to industry data, there are approximately 300,000 people with PBC in developed countries, of whom we believe approximately 60,000 have been diagnosed and are on ursodiol therapy. Based on this estimate, we believe there are up to 30,000 PBC patients who may currently be eligible for treatment with OCA. With increasing identification of PBC through routine liver function testing in primary care, we believe that there may be significantly more patients who will potentially be eligible for, and be interested in, receiving a new therapy if it becomes available on the market. While ursodiol is the standard of care for the treatment of PBC, given the limitations of its efficacy and compliance with the dosing regimen discussed above, we believe that there is a significant unmet need for a novel second line therapy in PBC.

Our Solution: OCA for PBC

Overview

Our lead product candidate, OCA, is a bile acid analog and first-in-class FXR agonist derived from the primary human bile acid chenodeoxycholic acid, or CDCA. CDCA, a natural FXR agonist, has historically been used safely as a chronic therapy for cholesterol gallstone disease. We are initially developing OCA for the second line treatment of PBC for patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. OCA has received orphan drug designation in the United States for the treatment of PBC and a related disease called primary sclerosing cholangitis, or PSC. OCA also has orphan designation in Europe for PBC. We filed an IND with the FDA for OCA for the treatment of PBC in 2006. We believe we are the first company to have advanced an FXR agonist into clinical trials and are currently enrolling our Phase 3 POISE trial to evaluate the safety and efficacy of OCA as a novel treatment in PBC. We own worldwide rights to OCA outside of Japan and China, where we have exclusively licensed the compound to DSP, which also has an option to exclusively license OCA in certain additional Asian countries.

We have completed two randomized, placebo-controlled Phase 2 trials of OCA in PBC patients. The first trial enrolled 165 patients to evaluate the addition of OCA to ursodiol in patients with an inadequate response to ursodiol therapy, and the second trial enrolled 59 patients to evaluate OCA given as monotherapy. Both trials showed that, over a 12-week period, single daily doses of OCA at the lowest dose of 10 mg met the Phase 2 primary and secondary endpoints of those trials, producing statistically significant reductions in levels of ALP and other important liver enzymes. Further, long-term open label extension phases of these trials have demonstrated that the majority of patients taking OCA for at least 12 months, with some on therapy for more than 30 months, maintained a durable treatment response.

OCA Benefits in PBC

We believe that OCA has the potential to provide the following benefits in the treatment of PBC:

•	Efficacy. In addition to achieving the primary endpoint in our Phase 2 trials, the data also demonstrated that 80% of OCA-treated patients across our Phase 2 trials experienced a reduction in ALP levels of at least 10%, which we consider to be a clinically meaningful improvement, as compared to 13% of placebo-treated patients. Furthermore, our analysis of the data for those Phase 2 patients who would have met the entry criteria for our POISE trial demonstrated that after 12 weeks of treatment approximately 40% to 45% of OCA-treated patients would have met the POISE trial primary endpoint, as compared to 5% to 9% of the placebo-treated patients.
•	Pharmacological Activity. Unlike ursodiol, which has no FXR-agonistic activity, OCA is approximately 100-times more potent than CDCA in activating the receptor. In numerous animal models, sustained FXR activation with OCA treatment has resulted in the prevention, and even reversal, of liver damage caused by progressive fibrosis. Our Phase 2 trials have demonstrated that most patients taking OCA also have significant reductions in immunoglobulin M, or IgM, and, in the combination trial with ursodiol, C-reactive protein, or CRP, common indicators of autoimmune activity. We believe that this demonstrates potential disease-modifying therapeutic activity directly addressing the underlying autoimmune pathology.
•	Ease of Use. We anticipate seeking approval of OCA for the treatment of PBC at a dose of a single 10 mg tablet each day, which is approximately 1/100 the amount of ursodiol that a patient is typically prescribed.

Phase 3 PBC Program for OCA

We are currently enrolling our Phase 3 POISE trial, which has been designed to study the safety and efficacy of OCA in PBC patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. In this trial, eligible PBC patients currently taking a stable therapeutic dose of ursodiol will continue their ursodiol treatment and be randomized into one of three trial arms of 60 patients each, adding either: 10 mg of OCA; 5 mg of OCA increasing over the course of the trial to 10 mg of OCA; or a placebo.

The double-blind phase of the trial is designed to be 12 months in duration, and patients completing this phase will continue in an open label, long-term safety extension phase for another five years, during which all patients will receive OCA treatment with doses as low as 5 mg and as high as 25 mg a day, as clinically indicated.

The primary endpoint of the 12 month double-blind portion of the POISE trial is the achievement of both a reduction in ALP level to below a threshold of 1.67 times upper limit normal, or ULN, with a minimum of 15% reduction in ALP level from baseline, and a normal bilirubin level, compared to placebo after 12 months of therapy. In order to be eligible to enter the POISE trial, patients must have previously met the diagnostic criteria for PBC and have been taking a therapeutic dose of ursodiol for at least 12 months or, if unable to tolerate ursodiol, patients must not have been on therapy for at least three months prior to entering the trial. In addition, patients must have ALP levels of at least 1.67 times ULN and/or bilirubin levels of one to two times ULN. The POISE trial is designed to enroll 180 patients across approximately 60 clinical sites in North America and Europe. We expect enrollment to be completed in the first half of 2013, with results from the trial expected to be available in the second half of 2014.

The chart below shows an analysis of the extracted intention to treat data for the 10 mg dose groups in our two Phase 2 trials based on patients who would have met the inclusion criteria for entry in the POISE trial. The analysis demonstrated that after 12 weeks of treatment, approximately 40% to 45% of OCA-treated patients in our Phase 2 trials would have met the POISE trial primary endpoint.

If the POISE trial is successful, we intend to submit a NDA to the FDA for approval of OCA for the treatment of PBC in the United States and a MAA to the EMA for approval in Europe. Based on written scientific advice from the EMA, we believe that the EMA will accept our current clinical program as the basis for considering approval of OCA for PBC. With respect to the FDA, we intend to request that the POISE trial primary endpoint be accepted as a basis for approval of OCA under the FDA’s accelerated approval regulation that enables the use of a surrogate endpoint reasonably likely to predict clinical benefit. If the FDA agrees to consider the potential approval of OCA in accordance with its accelerated approval regulation based on the POISE trial results, we will likely have to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit predicted by the biochemical therapeutic response. This Phase 3 clinical outcomes trial would have to be substantially underway at the time of the NDA submission and would be completed after accelerated approval. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013.

A number of published clinical studies have demonstrated that a reduction in ALP or attaining an ALP below specific thresholds correlates with significant reduction in adverse clinical outcomes, such as liver failure, transplant and death. Similarly, studies have demonstrated that elevated bilirubin levels are predictive of adverse outcomes. We believe that one of the key factors in the FDA’s acceptance of our POISE trial primary endpoint as a basis for approval will be the result of additional analysis of the already available PBC clinical outcomes data. We are sponsoring an independent study involving more than ten leading academic PBC centers in Europe and North America that are pooling their long-term patient data to further substantiate that the POISE trial primary endpoint is predictive of clinical benefit. We anticipate these results will support what we believe is an emerging consensus among PBC opinion leaders concerning the clinical utility of our selected endpoint. We are calling this collection of centers the “PBC Supergroup” and it is anticipated that data from at least 4,000 patients will be submitted.

We believe this study will comprise the single largest analysis of outcomes in PBC patients and that the analysis will confirm the results already published, or made available to us, by four different members of the PBC Supergroup (University of Toronto, Mayo Clinic, University of Paris and Erasmus University (Rotterdam)). These groups have independently corroborated that the achievement of an ALP level of less than 1.67 times ULN, together with a normal bilirubin level, correlate with a significant reduction of risk of adverse clinical outcomes such as liver transplant and death.

Summary of additional preclinical and clinical studies required for regulatory submissions

Based on our interactions with the FDA and EMA, we believe that, in addition to the successful completion of the POISE trial, we will need to complete the following clinical studies prior to our planned NDA and MAA filings:

•	long-term monotherapy safety extension studies, resulting in approximately 650 patient cumulative years of safety data across all clinical trials;
•	a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval; and
•	additional clinical pharmacology trials, including, but not limited to, drug interactions, the effects of food and drug-disease interaction studies.

In addition, other preclinical studies that we will need to complete are carcinogenicity studies in two rodent species, which were initiated in early 2012, and reproductive toxicology studies. Finally, before we submit a NDA to the FDA, we believe that we will need to be substantially underway with a Phase 3 clinical outcomes trial to confirm clinical benefit at the time of NDA submission. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013. It is possible that the FDA may require that we conduct and/or complete additional clinical trials and preclinical studies before it will consider our NDA for approval.

Summary of Completed OCA PBC Clinical Trials

Phase 2 Trial: OCA as Combination Therapy in PBC Patients

We have completed a double-blind, placebo-controlled Phase 2 clinical trial of OCA in 165 patients with PBC. The trial evaluated the effects of adding one of three doses of OCA (10 mg, 25 mg and 50 mg) or placebo to ursodiol therapy in patients with ALP levels of higher than 1.5 times ULN who had not responded adequately to ursodiol therapy alone. Patients continued their prior ursodiol dose throughout the trial. At the end of the 12-week treatment period, all three doses of OCA added to ursodiol therapy produced statistically significant reductions in ALP levels as compared with patients receiving placebo plus ursodiol therapy, the primary endpoint. OCA-treated patients demonstrated a mean reduction of 21% to 25% in ALP levels, as compared to patients receiving placebo plus ursodiol therapy, who exhibited a mean reduction of less than 3%. At trial entry, the baseline mean ALP value for all the patient groups was approximately 2.4 times ULN. In addition, patients who received OCA experienced similar significant decreases in other clinically relevant liver enzymes such as gamma glutamyl transferase, or GGT, aspartate transaminase, or AST, alanine transaminase, or ALT, and bilirubin. Furthermore, serum markers of inflammation and immune response also improved as seen in reductions of CRP and IgM, which are closely associated with autoimmune dysfunction in PBC.

With the exception of a higher incidence of pruritus in the two highest OCA dose groups and a higher incidence of severe pruritus in all OCA dose groups, the Phase 2 clinical trial data showed that adverse events were generally similar across all groups, including the placebo group. Pruritus was dose dependent, with the ursodiol plus placebo incidence at 50%, ursodiol plus 10 mg of OCA at 47%, ursodiol plus 25 mg of OCA at 85% and ursodiol plus 50 mg of OCA at 80%. However, the severity of pruritus and the discontinuation rate due to severe pruritus increased with OCA dose and was worse than seen with placebo. There were no other statistically significant side effects observed over the placebo group, except for mild nausea.

Open Label Long-Term Safety and Efficacy Trial for OCA as Combination Therapy

Following the completion of the double-blind portion of the Phase 2 combination trial described above, 78 patients were enrolled in an open label long-term safety and efficacy extension study, or LTSE. Of these patients, 19 subsequently discontinued their participation in the LTSE, ten due to pruritus, one due to elevated bilirubin and eight due to other adverse events or for other reasons. There were five serious adverse events in the LTSE, of which two occurred at each of the 10 mg and 25 mg doses and one occurred at the 50 mg dose. None of the serious adverse events, which were typically related to hospitalizations for pre-existing conditions, was considered likely to be related to OCA therapy, and no serious adverse event was considered to be hepatic in nature.

In the LTSE, patients continued to receive open label OCA, increasing from a dose of 10 mg to as high as 50 mg each day. In patients whose dose was increased, there was a benefit of increasing the dose up to 25 mg from 10 mg (with an incremental 9% fall in ALP), but not in increasing the dose above 25 mg. Over two-thirds of the patients were increased to 20 mg or more. Pruritus was the most common adverse event, reported in 68 of the 78 patients (approximately 87%). Other adverse events included fatigue, insomnia and upper respiratory tract infection, each of which was reported by approximately 13% of the patients in the LTSE.

The chart below demonstrates that patients taking OCA achieved mean reductions in ALP to approximately 1.67 times ULN after having been on therapy for three months and maintained that treatment response throughout a 12-month period and beyond. Furthermore, after 12 months, more than 50% of the patients had met the Phase 3 POISE trial primary endpoint, with a reduction in ALP levels to below 1.67 times ULN, along with at least a 15% reduction in ALP, and a normal bilirubin level. Taken together with the data from our ongoing monotherapy LTSE trial discussed below, we believe that these LTSE phases of our Phase 2 trials demonstrate that a large majority of patients taking OCA for at least 12 months, with some currently on therapy for more than 30 months, maintain a durable therapeutic response.

Phase 2 Combination Trial LTSE

*	SEM is defined as the “standard error of the mean,” which is a statistical estimate of the amount that an obtained mean may be expected to differ by chance from the true mean.

Phase 2 Trial: OCA as Monotherapy in PBC Patients

We have completed a 59 patient double-blind, placebo-controlled Phase 2 clinical trial of OCA given as a monotherapy to patients with PBC. The trial evaluated the effects of 10 mg and 50 mg doses of OCA compared to placebo in patients with baseline ALP levels of higher than 1.5 times ULN. Patients either had never taken ursodiol or had not been taking ursodiol for at least 3 months before the start of the trial. At the end of the 12-week treatment period, statistically significant reductions in ALP were seen in the treated patients (38% to 45% mean ALP reductions compared with no change in the placebo-treated patients). Patients in the 10 mg dose group experienced absolute reductions in ALP levels from a mean of approximately 3.9 times ULN to approximately 1.9 times ULN at the end of the study. Even greater reductions in GGT (63% to 75%) were seen in the OCA-treated groups (compared to 3% for placebo-treated groups). There were also significant improvements in ALT levels and bilirubin levels. In addition, IgM also improved. Pruritus was seen more commonly in the patients treated with OCA, with the incidence, severity and discontinuation rate all increasing with dose; otherwise, the other adverse events were not clearly different across the groups.

Ongoing Open Label Long-Term Safety and Efficacy Trial for OCA as a Monotherapy

Following the completion of the double-blind portion of the Phase 2 monotherapy trial described above, some patients were given the option to enroll in an open label long-term safety and efficacy extension study, or monotherapy LTSE. The monotherapy LTSE phase is currently ongoing. Patients continue to receive open label OCA in this phase, and have been increased from a starting dose of 10 mg to as high as 50 mg. Approximately half of the patients are currently taking 20 mg or more of OCA. Consistent with the combination trial LTSE, continued improvements in biochemistry have been seen. Pruritus is the most common adverse event and has been reported over the course of the monotherapy LTSE in 24 of the 28 subjects (or 86%) for whom data are available. Other adverse events include headache, arthralgia, fatigue and nausea, which have been reported in approximately 32%, 25%, 21% and 21% of the patients, respectively.

Summary of Completed Phase 1 Trials

OCA has been evaluated in two Phase 1 clinical trials to study its safety and pharmacokinetic profile in healthy volunteers. The first was a single ascending dose trial in 24 subjects testing single OCA doses in the range of 50 mg to 500 mg. The second was a multiple ascending dose trial in 50 subjects testing repeated OCA doses in the range of 25 mg to 250 mg for 12 consecutive days. Adverse events seen in the Phase 1 trials were generally mild. Only two adverse events, upper abdominal pain and nasopharyngitis, were observed in one subject each in the single ascending dose trial. In the multiple ascending dose trial, doses from 25 mg to 100 mg were generally well-tolerated. At the highest dose of 250 mg, ALT and AST increases were seen, consistent with our animal toxicology data. This dose is 25-times greater than the 10 mg dose in the POISE trial and ten-times greater than the 25 mg dose being tested in our ongoing Phase 2b trial for NASH, called the FLINT trial. Half of the subjects in the 250 mg dosing group reported mild pruritus and one discontinued due to a rash.

Additional Potential Clinical Indications for OCA

Based on the potential protective effects of OCA in the liver, we are conducting clinical trials in additional chronic liver disease indications with potential greater market opportunities, with the view of expanding OCA’s therapeutic applications.

Potential Use of OCA to Treat Portal Hypertension

A study in an animal model of cirrhosis showed that OCA treatment can acutely reverse portal hypertension through a localized vasodilatory mechanism that is independent of its longer term anti-fibrotic effects. Portal hypertension results from increased pressure in the portal vein, which feeds most of the blood supply to the liver. The condition typically occurs as the liver becomes cirrhotic and more rigid, thereby offering more resistance to blood inflow from the portal vein. Many patients with liver cirrhosis go on to develop portal hypertension, which is a common cause of morbidity and mortality at the end stage of all chronic liver diseases. An early manifestation of portal hypertension is the development of esophageal varices, which are distended and weakened veins in the lower part of the esophagus that can burst and cause catastrophic bleeding. There are no approved therapies for the treatment of portal hypertension, although beta blockers are commonly used to treat patients. However, they are effective in only 25% to 33% of patients and have significant safety issues in portal hypertension patients. It has been shown clinically that reducing pressure in the portal vein can lower the risk of adverse outcomes such as the incidence of variceal bleeding. We believe that portal pressure reduction is an appropriate therapeutic endpoint to demonstrate clinical proof-of-concept.

Phase 2 Trial for Portal Hypertension

OCA is currently being tested in an open label Phase 2a trial, called the PESTO trial, in patients with portal hypertension to evaluate the ability of OCA to reduce hepatic portal venous pressure in patients with end-stage liver disease. The primary endpoint of the trial is to lower the hepatic venous pressure gradient after seven days of treatment by 15% or more, or to 12 mm Hg or less, a level at which the risk of adverse clinical outcomes has been shown to be significantly reduced. An initial safety cohort of four patients demonstrated that OCA was well-tolerated at the 10 mg dose. We are currently conducting an efficacy trial of the 10 mg dose in seven to nine patients, while also completing a safety cohort at a 25 mg dose before continuing with a planned efficacy cohort at this higher dose. We anticipate receiving results from the 10 mg dose group of our PESTO trial by the end of 2012. We are utilizing the data from this trial to supplement our safety data set for our planned NDA for PBC to include the evaluation of OCA in patients with end-stage liver disease. If the PESTO trial supports the further development of OCA for the treatment of portal hypertension, we may initiate a Phase 2 clinical trial in patients with portal hypertension. However, we will need to secure funding in addition to the proceeds from this offering to continue to advance OCA for this indication.

Potential Use of OCA to Treat Nonalcoholic Steatohepatitis (NASH)

FXR activation has been shown to play a key role in the regulation of the metabolic pathways relevant to NASH, highlighting FXR as a potential drug target for treatment of the disease. Nonalcoholic fatty liver disease, or NAFLD, is believed to be the most common chronic liver disease worldwide and we believe that more than 75 million patients are affected in the United States alone. The disease is associated with the Western diet, which is rich in processed foods with high fat and sugar content. NAFLD can lead to excessive fat accumulation in the liver, insulin resistance and increased risk of developing metabolic syndrome, type 2 diabetes and cardiovascular disease. A subset of approximately 30% of NAFLD patients develop NASH, which is a more serious liver disease. In these patients, for reasons that are still not completely understood, the fat build-up in the liver induces chronic inflammation which leads to progressive fibrosis that can lead to cirrhosis and liver failure.

NASH is currently diagnosed by liver biopsy. Studies have shown that at least 15% of NASH patients will develop liver cirrhosis over a ten to 15 year period. In the United States, the most recent epidemiological studies have concluded that more than 12% of the general population has NASH, while approximately 2.7%, or more than eight million patients, have advanced liver fibrosis or cirrhosis due to the disease. In the past decade, the proportion of liver transplants attributed to NASH increased from 1% to 10%, establishing NASH as the third leading and a rapidly increasing indication for liver transplant in the United States. The epidemiological data from other developed countries in Europe and Japan are similar, and NASH has also become a highly prevalent liver disease in developing countries such as India and China.

There are currently no drugs approved for the treatment of NAFLD or NASH. It has been reported that in 2010, there were approximately $615 million in off-label sales of various therapeutics for the treatment of NASH, such as insulin sensitizers (e.g., metformin), antihyperlipidemic agents (e.g., gemfibrozil), pentoxifylline and ursodiol. Lifestyle changes and exercise to reduce body weight and treatment of concomitant diabetes and dyslipidemia are accepted as the standard of care but have not conclusively been shown to prevent disease progression.

Ongoing Phase 2 Trial for NASH

OCA is currently being tested in a Phase 2b NASH trial, called the FLINT trial, that is testing a 25 mg single daily dose of OCA versus placebo in 280 patients with NASH. We are sponsoring the FLINT trial in collaboration with the U.S. National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, which oversees a clinical research network of eight leading NASH centers in the United States. The NIDDK filed an IND with the FDA for OCA for the treatment of NASH in 2010. The primary endpoint in the 72-week double-blind FLINT trial is based on liver biopsy and is defined as an improvement of two or more points in the NAFLD activity score (a system of scoring the histopathological features in the liver) with no worsening of liver fibrosis. The NIDDK is providing the majority of funding for the trial, which we anticipate will be fully enrolled in 2012, with final results expected in late 2014. If this trial supports the further development of OCA as a treatment for NASH, we anticipate that we will need to secure additional funding to advance OCA for this indication.

In June 2012, the NIDDK’s data and safety monitoring board, or DSMB, for the FLINT trial completed an interim analysis and recommended that the trial should continue based on data from 101 patients who had completed at least 24 weeks and up to 15 months of the trial. The interim analysis reviewed the change from baseline in ALT levels as the efficacy criterion variable and all available safety data. Based on the recommendation of the DSMB, the NIDDK decided to continue the FLINT trial.

Phase 2 Trial: OCA as Therapy in Type 2 Diabetic Patients with NAFLD

We have also completed a Phase 2 clinical trial of OCA in 64 type 2 diabetic patients with NAFLD. This double-blind, placebo-controlled trial tested 25 mg and 50 mg doses of OCA over a six-week period and assessed the effects of OCA on insulin sensitivity. The trial demonstrated that OCA therapy significantly improved insulin sensitivity both in the liver and peripheral tissues, thereby meeting the primary endpoint in the trial. Significant improvements in weight loss and reductions in liver enzymes such as GGT and ALT were also noted. The trial also showed that OCA was well-tolerated by the trial patients, with side effects no different than those reported on placebo (apart from mild constipation in the 50 mg group).

Potential Use of OCA to Treat Bile Acid Diarrhea

In July 2012, investigators at the Imperial College of London initiated enrollment of an open label Phase 2a trial, called the OBADIAH trial, to investigate whether OCA can stimulate the hormone known as fibroblast growth factor 19, or FGF19, in patients with bile acid diarrhea. Bile acid diarrhea is an under-recognized but common subtype of inflammatory bowel syndrome with diarrhea, or IBS-D, marked by chronic watery diarrhea. FGF19 levels are substantially reduced in these patients, resulting in impaired feedback inhibition of bile acid synthesis. The resulting excess bile acids spill into the intestine where they produce diarrhea by stimulating intestinal secretion. FGF19 is synthesized in the small intestine under the direct regulation of FXR and we have shown in all three of our completed Phase 2 trials that OCA markedly stimulates the release of FGF19. The primary outcome measure of the OBADIAH trial will be to assess the change in FGF19 levels over a two-week period in ten patients with bile acid diarrhea and in two control groups. The Imperial College of London is acting as the sponsor of the OBADIAH trial. If positive, this trial could support the further development of OCA for the treatment of bile acid diarrhea, in which case we would need to secure additional funding for the advancement of OCA for this indication.

Other Potential Indications for OCA

We believe that OCA may have potential therapeutic application in other chronic diseases such as PSC, another autoimmune cholestatic liver disease; inflammatory bowel disease, including Crohn’s disease and/or ulcerative colitis; biliary atresia, a pediatric disease characterized by deficient bile duct development; and Aligille Syndrome, a very rare genetic disorder that affects the liver and other organs. We anticipate that we will need to secure additional funding for the advancement of OCA for any of these indications.

Potential Future Product Candidates

In addition to OCA, we have other novel bile acid analog compounds targeting FXR and a second dedicated bile acid receptor called TGR5, which is a target of interest for the treatment of type 2 diabetes. We intend to continue advancing these and other product candidates as we build our pipeline, in some cases subject to the procurement of additional funding.

INT-767

INT-767 is an orally administered dual FXR and TGR5 agonist that, like OCA, is derived from the primary human bile acid CDCA. This product candidate has been shown to be approximately five-times more potent than OCA as an FXR agonist. In animal models of chronic liver, intestinal and kidney diseases, INT-767 has consistently demonstrated greater anti-fibrotic and anti-inflammatory effects than OCA. We own exclusive worldwide, royalty-free rights to INT-767.

We currently plan to advance INT-767 through the preclinical studies required to support the advancement of this product candidate to an IND, with an intended focus on developing it as a novel treatment for chronic kidney diseases, such as diabetic nephropathy, that involve progressive fibrosis leading to kidney failure. If the preclinical and Phase 1 clinical data support the advancement of INT-767 into Phase 2 clinical trials, we anticipate that we will need to secure additional funding for the further development of this compound.

INT-777

INT-777 is an orally administered TGR5 agonist that is derived from the primary human bile acid cholic acid. We have completed the preclinical studies necessary for the filing of an IND. We own exclusive worldwide, royalty-free rights to INT-777. In order to advance this product candidate into clinical trials, we will need to secure additional funding and may seek a strategic collaborator.

Our in vitro studies of INT-777 showed that the product candidate has the potential to selectively target TGR5, a receptor that has been shown to directly regulate the release of glucagon like peptide-1, or GLP-1, in the intestine with resulting insulin sensitizing effects. There are several important and effective marketed drugs that enhance the effects of GLP-1 through different mechanisms, but none are able to induce the endogenous production of this hormone, and we believe there is interest in the potential for a TGR5 agonist to provide additive benefits. TGR5 has also been shown in animal models to regulate other metabolic pathways in brown fat and skeletal muscle that drive energy expenditure. The receptor may also play a role in the control of inflammation, which is increased in insulin resistant diabetic conditions.

In animal models of diabetes, treatment with INT-777 induced GLP-1 secretion, with resulting insulin sensitivity and normalization of glycemic control, increased basal energy expenditure and prevention of weight gain, and a reduction in blood lipid levels together with liver steatosis and fibrosis. We believe that these preclinical results could support further development of INT-777 and our other TGR5 agonists in the treatment of type 2 diabetes and associated metabolic disorders.

Strategic Collaborations and Research Arrangements

Dainippon Sumitomo Pharma

On March 29, 2011, we entered into a license agreement with Dainippon Sumitomo Pharma Co. Ltd., or DSP, under which we granted DSP an exclusive license to research, develop and commercialize OCA as a therapeutic for the treatment of PBC and NASH in Japan and China (excluding Taiwan). Under the terms of the agreement, DSP is required to use commercially reasonable efforts to develop and commercialize OCA in Japan and China for the treatment of PBC and NASH, and we are obligated under the agreement to use commercially reasonable efforts to develop OCA outside of Japan and China. DSP has agreed during the term of the agreement to not commercialize any compound that is a FXR agonist for use in the treatment of PBC or NASH other than pursuant to the agreement.

We granted DSP an option under the agreement to obtain an exclusive license to commercialize OCA for indications other than PBC and NASH on the same terms as are set forth in the agreement. DSP may exercise this option with respect to any indication at any time during the two-year period commencing on the date we notify DSP of the commencement of a Phase 3 clinical trial involving OCA for such indication, subject to DSP’s payment of an option fee for each additional indication. No option fee is required to be paid by DSP if it exercises its option for any additional indication only in China.

We also granted DSP an option under the agreement to add Korea, Taiwan, Malaysia, Vietnam, the Philippines, Thailand, Singapore and/or Indonesia to its exclusive license on the same terms as are set forth in the agreement. DSP may exercise this option with respect to any such country at any time up until the date on which regulatory approval to commercialize OCA is granted in Japan, subject to DSP’s payment of an option fee for each country. We may not offer rights to a third party to develop and commercialize OCA in any of these countries for an agreed upon time period, and, if after this date, we accept or make a bona fide offer of exclusive rights to a third party to develop and commercialize OCA in any of these countries, we must first notify DSP and DSP has the right to exercise its option with respect to any such country. In addition, prior to accepting or making a bona fide offer of any exclusive development and commercialization rights involving

OCA in the United States and Canada to a third party, we must first engage in good faith negotiations with DSP with respect to the grant to DSP of exclusive rights to develop and commercialize OCA in such countries.

DSP made an up-front payment to us in the amount of $15.0 million upon execution of the agreement. In addition, DSP may be required to pay us up to an aggregate of approximately $300 million upon the achievement of specified development, regulatory and commercial sale milestones. DSP is also obligated to pay us tiered low- to mid-double digit percentage royalties based on net sales of OCA products. The term of the agreement, and DSP’s obligation to pay royalties to us for each OCA product, expires on a country-by-country basis on the later of the expiration of the exclusivity period in such country, whether through the expiration of applicable patents or the introduction of generic drugs that compete with the OCA product, or ten years after the first commercial sale of such OCA product for the first or second indication in that country. Royalty rates are subject to reduction under the agreement in specified circumstances, including, with respect to any country in the exclusive territory, if sales of generic products reach a certain threshold market share in that country over a specified period.

DSP may terminate the agreement in its entirety or on a country-by-country or indication by indication basis upon 90 days’ written notice. Either we or DSP may terminate the agreement in the event of the uncured material breach by or bankruptcy of the other party, subject to certain dispute resolution procedures. If DSP were to terminate the agreement for our material breach, it would have a perpetual license following the effective date of termination, subject to the payment by DSP of a royalty based on net sales of OCA products, the amount of which will depend on whether the effective date of termination occurs prior to or after the date of first commercial sale of an OCA product. If we were to terminate the agreement for DSP’s material breach or if DSP were to voluntarily terminate the agreement, DSP’s license under the agreement would terminate.

Les Laboratories Servier and Institut de Recherches Servier

On August 1, 2011, we entered into a research, development, license and commercialization agreement with Les Laboratories Servier and Institut De Recherches Servier under which we granted Servier the exclusive license to research, develop and commercialize TGR5 agonists (other than INT-767 and INT-777) for use in the treatment of diabetes, obesity, atherosclerosis and reperfusion injury in all countries other than the United States and Japan, and Servier granted us an exclusive royalty-free license to research and develop such compounds for use in the treatment of diabetes, obesity, atherosclerosis and reperfusion injury in the United States and Japan. Under the terms of the agreement, Servier is required to use commercially reasonable efforts to develop compounds outside the United States and Japan and we are required to use commercially reasonable efforts to develop compounds in the United States and Japan.

We are obligated to conduct and are conducting a research program under the agreement to identify and optimize compounds that meet certain specified criteria sufficient for further development by Servier. The initial term of the research program is one year, subject to extension by mutual agreement. We are obligated under the agreement to provide Servier with a specified number of full time equivalent employees for the research program up to a specified maximum per year. In July 2012, the term of the research program was extended until January 31, 2013 on the same financial terms as the original research program, including the reimbursement by Servier of the full time equivalent costs incurred by us in the conduct of the research program, up to a set maximum amount.

Servier has agreed to pay for the development costs we or Servier incur in conducting certain preclinical trials and clinical trials with respect to any compound that meets specified criteria. We have agreed to reimburse Servier up to a mid-double digit percentage of the development costs incurred by Servier if we enter into a partnership agreement, or commence development or commercialization activities on our own, with respect to a compound in the United States. Servier may credit a portion of any such reimbursable development costs against any milestone or royalty payments due and payable by Servier under the agreement until all such reimbursable amounts are repaid. In addition, if we enter into a partnership agreement with respect to a compound developed under the agreement solely in Japan, we and Servier have agreed to enter into good faith negotiations regarding the terms and conditions applicable to the reimbursement of development costs. If we do not enter into a partnership agreement with respect to the compound in the United States or Japan within three years from the date regulatory approval is received for a compound in the

European Union, Servier will have the first right to negotiate with us regarding the terms and conditions applicable to the grant to Servier of an exclusive license to develop and commercialize the product in the United States and/or Japan.

We have the right to conduct clinical trials and obtain regulatory approvals involving compounds developed under the agreement at our sole expense in the United States and Japan, and Servier has the right to conduct clinical trials and obtain regulatory approvals involving compounds developed under the agreement at its sole expense in all other countries. We and Servier have agreed during the term of the research program not to research or develop any TGR5 agonist and, during the term of the agreement, not to commercialize any TGR5 agonist covered by the agreement other than pursuant to the agreement. However, this provision does not restrict us from developing INT-767 and INT-777.

Servier has made an up-front payment to us in the amount of €1.0 million upon execution of the agreement and has agreed to reimburse us for a portion of the full time equivalent costs incurred by us in the conduct of the research program, up to a set maximum amount. In addition, Servier may be required to pay us an aggregate amount of up to approximately €108 million upon the achievement of specified development, regulatory and commercial sale milestones. Servier is also obligated to pay us tiered single digit percentage royalties based on net sales of products developed under the agreement on a country-by-country basis. Servier’s obligation to pay royalties for each product expires on a country-by-country basis upon the later of the expiration of the last to expire patent licensed by us that covers the product and ten years from the date of first commercial sale of that product. Royalty rates are subject to reduction under the agreement in specified circumstances, including with respect to any country if sales of generic products reach a certain threshold in that country.

The agreement expires when no payment obligations are or will become due. Servier may terminate the agreement at any time for any reason or if we consummate a change of control transaction. Either we or Servier may terminate the agreement in the event of the uncured material breach or insolvency of the other party. Upon the termination of the agreement by Servier for our material breach or insolvency, Servier may, at its election, have its license from us under the agreement become perpetual and royalty-free following the effective date of termination. Upon termination of the agreement by Servier without cause, we will maintain our rights to the technology licensed to Servier outside of the United States and Japan and Servier will pay us the balance of any unpaid funding under the research program. Upon the termination of the agreement by us for Servier’s material breach or insolvency, we may, at our election, have our license from Servier under the agreement become perpetual following the effective date of termination.

National Institute of Diabetes and Digestive and Kidney Diseases

In July 2010, we entered into a cooperative research and development agreement, or CRADA, with the National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, a division within the National Institutes of Health, to conduct our ongoing Phase 2b FLINT trial for the treatment of NASH with OCA. In June 2012, the DSMB for the FLINT trial completed an interim analysis and recommended that the trial should continue based on data from 101 patients who had completed at least 24 weeks and up to 15 months of the trial. The interim analysis reviewed the change from baseline in ALT levels as the efficacy criterion variable and all available safety data. The primary endpoint of the FLINT trial is based on liver biopsy. Based on the recommendation of the DSMB, the NIDDK steering committee decided to continue the FLINT trial.

The NIDDK is providing the majority of funding for the trial. In accordance with the terms of the CRADA, we have made payments of $1,750,000 to date, including a milestone payment of $1.0 million in June 2012. We will be required to make an additional $1.25 million payment within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012.

Under the terms of the CRADA, any inventions under the CRADA will be owned by the party that produced such inventions. However, any inventions jointly developed by the parties will be jointly owned. We will have the first opportunity to file patent applications in respect of any jointly developed inventions under the CRADA. If we do not exercise our rights, the NIDDK will be able to file a patent application in respect of such inventions.

The CRADA provides that we have an exclusive option to an exclusive or nonexclusive commercialization license on any inventions made solely by the NIDDK under the CRADA. The U.S.

government has also been granted a worldwide, nonexclusive, nontransferable, irrevocable, paid-up license in respect of any subject inventions under the CRADA, including inventions made solely by us to the extent that such license is for research or other government purposes.

The CRADA has a term of four years, ending in July 2014. The parties to the CRADA may terminate the CRADA by mutual written consent. Either party may terminate the CRADA at any time by providing 60 days prior written notice to the other party. However, if we unilaterally terminate the CRADA, the NIDDK may be entitled to retain any funds transferred to the NIDDK under the CRADA and, unless the termination was for safety reasons, we may be required to supply sufficient quantities of OCA and placebos to complete the trial. We have agreed that the NIDDK may continue developing OCA if we suspend the development of OCA without transferring our development efforts, assets and obligations to a third party within 90 days of discontinuation. In such circumstances, we would also be required to grant a nonexclusive, irrevocable worldwide, paid up license for any of our inventions relating to OCA, its manufacture and any method of use of OCA for the treatment of NASH, including the right to sublicense.

If the FLINT trial supports the further development of OCA for NASH, we anticipate that we will need to secure additional funding for the further development of OCA in NASH.

University of Perugia and Professor Roberto Pellicciari

On January 1, 2012, we entered into a sponsored research agreement with the University of Perugia and Professor Roberto Pellicciari, whom we refer to as the Research Parties, to research and realize improvements to the process for synthesizing and supplying gram scale reference standard quantities of OCA, INT-767 and INT-777. Professor Pellicciari is one of our founders.

Pursuant to this agreement, we are obligated to pay the University of Perugia an aggregate of €80,000 during the term of the agreement in quarterly installments of €20,000.

Under the terms of the sponsored research agreement, we have been assigned all rights, title and interest in patent rights and technology upon creation related to the research project, effective as of the date of creation. We have the right and final decision-making ability as to the filing, prosecution or maintenance of all patents or patent applications covering any patent rights or technology developed through the agreement. The Research Parties are required to promptly and fully disclose to us in writing any invention conceived and/or reduced to practice in the conduct of the agreement. Under the terms of the agreement, we have a right of first refusal to negotiate terms to expand the agreement prior to the end of its term, or upon renewal, to include certain other research programs.

The sponsored research agreement has a term of one year from the date of execution and the agreement provides that the parties will commence discussions on renewal no later than 60 days prior to the end of the term. Either we or the Research Parties may terminate the agreement in the event of the uncured material breach of the other party after receipt of notice in writing of such breach from the other party. If the agreement is terminated by the Research Parties for a material breach by us during any quarterly period, the agreement provides that the Research Parties will be entitled to all rights, title and interest in and to the patent rights and technology created and assigned to us during that quarterly period. If the agreement is terminated by us for a material breach by the Research Parties, the agreement provides that all funds paid by us to the Research Parties not expended or irrevocably committed upon the effective date of termination will be refunded to us. Also, Professor Pellicciari will be required to return all materials and tangible documentation containing confidential information. We may also terminate the agreement if Professor Pellicciari is unable or unwilling to continue to conduct research or otherwise perform his obligations under the agreement.

TES Pharma Srl

On August 1, 2011, we entered into a research and development agreement with TES Pharma Srl, or TES, to conduct research and development activities for our TGR5 program. The research program is managed by Professor Roberto Pellicciari, who is an owner of TES.

We are required under the agreement to pay TES up to an aggregate amount of €1.0 million during the term of the agreement. Payments will be made on a quarterly basis. The agreement provides that any funds paid to TES that have not been expended or irrevocably committed will be refunded to us.

Under the terms of the agreement, any inventions created in connection with the activities performed under the agreement will be our sole and exclusive property and all original works of authorship made by TES within the scope of the project that are protectable by copyright are works made for hire. TES has agreed to assign to us all of its rights, titles and interests in all inventions and other intellectual property rights under the agreement.

The agreement has a term of one year unless we, in our sole discretion, extend the term of this agreement for one additional year on the same terms and conditions as the current agreement. In July 2012, by mutual agreement of the parties, the term of this agreement was extended until January 31, 2013 in conjunction with the extension of the term of our research program with Servier on the same financial terms as our original agreement with TES. Either we or TES may terminate the agreement in the event of an uncured material breach after receipt of written notice in of such breach from the other party. If we terminate the agreement for a material breach by TES, any funds paid to TES that have not been expended or irrevocably committed by them will be returned to us. TES is also obligated to deliver to us all remaining compounds and tangible documentation containing confidential information upon our request. If the agreement is terminated by TES for a material breach by us, TES is entitled to the balance of payments owed to them once the appropriate quarterly reports have been submitted to us.

Consulting Agreements with Professor Pellicciari

Servier TGR5 Agonists

On August 1, 2011, we entered into a consulting agreement with Professor Roberto Pellicciari to provide scientific guidance for a research program relating to selective or non-selective TGR5 agonists to be undertaken by TES and to supervise and coordinate this research program. Professor Pellicciari will also act as our designated representative on a joint steering committee formed pursuant to our collaboration agreement with Servier.

The agreement provides that Professor Pellicciari will receive compensation at an annual rate of €150,000 for his services during the term of the agreement in quarterly installments of €37,500. The agreement also provides that Professor Pellicciari will be eligible for a €50,000 performance bonus based on the success of the research collaboration. The performance bonus is a discretionary bonus based upon our assessment of the success of the initial work performed under the collaboration, as extended. No such bonus has been agreed upon by the parties as of June 30, 2012.

Under the terms of the agreement, all inventions created in connection with the activities performed under the agreement are our sole and exclusive property and all original works of authorship made by Professor Pellicciari that are protectable by copyright are works made for hire. Professor Pellicciari has also assigned to us all rights, title and interest in all inventions and any other intellectual property rights created under the agreement from January 1, 2011 through the end of its term. Professor Pellicciari must provide timely written notice of any inventions that he develops during the term of the agreement.

The agreement has a term of one year. However, at our sole discretion, we may extend the term of the agreement by one additional year. In July 2012, by mutual agreement of the parties, the term of this agreement was extended until January 31, 2013 in conjunction with the extension of the term of our research program with Servier on the same financial terms as our original consulting agreement with Professor Pellicciari. Either we or Professor Pellicciari may terminate the agreement in the event of a material breach by the other party that is not remedied within 30 days after receipt of written notice of such breach from the other party.

OCA, INT-767 and INT-777

On January 1, 2012, we entered into a consulting agreement with Professor Pellicciari to provide scientific guidance for our research program relating to OCA, INT-767 and INT-777 and to supervise and coordinate this research program.

The agreement provides that Professor Pellicciari will receive compensation at an annual rate of €100,000 for his services during the term of the agreement in quarterly installments of €25,000.

Under the terms of the agreement, all inventions created in connection with the activities performed under the agreement are our sole and exclusive property and all original works of authorship made by

Professor Pellicciari that are protectable by copyright are works made for hire. Professor Pellicciari has also assigned to us all rights, title and interest in all inventions and any other intellectual property rights created under the agreement. Professor Pellicciari must provide timely written notice of any inventions that he develops during the term of the agreement.

The agreement has a term of one year. However, at our sole discretion, we may extend the term of the agreement by one additional year. Either we or Professor Pellicciari may terminate the agreement in the event of a material breach by the other party that is not remedied within 30 days after receipt of written notice of such breach from the other party.

WIL Research Laboratories, LLC

On October 2, 2007, we entered into a master laboratory services agreement with WIL Research Laboratories, LLC, or WIL, to perform certain research and laboratory services. The agreement was amended on October 28, 2011.

On November 16, 2011, we finalized work orders with WIL for the FDA-required studies in mice and rats to investigate the presence or absence of carcinogenic potential of OCA. We have agreed to pay WIL an aggregate of $4.0 million for the studies, consisting of a combination of quarterly installment payments of approximately $300,000 and milestone payments totaling approximately $400,000 upon delivery of final result reports. If additional costs are incurred beyond the amounts specified in the work orders, we have agreed to pay such reasonable additional costs upon receipt of proper invoice. We anticipate that the studies will continue through completion, all milestones will be satisfied and that we will pay to WIL an aggregate of $4.0 million under this agreement.

Under the terms of the agreement, we own all work product and data prepared or generated by WIL in the course of its services, assuming our payment of all required amounts specified in the contract. We have no property rights in WIL’s intellectual property.

The agreement has a term ending on October 2, 2013, which automatically extends for successive one year periods, unless either party gives written notice to the other party at least 60 days prior to the end of the current term. Either we or WIL may terminate the agreement upon 90 days written notice. However, if a work order pertaining to the ongoing studies is outstanding, WIL may not terminate the agreement with 90 days written notice until the work order has been completed or otherwise terminated.

Commercialization

Given our stage of development, we have not yet established a commercial organization or distribution capabilities. In the United States and Europe, due to the rare nature of PBC and the limited options for treatment, patients suffering from PBC and their physicians often have a high degree of organization and are well informed, which may make it easier to identify target populations if and when OCA is approved. Most patients with PBC are treated at a limited number of academic centers or otherwise by physicians who specialize in the treatment of liver disease. If OCA is approved for the treatment of patients with PBC, we believe that it will be possible to commercialize OCA for this indication with a relatively small specialty sales force that calls on a limited and focused group of physicians. Our current plan is to commercialize OCA for PBC ourselves in the United States and Europe if it is approved. We may build our own commercial infrastructure or utilize contract reimbursement specialists, sales people and medical education specialists, and take other steps to establish the necessary commercial infrastructure at such time as we believe that OCA is approaching marketing approval. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, we likely will seek to commercialize OCA through distribution or other collaboration arrangements for PBC. As a result of our ongoing clinical work, we have been engaged in dialogue with specialists who treat patients with PBC. We believe that these activities have provided us with a growing knowledge of the physicians we plan to target for commercial launch of OCA for PBC, subject to marketing approval in the United States and Europe. In March 2011, we exclusively licensed rights to OCA to DSP in Japan and China, along with an option to expand this exclusive license into certain other Asian countries. If we pursue approval for OCA in more prevalent liver diseases such as NASH, we would plan to do so selectively either on our own or by establishing collaborations with one or more pharmaceutical companies.

Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we believe that we hold a leading position in bile acid chemistry, our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

Our most advanced product candidate, OCA, is currently being developed as a second line treatment for PBC. Currently, ursodiol is the only therapy that is approved for the treatment of PBC. Although there are currently no other drugs approved for the treatment of PBC, we are aware of other companies, including Eli Lilly, Exelixis, Inc. and Phenex Pharmaceuticals AG that have FXR agonists in Phase 1 or earlier stages of preclinical development that could be used to treat PBC and the other liver diseases we are targeting. In addition, Johnson & Johnson and NovImmune SA are each currently conducting Phase 2a proof-of-concept open label clinical trials of monoclonal antibodies as potential treatments for PBC. Finally, Dr. Falk Pharma GmbH, which markets ursodiol, is conducting a Phase 3 clinical trial of combination ursodiol and budesonide, a steroid, as a treatment for PBC.

For the treatment of portal hypertension, the only therapeutic products available are beta blockers, which clinical studies have shown are effective only in approximately 25% to 33% of patients, while having significant safety issues. We are aware of only one other company, Dr. Falk Pharma GmbH, which has a new product candidate in Phase 2 clinical development for the treatment of portal hypertension.

There are currently no therapeutic products approved for the treatment of NASH or NAFLD. There are several marketed therapeutics that are currently used off label for the treatment of NASH, such as insulin sensitizers (e.g., metformin), antihyperlipidemic agents (e.g., gemfibrozil), pentoxifylline and ursodiol, but none has been clearly shown in clinical trials to alter the course of the disease. We are aware of several companies that have product candidates in Phase 2 clinical development for the treatment of NASH, including Dr. Falk Pharma GmbH, Galmed Medical Research Ltd., Immuron Ltd., Mochida Pharmaceutical Co., Ltd., NasVax Ltd. and Raptor Pharmaceutical Corp., and there are other companies with candidates in earlier stage programs. In addition, it is possible that one or more of the FXR agonist product candidates mentioned above that are being developed by our competitors could be used for the treatment of NASH.

For the treatment of bile acid diarrhea, bile acid binding resins such as cholestyramine are currently used as the only available targeted therapy. Patients with this disease represent a subset of patients diagnosed with irritable bowel syndrome with diarrhea, or IBS-D, and we are aware of several companies with product candidates in Phase 2 or 3 clinical development for the treatment of IBS-D, including Astellas Pharma US, Inc., AstraZeneca, Salix Pharmaceuticals, Inc. and Tioga Pharmaceuticals, Inc. In addition, there are several marketed products indicated for the treatment of IBS-D, including GlaxoSmithKline’s Lotronex and the over-the-counter product Immodium.

We believe that OCA offers key potential advantages over ursodiol and other products in development that could enable OCA, if approved for these indications, to capture meaningful market share. However, many of our potential competitors have substantially greater financial, technical and human resources than we do, as well as greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than us in obtaining approval from the FDA or from other regulators for drugs and achieving widespread market acceptance. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any product candidate we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of their development and commercialization. We anticipate that we will face intense and increasing competition as new drugs enter the market and other advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render our product candidates non-competitive or obsolete.

Intellectual Property

The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for OCA, INT-767 and INT-777, and our discovery programs, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Intellectual Property.”

OCA (formerly called INT-747) (first-in-class FXR agonist)

The patent portfolio for OCA contains patents and patent applications directed to compositions of matter, manufacturing methods, and methods of use. As of July, 31 2012, we owned four U.S. patents, three pending U.S. patent applications, and corresponding foreign patents and patent applications. Foreign patents have been granted in Europe, Norway, Spain, Denmark, Germany, Austria, Australia, Japan, Canada, Belguium, Cyprus, Finland, France, Greece, Ireland, Israel, Italy, Luxembourg, Monaco, Netherlands, Portugal, Sweden, Switzerland, Turkey and the United Kingdom. We expect the composition of matter patent, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2022 (worldwide). It is possible that the term of the composition of matter patent in the United States may be extended up to five additional years under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act. Patent term extension may be available in certain foreign countries upon regulatory approval. We expect the other patents and patent applications in the portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire from 2022 to 2028.

INT-767 (dual FXR/TGR5 agonist)

The patent portfolio for INT-767 contains a patent and patent applications directed to compositions of matter and methods of use. As of July, 31 2012, we owned one U.S. patent, one pending U.S. patent application, and corresponding foreign patent applications have been filed in Australia, Canada, China, Europe, India, Israel, Japan and Hong Kong. We expect the issued composition of matter patent in the U.S., if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2029. It is possible that the term of the composition of matter patent in the United States may be extended up to five additional years under the provisions of the Hatch-Waxman Act. We expect the pending foreign patent applications in the portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire in 2027. Patent term extension may be available in certain foreign countries upon regulatory approval. We have received assignments of rights to the INT-767 patent portfolio from all inventors, other than one inventor. That inventor is contractually obligated to provide an assignment to us. We believe that we are the owner of the INT-767 patent portfolio by virtue of this contractual obligation and the other patent assignments we have received.

INT-777 (TGR5 agonist)

The patent portfolio for INT-777 contains a patent and patent applications directed to compositions of matter and methods of use. As of July, 31 2012, we owned one U.S. patent, two pending U.S. patent applications, and corresponding foreign patent applications have been filed in Australia, Brazil, Canada, China, Eurasia, Europe, India, Israel, Japan, Korea, Mexico, Singapore, South Africa and Hong Kong. We expect the composition of matter patent in the United States, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2030. It is possible that the term of the composition of matter patent in the United States may be extended up to five additional years under the provisions of the Hatch-Waxman Act. We expect the corresponding foreign patent applications and other patent applications in the portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire from 2028 to 2029. Patent term extension may be available in certain foreign countries upon regulatory approval.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Manufacturing

We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers for all of our required raw materials, active pharmaceutical ingredient, or API, and finished product for our preclinical research and clinical trials, including the Phase 3 trials for OCA for the treatment of PBC. We have also contracted with a back-up manufacturer for API. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the EMA through the MAA process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

•	refusal to approve pending applications;
•	withdrawal of an approval;

•	imposition of a clinical hold;
•	warning letters;
•	product seizures;
•	total or partial suspension of production or distribution; or
•	injunctions, fines, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;
•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current Good Manufacturing Practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
•	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•	Phase 2. Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug. If a Phase 2 clinical trial is the subject of discussion at the end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.

According to published guidance on the SPA process, a sponsor which meets the prerequisites may make a specific request for a SPA and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for the approval of a drug on the basis of a surrogate endpoint. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority review is designed to give drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists an initial review within six months as compared to a standard review time of ten months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval, which is described in Subpart H of 21 CFR Part 314, provides for an earlier approval for a new drug that is intended to treat a serious or life-threatening disease or condition and that fills an unmet medical need based on a surrogate endpoint. A surrogate endpoint is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a drug candidate receiving accelerated approval perform post-marketing clinical trials.

In the recently enacted Food and Drug Administration Safety and Innovation Act, or FDASIA, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law requires the FDA to issue related draft guidance within a year after the law’s enactment and also promulgate confirming regulatory changes.

We currently plan to seek accelerated approval of OCA for the treatment of PBC assuming satisfactory achievement of a surrogate endpoint in our Phase 3 POISE trial that we believe is reasonably likely to predict clinical benefit. We also intend to have commenced a second Phase 3 trial to confirm clinical benefit at the time of the NDA submission which we plan to complete on a post-marketing basis if the NDA is approved.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, could also block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease.

Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA, or a Written Request, relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.

We have not received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.

In addition, the Pediatric Research Equity Act, or PREA, requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. Section 355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.

As part of the FDASIA, Congress reauthorized both BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

•	record-keeping requirements;
•	reporting of adverse experiences with the drug;
•	providing the FDA with updated safety and efficacy information;
•	drug sampling and distribution requirements;
•	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and
•	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.

We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Regulation Outside of the United States

In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, we may apply for designation of a product as an orphan drug for the treatment of a specific indication in the European Union before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

ATU

We may apply to make OCA available for use under a cohort Autorisation Temporaire d’Utilisation, or Temporary Authorization for Use, or ATU, in France. Under an ATU, the French Health Products Safety Agency, or Afssaps, allows the use of a drug in France before marketing approval has been obtained in France in order to treat serious or rare diseases for which no other treatment is available in that country. Afssaps will only grant an ATU where the benefit of the product outweighs the risk. An ATU is granted for one year and may be renewed. If an ATU is granted for OCA, we will be required to gather and analyze data concerning OCA’s use and submit a periodic report to Afssaps. We also will be responsible for submitting pharmacovigilance reports, as necessary. An ATU may be modified, suspended, or withdrawn for reasons of public health or if the conditions under which the ATU was granted are no longer met. We believe the granting of an ATU and subsequent use by patients in France prior to marketing approval may enable us to begin recognizing some product sales revenue for OCA prior to its approval in the United States and the remainder of the European Union.

Reimbursement

Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, collectively referred to as the ACA, enacted in March 2010, is expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. The ACA has been challenged in the courts and is currently under review by the U.S. Supreme Court. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals if the decision reached by the U.S. Supreme Court is not acceptable to them. These legal challenges to ACA, as well as Congressional efforts to repeal ACA, add to the uncertainty of the legislative changes enacted as part of ACA.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Facilities

Our corporate headquarters and clinical development operations are located in New York, New York and San Diego, California, where we lease and occupy approximately 3,500 and 7,600 square feet of space, respectively. The leases for our New York office and our San Diego office expire in November 2013 and December 2014, respectively. We believe that our facilities are suitable and adequate for our current needs.

Employees

As of July 31, 2012, we had 18 employees, of which 14 are involved in our drug development operations and four are in general and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of August     , 2012:

Name	Age	Position(s)
Executive Officers:
Mark Pruzanski, M.D.	44	President and Chief Executive Officer, and Director
David Shapiro, M.D.	57	Chief Medical Officer and Executive Vice President, Development
Barbara Duncan	47	Chief Financial Officer, Secretary and Treasurer
Luciano Adorini, M.D.	62	Chief Scientific Officer
Non-Employee Directors:
Lorenzo Tallarigo, M.D.	61	Chairman of the Board
Paolo Fundaro	38	Director
Jonathan T. Silverstein	45	Director
Klaus Veitinger, M.D.	50	Director
Nicole Williams	68	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee

Executive Officers

Mark Pruzanski, M.D. is a co-founder of the company and has served as our chief executive officer and president, and has been a member of our board of directors, since our inception in 2002. He has over 15 years of experience in life sciences company management, venture capital and strategic consulting. Dr. Pruzanski was previously a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm he co-founded in 1999. Prior to that, he was an entrepreneur-in-residence at Oak Investment Partners. Dr. Pruzanski received his M.D. from McMaster University in Ontario, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Quebec. He currently also serves on the boards of the Emerging Company Section of the Biotechnology Industry Association (BIO) and the Foundation for the Defense of Democracies, a think tank in Washington, D.C. Dr. Pruzanski is a co-author of a number of scientific publications and an inventor of several patents relating to our product candidates and scientific discoveries.

We believe that Dr. Pruzanski’s perspective and the experience he brings as our chief executive officer and president and as one of our company’s founders, together with his historic knowledge of our company and our product candidates, operational expertise and continuity to our board of directors, and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.

David Shapiro, M.D. has served as our chief medical officer and executive vice president, development since 2008. He has over 25 years of clinical development experience in the pharmaceutical industry. Dr. Shapiro founded a consulting company, Integrated Quality Resources, that focused on development stage biopharmaceutical companies and was active in this role from 2005 to 2008. From 2000 to 2005, Dr. Shapiro was executive vice president, medical affairs and chief medical officer of Idun Pharmaceuticals, Inc., prior to its acquisition by Pfizer. From 1995 to 1998, he was president of the Scripps Medical Research Center at Scripps Clinic. He also served as vice president, clinical research at Gensia and as director and group leader, hypertension clinical research at Merck Research Laboratories from 1985 to 1990. Dr. Shapiro has authored more than 20 peer-reviewed publications and organized and chaired several conferences aimed at improving product development. He received his medical degree from Dundee

University & Medical School, and undertook his postgraduate medical training in the university affiliated hospitals in Oxford, United Kingdom and the University of Vermont. Dr. Shapiro served on the board of directors of Altair Therapeutics and served for two terms on the Executive Committee of the Board of the American Academy of Pharmaceutical Physicians. He is an elected Fellow of both the Royal College of Physicians of London and the Faculty of Pharmaceutical Physicians of the United Kingdom.

Barbara Duncan has served as our chief financial officer and secretary since May 2009 and as our treasurer since 2010. She has over 14 years experience in the life sciences industry. From 2001 through April 2009, Ms. Duncan served as chief financial officer and then chief executive officer at DOV Pharmaceutical, Inc., or DOV, a biopharmaceutical company focused on central nervous system disorders, which was sold to Euthymics Bioscience, Inc. in 2010. Prior to joining DOV, Ms. Duncan served as a vice president of Lehman Brothers Inc. in its corporate finance division from August 1998 to August 2001, where she provided financial advisory services primarily to companies in the life sciences and general industrial industries. From September 1994 to August 1998, Ms. Duncan was an associate and director at SBC Warburg Dillon Read, Inc. in its corporate finance group, where she focused primarily on structuring mergers, divestitures and financings for companies in the life sciences and general industrial industries. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan received her B.S. from Louisiana State University in 1985 and her M.B.A. from the Wharton School, University of Pennsylvania, in 1994. She previously served as a director of DOV and currently serves on the board of directors of Edgemont Pharmaceuticals, LLC, a privately held, specialty pharmaceutical company with a primary focus in the field of neuroscience.

Luciano Adorini, M.D. has served as our chief scientific officer since 2008. Dr. Adorini has over 20 years of industry experience. From January 2002 through December 2007, Dr. Adorini served as chief scientific officer at BioXell S.p.A., where he was responsible for advancing a broad pipeline of products in multiple disease indications. From January 1993 to December 2001, he served as associate director of Roche Milano Richerche, where he contributed to the development of several drugs. Earlier in his career, Dr. Adorini was research director of a unit at the Preclinical Research Center, Sandoz Pharma, Ltd., in Basel, Switzerland. Dr. Adorini has authored over 280 journal articles and other scientific publications, becoming a highly cited researcher in immunology, with a focus on immunosuppressive and immunoregulatory mechanisms in the treatment of inflammatory and autoimmune diseases. He is a board member of a number of peer-reviewed publications and has served as president of the Italian Society of Immunology, Clinical Immunology and Allergology. Dr. Adorini received his M.D. degree from the Medical School of Padova University and conducted postdoctoral studies at the University of California at Los Angeles.

Non-Employee Directors

Lorenzo Tallarigo, M.D. has served as a member of our board of directors since 2008 and is our chairman. Since 2009, he has been the chief executive officer of Genextra S.p.A., our principal stockholder. Dr. Tallarigo joined Eli Lilly Pharmaceuticals in 1985 and held various positions in areas of clinical research, pharmaceutical product management and marketing and general management, most recently as its president of international operations until 2008. Dr. Tallarigo is a member of the board of directors of Genextra S.p.A. Dr. Tallarigo received a doctor of medicine degree from the University of Pisa in Italy.

We believe that Dr. Tallarigo’s significant experience in various senior management roles in the biopharmaceutical industry and his experience investing in and growing companies in various industries, including the biopharmaceutical industry, qualify him to serve as a member of our board of directors.

Paolo Fundaro has served as a member of our board of directors since 2006. Mr. Fundaro has been Genextra’s chief financial officer since its inception in 2004. Before joining Genextra, Mr. Fundaro was director of finance and strategic planning for the Fastweb Group from 2000 to 2004. Previously, he worked for investment banks, including Salomon Smith Barney (now Citigroup) and Donaldson Lufkin & Jenrette (now Credit Suisse). Mr. Fundaro has a degree in Business Management from the Bocconi University in Milan.

We believe that Mr. Fundaro possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant experience in corporate finance and his experience building, investing in and growing companies in diverse industries, including the biopharmaceutical industry.

Jonathan T. Silverstein has served as a member of our board of directors since August 2012. Since 1998, Mr. Silverstein has been a member of OrbiMed Advisors LLC, an asset management firm solely focused in healthcare with several billion dollars in assets under management. Prior to OrbiMed, Mr. Silverstein was a director of life sciences in the investment banking department at Sumitomo Bank. Mr. Silverstein currently serves on the board of directors of a number of private companies. From 2008 until 2011, Mr. Silverstein was a director of NxStage Medical, Inc. From 2006 until 2008, Mr. Silverstein was a director of Insulet, Inc. From 2004 until 2007, Mr. Silverstein was a director of Avanir Pharmaceuticals, Inc. Mr. Silverstein has a B.A. in economics from Denison University and a J.D. and M.B.A. from the University of San Diego. Our board of directors appointed Mr. Silverstein to the board in connection with the Series C preferred stock financing.

We believe that Mr. Silverstein brings leadership, strategic, small company build-up and capital market experience, particularly within the life science sector, to our board of directors.

Klaus Veitinger, M.D., has served as a member of our board of directors since August 2012. Since October 2007, Dr. Veitinger has been a venture partner at OrbiMed Advisors LLC, an asset management firm solely focused in healthcare with several billion dollars in assets under management. Prior to joining OrbiMed Advisors LLC, Dr. Veitinger was employed at Schwarz Pharma AG from 1990 until its acquisition by UCB S.A. in December 2006, where he held various positions in areas of general management, drug development, licensing and business development, strategic planning and mergers and acquisitions, including most recently as the chief executive officer of U.S. and Asian operations and as a member of the executive board. Dr. Veitinger currently serves on, and has previously served on, the board of directors of numerous private companies and several public companies. Dr. Veitinger earned his medical degree from the University of Heidelberg and has a U.S. medical certification. He earned his doctorate (Ph.D.) in pathophysiology from the University of Heidelberg and his M.B.A. at INSEAD in France. Our board of directors appointed Dr. Veitinger to the board in connection with the Series C preferred stock financing.

We believe that Dr. Veitinger possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant experience in corporate strategy, drug development, regulatory and commercial matters, as well as his experience in general management of biopharmaceutical companies.

Nicole S. Williams has served as a member of our board of directors since 2008. Ms. Williams has 17 years experience as a chief financial officer of public and private global companies. Ms. Williams formerly was the chief financial officer of Abraxis Bioscience Inc., a biopharmaceutical company, and president of Abraxis Pharmaceutical Products, a division of Abraxis Bioscience Inc., positions she assumed upon the merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. in April 2006. From 2002 to 2006, Ms. Williams was the executive vice president and chief financial officer of American Pharmaceutical Partners and in December 2005, assumed additional responsibilities as president of American Pharmaceutical Partners. Ms. Williams is the President of the Nicklin Capital Group, Inc., a firm she founded in 1999 that invests in and provides consulting to early stage technology companies in the Midwest United States. From 1992 to 1999, Ms. Williams was the executive vice president, chief financial officer and corporate secretary of R.P. Scherer Corporation in Troy, Michigan. She currently serves as a director and audit committee chair of Progenics Pharmaceuticals, Inc. and previously held the same positions at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its acquisition in 2011 by Laboratory Corporation of America Holdings. In 2007, she earned a Certificate of Director Education from the National Association of Corporate Directors. Ms. Williams received her Demi-License es Science Politique from the University of Geneva, Switzerland, her License es Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago.

We believe that Ms. Williams’ financial expertise, her experience with operations and her service as a chief financial officer and board member with other companies qualify her to serve as a member of our board of directors. In addition, she brings expertise to the company in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting and audit and enterprise risk management.

Composition of our Board of Directors

Our board of directors currently consists of six members, five of whom are non-employee directors. All of our directors were elected pursuant to the board composition provisions of our stockholders agreement, which provisions will terminate upon the completion of this offering. Upon termination of these provisions, there will be no further contractual obligations regarding the election of our directors.

In accordance with our restated certificate of incorporation and restated by-laws to be effective upon completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2013, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:

•	the Class I directors will be and and their terms will expire at the annual meeting of stockholders to be held in 2013;
•	the Class II directors will be and and their terms will expire at the annual meeting of stockholders to be held in 2014; and
•	the Class III directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2015.

Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Our restated certificate of incorporation provides that the authorized number of directors comprising our board of directors shall be fixed by a majority of the total number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.

Director Independence

Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that           ,           ,           and           are independent under the applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. Our board of directors also determined that           ,         and           , who comprise our audit committee;           ,            and           , who comprise our compensation committee; and           ,           and           , who comprise our nominating and governance committee, all satisfy the independence standards for such committees established by Rule 10A-3 under the Exchange Act, the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Diversity

Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
•	personal and professional integrity and ethical values;
•	experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;
•	experience relevant to our industry or with relevant social policy concerns;
•	relevant academic expertise or other proficiency in an area of our operations;
•	objective and mature business judgment and expertise; and
•	any other relevant qualifications, attributes or skills.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.interceptpharma.com. The composition and function of each of these committees are described below.

Audit Committee.  Upon the completion of this offering, our audit committee will be comprised of           ,           and           . Our board of directors has determined that            is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission, and satisfies the financial sophistication requirements of applicable NASDAQ rules. Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve audit and non-audit fees and services;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions, if any; and
•	prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Compensation Committee.  Upon completion of this offering, our compensation committee will be comprised of           ,           and           . Our compensation committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	administer our stock incentive plans; and
•	prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Nominating and Governance Committee.  Upon completion of this offering, our nominating and governance committee will be comprised of           ,           and           . Our nominating and governance committee is authorized to:

•	identify and nominate members of the board of directors;
•	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and
•	oversee the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.interceptpharma.com upon the completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the board and chief executive officer are presently separated at our company. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing our chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure also is preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

While our restated by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Limitation of Directors’ and Officers’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation to be effective upon the completion of this offering limit the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated by-laws to be effective upon the completion of this offering also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We have entered into or plan to enter into indemnification agreements with each of our directors and certain of our officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2011 to our chief executive officer and our two other highest paid executive officers as of December 31, 2011. We refer to these officers as our named executive officers.

Name and Principal Position	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)
Mark Pruzanski, M.D. Chief Executive Officer and President	364,000	147,420	319,325	—		830,745
David Shapiro, M.D. Chief Medical Officer and Executive Vice President, Development	363,998	83,720	104,233	12,000	(3)	563,951
Barbara Duncan Chief Financial Officer, Secretary and Treasurer	312,000	71,760	93,388	—		477,148

(1)	Amounts represent cash bonuses earned in 2011, which were paid during 2012, based on achievement of performance goals and other factors deemed relevant by our board of directors and the compensation committee. Our 2011 company objectives were related primarily to clinical development and partnering achievements. However, the payment of bonuses to our named executive officers are subject to the discretion of the board of directors and the compensation committee.
(2)	Amounts reflect the grant date fair value of option awards granted in 2011 in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see note 10 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Valuation of Stock-Based Compensation and Warrant Liability — Stock-Based Compensation” included elsewhere in this prospectus. These amounts do not correspond to the actual value that will be recognized by the named executive officers. Each grant vests in monthly installments ending on October 13, 2015.
(3)	Represents a monthly car allowance of $1,000 paid to Dr. Shapiro in 2011 under the terms of his employment agreement, described below.

Narrative to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Mark Pruzanski, M.D. On May 15, 2006, we entered into an employment agreement with Dr. Pruzanski, our President and Chief Executive Officer. This employment agreement provided for an initial term of one year with automatic renewals each year thereafter unless terminated by either us or Dr. Pruzanski. Dr. Pruzanski’s base salary was originally set at $300,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Dr. Pruzanski’s employment agreement also provides that he is eligible to receive an annual bonus payment of up to 35% of his annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Dr. Pruzanski. Dr. Pruzanski’s annual salary for 2011 was $364,000. For 2011, the board of directors, at its discretion, determined to use a maximum bonus target of 45% of annual base salary for Dr. Pruzanski. Dr. Pruzanski’s 2011 bonus of $147,420 represents approximately 90% of his maximum bonus amount.

Dr. Pruzanski is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We have agreed to pay 100% of the health insurance premiums of Dr. Pruzanski and his spouse and other dependents and an annual life insurance premium of $10,000. During 2011, although we paid the premium for Dr. Pruzanski’s participation in our group life insurance policy, which is available generally to all employees, we did not purchase or pay premiums for any individual life insurance policy for Dr. Pruzanski. We are also required to purchase short-term and long-term disability policies ensuring at least 60% of Dr. Pruzanski’s base salary.

If Dr. Pruzanski terminates his employment with us or we terminate his employment for any reason, in addition to payment of accrued compensation and benefits, Dr. Pruzanski will be entitled to an amount equal to the prorated portion of the bonus, if any, that would have been payable to him.

In the event we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement, Dr. Pruzanski will be entitled to receive (i) 12 months of his base salary paid in a single lump sum, (ii) a lump sum payment equal to the mean bonus earned by him during the prior three years (such payment shall be in lieu of the prorated bonus described above) and (iii) continuation of participation in our group health plan and the payment of his premiums for 12 months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health plan prior to termination.

In the event that Dr. Pruzanski does not renew his employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or he terminates his employment without good reason, Dr. Pruzanski will not be entitled to any severance benefits unless mutually agreed upon in writing. If Dr. Pruzanski is terminated due to disability, he is entitled to (i) a lump sum payment equal to 12 months of base salary, so long as he is not eligible to participate in a company-sponsored short-term and long-term disability plans that provide for benefits of at least 60% of base salary, and (ii) continued participation in our group health plan and the payment of his premiums for 12 months following the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health plan prior to termination.

If we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, he resigns with good reason or Dr. Pruzanski is terminated due to his death or disability, all of Dr. Pruzanski’s stock options granted after the date of his employment agreement will vest immediately and be exercisable for three years from the effective date of termination. In the event that Dr. Pruzanski is terminated for cause or he terminates his employment without good reason, all of his unvested stock and stock options will immediately be forfeited.

In the event of the termination of Dr. Pruzanski’s employment within three months before or 12 months following a change in control, as defined in the employment agreement, (i) by us because we do not renew Dr. Pruzanski’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Dr. Pruzanski for good reason Dr. Pruzanski will be entitled to receive (a) an amount equal to 24 months’ of his then-current monthly base salary payable as a single lump sum, (b) a lump sum payment equal to two times the mean bonus earned during the prior three years (such payment shall be in lieu of the prorated bonus described above) and (c) continuation of participation in our group health plan and the payment of his premiums for up to 24 (but not less than 18) months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health plan prior to termination.

Receipt of the severance benefits described above is conditioned upon Dr. Pruzanski entering into a severance agreement, including a release of claims, with us. Dr. Pruzanski has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

Under Dr. Pruzanski’s employment agreement, “cause” for termination shall be deemed to exist upon (a) a good faith finding by a majority of the members of the board (excluding Dr. Pruzanski) that (i) Dr. Pruzanski has engaged in dishonesty, willful misconduct or gross negligence, or (ii) Dr. Pruzanski has materially breached the employment agreement, and has failed to cure such conduct or breach within 30 days after his receipt of written notice from us, or (b) Dr. Pruzanski’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under Dr. Pruzanski’s employment agreement, “good reason” is defined as a material change in duties, position, responsibilities or reporting requirements, relocation of Dr. Pruzanski’s place of employment by more than 50 miles from his principal residence or place of employment prior to such change or our material breach of the employment agreement.

David Shapiro, M.D.  Effective April 1, 2008, we entered into an employment agreement with Dr. Shapiro, our Chief Medical Officer and Executive Vice President, Development. This employment agreement provides for an initial term of one year with automatic renewals each year thereafter unless terminated by either us or Dr. Shapiro. Dr. Shapiro’s base salary was originally set at $350,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Dr. Shapiro is also eligible to receive an annual bonus payment of up to 25% of his annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Dr. Shapiro and our chief executive officer. Dr. Shapiro’s annual salary for 2011 was $363,998. Dr. Shapiro’s 2011 bonus of $83,720 represents approximately 92% of his maximum bonus amount.

Dr. Shapiro is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We have agreed to provide Dr. Shapiro with a monthly car allowance of $1,000 and to pay 100% of the health insurance premiums of Dr. Shapiro and his spouse, if his spouse is not already covered by the health insurance plan of another employer.

In the event we do not renew Dr. Shapiro’s employment at the end of the employment term, Dr. Shapiro is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement, Dr. Shapiro will be entitled to receive (i) 12 months of his base salary paid in a single lump sum and (ii) continuation of participation in our group health plan and the payment of his premiums for 12 months (of the cost of COBRA coverage for such period) for Dr. Shapiro, his spouse and any dependents covered under our group health plan prior to termination. If Dr. Shapiro is terminated by us without cause or he resigns with good reason, all of Dr. Shapiro’s stock options that would have vested within one year of the termination date will vest immediately and be exercisable for one year from the effective date of termination. In the event that Dr. Shapiro does not renew his employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or he terminates his employment without good reason, Dr. Shapiro will not be entitled to severance payments unless mutually agreed upon in writing.

In the event of the termination of Dr. Shapiro’s employment within 12 months following a change in control (i) by us because we do not renew Dr. Shapiro’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Dr. Shapiro for good reason, Dr. Shapiro will be entitled to receive (a) an amount equal to 12 months of his then-current monthly base salary payable as a single lump sum and (b) continuation of participation in our group health plan and the payment of his premiums for 12 months (of the cost of COBRA coverage for such period) for Dr. Shapiro, his spouse and any dependents covered under our group health plan prior to termination. In such instances of termination, all of Dr. Shapiro’s unvested stock and stock options will immediately become fully vested and be exercisable for a period of one year following the effective date of termination.

Receipt of the severance benefits described above is conditioned upon Dr. Shapiro entering into a severance agreement, including a release of claims, with us. Dr. Shapiro has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Code.

Under Dr. Shapiro’s employment agreement, “cause” for termination shall be deemed to exist upon (a) a good faith finding by us that (i) Dr. Shapiro has engaged in dishonesty, willful misconduct or gross negligence, (ii) Dr. Shapiro has materially breached the employment agreement, or (iii) Dr. Shapiro has breached or threatened to breach his invention, non-disclosure and non-solicitation agreement, and has failed to cure such conduct or breach within 30 days after his receipt of written notice from us, or (b) Dr. Shapiro’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under Dr. Shapiro’s employment agreement, “good reason” is defined as a relocation of Dr. Shapiro’s place of employment within six months after a change in control by more than 35 miles from his principal residence or more than 50 miles from his place of employment immediately prior to such change in control or our material breach of the employment agreement.

Barbara Duncan.  On May 16, 2009, we entered into an employment agreement with Ms. Duncan, our Chief Financial Officer. Ms. Duncan’s employment agreement provides for an initial term of one year with automatic renewals each year thereafter unless terminated by either us or Ms. Duncan. Ms. Duncan’s base salary was originally set at $300,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Ms. Duncan is also eligible to receive an annual bonus payment of up to 25% of her annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Ms. Duncan and our chief executive officer. Ms. Duncan’s annual salary for 2011 was $312,000. Ms. Duncan’s 2011 bonus of $71,760 represents approximately 92% of her maximum bonus amount.

Ms. Duncan is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We have agreed to pay 100% of the health insurance premiums of Ms. Duncan and 90% of the health insurance premiums of Ms. Duncan’s spouse and dependants, so long as they are not covered by the policy of her spouse’s employer.

In the event we do not renew Ms. Duncan’s employment at the end of the employment term, Ms. Duncan is terminated by us without cause, as defined in the employment agreement, or she resigns with good reason, as defined in the employment agreement, Ms. Duncan will be entitled to receive (i) six months of her base salary paid in a single lump sum and (ii) continuation of her participation in our group health plan and the payment of her premiums for six months (or the cost of COBRA coverage for such period) for Ms. Duncan and her spouse any dependents covered under our group health plan prior to termination. In the event that Ms. Duncan does not renew her employment at the end of the employment term, is terminated for cause, or is terminated due to her death or disability or she terminates her employment without good reason, Ms. Duncan will not be entitled to any severance benefits unless mutually agreed upon in writing.

If we do not renew Ms. Duncan’s employment at the end of the employment term, Ms. Duncan is terminated by us without cause or Ms. Duncan resigns with good reason, all of Ms. Duncan’s stock options that would have vested within one year of the termination date will vest immediately and be exercisable for one year from the effective date of termination. If Ms. Duncan’s employment is terminated due to disability, all unvested stock options will be forfeited and she will be able to exercise her vested options for one year from the date of termination. In the event that Ms. Duncan is terminated for cause or she terminates her employment without good reason, all unvested stock and stock options granted will immediately be forfeited.

In the event of the termination of Ms. Duncan’s employment within 12 months following a change in control (i) by us because we do not renew Ms. Duncan’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Ms. Duncan for good reason, Ms. Duncan will be entitled to receive (a) an amount equal to 12 months of her then-current monthly base salary payable as a single lump sum and (b) continuation of her participation in our group health plan and the payment of her premiums for 12 months (or the cost of COBRA coverage for such period) for Ms. Duncan, her spouse and any dependents covered under our group health plan prior to termination. In such instances of termination, all of Ms. Duncan’s unvested stock and stock options granted will immediately become fully vested and be exercisable for a period of one year following the effective date of termination.

Receipt of the severance benefits described above is conditioned upon Ms. Duncan entering into a severance agreement, including a release of claims, with us. Ms. Duncan has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Code.

Under Ms. Duncan’s employment agreement, “cause” for termination shall be deemed to exist upon (a) a good faith finding by us that (i) Ms. Duncan has engaged in dishonesty, willful misconduct or gross negligence, (ii) Ms. Duncan has materially breached the employment agreement, or (iii) Ms. Duncan has breached or threatened to breach her invention, non-disclosure and non-solicitation agreement, and has failed to cure such conduct or breach within 30 days after her receipt of written notice from us, or (b) Ms. Duncan’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under Ms. Duncan’s employment agreement, “good reason” is defined as a material diminution in duties, position, responsibilities or reporting requirements, relocation of Ms. Duncan’s place of employment by more than 50 miles from her principal residence or place of employment immediately prior to such relocation or a material breach of the employment agreement by us.

Non-Competition, Confidential Information and Assignment of Inventions Agreements

Dr. Pruzanski is a party to a non-competition and non-solicitation agreement with us, dated as of June 20, 2006, which prevents him from competing with us or soliciting our employees or independent contractors during his employment and for a one-year period thereafter. In addition, each of our named executive officers has also entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Pruzanski	50,000	0		0.50	06/30/2014
	150,000	0		0.50	01/01/2015
	749,980	20	(1)	1.70	07/18/2016
	192,969	44,531	(2)	1.70	09/18/2018
	725,000	725,000	(3)	1.50	07/20/2020
	66,221	198,779	(4)	1.50	10/13/2021
David Shapiro	50,000	0		1.80	01/08/2018
	458,333	41,667	(6)	1.80	04/01/2018
	157,500	157,500	(3)	1.50	07/20/2020
	21,616	64,884	(4)	1.50	10/13/2021
Barbara Duncan	322,917	177,083	(5)	1.70	05/18/2019
	137,500	137,500	(3)	1.50	07/20/2020
	19,367	58,133	(4)	1.50	10/13/2021

(1)	Options vest monthly through January 31, 2012.
(2)	Options vest monthly through September 30, 2012.
(3)	Options vest monthly through December 31, 2013.
(4)	Options vest monthly through December 31, 2014.
(5)	These options were fully vested as of May 31, 2012.
(6)	These options were fully vested as of January 31, 2012.

2011 Director Compensation

Our current policy is to provide to our non-employee directors options to purchase 20,000 shares of common stock annually, which vest over various time periods not exceeding two years from the date of grant, with the chairperson of the audit committee receiving additional options to purchase 7,500 shares of common stock annually and our chairman and the chairperson of our compensation committee receiving additional options to purchase 5,000 shares of common stock annually. Following the completion of this offering, we may adopt a new director compensation policy. In addition, our non-employee, non-chairman directors receive $10,000 per quarter, and our chairman receives $18,750 per quarter.

All directors have received and will continue to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our chairman has also received reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with management.

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2011.

Name(1)	Fees Earned or Paid in Cash	Option Awards(3)	Total
Paolo Fundaro	$40,000	$46,800	$86,800
Barry Greene(2)(4)	30,000	46,800	76,800
Kenneth Noonan, Ph.D.(4)	40,000	46,800	86,800
Robert Roche(2)	10,000	0	10,000
Paul Sekhri(4)	40,000	52,650	92,650
Lorenzo Tallarigo, M.D.	75,000	58,500	133,500
Nicole Williams	40,000	64,350	104,350

(1)	Mark Pruzanski has been omitted from this table because he received no compensation for serving on our board of directors. Dr. Pruzanski’s compensation as President and Chief Executive Officer for 2011 is detailed in “— Summary Compensation Table” above.
(2)	Mr. Greene joined our board on February 8, 2011. Mr. Roche resigned from the board as of February 8, 2011.
(3)	Amounts reflect the grant date fair value of option awards granted in 2011 in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see note 10 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Valuation of Stock-Based Compensation and Warrant Liability — Stock-Based Compensation” included elsewhere in this prospectus. These amounts do not correspond to the actual value that will be recognized by the directors.
(4)	Messrs. Greene, Noonan and Sekhri resigned from the board as of August , 2012. Two of the vacancies created by their resignations were filled by Jonathan Silverstein and Klaus Veitinger.

On July 31, 2012, we granted options to purchase an aggregate of 137,500 shares of our common stock at an exercise price of $1.61 per share to our non-employee directors as of January 1, 2012 for service during fiscal year 2012. Ms. Williams, our audit committee chairperson, received options to purchase 27,500 shares of common stock, of which options to purchase 7,986 shares were immediately vested. Dr. Tallarigo, the chairman of the board, and Mr. Sekhri, the former chairperson of our compensation committee, each received options to purchase 25,000 shares of common stock, of which options to purchase 7,260 shares were immediately vested. Messrs. Fundaro, Greene and Noonan each received options to purchase 20,000 shares of common stock, of which options to purchase 5,808 shares were immediately vested. Pursuant to the terms of the 2003 Stock Incentive Plan, as amended, the options granted to Messrs. Greene, Noonan and Sekhri ceased vesting upon their resignation from the board on August     , 2012 and the unvested options for the continuing non-employee directors will vest monthly through December 31, 2013, subject to the terms of the 2003 Stock Incentive Plan, as amended.

Equity Incentive Plans

Amended and Restated 2003 Stock Incentive Plan

Our 2003 Stock Incentive Plan was initially adopted by our board of directors and approved by our shareholders on October 16, 2003, and was amended and restated by our board of directors in December 2004, May 2006, June 2008, January 2010 and August 2012. We refer to this plan, as amended, as the 2003 Plan. The 2003 Plan permits us to make grants of non-statutory stock options, incentive stock options, restricted stock awards and other stock-based awards.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2003 Plan; however, incentive stock options may only be granted to our employees. A maximum of 10,914,589 shares of common stock are authorized for issuance under the 2003 Plan, subject to adjustment due to the effect of any stock split, stock dividend, combination, recapitalization or similar transaction.

The 2003 Plan is administered by either the board of directors or one or more committees or subcommittees of our board of directors, which in either case, we refer to as the administrator. In addition, to the extent permitted by applicable law, the board of directors may delegate the authority to grant awards to one or more of our executive officers; provided that board of directors shall fix the terms of the awards granted by such executive officer and the maximum number of shares subject to awards that such executive officer may grant. The 2003 Plan provides that the administrator has the authority to determine:

•	which employees, officers, directors, consultants and advisors shall be granted options and other awards;
•	the number of shares of our common stock subject to options and other awards;
•	the exercise price of each option;
•	the schedule upon which options become exercisable;
•	the termination or cancellation provisions applicable to options;
•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and
•	all other terms and conditions upon which each award may be granted in accordance with our plan.

Unless otherwise determined by the administrator or provided for in an award, the 2003 Plan does not permit the transfer of awards except in the event of death and only the recipient may exercise an award during the recipient’s lifetime. Shares of common stock acquired upon exercise of a stock option and any gain realized upon exercise of any stock option may be subject to repurchase by, or forfeiture to, us at the discretion of our board of directors if the applicable award agreement provides for the repurchase.

Except as otherwise provided by the administrator and evidenced in a particular award, in the event of a merger or other reorganization event as described under the 2003 Plan, the administrator, in its sole discretion, may take any of the following actions as to some or all of outstanding awards other than restricted stock awards:

•	provide that all outstanding awards will be assumed or substituted by the successor corporation;
•	upon written notice to a participant, provide that the participant’s options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;
•	provide that all outstanding awards will become exercisable, realizable, deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon the occurrence of such reorganization event;
•	in the event of a reorganization event pursuant to which our common stockholders will receive a cash payment for each share surrendered in the reorganization event, make or provide a cash payment to the participants equal to the excess, if any, of the acquisition price multiplied by the number of shares of common stock subject to the participant’s awards over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings (to the extent the exercise price does not exceed the acquisition price), in exchange for the termination of such awards; and
•	any combination of the actions above.

Except as otherwise evidenced in a particular award agreement or other agreement between a participant and us, in the event of a change in control event, as described in the 2003 Plan, the vesting schedule of an option award or restricted stock award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested or free from conditions or restrictions after the date of the change in control event shall immediately become vested or free from conditions or restrictions. The remaining one-half of such number of shares may vest or continue to become free from conditions or restrictions in accordance with the original schedule in the option or restricted stock award agreement.

Our board of directors may amend, suspend or terminate the 2003 Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules. The administrator may also amend, modify or terminate any outstanding award, provided that no amendment to an award may materially impair any of the rights of a participant under any awards previously granted without his or her written consent.

As of July 31, 2012, 85,411 shares have been issued upon the exercise of options and the grant of stock awards under the 2003 Plan, 7,703,035 shares are subject to outstanding options under the 2003 Plan and 3,211,554 shares would be available for future grant under the 2003 Plan after giving effect to the August 2012 amendment to the 2003 Plan to increase the maximum number of shares authorized for issuance thereunder by 3,000,000. Unless earlier terminated by our board of directors, the 2003 Plan will expire on October 16, 2013. Our board of directors has decided not to grant any further awards under the 2003 Plan commencing on the date on which we adopt our 2012 Stock Incentive Plan in connection with this offering. All outstanding stock options granted under the 2003 Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 2003 Plan.

2012 Stock Incentive Plan

In           , 2012, our board of directors approved the 2012 Stock Incentive Plan, which we refer to as the 2012 Plan, which will become effective upon completion of this offering. Our stockholders approved the 2012 Plan on           , 2012. The 2012 Plan will expire on           . Under our 2012 Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. There will be         shares of our common stock authorized for issuance under the 2012 Plan.

In addition, the 2012 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year beginning in fiscal year 2013. The annual increase in the number of shares shall be equal to the lowest of:

•	shares of our common stock;
•	% of the number of shares of our common stock outstanding as of such date; and
•	an amount determined by our board of directors or compensation committee.

The board of directors has authorized our compensation committee to administer the 2012 Plan. In accordance with the provisions of the plan, the compensation committee will determine the terms of options and other awards. The compensation committee or the independent members of our board of directors will determine:

•	which employees, directors and consultants shall be granted options and other awards;
•	the number of shares of our common stock subject to options and other awards;
•	the exercise price of each option, which generally shall not be less than fair market value on the date of grant;
•	the schedule upon which options become exercisable;
•	the termination or cancellation provisions applicable to options;
•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2012 plan.

No participant may receive awards for more than       shares of our common stock in any fiscal year.

In addition, the administrator may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of the 2012 Plan.

Upon a merger, consolidation or sale of all or substantially all of our assets, the administrator, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

•	provide that outstanding options will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;
•	provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at our board of directors’ discretion, any such options being made partially or fully exercisable;
•	terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in our board of directors’ discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;
•	provide that outstanding stock grants will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;
•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and
•	terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at our board of directors’ discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

401(k) Plan and Other Benefits

We have a defined contribution retirement plan, which we refer to as the 401(k) Plan, in which all employees are eligible to participate. Our plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees and by us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the 401(k) Plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. We do not currently provide matching contributions under the 401(k) Plan but may choose to do so in the future. We also contribute to medical, disability and other standard insurance for our employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan and subject to the lock-up agreements described under “Underwriting,” a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2009, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Lorenzo Tallarigo, M.D	Dr. Tallarigo is the chief executive officer of Genextra S.p.A., which is one of our principal stockholders.
Paolo Fundaro	Mr. Fundaro is the chief financial officer of Genextra S.p.A., which is one of our principal stockholders.
Jonathan T. Silverstein	Mr. Silverstein is a member of OrbiMed Advisors LLC, whose affiliated fund is one of our principal stockholders.

Private Placements of Securities

In January 2010, we sold to Genextra S.p.A. 13,888,889 shares of our Series B preferred stock and a warrant to purchase 5,000,000 shares of our common stock at an exercise price of $1.80 per share with a five year term for net proceeds of $24.9 million. Previously, in 2008, we sold 13,888,889 shares of our Series A preferred stock to Genextra S.p.A. for net proceeds of approximately $24.3 million.

Both the Series A and Series B preferred stock accrue dividends at an annual rate of $0.108 per share. The dividends are only payable upon the occurrence of certain events in accordance with the terms of our restated certificate of incorporation but are not payable in connection with conversion of the preferred stock into shares of common stock. All outstanding shares of Series A and Series B preferred stock will be converted into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering.

On August     , 2012, we entered into a securities purchase agreement with an affiliated fund of OrbiMed Advisors LLC, or OrbiMed, and Genextra S.p.A., or Genextra, pursuant to which we agreed to issue up to an aggregate of 25,000,000 shares of our Series C preferred stock at a price of $2.00 per share for gross proceeds of up to $50.0 million. The securities purchase agreement provides that the Series C preferred stock may be issued in two tranches consisting of 15,000,000 and 10,000,000 shares. The first tranche of Series C preferred stock was issued on August     , 2012, and resulted in $29.8 million of net proceeds to us. The closing of the second tranche of Series C preferred stock will only occur if we do not complete an initial public offering of our common stock on or prior to the one year anniversary of the closing of the first tranche.

The Series C preferred stock accrue dividends at an annual rate of $0.12 per share. The dividends are only payable upon the occurrence of certain events in accordance with the terms of our restated certificate of incorporation but are not payable in connection with the conversion of the Series C preferred stock.

Each share of Series C preferred stock will initially be convertible into one share of our common stock, subject to adjustment. All of our outstanding shares of Series C preferred stock will convert into 15,000,000 shares of our common stock upon the completion of this offering.

The investors have been granted certain demand and piggyback registration rights in respect of their securities under our third amended and restated stockholders agreement. Under the securities purchase agreement, we have agreed to indemnify each purchaser of our Series C preferred stock and its employees, agents, stockholders and affiliates, up to an aggregate amount equal to the purchase price of the Series C preferred stock until August     , 2015, for any and all losses, judgments or damages sustained or incurred by or asserted against such indemnified party arising out of or in any way relating to any material breach of our representations and warranties, the failure by us to fulfill any material obligation, agreement or covenant under the securities purchase agreement or the third amended and restated stockholders agreement, or any cost or expense, including reasonable legal fees incurred in connection with enforcing the rights of such indemnified party.

See “Principal Stockholders” for more information about shares held by these entities.

Reimbursement of Expenses

In connection with the Series B preferred stock financing in January 2010, we reimbursed Genextra approximately $50,000 for expenses incurred during the course of the transaction.

In connection with the Series C preferred stock financing in August 2012, we agreed to reimburse Genextra and OrbiMed up to $50,000 and $150,000, respectively, for expenses incurred by such stockholders in connection with the transaction.

Agreements with Stockholders

In connection with the Series B preferred stock financing, we entered into the Second Amended and Restated Stockholders Agreement, dated as of January 20, 2010, with certain of our stockholders, including our principal stockholders and their affiliates. Subsequently, on August     , 2012, we entered into the Third Amended and Restated Stockholders Agreement with certain of our stockholders, including our principal stockholders and their affiliates, in connection with the Series C preferred stock financing. This agreement will terminate immediately upon completion of the offering, other than the provisions relating to registration rights, which will continue in effect following completion of the offering and entitle the holders of such rights to have us register their shares of our common stock for sale in the United States. See “Description of Capital Stock — Registration Rights.”

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended 2011, see “Executive and Director Compensation — Narrative to Summary Compensation Table — Employment Arrangements with Our Named Executive Officers.”

Indemnification Agreements

We have entered into or plan to enter into indemnification agreements with each of our directors and officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management —  Limitation of Directors’ and Officers’ Liability and Indemnification.”

Participation in This Offering

Certain entities holding more than 5% of our common stock have indicated an interest in purchasing shares of our common stock in this offering at the initial public offering price, including Genextra S.p.A. and its affiliates, which have indicated an interest in purchasing up to approximately $      million of such shares of our common stock in this offering at the initial public offering price and OrbiMed Advisors LLC, which has indicated an interest in its affiliated fund purchasing up to approximately $   million of such shares of common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to these entities and these entities could determine to purchase more, less or no shares in this offering. Any shares purchased by these entities will be subject to lock-up restrictions described in “Shares Eligible for Future Sale.”

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee that will be in effect upon completion of this offering, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August     , 2012, on a pre-offering basis, which includes 15,000,000 shares of our common stock into which the 15,000,000 shares of preferred stock issued on August     , 2012 will be converted upon the completion of this offering, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

•	our named executive officers;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of August 8, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership before this offering is based on an aggregate of 62,016,196 shares, consisting of (i) 19,238,418 shares of common stock outstanding on August     , 2012 and (ii) 42,777,778 shares of common stock into which all of our preferred stock outstanding as of August     , 2012 will be converted upon the completion of this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Intercept Pharmaceuticals, Inc., 18 Desbrosses Street, New York, NY 10013.

	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Beneficial Owner		Before Offering	After Offering
Directors and Executive Officers
Mark Pruzanski, M.D.(1)	4,500,271	7.0%	%
David Shapiro, M.D.(2)	804,400	1.3%	*
Barbara Duncan(3)	639,630	1.0%	*
Lorenzo Tallarigo, M.D.(4)	46,640,440	69.5%	%
Paolo Fundaro(5)	103,307	*	*
Jonathan T. Silverstein(6)	10,500,000	16.9%	%
Klaus Veitinger, M.D.	—	—	—
Nicole Williams(7)	127,047	*	*
All current executive officers and directors as a group (9 persons)(8)	63,526,000	89.1%	%
Five Percent Stockholders
Genextra S.p.A.(9)	51,026,306	76.1%	%
OrbiMed Private Investments IV, LP(10)	10,500,000	16.9%	%
Visium Balanced Offshore Fund, Ltd.(11)	2,693,076	4.3%	%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 2,200,000 shares of common stock and options to purchase 2,300,271 shares of common stock that are exercisable within 60 days of August 8, 2012.
(2)	Consists of options to purchase 804,400 shares of common stock that are exercisable within 60 days of August 8, 2012.

(3)	Consists of options to purchase 633,630 shares of common stock that are exercisable within 60 days of August 8, 2012.
(4)	Consists of (a) 9,248,529 shares of common stock owned by Genextra S.p.A., 32,277,778 shares of common stock into which the shares of preferred stock held by Genextra S.p.A. are convertible, and 5,000,000 shares underlying warrants held by Genextra S.p.A., and (b) options to purchase 114,134 shares of common stock which are exercisable within 60 days of August 8, 2012 that are held directly by Dr. Tallarigo. Dr. Tallarigo is the chief executive officer of Genextra S.p.A. and, in such capacity, Dr. Tallarigo exercises voting and investment control over the shares of common stock owned by Genextra S.p.A. Dr. Tallarigo disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any.
(5)	Consists of options to purchase 103,307 shares of common stock which are exercisable within 60 days of August 8, 2012.
(6)	Consists of the shares described in note (10) below. Mr. Silverstein disclaims beneficial ownership of the shares described in note (10), except to the extent of his pecuniary interest therein, if any.
(7)	Consists of options to purchase 127,047 shares of common stock which are exercisable within 60 days of August 8, 2012.
(8)	Consists of (a) 11,873,529 shares of common stock beneficially owned by our officers and directors, (b) 32,277,778 shares of common stock into which the shares of preferred stock beneficially owned by Dr. Tallarigo are convertible, (c) 4,500,000 shares of common stock into which the shares of preferred stock beneficially owned by Dr. Tallarigo are convertible, (d) 5,000,000 shares of common stock underlying the warrants beneficially owned by Dr. Tallarigo, and (e) options to purchase 4,299,693 shares of common stock beneficially owned by our officers and directors which are exercisable within 60 days of August 8, 2012. See notes (1) through (7) above.
(9)	Consists of (a) 9,248,529 shares of common stock owned by Genextra S.p.A., (b) 32,277,778 shares of common stock into which the shares of preferred stock held by Genextra S.p.A. are convertible, and (c) 5,000,000 shares underlying warrants held by Genextra S.p.A. Dr. Tallarigo is the chief executive officer of Genextra S.p.A. and, in such capacity, Dr. Tallarigo exercises voting and investment control over the shares of common stock owned by Genextra S.p.A. Dr. Tallarigo disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. The address of each of Genextra S.p.A. and its affiliates is Via G. De Grassi, 11, 20123 Milan, Italy.
(10)	Consists of 10,500,000 shares of common stock into which the shares of preferred stock beneficially owned by OrbiMed Private Investments IV, LP are convertible. OrbiMed Capital GP IV LLC is the general partner of OrbiMed Private Investments IV, LP and OrbiMed Advisors LLC is the managing member of OrbiMed Capital GP IV LLC. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed Advisors LLC and may be deemed to have voting and investment power over the shares held by OrbiMed Private Investments IV, LP noted above. Each of OrbiMed Capital GP IV LLC, OrbiMed Advisors LLC and Mr. Isaly disclaims beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any. Mr. Silverstein, a member of our board of directors, is a member of OrbiMed Advisors LLC. The address for OrbiMed Private Investments IV, LP is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(11)	Consists of (a) 1,081,580 shares of common stock held by Visium Balanced Offshore Fund, Ltd., (b) 703,500 shares of common stock held by Visium Long Bias Offshore Fund, Ltd., (c) 694,050 shares of common stock held by Visium Balanced Fund, LP and (d) 213,946 shares of common stock held by Visium Long Bias Fund, LP. We refer to each of the funds above as the Visium Funds. The investment advisor to each of the Visium Funds is Visium Asset Management, LP. JG Asset, LLC is the general partner of Visium Asset Management, LP. Jacob Gottlieb is the managing member of JG Asset, LLC. As such, each of Visium Asset Management, LP, JG Asset, LLC and Mr. Gottlieb has voting and dispositive power over the shares held by the Visium Funds. Each of Visium Asset Management, LP, JG Asset, LLC and Mr. Gottlieb disclaims beneficial ownership with respect to any such shares, except to the extent of their respective pecuniary interests therein, if any. The address of each of the Visium Funds is 950 Third Avenue, 29th Floor, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they will be in effect upon the closing of this offering. For more detailed information, please see our restated certificate of incorporation and restated by-laws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Upon completion of this offering, we will be authorized to issue           shares of common stock, $0.001 par value per share, and           shares of preferred stock, $0.001 par value per share, and there will be           shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of all of our preferred stock, as of August     , 2012, we would have had outstanding an aggregate of 62,016,196 shares of common stock, consisting of (i) 19,238,418 shares of common stock outstanding on such date and (ii) 42,777,778 shares of common stock into which all of our preferred stock outstanding as of such date would have been converted, which were held of record by 98 stockholders. In addition, as of August 8, 2012, there were outstanding options to purchase 7,703,035 shares of common stock and outstanding warrants to purchase 7,122,889 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our preferred stock, if issued, would have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

As of August 8, 2012, we had warrants outstanding to purchase the number of shares of our common stock at the exercise prices and expiration dates set forth below. Warrants entitle the holder to purchase shares of our common stock, as applicable, at the specified exercise price at any time prior to the expiration date.

	Warrants to Purchase Common Stock	Weighted Average Exercise Price	Expiration
Warrants issued in 2003(1)(2)(3)	12,500	$0.50	October 24, 2013
Warrants issued in 2003(1)(2)	12,500	1.50	October 24, 2013
Warrants issued in 2004(1)(2)(3)	679,795	0.50	October 27, 2013
Warrants issued in 2004(1)(2)(3)	113,299	0.50	May 4, 2014
Warrants issued in 2004(1)(2)	679,795	1.50	October 27, 2013
Warrants issued in 2008(1)(4)(5)	625,000	1.80	May 23, 2013
Warrants issued in 2010(1)(4)(6)	5,000,000	1.80	January 25, 2015
Warrants issued and outstanding as of August 8, 2012	7,122,889	$1.62

(1)	Each of these warrants has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of our common stock based on the fair market value of the underlying shares of our common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price. Each warrant also contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.
(2)	Pursuant to the terms of these warrants, we have agreed to file a registration statement registering the shares underlying these warrants within 90 days after the completion of this offering unless such shares are eligible for sale under Rule 144.
(3)	Each of these warrants contains anti-dilution provisions providing for adjustments to the exercise price upon the issuance of shares of our common stock for no consideration or at a price less than the exercise price pursuant to a merger, asset acquisition or other business combination where a third party acquires a majority equity interest in or all or substantially all of the assets of our company. If such a lower-priced issuance occurs, the exercise price of these warrants will be reduced to the price at which our common stock is issued.
(4)	Each of these warrants contains anti-dilution provisions providing for adjustments to the exercise price upon the issuance of shares of our common stock for no consideration or at a price less than the exercise price, excluding certain shares of our common stock issuable upon exercise of options, warrants or conversion of convertible securities. If such a lower-priced issuance occurs, the exercise price of the warrants will be reduced based on a weighted average of the difference between the exercise price of the warrants and the issuance price of the shares.
(5)	An aggregate of 237,916 of the shares underlying these warrants are entitled to certain registration rights sets forth in our third amended and restated stockholders agreement. See “— Registration Rights” below for a description of these registration rights.
(6)	The shares underlying each of this warrant are entitled to certain registration rights set forth in our third amended and restated stockholders agreement. See “— Registration Rights” below for a description of these registration rights.

Registration Rights

On August     , 2012, we entered into a third amended and restated stockholders agreement with certain holders of our preferred stock, common stock and warrants, which provide such holders with registration rights with respect to certain shares of our common stock, including shares of our common stock into which the shares of our preferred stock are convertible, the shares of our common stock are issuable upon exercise of the warrants. The summary of the registration rights below is qualified by reference to the third amended and restated stockholders agreement, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. As of August     , 2012, an aggregate of 70,157,587 shares of outstanding common stock and shares of common stock underlying our preferred stock, warrants and options would be registrable securities pursuant to the terms of the third amended and restated stockholders agreement. Any additional shares of common stock purchased in this offering by our affiliated stockholders who are parties to the third amended and restated stockholders agreement would also be registrable shares.

Our warrants that were issued in 2003 and 2004 contain registration rights in the forms of the warrant, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part. See “— Warrants” above for a description of the registration rights relating to these warrants.

Demand Registration Rights.   Commencing on the six-month anniversary of the completion of this offering, the holders of the registrable shares will be entitled to certain demand registration rights. If certain of our major security holders who are parties to the third amended and restated stockholders agreement or holders of at least 30% of the registrable shares then outstanding request a registration of registrable shares having an aggregate value of at least $25.0 million (based on the market price or fair value on the date of such request), we will be required to register their shares. We may be required to effect up to three registrations in accordance with such demand registration rights. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their registrable shares in the registration. Under certain circumstances, our board of directors may suspend our obligations to register registrable shares.

Piggyback Registration Rights.   In the event that we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders (other than in connection with this offering, a registration statement on Form S-8 or Form S-4 or to cover securities proposed to be issued in exchange for securities or assets of another corporation), the holders of the registrable shares will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares of our common stock are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Shelf Registration Rights.  If we become eligible to file registration statements on Form S-3 that will become automatically effective upon filing, the holders of the registrable shares will be entitled to require us to register all or a portion of their registrable shares on Form S-3 if the registrable shares held by such holders have an aggregate value of at least $5.0 million (based on the public market price on the date of such request). If we become eligible to file use a Form S-3 that becomes automatically effective upon filing, we are required to use our commercially reasonable efforts to file a Form S-3 registration statement as soon as practicable, and in any event within 30 days after the request, except under limited circumstances. There is no limit to the number of registrations that we may be required to make in accordance with such Form S-3 registration rights. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their registrable shares in the registration. Under certain circumstances, our board of directors may suspend our obligations to register registrable shares.

We have agreed to pay certain registration expenses of the holders of the shares registered pursuant to any demand, piggyback and shelf registrations described above.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Restated By-Laws

The provisions of Delaware law and our restated certificate of incorporation and restated by-laws to be effective upon completion of this offering could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.   We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause.  Our restated certificate of incorporation and restated by-laws to be effective upon completion of this offering provide that upon completion of this offering, our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of     % of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than    days nor more than    days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the      day prior to the meeting and not later than the later of (1) the      day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.  Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent.  Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least     % of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Restated By-Laws,” or to reduce

the number of authorized shares of common stock or preferred stock. This     % stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A     % vote is also required for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be         .

Stock Market Listing

We have applied to list our common stock on the NASDAQ Global Market under the symbol “ICPT.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We have applied to list our common stock on the NASDAQ under the symbol “ICPT.”

Upon the closing of the offering made hereby, we will have outstanding an aggregate of        shares of common stock, assuming no exercise by the underwriters of their over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. One such safe-harbor exemption is Rule 144, which is summarized below.

Subject to the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Sale	Shares Eligible for Sale	Comment
Date of prospectus		Shares sold in the offering and shares that may be sold under Rule 144 that are not subject to a lock-up
90 days after date of prospectus		Shares that are not subject to a lock-up and can be sold under Rule 144
180 days* after date of prospectus		Lock-up released; shares that can be sold under Rule 144

*	180 days corresponds to the lock-up period described below in “— Lock-up Agreements.” This lock-up period may be extended or shortened under certain circumstances as described in “Underwriting.” However, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the underwriters, may in its sole discretion, release all or any portion of the shares from the restrictions in any of these agreements.

Rule 144

Affiliate Resales of Shares

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, and the shares of common stock that our preferred stock can be converted into or that are exercisable upon warrants, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale can sell restricted shares of our common stock in compliance with the following requirements of Rule 144.

Holding period:  If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.

Manner of sale:  An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.

Limitation on number of shares sold:  An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:

•	one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and
•	the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.

Current public information:  An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the Securities and Exchange Commission required by those sections during the preceding 12 months (or such shorter period that we have been subject to these filing requirements).

Notice on Form 144:  If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the Securities and Exchange Commission and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Shares

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

Upon completion of this offering, the holders of approximately 70,157,587 shares of common stock, including shares of common stock issuable upon the exercise of outstanding warrants and options, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates. See “Description of Capital Stock — Registration Rights.”

Stock Options

As of July 31, 2012, options to purchase a total of 5,685,815 shares of common stock were outstanding and exercisable.           of the shares subject to options are subject to lock-up agreements. As of July 31, 2012, after giving effect to the amendment to the 2003 Plan adopted in August 2012, 3,211,554 shares of our common stock were reserved for future issuance under our 2003 Plan, all or some of which may be granted prior to the completion of this offering. Our board of directors has decided not to grant any further awards under the 2003 Plan commencing on the date on which we adopt our 2012 Plan in connection with this offering. There will be           shares of our common stock authorized for issuance under the 2012 Plan.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Warrants

As of July 31, 2012, we had outstanding warrants to purchase an aggregate of 7,122,889 shares of our common stock at a weighted-average exercise price of $1.62 per share. Any shares purchased pursuant to these warrants will be “restricted shares” and may be sold in the public market only if they are registered under the Securities Act or qualify for an exemption from such registration.

Lock-up Agreements

Our officers, directors and substantially all of our other existing security holders, who hold an aggregate of approximately         shares of our common stock and/or shares underlying outstanding options and warrants to purchase common stock, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the representative of the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the underwriters, may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of the 180-day period.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Subject to the provisions of certain tax treaties between the U.S. and other nations, non-citizens of the U.S. treated as U.S. residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, or U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;
•	tax-exempt organizations;
•	financial institutions;
•	brokers or dealers in securities;
•	regulated investment companies;
•	pension plans;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•	certain U.S. expatriates;

•	persons subject to the alternative minimum tax; or
•	persons that acquire our common stock as compensation for services.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “— Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence providing for a reduced withholding tax rate on dividends generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the

non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition; or
•	we are or were a “U.S. real property holding corporation” during a certain look-back period unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 28% through December 31, 2012, and thereafter set to increase to 31%) with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

The recently enacted Foreign Account Tax Compliance Act, or FATCA, will impose a 30% withholding tax on any “withholdable payment” to (i) a “foreign financial institution,” unless an exceptions applies. The most important exception is that such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution, unless an exception applies. The most important exception is that such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

“Withholdable payments” will include U.S.-source payments otherwise subject to nonresident withholding tax, and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers (in either case to exclude payments made on “obligations” that were outstanding on March 18, 2012). The withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain). The IRS is authorized to provide rules for coordinating the FATCA withholding regime with the existing nonresident withholding tax rules.

Under proposed regulations, this withholding will apply to U.S.-source payments otherwise subject to nonresident withholding tax made on or after January 1, 2014 and to the payment of gross proceeds from the sale of any equity or debt instruments of U.S. issuers made on or after January 1, 2015.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non- U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
Needham & Company, LLC
Wedbush Securities Inc.
ThinkEquity LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to           additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and substantially all of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,
•	sell any option or contract to purchase any common stock,
•	purchase any option or contract to sell any common stock,
•	grant any option, right or warrant for the sale of any common stock,
•	lend or otherwise dispose of or transfer any common stock,
•	request or demand that we file a registration statement related to the common stock, or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that such extensions will apply only to the extent that the rules of the Financial Industry Regulatory Authority, Inc. relating to such extensions remain in effect.

Nasdaq Global Market Listing

We expect the shares to be approved for listing on the Nasdaq Global Market, subject to notice of issuance, under the symbol “ICPT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us,
•	our financial information,
•	the history of, and the prospects for, our company and the industry in which we compete,
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,
•	the present state of our development, and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, the rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercept Pharmaceuticals, Inc. (a development stage enterprise) as of December 31, 2010 and December 31, 2011 and for each of the two years in the period ended December 31, 2011 and the information included in the cumulative from inception presentation for the period January 1, 2008 to December 31, 2011 (not separately presented herein), included in this prospectus have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the web site of the Securities and Exchange Commission referred to above.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2010 and 2011 and as of June 30, 2012 (unaudited), actual and pro forma	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2010 and 2011, the period from September 4, 2002 (Inception) through December 31, 2011, the Six Months Ended June 30, 2011 and 2012 (unaudited), and for the period from September 4, 2002 (inception) through June 30, 2012 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the period from September 4, 2002 (inception) through June 30, 2012	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2011, the period from September 4, 2002 (Inception) through December 31, 2011, the Six Months Ended June 30, 2011 and 2012 (unaudited), and for the period from September 4, 2002 (inception) through June 30, 2012 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Intercept Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Intercept Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 2010 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2011 and the information included in the cumulative from inception presentation for the period January 1, 2008 to December 31, 2011(not separately presented herein). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intercept Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 2010 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2011, and information included in the cumulative from inception presentations for the period January 1, 2008 to December 31, 2011 (not separately presented herein), in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, New York
June 20, 2012

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Balance Sheets

	December 31,		June 30, 2012	Pro Forma June 30, 2012
	2010	2011
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,423,746	$17,707,476	$9,947,233	$39,747,233
Certificates of deposit	72,087	200,775	78,874	78,874
Prepaid expenses and other assets	365,421	995,843	1,681,970	1,681,970
Total current assets	15,861,254	18,904,094	11,708,077	41,508,077
Fixed assets, net	876,446	311,366	175,991	175,991
Security deposits	380,330	254,869	261,023	261,023
Total assets	$17,118,030	$19,470,329	$12,145,091	$41,945,091
Liabilities
Current liabilities:
Accounts payable, accrued expenses, and other liabilities	$1,587,432	$1,504,198	$3,577,583	$3,577,583
Short-term portion of warrant liability	127,768	—	286,936	286,936
Short-term portion of deferred revenue	—	2,446,107	1,739,408	1,739,408
Short-term portion of capital leases	255,590	81,762	—	—
Total current liabilities	1,970,790	4,032,067	5,603,927	5,603,927
Long-term liabilities:
Long-term portion of deferred revenue	—	12,162,163	11,351,353	11,351,353
Long-term portion of warrant liability	6,752,935	5,835,877	4,569,466	4,992,910
Long-term portion of capital leases	75,839	—	—	—
Total liabilities	8,799,564	22,030,107	21,524,746	21,948,190
Stockholders’ equity (deficit):
Series A preferred stock. Authorized 13,888,889 shares, par value $0.001 per share, issued, and outstanding 13,888,889 shares, actual; 0 shares issued and outstanding, pro forma; liquidation preference of $1.80 per share plus accumulated dividends ($5,412,329 at December 31, 2011 and $6,160,274 at June 30, 2012), none pro forma	13,889	13,889	13,889	—
Series B preferred stock. Authorized 13,888,889 shares, par value $0.001 per share, issued, and outstanding 13,888,889 shares, actual; 0 shares issued and outstanding, pro forma; liquidation preference of $1.80 per share plus accumulated dividends ($2,901,370 at December 31, 2011 and $3,349,315 at June 30, 2012), none pro forma	13,889	13,889	13,889	—
Series C preferred stock. Authorized, issued and outstanding 15,000,000 shares; par value $0.001 per share; liquidation preference $2.00 per share; none pro forma	—	—	—	—
Common stock. Authorized 57,000,000 shares, par value $0.001 per share, 19,238,418 shares issued and outstanding, actual; 62,016,196 shares issued and outstanding, pro forma	19,238	19,238	19,238	62,016
Additional paid-in capital	70,252,230	72,117,985	72,879,288	102,240,844
Accumulated other comprehensive loss	(178,155)	(184,500)	—	—
Accumulated deficit during development stage	(61,802,625)	(74,540,279)	(82,305,959)	(82,305,959)
Total stockholders’ equity (deficit)	8,318,466	(2,559,778)	(9,379,655)	19,996,901
Total liabilities and stockholders’ equity (deficit)	$17,118,030	$19,470,329	$12,145,091	$41,945,091

*	The unaudited pro forma balance sheet gives effect to the conversion of 15,000,000 shares of preferred stock issued on August , 2012 into 15,000,000 shares of the Company’s common stock and the receipt of net proceeds of $29.8 million (see note 15).

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31,		Period From September 4, 2002 (Inception) Through December 31, 2011	Six Months Ended June 30,		Period From September 4, 2002 (Inception) Through June 30, 2012
	2010	2011		2011	2012
				(Unaudited)		(Unaudited)
Licensing revenue	$—	$1,805,130	$1,805,130	$405,405	$1,517,509	$3,322,639
Costs and expenses:
Research and development	$12,709,590	$11,426,155	$55,252,127	$4,750,813	$8,077,614	$63,329,741
General and administrative	3,643,623	4,209,429	24,420,953	2,019,996	2,003,059	26,424,012
Total costs and expenses	16,353,213	15,635,584	79,673,080	6,770,809	10,080,673	89,753,753
Other income (expense):
Revaluation of warrants	672,477	1,044,826	1,550,022	94,205	979,475	2,529,497
Foreign currency loss on liquidation	—	—	—	—	(191,733)	(191,733)
Interest and dividend income	129,662	61,452	1,557,687	29,261	17,384	1,575,071
Interest expense	(25,108)	(13,478)	(268,997)	(8,978)	(7,642)	(276,639)
QTDP Grant	488,959	—	488,959	—	—	488,959
	1,265,990	1,092,800	3,327,671	114,488	797,484	4,125,155
Net loss	(15,087,223)	(12,737,654)	(74,540,279)	(6,250,916)	(7,765,680)	(82,305,959)
Dividend on preferred stock, not declared	(2,901,370)	(3,000,000)	$(8,313,699)	(1,500,000)	(1,500,000)	(9,813,699)
Net loss attributable to common stockholders	$(17,988,593)	$(15,737,654)	$(82,853,978)	$(7,750,916)	$(9,265,680)	$(92,119,658)
Net loss per share, basic and diluted	$(0.94)	$(0.82)		$(0.40)	$(0.48)
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418		19,238,418	19,238,418
Unaudited pro forma net loss per common share (note 14)
Net loss per common share – Basic and Diluted		$(0.21)			$(0.13)
Weighted average common shares – Basic and Diluted		62,016,196			62,016,196
Other comprehensive loss:
Foreign currency translation adjustments	(100,035)	(6,345)	(184,500)	35,627	184,500
Total comprehensive loss	$(15,187,258)	$(12,743,999)	$(74,724,779)	$(6,215,289)	$(7,581,180)	$(82,305,959)

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Equity
For the Period From September 4, 2002 (Inception) Through June 30, 2012

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Gain (Loss)	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Initial capitalization (founders) – September 10, 2002	—	$—	—	$—	5,483,334	$5,483	21,934	—	—	27,417
Subscription – November 1, 2002	—	—	—	—	350,000	350	1,400	—	—	1,750
Subscription – October 1, 2003	—	—	—	—	650,000	650	2,600	—	—	3,250
Repurchase of founders shares – October 27, 2003	—	—	—	—	(3,183,334)	(3,183)	(12,734)	—	—	(15,917)
Private placement – from October 27, 2003 through May 5, 2004	—	—	—	—	2,265,984	2,266	1,714,482	—	—	1,716,748
Private placement – November 8, 2005	—	—	—	—	300,000	300	374,700	—	—	375,000
Private placement – May 8, 2006	—	—	—	—	12,058,823	12,059	20,022,176	—	—	20,034,235
Conversion of promissory notes – May 8, 2006	—	—	—	—	928,200	928	1,340,321	—	—	1,341,249
Private placement – May 23, 2008	13,888,889	13,889	—	—	—	—	24,379,928	—	—	24,393,817
Commissions, legal, and other costs for private placement	—	—	—	—	—	—	(2,249,213)	—	—	(2,249,213)
Stock-based compensation:
Directors and employees	—	—	—	—	—	—	2,194,772	—	—	2,194,772
Consultants	—	—	—	—	—	—	675,469	—	—	675,469
Exercise of stock options	—	—	—	—	85,411	85	42,620	—	—	42,705
Exercise of warrants	—	—	—	—	300,000	300	374,700	—	—	375,000
Other comprehensive loss	—	—	—	—	—	—	—	—	(78,120)	(78,120)
Net loss for the period September 4, 2002 through December 31, 2009	—	—	—	—	—	—	—	(46,715,402)	—	(46,715,402)
Balance – December 31, 2009	13,888,889	13,889	—	—	19,238,418	19,238	48,883,155	(46,715,402)	(78,120)	2,122,760
Stock-based compensation:
Directors and employees	—	—	—	—	—	—	1,604,117	—	—	1,604,117
Consultants	—	—	—	—	—	—	88,768	—	—	88,768
Private placement January 20, 2010	—	—	13,888,889	13,889	—	—	19,787,894	—	—	19,801,783
Commissions, legal, and other costs	—	—	—	—	—	—	(111,704)	—	—	(111,704)
Other comprehensive loss	—	—	—	—	—	—	—	—	(100,035)	(100,035)
Net loss	—	—	—	—	—	—	—	(15,087,223)	—	(15,087,223)
Balance – December 31, 2010	13,888,889	13,889	13,888,889	13,889	19,238,418	19,238	70,252,230	(61,802,625)	(178,155)	8,318,466
Stock-based compensation:
Directors and employees							1,779,785			1,779,785
Consultants							85,970			85,970
Other comprehensive loss									(6,345)	(6,345)
Net loss								(12,737,654)		(12,737,654)
Balance – December 31, 2011	13,888,889	$13,889	13,888,889	$13,889	19,238,418	$19,238	$72,117,985	$(74,540,279)	$(184,500)	$(2,559,778)
Stock-based compensation:
Directors and employees							755,060			755,060
Consultants							6,243			6,243
Other comprehensive loss									184,500	184,500
Net loss								(7,765,680)		(7,765,680)
Balance – June 30, 2012 (unaudited)	13,888,889	$13,889	13,888,889	$13,889	19,238,418	$19,238	$72,879,288	$(82,305,959)	$—	$(9,379,655)

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows

	Years Ended December 31,		Period from September 4, 2002 (Inception) Through December 31, 2011	Six Months Ended June 30,		Period from September 4, 2002 (Inception) Through June 30, 2012
	2010	2011		2011	2012
				(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(15,087,223)	$(12,737,654)	$(74,540,279)	$(6,250,916)	$(7,765,680)	$(82,305,959)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Impairment of bonds	—	—	151,402	—	—	151,402
Loss from sale of assets	—	217,296	217,296	—	—	217,296
Depreciation	479,500	410,601	2,165,346	161,111	154,091	2,319,437
Foreign currency loss on liquidation	—	—	—	—	191,733	191,733
Stock-based compensation	1,692,885	1,865,755	6,428,881	752,082	761,303	7,190,184
Revaluation of warrants	(672,476)	(1,044,826)	(1,550,022)	(94,205)	(979,475)	(2,529,497)
Changes in:
Prepaid expenses and other current assets	53,467	(630,422)	(971,929)	21,828	(686,127)	(1,658,056)
Accounts payable, accrued expenses, and other current liabilities	(123,976)	(83,234)	1,504,201	133,563	2,073,385	3,577,586
Deferred revenue	—	14,608,270	14,608,270	14,594,595	(1,517,509)	13,090,761
Interest accrued on promissory notes	—	—	91,249	—	—	91,249
Net cash (used in) provided by operating activities	(13,657,823)	2,605,786	(51,895,585)	9,318,058	(7,768,279)	(59,663,864)
Cash flows from investing activities:
Redemptions of (investments in) certificates of deposit	86,922	(3,227)	(630,959)	(61,340)	115,747	(515,212)
Purchases of equipment, improvements, and furniture and fixtures	(29,063)	(62,817)	(1,358,443)	(13,738)	(18,717)	(1,377,160)
Net cash provided by (used in) investing activities	57,859	(66,044)	(1,989,402)	(75,078)	97,030	(1,892,372)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	21,536,300	—	—	21,536,300
Proceeds from issuance of preferred stock	19,801,783	—	44,801,783	—	—	44,801,783
Proceeds from issuance of common stock warrants	5,198,217	—	7,385,897	—	—	7,385,897
Costs associated with issuance of stock	(111,704)	—	(2,360,917)	—	—	(2,360,917)
Payments of capital lease obligation	(270,206)	(249,667)	(1,253,805)	(107,250)	(81,761)	(1,335,566)
Proceeds from exercise of options	—	—	42,705	—	—	42,705
Proceeds from exercise of warrants	—	—	375,000	—	—	375,000
Proceeds from issuance of convertible promissory notes payable	—	—	1,250,000	—	—	1,250,000
Net cash provided by (used in) financing activities	24,618,090	(249,667)	71,776,963	(107,250)	(81,761)	71,695,202
Effect of exchange rate changes	(29,099)	(6,345)	(184,500)	35,627	(7,233)	(191,733)
Net increase (decrease) in cash and cash equivalents	10,989,027	2,283,730	17,707,476	9,171,357	(7,760,243)	9,947,233
Cash and cash equivalents – beginning of period	4,434,719	15,423,746	—	15,423,746	17,707,476	—
Cash and cash equivalents – end of period	$15,423,746	$17,707,476	$17,707,476	$24,595,103	$9,947,233	$9,947,233

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$25,108	$13,478	$177,748	$8,978	$7,642	$185,390
Supplemental disclosures of noncash activities:
Conversion of promissory note payable, including accrued interest of $91,250 into common shares	$—	$—	$1,341,249	$—	$—	$1,341,249
Issuance of 625,000 warrants for private placement agent fees	—	—	1,471,485	—	—	1,471,485
Acquisition of equipment pursuant to capital leases	—	—	1,335,567	—	—	1,335,567

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Intercept Pharmaceuticals, Inc. (Intercept or the Company), a development stage company, is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing its proprietary bile acid chemistry. The Company’s product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

In 2008, Genextra S.p.A. (Genextra), an Italian biopharmaceutical holding company, acquired preferred stock that have voting rights and are convertible into shares of common stock (see note 9). As a result of this transaction, coupled with Genextra’s previously held common stock interest, Genextra gained a controlling interest in Intercept. These consolidated financial statements do not reflect Genextra’s accounting basis in Intercept.

The Company has its administrative headquarters in New York, New York and an office in San Diego, California. Prior to April 2012, the Company operated a wholly-owned subsidiary in Italy where much of its bile acid receptor research was conducted. This subsidiary is currently in the process of being liquidated; however, the Company is continuing its research through its collaboration with Servier (see note 3). Although Intercept Italia S.R.L. is currently in liquidation and essentially inactive, the Company does not intend to liquidate this subsidiary for some time because it acts as the Company’s legal representative for Phase 3 clinical trials in the European Union to satisfy European Union regulatory requirements. Intercept was incorporated in Delaware in September 2002.

2. Summary of Significant Accounting Policies

A.  Basis of Presentation and Use of Estimates

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The ability of the Company to become profitable depends on several factors, many of which are outside the Company’s control. Such factors include the ability to obtain regulatory approval of product candidates and the ability to successfully commercialize any approved product candidate. The Company’s lead product candidate, OCA, has completed three Phase 2 clinical trials and is currently being tested in three additional clinical trials. Therefore, the Company’s product candidates still require significant research and development efforts. The extent to which the Company will be able to continue its research and development efforts will also partially be determined by factors outside the Company’s control, such as the nature and extent of testing that will be required by the U.S. Food and Drug Administration (FDA) and equivalent agencies outside of the United States.

The Company is monitoring market conditions for opportunities to raise additional financing; however, there is no assurance that financing will be available to fund further research and development after current cash balances are depleted. The timing of research and development costs is largely controllable in the current stages of development, and management is focused on actively managing its resources. Management believes that the Company’s current cash and cash equivalents and short-term investments will be adequate to finance the Company’s operations through 2012.

B.  Unaudited Financial Information

The accompanying interim balance sheet as of June 30, 2012, statements of operations and of cash flows for the six months ended June 30, 2011 and 2012 and for the period from inception (September 4, 2002)

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

through June 30, 2012 and the statement of stockholders’ equity (deficit) for the six months ended June 30, 2012 and for the period from inception (September 4, 2002) through June 30, 2012 are unaudited. The interim unaudited financial statements have been prepared in accordance with GAAP on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the Company’s financial position as of June 30, 2012 and the results of its operations and cash flows for the six months ended June 30, 2011 and 2012 and for the period from inception (September 4, 2002) through June 30, 2012. The financial data and other information disclosed in these notes related to the six month periods ended June 30, 2011 and 2012 and for the period from inception (September 4, 2002) through June 30, 2012 are unaudited. The results for the six months ended June 30, 2012 and for the period from inception (September 4, 2002) through June 30, 2012 are not necessarily indicative of results to be expected for the year ending December 31, 2012, any other interim periods or any future year or period.

C.  Unaudited Pro Forma Information

In June 2012, the Company’s board of directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) for the Company to sell shares of its common stock to the public. All of the preferred stock outstanding (see note 9) will convert into shares of common stock upon the completion of this offering. The unaudited pro forma balance sheet information at June 30, 2012 gives effect to the conversion of all outstanding shares of the preferred stock as of such date into common stock and the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability. The unaudited pro forma balance sheet also gives effect to the conversion of 15,000,000 shares of preferred stock issued on August     , 2012 into 15,000,000 shares of the Company’s common stock and the receipt of net proceeds of $29.8 million (see note 15).

D.  Segments

The Company has determined that it operates in one segment. The Company is a biopharmaceutical company focused on discovering, developing and commercializing treatments for chronic liver diseases utilizing its proprietary bile acid chemistry.

E.  Principles of Consolidation

The consolidated financial statements include the accounts of Intercept and its subsidiary, Intercept Italia S.R.L., which is currently in the process of being liquidated. Although Intercept Italia S.R.L. is currently in liquidation and essentially inactive, the Company does not intend to liquidate this subsidiary for some time because it acts as the Company’s legal representative for Phase 3 clinical trials in the European Union to satisfy European Union regulatory requirements. All intercompany balances and transactions have been eliminated in consolidation.

F.  Reclassification

Certain amounts shown in prior years’ consolidated financial statements have been reclassified to conform to the current year consolidated financial statement presentation.

G.  Cash and Cash Equivalents

The Company considers all highly liquid securities with a maturity of three months or less at acquisition to be cash equivalents.

H.  Certificates of Deposit

Certificates of deposit have original maturities of less than one year; however, amounts restricted for the payment of long-term capital lease obligations are classified as long-term assets. Certificates of deposit are recorded at amortized cost.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

I.  Concentration of Credit Risk

Concentration of credit risk exists with respect to cash and cash equivalents. The Company maintains its cash and cash equivalents with federally insured financial institutions, and at times the amounts may exceed the federally insured deposit limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

J.  Fair Value of Financial Instruments

The carrying amounts of the Company’s receivables and payables approximate their fair value due to their short maturities. See note 8 for details on other financial assets and liabilities.

K.  Fixed Assets

Fixed assets are recorded at cost, net of depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of three to seven years for equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the asset’s useful life or the life of the lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

L.  Impairment of Long-Lived Assets

Long-lived assets consist of fixed assets. The Company evaluates long-lived assets for impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable.

M.  Revenue Recognition

All of the Company’s revenue during the periods covered by these financial statements has been derived from its research and development and licensing collaborations. These agreements include non-refundable up-front fees and the potential for research, development, regulatory and commercial milestone fees, as well as royalties on product sales of licensed products, if and when such product sales occur. To date, the Company has received only up-front fees from its collaborations.

The Company evaluates all deliverables within an arrangement to determine whether or not they provide value on a stand-alone basis. Based on this evaluation, the deliverables are separated into units of accounting. The arrangement consideration that is fixed and determinable at the inception of the arrangement is allocated to the separate units of accounting based on relative fair value. The Company may exercise significant judgment in determining whether a deliverable is a separate unit of accounting, as well as in estimating the selling prices of such units of accounting. For each unit of accounting identified within an arrangement, the Company determines the period over which the performance obligation occurs and recognizes the revenue using a straight-line method.

N.  Research and Development

Research and development costs that do not have alternative future use are charged to expense as incurred. This includes the cost of conducting clinical trials, compensation and related overhead for employees and consultants involved in research and development and the cost of materials purchased for research and development.

O.  Stock-Based Compensation

The Company has a compensation plan known as the Amended and Restated 2003 Stock Incentive Plan (2003 Plan). Under the 2003 Plan, restricted stock, stock options and other stock-related awards may be granted to the Company’s directors, officers, employees and consultants. Stock options are granted at exercise prices not less than the fair market value of the Company’s common stock at the dates of grant.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The Company utilizes the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. The Company estimates forfeitures when recognizing compensation expense and adjusts forfeiture estimates over the vesting period based on actual or anticipated forfeitures.

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant date fair values. Generally, stock options granted to employees fully vest four years from the grant date and have a term of ten years.

P.  Warrants to Purchase Common Stock

In conjunction with various financing transactions, the Company issued warrants to purchase the Company’s common stock. Certain of the warrants include a provision that provides for a reduction in the warrant exercise price if there are subsequent issuances of additional shares of common stock for consideration per share less than the per share warrant exercise prices. These warrants are deemed to be derivative instruments and as such, are recorded as a liability and are marked-to-market at each reporting period. Furthermore, certain warrants that do not have these provisions, and are currently classified in equity, contain provisions that require them to be registered upon an initial public offering. Upon completion of this offering, these warrants will be reclassified as liabilities and warrant revaluation income (expense) will be recorded in the statement of operations. For the warrants classified as liabilities, the Company estimates the fair values of the warrants at each reporting period using a Black-Scholes option-pricing model that uses the inputs detailed in note 7 and the contractual terms of the warrants. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes in the fair value of the common stock warrant liability from the prior period are recorded as a component of other income and expense.

The Company will continue to adjust the fair value of the common stock warrant liability at the end of each reporting period for changes in fair value from the prior period until the earlier of the exercise or expiration of the applicable common stock warrants or until such time that the warrants are no longer determined to be derivative instruments.

Q.  Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be resolved. The effect of a change in tax rates or laws on deferred tax assets and deferred tax liabilities is recognized in operations in the period that includes the enactment date of the rate change.

The deferred tax asset or liability represents future tax return consequences of those differences, which will be taxable when the assets and liabilities are recovered or settled. The provision for income taxes may differ from the actual expense that would result from applying the federal statutory rate to income before taxes because certain expenses for financial reporting purposes are not deductible for tax purposes. At December 31, 2011 and June 30, 2012, the Company had available net operating loss carryforwards to reduce future taxable income of approximately $55.0 million and $63.9 million (unaudited), respectively, for tax reporting purposes. These carryforwards expire between 2024 and 2032. The ability of the Company to utilize its net operating

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

losses in future years is subject to limitation in accordance with provisions of Section 382 of the Internal Revenue Code due to previous ownership changes; however, these changes have not resulted in material limitations to the Company’s ability to utilize the net operating losses. The Company’s combined federal, state and city deferred tax asset of approximately $26.6 million, $32.1 million, and $35.8 million (unaudited) at December 31, 2010, December 31, 2011 and June 30, 2012, respectively, resulted from the tax effects of net operating losses and differences between the book and tax bases for the share-based compensation and depreciation. The Company does not have any deferred tax liabilities. Management has determined it is uncertain whether any of the deferred tax assets will be realizable, and has provided an allowance for the full amount of the tax asset. As a result, the Company has not recorded any income tax benefit since its inception.

R.  Net Loss per Share and Unaudited Pro Forma Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and, therefore, basic and diluted net loss per share were the same for all periods presented.

The calculations for the unaudited pro forma basic and diluted net loss per share assume the conversion of all outstanding shares of preferred stock into shares of common stock, as if the conversions had occurred at the beginning of the period. The unaudited pro forma net loss used in the calculations of unaudited pro forma basic and diluted net loss per share has been adjusted to remove the cumulative preferred stock dividends.

S.  Recent Accounting Pronouncements

In June 2011, the FASB issued an amendment to the accounting guidance for presentation of comprehensive income. Under the amended guidance, a company may present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In either case, a company is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The amendment is effective for fiscal years ending, and interim periods within those years, beginning after December 15, 2011, and is applied retrospectively. The adoption of this update did not have a material impact on the Company’s consolidated financial statements as the Company previously reported comprehensive income as a single continuous statement.

In May 2011, the FASB issued amended guidance on fair value measurements. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This accounting standard was effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard has not had a material impact on our financial position or results of operations.

3. Significant Agreements

Dainippon Sumitomo Pharma Co, Ltd. (DSP)

In March 2011, the Company entered into an exclusive license agreement with DSP to research, develop and commercialize OCA as a therapeutic for the treatment of PBC and NASH in Japan and China (excluding Taiwan). Under the terms of the license agreement, the Company received an up-front payment from DSP of

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

$15.0 million and may be eligible to receive up to an aggregate of approximately $300.0 million in additional milestone payments associated with the successful development and commercialization of OCA. DSP is also required to make low- to mid-double digit percentage royalty payments based on net sales of OCA products in the DSP territory. DSP has the exclusive option to add several other Asian countries to its territory, including Korea and Taiwan, and to pursue OCA for additional indications. DSP will be responsible for the costs of developing and commercializing OCA in its territory.

The Company has evaluated the license agreement with DSP and has determined that it is a revenue arrangement with multiple deliverables, or performance obligations. The Company’s substantive performance obligations under this license include an exclusive license to its technology, technical and scientific support to the development plan and participation on a joint steering committee. The Company determined that these performance obligations represent a single unit of accounting, since, initially, the license does not have stand-alone value to DSP without the Company’s technical expertise and steering committee participation during the development of OCA. This development period is currently estimated as continuing through June 2020 and, as such, the up-front payment is being recognized ratably over this period. During the year ended December 31, 2011 and the six months ended June 30, 2012, the Company recorded revenue of $1.2 million and $0.8 million (unaudited), respectively, in “License Fees” in its Consolidated Statement of Operations for the Company’s efforts under the agreement. The Company has not achieved any of the milestones relating to the agreement as of June 30, 2012 and has not recognized any revenue related to such milestones.

Les Laboratories Servier and Institut de Recherches Servier (Servier)

In August 2011, the Company entered into a research collaboration agreement with Servier under which we granted Servier the exclusive license to research, develop and commercialize TGR5 agonists (other than INT-767 and INT-777) for use in the treatment of diabetes, obesity, atherosclerosis and reperfusion injury in all countries other than the United States and Japan. The agreement expires when no payment obligations are or will become due and may be terminated earlier by the parties in certain circumstances. Under the terms of the agreement, the Company received an up-front payment from Servier of $1.4 million and may receive up to approximately €108 million upon the achievement of specified development, regulatory and commercial sales milestones. Servier is also obligated to pay us royalties based on net sales of products developed under the agreement on a country-by-country basis. Intercept and Servier will jointly support the discovery effort, while Servier alone will be responsible for all costs associated with the global development, regulatory approval and commercialization of any compound selected as a lead candidate by the parties. The Company agreed to reimburse Servier up to a mid-double digit percentage of the development costs incurred by Servier when the Company enters into a partnership agreement, or commences development or commercialization activities, with respect to any such compound in the United States. Servier may credit a portion of any reimbursable development costs against any milestone or royalty payments due and payable to the Company by Servier under the research collaboration agreement until all such reimbursable amounts are repaid. During the year ended December 31, 2011 and the six months ended June 30, 2012, the Company did not reimburse any development costs to Servier nor is it expected that any such costs will be reimbursed during 2012, as no such reimbursable developments costs are planned during the period.

The Company has evaluated the research collaboration agreement with Servier and has determined that it is a revenue arrangement with multiple deliverables, or performance obligations. The Company’s substantive performance obligations under this research collaboration include an exclusive license to its technology, technical, scientific and intellectual property support to the research plan during the first year of the agreement and participation on an executive committee and a research and development committee. The Company determined that these performance obligations represent a single unit of accounting, since the license does not have stand-alone value to Servier without the Company’s technical expertise and committee participation during the initial 12-month period. The research portion of the collaboration may be extended by mutual agreement by the parties for one or more additional years. In July 2012, the term of the research program was

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

extended until January 31, 2013 on the same financial terms as the existing research program, including the reimbursement by Servier of the full time equivalent costs incurred by the Company in the conduct of the research program, up to a set maximum amount. The up-front payment is being recognized ratably over the estimated 12-month performance period as the research and development and executive committee services are being provided. During the year ended December 31, 2011 and the six months ended June 30, 2012, the Company recorded revenue of $589,000 and $707,000 (unaudited), respectively related to the Company’s efforts under the Servier arrangement, which was recorded in “License Fees” in the Company’s Consolidated Statement of Operations.

The Company is also receiving reimbursement from Servier for research services outlined in the agreements in which the Company engaged Professor Pellicciari and TES as described below. The Company is recognizing this expense reimbursement as a reduction of research and development expenses as the Company is acting as an agent regarding these research activities. All amounts incurred by the Company for research under the Servier agreement during the year ended December 31, 2011 and the six months ended June 30, 2012, including the amounts incurred under the related agreements with Professor Pellicciari and TES, were covered under the Servier agreement. At December 31, 2011 and June 30, 2012, the Company has recorded $486,000 and $472,000 (unaudited), respectively in prepaid expenses and other assets for amounts due from Servier for such expense reimbursement.

Sponsored Research Agreement (SRA) with the University of Perugia and Professor Pellicciari

The Company is engaged in a sponsored research agreement with the University of Perugia and Professor Roberto Pellicciari, a founder of the Company, to design, synthesize, optimize, scale-up, and develop pharmacologically active ligands for bile acid receptors. Under the SRA, the Company is assigned ownership of any patent and intellectual property rights arising from the research project. The Company paid the University of Perugia €100,000 quarterly commencing July 1, 2006 through 2010 and €100,000 for the fiscal year 2011. In 2012, the Company amended and restated the SRA to extend the term to the end of 2012 and will pay the University of Perugia €80,000 during fiscal 2012. The Company has recognized expense for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012 of $550,000, $138,000, $70,000 (unaudited) and $51,000 (unaudited), respectively.

Consulting Agreements with Professor Pellicciari

The Company entered into an amended and restated consulting and intellectual property agreement with Professor Pellicciari on November 1, 2008, which was amended on October 27, 2010. Pursuant to this agreement, as amended, the Company was required to pay Professor Pellicciari €8,000 per month through December 31, 2010 for consulting services. The agreement also required the Company to make a lump sum payment of €172,500 and monthly payments of €12,000 through December 31, 2010 for the assignment of certain intellectual property rights. On January 1, 2011, the Company entered into an amended and restated consulting and intellectual property agreement with Professor Pellicciari, pursuant to which the Company agreed to pay Professor Pellicciari an aggregate of €100,000 for services to be provided through December 31, 2011 for consulting services and intellectual property rights in relation to OCA, INT-767 and INT-777 product candidates. This agreement has been extended through December 31, 2012 and the Company has agreed to pay Professor Pellicciari an aggregate of €100,000 for consulting services and intellectual property rights through the end of this period.

On August 1, 2011, the Company signed a separate agreement with Professor Pellicciari for consulting services and intellectual property rights related to his services on the TGR5 program and the Servier license, pursuant to which we agreed to pay him an aggregate of €150,000 for his services through July 31, 2012. This agreement also provides that Professor Pellicciari will be eligible for a performance bonus of €50,000 based on the results of the research collaboration. The performance bonus is a discretionary bonus based upon the Company’s assessment of the success of the initial work performed under the collaboration, as extended.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

No such bonus has been agreed upon by the parties as of June 30, 2012. In July 2012, by mutual agreement of the parties, the term of this agreement was extended until January 31, 2013 in conjunction with the extension of the term of the research program with Servier on the same financial terms as the original consulting agreement with Professor Pellicciari.

The Company has recognized expense related to these agreements for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012 of $318,000, $266,000, $70,000 (unaudited) and $163,000 (unaudited), respectively.

TES Pharma SRL (TES)

In August 2011, the Company contracted with TES to provide research and development services for the Company’s TGR5 program through July 31, 2012 to enable the Company to uphold its obligations for providing such services under the Servier agreement described above. Professor Pellicciari is an owner of TES. The Company is required under the agreement to pay TES up to an aggregate amount of €1.0 million during the term of the agreement on a quarterly basis. The agreement provides that any funds paid to TES that have not been expended or irrevocably committed at the expiration of the agreement will be refunded to the Company.

The agreement has a term of one year unless the Company, in its sole discretion, extends the term of this agreement for one additional year on the same terms and conditions as the current agreement. In July 2012, by mutual agreement of the parties, the term of this agreement was extended until January 31, 2013 in conjunction with the extension of the term of the research program with Servier on the same financial terms as the original agreement with TES.

The Company has incurred charges related to this agreement for the year ended December 31, 2011 and for the six months ended June 30, 2012 of $596,000 and $672,000 (unaudited), respectively.

National Institute of Diabetes and Digestive and Kidney Disease Institute (NIDDK)

In 2010, the Company contracted with the NIDDK of the National Institute of Health to research the effects of OCA for the treatment of patients with nonalcoholic steatohepatitis in a Phase 2b clinical trial called the FLINT trial. Under the contract with the NIDDK, the Company made a milestone payment of $1.0 million in June 2012 following notification in June 2012 that the FLINT trial will continue based upon the results of a blinded interim analysis and will be required to make an additional $1.25 million payment within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012. The Company has recognized expense related to this contract for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012 of $500,000, $250,000, $168,000 (unaudited) and $1,982,000 (unaudited), respectively.

WIL Research Laboratories, LLC (WIL)

On October 2, 2007, the Company entered into a master laboratory services agreement with WIL Research Laboratories, LLC to perform certain research and laboratory services. The agreement was amended in October 2011. The agreement has a term ending on October 2, 2013, which automatically extends for successive one year periods, unless either party gives written notice to the other party at least 60 days prior to the end of the current term. Either the Company or WIL may terminate the agreement upon 90 days written notice. However, if a work order pertaining to the ongoing studies is outstanding, WIL may not terminate the agreement with 90 days written notice until the work order has been completed or otherwise terminated.

On November 16, 2011, the Company finalized two work orders with WIL for FDA-required studies in mice and rats to investigate the presence or absence of carcinogenic potential of OCA. The Company has agreed to pay an aggregate of $4.0 million for the studies, consisting of a combination of quarterly installment payments of approximately $300,000 and milestone payments totaling approximately $400,000 upon delivery of final result reports. If additional costs are incurred beyond the amounts specified in the work orders, the

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

Company has agreed to pay such reasonable additional costs upon receipt of proper invoice. The Company anticipates that all the studies will continue through completion, all milestones will be satisfied and that it will pay to WIL an aggregate of $4.0 million under this agreement. The Company has recognized expense related to these contracts and other work orders for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012 of $1,561,201, $1,520,421, $223,652 (unaudited) and $852,500 (unaudited), respectively.

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,		June 30, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Prepaid expenses	$48	$359	$347
Refundable tax credits	318	151	78
Contract receivable	—	486	472
Deferred financing costs	—	—	785
Prepaid expenses and other current assets	$366	$996	$1,682

5. Fixed Assets, Net

Fixed assets, net consisted of the following:

	Useful Lives (Years)	December 31,		June 30, 2012
		2010	2011
		(In thousands)
				(Unaudited)
Laboratory equipment	5	$1,071	$1,046	$1,015
Office equipment	3	484	318	340
Purchased software	3	10
Leasehold improvements	Over life of lease	670	178	178
Furniture and fixtures under capitalized lease		157	157	157
Furniture and fixtures	7	181	120	121
Subtotal fixed assets		2,573	1,819	1,811
Less: accumulated depreciation and amortization		(1,697)	(1,508)	(1,635)
Fixed assets, net		$876	$311	$176

Depreciation and amortization expense for the years ended December 31, 2010 and 2011 was $480,000 and $411,000, respectively. During 2011, the Company closed its facility in Italy and in August 2011, in connection with entering into the TES agreement (note 3), transferred its rights in its certain fixed assets located at the Italian facility to TES. As a result, the Company recognized a $217,000 loss on the disposal of fixed assets.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Accounts Payable, Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	December 31,		June 30, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Accounts payable	$480	$604	$1,101
Accrued employee compensation	776	728	546
Accrued contracted services & other	331	172	1,931
Accounts payable, accrued expenses and other liabilities	$1,587	$1,504	$3,578

7. Warrants to Purchase Common Stock

The Company’s activity related to warrants to purchase shares of common stock of the Company is noted in the table below.

	Warrants to Purchase Common Stock	Weighted Average Exercise Price	Expiration	Balance Sheet Classification
Warrants issued in 2003(1)	12,500	$0.50	10/24/2013	Liability
Warrants issued in 2003	12,500	1.50	10/27/2013	Equity
Warrants issued in 2004(1)	679,795	0.50	10/27/2013	Liability
Warrants issued in 2004(1)	113,299	0.50	5/4/2014	Liability
Warrants issued in 2004	679,795	1.50	10/27/2013	Equity
Warrants issued in 2005	800,000	1.25	Expired	Equity
Warrants issued in 2006(2)	500,000	1.70	Expired	Liability
Warrants issued in 2006	118,336	1.70	Expired	Equity
Warrants exercised in 2007	(300,000)	1.25
Warrants issued in 2008(2)	625,000	1.80	5/23/2013	Liability
Warrants issued in 2010(2)	5,000,000	1.80	1/25/2015	Liability
Warrants expired in 2010	(500,000)	1.25
Warrants issued and outstanding as of December 31, 2010	7,741,225
Warrants expired in 2011	(618,336)	1.70
Warrants issued and outstanding as of December 31, 2011	7,122,889	1.62
Warrants expired in 2012	—
Warrants issued and outstanding as of June 30, 2012 (unaudited)	7,122,889	1.62

(1)	Each of these warrants contains anti-dilution provisions providing for adjustments to the exercise price upon the issuance of shares of common stock for no consideration or at a price less than the exercise price pursuant to a merger, asset acquisition or other business combination where a third party acquires a majority equity interest in or all or substantially all of the assets of the Company. If such a lower-priced issuance occurs, the exercise price of these warrants will be reduced to the price at which the common stock is issued.
(2)	Each of these warrants contains anti-dilution provisions providing for adjustments to the exercise price upon the issuance of shares of common stock for no consideration or at a price less than the exercise price, excluding certain shares of common stock issuable upon exercise of options, warrants or conversion of convertible securities. If such a lower-priced issuance occurs, the exercise price of the warrants will be reduced based on a weighted average of the difference between the exercise price of the warrants and the issuance price of the shares.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Warrants to Purchase Common Stock  – (continued)

Certain warrants (denoted with (1) or (2) in the table above) include a provision that provides for a reduction in the warrant exercise price if the Company subsequently issues additional shares of common stock for consideration per share less than the warrant exercise price. As a result of these provisions, the warrants have been deemed to be derivative instruments that require liability classification and mark-to-market accounting pursuant to an accounting standard that became effective on January 1, 2009. The fair values of the warrants are reflected in the accompanying balance sheets and were determined using the Black-Scholes option-pricing model using the following weighted average assumptions:

	December 31,		June 30,
	2010	2011	2011	2012
			(Unaudited)
Stock price	$1.50	$1.50	$1.50	$1.55
Expected dividend	—	—	—	—
Expected term	3.70	2.78	3.51	2.52
Risk free interest rate	1.43%	0.33%	1.64%	0.47%
Expected volatility	108.54%	102.76%	115.98%	86.85%

The expected term is based on the remaining term of each warrant valued. The risk free interest rate is based on the rate for U.S. Treasury securities for the expected term of each warrant valued. The expected volatility was estimated based on historical volatility information of peer companies that are publicly available.

Registration Rights

The Company has agreed to file a registration statement registering the shares underlying the outstanding warrants issued in 2003 and 2004 within 90 days after the completion of its contemplated initial public offering (see note 2C) unless such shares are eligible for sale under Rule 144. This requirement to maintain effectiveness of the registration of underlying common stock for warrants representing 679,795 shares will require liability classification upon an initial public offering as the ability to maintain an effective registration statement is outside the Company’s control and therefore could require cash settlement of these warrants. The fair value of these warrants as of June 30, 2012 is approximately $424,000. The ability to maintain an effective registration statement is outside of the Company’s control and therefore could require cash settlement of these warrants.

Holders of warrants representing 237,916 shares of common stock issued in 2008 and the holder of all of the warrants issued in 2010 have registration rights under the Company’s second amended and restated stockholders agreement dated January 20, 2010. Pursuant to the second amended and restated stockholders agreement, certain holders of the Company’s preferred stock, warrants and/or common stock have the right to demand the filing of a registration statement for the registration of their shares of capital stock after the earlier of four years from the date of the second amended and restated stockholders agreement or six months after the closing of the Company’s initial public offering. In the event that the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the Securities Act), either for its own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holder to include their shares of capital stock in such registration. The Company may, in certain circumstances, defer such registrations, and any underwriters will have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, these holders may require the Company to register for resale all or a portion of their shares of capital stock on a registration statement on Form S-3 once the Company is eligible to use Form S-3, subject to certain conditions and limitations.

See note 15 for subsequent events relating to the Company’s amended and restated stockholders agreement.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Fair Value Measurements

As referenced in note 2, accounting principles provide guidance for using fair value to measure assets and liabilities. The guidance includes a three level hierarchy of valuation techniques used to measure fair value, defined as follows:

•	Unadjusted Quoted Prices — The fair value of an asset or liability is based on unadjusted quoted prices in active markets for identical assets or liabilities (Level 1).
•	Pricing Models with Significant Observable Inputs — The fair value of an asset or liability is based on information derived from either an active market quoted price, which may require further adjustment based on the attributes of the financial asset or liability being measured, or an inactive market transaction (Level 2).
•	Pricing Models with Significant Unobservable Inputs — The fair value of an asset or liability is primarily based on internally derived assumptions surrounding the timing and amount of expected cash flows for the financial instrument. Therefore, these assumptions are unobservable in either an active or inactive market (Level 3).

	Total	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Description
December 31, 2010
Liabilities:
Warrants to purchase common stock	$(6,881)	$—	$—	$(6,881)
Total liabilities	$(6,881)	$—	$—	$(6,881)
December 31, 2011
Liabilities:
Warrants to purchase common stock	$(5,836)	$—	$—	$(5,836)
Total liabilities	$(5,836)	$—	$—	$(5,836)
June 30, 2012 (unaudited)
Liabilities:
Warrants to purchase common stock	$(4,856)	$—	$—	$(4,856)
Total liabilites	$(4,856)	$—	$—	$(4,856)

9. Stockholders’ Equity and Preferred Stock

Common Stock

In September 2002, the Company issued 5,483,334 shares of common stock at a price of $0.005 per share to the founders of the Company (Founders’ shares).

In November 2002, the Company issued 350,000 shares of common stock at a price of $0.005 per share to the principal investigators and other researchers of the Company pursuant to an authorization by the Board of Directors to issue and sell these shares by subscription to the named parties in conjunction with the signing of certain research agreements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Stockholders’ Equity and Preferred Stock  – (continued)

In October 2003, the Company issued 650,000 shares of common stock at a price of $0.005 per share to the two principal investigators pursuant to an authorization by the Board of Directors to issue and sell these shares by subscription.

In October 2003, the Company repurchased and canceled 3,183,334 Founders’ shares from certain founders of the Company at a price of $0.005 per share.

From October 2003 through May 2004, pursuant to a private placement agreement dated October 2003, the Company issued an aggregate of 2,265,984 shares of common stock at a price of $1.25 per share, receiving net proceeds of $2.4 million after $474,000 in related offering costs. In addition, Class A warrants to purchase 793,094 shares of common stock and Class B warrants to purchase 679,795 shares of common stock were issued to the placement agent and its assigns as additional placement agent commission under the terms of the placement agent agreement. See note 7 for details on these warrants.

In November 2005, the Company issued 300,000 shares of common stock, warrants with a two-year term to purchase 300,000 shares of common stock at an exercise price of $1.25 per share and warrants with a five-year term to purchase 500,000 shares of common stock at an exercise price of $1.25 per share, all pursuant to a private subscription agreement with two outside investors, receiving net proceeds of $375,000.

In May 2006, pursuant to a private placement agreement, the Company issued 12,058,823 shares of common stock at a price of $1.70, receiving net proceeds of $19.5 million, after $1.0 million in related offering costs. Also in May 2006, the Company’s 6% convertible promissory notes that were issued in February 2005 with a face amount of $1.3 million, along with $91,000 of accrued interest, were converted into 928,200 shares of common stock at a price of $1.445 per share pursuant to the mandatory conversion terms of the notes.

Dividends

The holders of common stock are entitled to receive dividends from time to time as declared by the Board of Directors. No cash dividend may be declared or paid to common stockholders until paid on each series of outstanding preferred stock in accordance with their respective terms.

Voting

The holders of shares of common stock are entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Company.

Liquidation

After payment to the preferred stockholders of their liquidation preferences, holders of common stock are entitled to share ratably in all remaining assets of the Company.

Preferred Stock

In May 2008, to effectuate the sale of Series A preferred stock, the Company amended and restated its Certificate of Incorporation in its entirety to increase the number of shares of preferred stock it was authorized to issue to 13,888,889 shares and to designate such shares as Series A preferred stock. In May 2008, 13,888,889 shares of Series A preferred stock were sold to Genextra for net proceeds of $24.0 million, after $749,000 in related offering costs. In connection with this financing, the Company issued warrants with a five-year term to purchase 625,000 shares of common stock at $1.80 per share to the placement agent.

In January 2010, the Company further amended and restated its Certificate of Incorporation in its entirety to increase the number of shares of preferred stock it was authorized to issue to 27,777,778 shares and designated 13,888,889 of such shares as Series B preferred stock. In January 2010, 13,888,889 shares of Series B preferred stock and a warrant with a five-year term to purchase 5,000,000 shares of common stock at $1.80 per share were sold to Genextra for $24.9 million, after $112,000 in related offering costs.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Stockholders’ Equity and Preferred Stock  – (continued)

See note 15 for subsequent events relating to the Company’s preferred stock.

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which the shares of such holders’ preferred stock is convertible at the time of such vote.

Dividends

Both the Series A and B preferred stock accrue dividends at an annual rate of $0.108 per share (cumulative dividends of $5.4 million for the Series A preferred stock and $2.9 million for the Series B preferred stock had accrued at December 31, 2011). The dividends are only payable upon the occurrence of certain events as defined in the restated Certificate of Incorporation.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, holders of the Series A and B preferred stock will be entitled to be paid, before any distribution is made to the holders of common stock, an amount equal to the greater of (a) $1.80 per share of preferred stock, plus any accrued but unpaid dividends, together with any other dividends declared, and (b) such amount per share as would have been payable had all such shares of preferred stock been converted to common stock immediately prior to such event. In the event that assets of the Company are insufficient to permit payment of the above-mentioned amounts, holders will share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable under these circumstances in the order of liquidation preference.

Conversion

The shares of preferred stock are convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price ($1.80 share) by the conversion price (initially set at $1.80 share) in effect at the time of conversion. The conversion price is subject to adjustment in certain circumstances.

10. 2003 Stock Incentive Plan

In 2003, the Board of Directors and the stockholders of the Company approved the 2003 Plan, which provides for the granting of equity awards to officers, directors, employees, advisors, and consultants of the Company. The types of awards that may be granted under the 2003 Plan include qualified incentive stock options, nonstatutory stock options, restricted stock and other stock-based awards. In May 2006, June 2008 and January 2010, the number of common shares available was increased to 3,000,000, 5,000,000, and 8,000,000, respectively. See note 15 for subsequent events relating to the 2003 Plan. Most options are scheduled to vest over a period of up to four years.

The estimated fair value of the options that have been granted is determined utilizing the Black-Scholes option-pricing model at the date of grant. For the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and June 30, 2012, the Company granted to employees and directors 2,475,000, 1,242,100, 0 (unaudited) and 0 (unaudited) options, respectively, with an aggregate fair market value of $3.1 million, $1.5 million, $0 (unaudited) and $0 (unaudited), respectively. The Company recorded option expense for employees and directors of $1.6 million, $1.8 million, $723,000 (unaudited) and $755,000 (unaudited) for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively. There were 1,482,500 and 349,054 shares available for grant at December 31, 2010 and 2011, respectively. As of December 31, 2011, $3.0 million of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 2.28 years.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. 2003 Stock Incentive Plan  – (continued)

For the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and June 30, 2012, the Company granted to consultants 160,000, 35,000, 0 (unaudited) and 0 (unaudited) options, respectively, and recorded option expense associated with these grants of $89,000, $86,000, $29,000 (unaudited) and $6,000 (unaudited), respectively.

The Company estimated the fair value of stock options in the periods presented using a Black-Scholes option-pricing model utilizing the following assumptions:

	Years Ended December 31,
	2010	2011
Volatility	112 – 113%	107 – 113%
Expected term (in years)	5.6 – 5.7	5.0 – 6.0
Risk-free interest rate	1.6 – 1.7%	1.1 – 1.4%
Expected dividend yield	—%	—%
Stock price	$1.50	$1.50

The common stock price was determined based on a valuation of the Company’s common stock. The risk free interest rates was based on the rate for U.S. Treasury securities at the date of grant with maturity dates approximately equal to the expected life at the grant date. The expected life was based on the simplified method in accordance with SEC Staff Accounting Bulletin Nos. 107 and 110 as the Company’s shares are not publicly traded. The expected volatility was estimated based on historical volatility information of peer companies that are publicly available.

The Company’s combined outstanding employee and non-employee option activity for the period from December 31, 2009 through December 31, 2011 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2009	3,897,500	$1.60	$350,000
Granted	2,635,000	$1.50	$—
Exercised	—	—
Cancelled/forfeited	(15,000)	$1.70	$350,000
Outstanding at December 31, 2010	6,517,500	$1.56	$350,000
Granted	1,277,100	$1.50	$—
Exercised	—	—
Cancelled/forfeited	(229,065)	$1.51	$30,000
Outstanding at December 31, 2011	7,565,535	$1.55	$350,000
Exercisable at December 31, 2011	4,998,450	$1.57	$350,000

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the underlying options and the deemed fair value of the Company’s common stock for those shares that had exercise prices lower than the deemed fair value of the Company’s common stock.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. 2003 Stock Incentive Plan  – (continued)

The following table summarizes additional information about stock options outstanding:

December 31, 2010
Options Outstanding				Options Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value
$0.50	380,000	3.8	$380,000	380,000	3.8	$380,000
$1.50	2,635,000	9.6	—	658,750	9.6	—
$1.70	2,627,500	7.3	—	1,833,553	6.9	—
$1.75	45,000	6.2	—	45,000	6.2	—
$1.80	830,000	7.1	—	590,184	7.1	—
	6,517,500	8.0	$380,000	3,507,487		$380,000
Options exercisable and expected to become exercisable	6,517,500	8.0	$380,000

December 31, 2011
Options Outstanding				Options Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value
$0.50	350,000	2.9	$350,000	350,000	2.9	$350,000
$1.50	3,879,600	9.0	—	1,656,804	8.8	—
$1.70	2,460,935	6.2	—	2,167,167	6.1	—
$1.75	45,000	5.2	—	45,000	5.2	—
$1.80	830,000	6.1	—	779,479	6.1	—
	7,565,535	7.5	$350,000	4,998,450		$350,000
Options exercisable and expected to become exercisable	7,565,535	7.5	$350,000

11. QTDP

In 2010, the Company recognized other income related to the Qualifying Therapeutic Discovery Project (QTDP). The QTDP program was created by the United States Congress as part of the Patient Protection and Affordable Care Act and provided for reimbursement of certain costs paid or incurred during 2009 and 2010 directly related to the conduct of a QTDP. During the year ended December 31, 2010, the Company was awarded $489,000 related to this program, which is included in other income in the accompanying statement of operations.

12. Commitment and Contingencies

Facility Leases

The Company leases general and administrative office space in New York, New York and San Diego, California pursuant to non-cancellable operating leases that expire in November 2013 and in December 2014, respectively. In addition, the Company leases office and research space in Perugia, Italy pursuant to a euro denominated operating lease that expires in July 2012. The terms of the lease provide for rental payments on a graduated scale, and the Company recognizes rent expense on a straight-line basis over the non-cancellable lease term and records the difference between cash rent payments and the recognition of rent expense as a

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitment and Contingencies  – (continued)

deferred rent liability included in accrued expenses. The Company is required to pay its share of operating expenses, such as property taxes and building costs, and these amounts are not included in rent expense or minimum operating lease payments below. Rent expense under operating leases for facilities for the years ended December 31, 2010 and 2011, and the six months ended June 30, 2011 and June 30, 2012, was approximately $299,000, $291,000, $†153,000 (unaudited) and $175,000 (unaudited), respectively. As of December 31, 2011, minimum operating lease payments under non-cancelable leases (as amended) are as follows:

Year Ending December 31,	Amount
(In thousands)
2012	$293
2013	331
2014	213
Total future minimum operating lease payments	$837

Contingencies

The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2010 and 2011 and June 30, 2012 (unaudited), the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

13. Related Party Transactions

During 2008, the Company retained the services of Jim Mervis, who at the time served as chairman of the board of directors, to assist with business development, resulting in general and administrative expense of $173,000 in 2008, which is included in our cumulative results for the period from September 4, 2002 (inception) through December 31, 2011.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Net Loss Per Share

The following table presents the historical computation of basic and diluted net loss per share and the unaudited pro forma basic and diluted net loss per share:

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(unaudited)
Historical net loss per share
Numerator:
Net loss attributable to common stockholders	$(17,989)	$(15,738)	$(7,751)	$(9,266)
Denominator:
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418	19,238,418	19,238,418
Net loss per share, basic and diluted	$(0.94)	$(0.82)	$(0.40)	$(0.48)
Pro forma net loss per share (unaudited)
Numerator:
Net loss attributable to common stockholders used to compute pro forma net loss per share, basic and diluted		(12,738)		(7,766)
Denominator:
Weighted average shares outstanding, basic and diluted		19,238,418		19,238,418
Add: Shares issued upon conversion of Series A and Series B preferred stock		27,777,778		27,777,778
Series C preferred stock		15,000,000		15,000,000
Weighted average shares used in computing pro forma net loss per share, basic and diluted		62,016,196		62,016,196
Pro forma net loss per share, basic and diluted		$(0.21)		$(0.13)

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Net Loss Per Share  – (continued)

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding as of December 31, 2010 and 2011 and June 30, 2012, as they would have been anti-dilutive:

	December 31,		June 30, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Preferred stock	27,778	27,778	27,778
Shares issuable pursuant to accumulated preferred stock dividend	3,542	5,542	6,542
Options	6,517	7,566	7,566
Warrants to purchase common stock	7,741	7,123	7,123
Total	45,578	48,009	49,009

15. Subsequent Events

Subsequent Events Through June 20, 2012

The Company has evaluated events from the audited balance sheet date through June 20, 2012, the date at which the consolidated financial statements were available to be issued.

Subsequent Events From June 20, 2012 Through August 8, 2012 (unaudited)

The Company has also evaluated subsequent events from June 21, 2012 through August 8, 2012.

Series C preferred stock transaction

On July 31, 2012, the Company entered into a term sheet with an affiliated fund of OrbiMed Advisors LLC and Genextra, for the issuance of up to an aggregate of 25,000,000 shares of Series C preferred stock at a price of $2.00 per share for gross proceeds of up to $50.0 million (the Series C financing). On August 8, 2012, the Company amended and restated its Certificate of Incorporation in its entirety to increase the number of shares of preferred stock it is authorized to issue to 52,777,778 shares and designate 25,000,000 of such shares as Series C preferred stock.

The securities purchase agreement is expected to provide that the Series C preferred stock may be issued in two tranches consisting of 15,000,000 and 10,000,000 shares. The first tranche of Series C preferred stock is expected to result in net proceeds of $29.8 million to the Company. The closing of the second tranche of Series C preferred stock will only occur if the Company does not complete an initial public offering of common stock on or prior to the one year anniversary of the closing of the first tranche. The investors will be granted certain demand and piggyback registration rights in respect of their securities. Under the securities purchase agreement, the Company is expected to indemnify each purchaser of Series C preferred stock and its employees, agents, stockholders and affiliates, up to an aggregate amount equal to the purchase price of the Series C preferred stock until the three year anniversary of the closing of the first tranche, for any and all losses, judgments or damages sustained or incurred by or asserted against such indemnified party arising out of or in any way relating to any material breach of the Company’s representations and warranties, the failure by the Company to fulfill any material obligation, agreement or covenant under the securities purchase agreement or the third amended and restated stockholders agreement, or any cost or expense, including reasonable legal fees incurred in connection with enforcing the rights of such indemnified party.

1) Voting

In general, the holders of the Series C preferred stock are expected to be entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each Series C preferred

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Subsequent Events  – (continued)

stockholder is expected to be entitled to the number of votes equal to the number of shares of common stock into which the shares of such holders’ Series C preferred stock is convertible at the time of such vote.

2) Dividends

The Series C preferred stock is expected to accrue dividends at an annual rate of $0.12 per share. The dividends are expected to be payable only upon the occurrence of certain events as defined in the restated Certificate of Incorporation. No dividends on the Series A and Series B preferred stock are expected to be payable unless all accrued and unpaid dividends on the Series C preferred stock have been paid.

3) Liquidation

In the event of liquidation, dissolution or winding up of the Company, holders of Series C preferred stock are expected to be entitled to be paid, before any distribution is made to the holders of Series A or B preferred stock or common stock, an amount equal to the greater of (a) $2.00 per share of Series C preferred stock, plus any accrued but unpaid dividends, together with any other dividends declared, and (b) such amount per share as would have been payable had all such shares of preferred stock been converted to common stock immediately prior to such event. In the event that assets of the Company are insufficient to permit payment of the above-mentioned amounts, it is expected that holders will share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable under these circumstances in the order of liquidation preference.

4) Conversion

The shares of Series C preferred stock will be convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price ($2.00 per share) by the conversion price (initially set at $2.00 per share) in effect at the time of conversion. The conversion price will be subject to adjustment in certain circumstances.

Under the Company’s restated Certificate of Incorporation, all outstanding shares of the Company’s preferred stock will be mandatorily and automatically converted into shares of the Company’s common stock upon either (i) the closing of an underwritten public offering of shares of common stock at a price of at least $2.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock) pursuant to an effective registration statement under the Securities Act, resulting in at least $40,000,000 of gross proceeds, before underwriting discounts and commissions and expenses, to the Company or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of outstanding shares of preferred stock representing at least 80% of the total number of shares of common stock into which the outstanding shares of preferred stock could be converted.

All outstanding shares of Series C preferred stock will be converted into shares of common stock upon the completion of this offering.

Registration Rights

Upon closing the first tranche of the Series C financing, the Company will enter into its third amended and restated stockholders agreement with certain holders of the Company’s preferred stock, warrants and/or common stock. Pursuant to the third amended and restated stockholders agreement, the holders who are parties to the agreement will have the right to demand the filing of a registration statement for the registration of their shares of capital stock after the earlier of four years from the date of the third amended and restated stockholders agreement or six months after the closing of the Company’s initial public offering. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, these holders will be entitled to notice of such registration and

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Subsequent Events  – (continued)

will be entitled to certain “piggyback” registration rights allowing the holder to include their shares of capital stock in such registration. The Company may, in certain circumstances, defer such registrations, and any underwriters will have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, these holders may require the Company to register for resale all or a portion of their shares of capital stock on a registration statement on Form S-3 once the Company is eligible to use Form S-3, subject to certain conditions.

2003 Stock Plan Amendment

Upon closing the first tranche of the Series C financing, the 2003 Plan will be amended to increase the maximum number of shares authorized for issuance by 3,000,000 shares.

Through and including             (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

BMO Capital Markets

Needham & Company

Wedbush PacGrow Life Sciences

ThinkEquity LLC

          , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee	$8,595
FINRA filing fee	$8,000
NASDAQ Global Market initial listing fee	$125,000
Blue sky qualification fees and expenses	$5,000
Printing and engraving expenses	$125,000
Legal fees and expenses	$750,000
Accounting fees and expenses	$350,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$23,405
Total	$1,400,000

Item 14. Indemnification of Directors and Officers

Our restated certificate of incorporation and restated bylaws to be in effect upon the completion of this offering will provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Intercept Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation to be in effect upon the completion of this offering will provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated by-laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into or plan to enter into indemnification agreements with each of our officers and directors, the form of which is attached as an exhibit to this registration statement.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; or
•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Additionally, reference is made to the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Intercept Pharmaceuticals, Inc., our directors and officers who sign the registration statement and persons who control Intercept Pharmaceuticals, Inc., under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

(a)  Issuances of Capital Stock and Warrants

In January 2010, we sold 13,888,889 shares of Series B preferred stock and a warrant with a five-year term to purchase 5,000,000 shares of common stock at $1.80 per share to Genextra S.p.A. for net proceeds of $24.9 million. The Series B preferred stock accrues dividends at an annual rate of $0.108 per share ($2.9 million at December 31, 2011). The dividends are only payable upon the happening of certain events as defined in the restated certificate of incorporation. The shares provide for voting rights and are convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price ($1.80/share) by the conversion price (initially set at $1.80/share) in effect at the time of conversion.

On August     , 2012, we entered into a securities purchase agreement with an affiliated fund of OrbiMed Advisors LLC and Genextra S.p.A., pursuant to which we agreed to issue in two tranches up to an aggregate of 25,000,000 shares of Series C preferred stock at a price of $2.00 per share for gross proceeds of up to $50.0 million. The first tranche of Series C preferred stock was issued on August     , 2012, and resulted in $29.8 million of net proceeds to us. The closing for the second tranche of Series C preferred stock will only occur if we do not complete an initial public offering of common stock on or prior to the one year anniversary of the closing of the first tranche.

The Series C preferred stock accrue dividends at an annual rate of $0.12 per share. The dividends are only payable upon the occurrence of certain events as defined in the restated Certificate of Incorporation. The shares provide for voting rights and are convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price ($2.00 per share) by the conversion price (initially set at $2.00 per share) in effect at the time of conversion.

No underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)  Grants and Exercises of Stock Options

Since January 1, 2009, we have granted stock options to purchase an aggregate of 4,487,100 shares of our common stock, with 437,500 of such stock options having an exercise price of $1.70 per share, 137,500 of such stock options having an exercise price of $1.61 per share and 3,912,100 of such stock options having an exercise price of $1.50 per share, to employees, directors and consultants pursuant to our 2003 Plan. Since January 1, 2009, we have issued and sold an aggregate of 50,000 shares of our common stock upon exercise of stock options granted pursuant to our 2003 Plan for aggregate consideration of $25,000. The issuances of common stock upon exercise of the options were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)  Financial Statement Schedules

Not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the    day of         , 2012.

INTERCEPT PHARMACEUTICALS, INC.
By: Mark Pruzanski, M.D. President and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Intercept Pharmaceuticals, Inc., hereby severally constitute and appoint Mark Pruzanski, M.D. and Barbara Duncan, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Intercept Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the    day of         , 2012.

Signature	Title	Date
Mark Pruzanski, M.D.	President and Chief Executive Officer (Principal Executive Officer)	, 2012
Barbara Duncan	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	, 2012
Lorenzo Tallarigo, M.D.	Chairman of the Board of Directors	, 2012
Paolo Fundaro	Director	, 2012
Jonathan T. Silverstein	Director	, 2012
Klaus Veitinger, M.D.	Director	, 2012
Nicole Williams	Director	, 2012

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1.1	Restated Certificate of Incorporation of the Registrant.
3.1.2*	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant.
3.1.3*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering.
3.2.1*	Second Amended and Restated Bylaws of the Registrant.
3.2.2*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of the offering.
4.1*	Form of Common Stock Certificate.
4.2*	Third Amended and Restated Stockholders Agreement by and among the Registrant, the holders of the Registrant’s convertible preferred stock, the Registrant’s founders and certain other investors, dated August , 2012.
4.3+	Form of Series A Warrant to purchase Common Stock issued in 2003.
4.4+	Form of Series B Warrant to purchase Common Stock issued in 2003.
4.5+	Form of Series A Warrant to purchase Common Stock issued in 2004, expiring in October 2013.
4.6+	Form of Series A Warrant to purchase Common Stock issued in 2004, expiring in May 2014.
4.7+	Form of Series B Warrant to purchase Common Stock issued in 2004.
4.8+	Form of Warrant to purchase Common Stock issued in 2008.
4.9+	Form of Warrant to purchase Common Stock issued in 2010.
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1.1@+	Amended and Restated 2003 Stock Incentive Plan of the Registrant.
10.1.2@+	Form of Nonstatutory Stock Option Agreement granted under the 2003 Stock Incentive Plan of the Registrant.
10.1.3@+	Form of Incentive Stock Option Agreement granted under the 2003 Stock Incentive Plan of the Registrant.
10.1.4@*	Amendment to Amended and Restated 2003 Stock Incentive Plan of the Registrant.
10.2.1@*	Form of 2012 Stock Incentive Plan of the Registrant.
10.2.2@*	Form of Stock Option Agreement granted under the 2012 Stock Incentive Plan of the Registrant.
10.3@*	Director Compensation Policy.
10.4.1@+	Employment Agreement by and between the Registrant and Mark Pruzanski, dated May 15, 2006.
10.4.2@+	Non-Competition and Non-Solicitation Agreement by and between the Registrant and Mark Pruzanski, dated June 20, 2006.
10.4.3@+	Invention, Non-Disclosure, and Non-Solicitation Agreement by and between the Registrant and Mark Pruzanski, dated December 31, 2009.
10.5.1@+	Employment Agreement by and between the Registrant and Barbara Duncan, effective as of May 16, 2009.
10.5.2@+	Invention, Non-Disclosure, and Non-Solicitation Agreement by and between the Registrant and Barbara Duncan, effective as of May 16, 2009.
10.6.1@+	Employment Agreement by and between the Registrant and David Shapiro, effective as of April 1, 2008.

Exhibit No.	Description
10.6.2@+	Invention, Non-Disclosure, and Non-Solicitation Agreement by and between the Registrant and David Shapiro, dated March 31, 2008.
10.7@	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.
10.8+	Lease Agreement between Greenwich-Desbrosses Realty LLC and the Registrant, as amended, dated December 1, 2006.
10.9+	Lease Agreement between 4350 La Jolla Village LLC and the Registrant, dated October 25, 2011.
10.10#	License Agreement by and between the Registrant and Dainippon Sumitomo Pharma Co. Ltd., dated March 29, 2011.
10.11.1#	Product Research, Development, License and Commercialization Agreement by and between the Registrant, Les Laboratoires Servier and Institut De Recherchés Servier, dated August 1, 2011 (the “Servier Agreement”).
10.11.2#	Amendment No. 1 to the Servier Agreement, dated July 24, 2012.
10.12#	Cooperative Research and Development Agreement by and between the Registrant and The National Institute of Diabetes and Digestive and Kidney Diseases, dated June 25, 2010.
10.13	Sponsored Research Agreement by and between the Registrant, Dipartimento di Chimica e Tecnologia del Farmaco of the Universitá di Perugia, and Professor Roberto Pellicciari, dated January 1, 2012.
10.14.1#	Consulting and IP Agreement by and between the Registrant and Roberto Pellicciari, dated August 1, 2011.
10.14.2#	Amendment No. 1 to Consulting and IP Agreement by and between the Registrant and Roberto Pellicciari, dated July 30, 2012.
10.15	Consulting and IP Agreement by and between the Registrant and Roberto Pellicciari, dated January 1, 2012.
10.16.1#	Research and Development Agreement by and between the Registrant and TES Pharma Srl, dated August 1, 2011 (the “TES Agreement”).
10.16.2#	Amendment No. 1 to the TES Agreement, dated July 27, 2012.
10.17.1	Master Laboratory Services Agreement by and between the Registrant and WIL Research Laboratories, LLC, dated October 2, 2007.
10.17.2	Amendment to the Master Laboratory Services Agreement by and the Registrant and WIL Research Laboratories, LLC, dated October 28, 2011.
21.1+	Subsidiaries of the Registrant.
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

+	Previously filed
*	To be filed by amendment.
#	Confidential Treatment has been requested for certain provisions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. The omitted information has been filed separately with the Securities and Exchange Commission.
@	Denotes management compensation plan or contract.

Exhibit 3.1.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERCEPT PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Intercept Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.          That the name of this corporation is Intercept Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 4, 2002 under the name TSM Pharmaceuticals, Inc. A Restated Certificate of Incorporation was filed on May 22, 2008 and a Restated Certificate of Incorporation was filed on January 19, 2010.

2.          That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be restated (hereinafter referred to as the “Certificate of Incorporation”) in its entirety to read as follows:

First: The name of this corporation is Intercept Pharmaceuticals, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 150,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 52,777,778 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which 13,888,889 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 13,888,889 shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and 25,000,000 shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK

1.          General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.          Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.           PREFERRED STOCK

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the shares of Preferred Stock are as set forth below. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.           Dividends.

1.1           From and after the date of issue of a share of Series C Preferred Stock, dividends (the “Series C Preferred Dividends”) shall accrue on a daily basis on such share of Series C Preferred Stock at the rate per annum equal to $0.12 (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, stock combination, stock dividend or other similar event with respect to the Series C Preferred Stock). From and after the date of issue of a share of Series B Preferred Stock, dividends (the “Series B Preferred Dividends”) shall accrue on a daily basis on such share of Series B Preferred Stock at the rate per annum equal to $0.108 (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, stock combination, stock dividend or other similar event with respect to the Series B Preferred Stock). From and after the date of issue of a share of Series A Preferred Stock, dividends (the “Series A Preferred Dividends” and together with the Series C Preferred Dividends and the Series B Preferred Dividends, the “Preferred Dividends”) shall accrue on a daily basis on such share of Series A Preferred Stock at the rate per annum equal to $0.108 (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, stock combination, stock dividend or other similar event with respect to the Series A Preferred Stock). The Preferred Dividends shall be cumulative from the date of issue of a share of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as applicable, and shall be paid (i) when, as and if declared by the Board, or (ii) upon a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (as defined below). Any accumulation of dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall not bear interest. Accrued but unpaid Preferred Dividends with respect to a share of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, not then or thereafter be paid and shall cease to be accrued, payable and/or in arrears. For purposes of this Certificate of Incorporation, the term “Series A Original Issue Price” shall mean $1.80 per share of Series A Preferred Stock, the term “Series B Original Issue Price” shall mean $1.80 per share of Series B Preferred Stock and the term “Series C Original Issue Price” shall mean $2.00 per share of Series C Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock occurring after the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Date”)). The Series A Original Issue Price, the Series B Original Issue Price and the Series C Original Issue Price are sometimes referred to herein as the “Original Issue Price.”

1.2           Notwithstanding the foregoing, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (i) first, all accrued and unpaid Series C Preferred Dividends have been paid (ii) and second, all accrued and unpaid Series A Preferred Dividends and Series B Preferred Dividends have been paid. No dividend shall be paid on any shares of Series A Preferred Stock or Series B Preferred unless all accrued and unpaid dividends on the Series C Preferred have been paid. After payment in full of all cumulative Preferred Dividends, if the Board shall declare a dividend payable upon any other then outstanding class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock), then the Board shall (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, declare at the same time a dividend upon the then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, as would have been payable on the shares of Common Stock which each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock held by each holder thereof would have received if such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 4 as of the record date for the determination of holders of Common Stock entitled to receive such dividends and (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issue price of each share of such class or series (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to such series of Preferred Stock’s Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Subsection 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

2.           Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1           Payments to Holders of Preferred Stock.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to  the greater of (i) the Series C Original Issue Price, plus any Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full Series C Liquidation Amount, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)          (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be made with respect to the holders of shares of Series C Preferred Stock in accordance with Subsection 2.1(a), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of outstanding shares of Series B Preferred Stock, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the greater of (i) the Series A Original Issue Price, plus any Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”) and (2) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of outstanding shares of Series A Preferred Stock, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the greater of (i) the Series B Original Issue Price, plus any Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). The Series A Liquidation Amount, the Series B Liquidation Amount and the Series C Liquidation Amount are sometimes referred to herein as a “Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be made with respect to the holders of shares of Series C Preferred Stock in accordance with Subsection 2.1(a), the then remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall share ratably in any distribution of the then remaining assets available for distribution, in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2         Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3         Deemed Liquidation Events.

2.3.1       Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless following receipt of notice of such Deemed Liquidation Event in accordance with Subsection 4.10, the holders of outstanding shares of Preferred Stock representing at least eighty percent (80%) of the total number of shares of Common Stock into which the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock could be converted pursuant to Section 4, voting together as a single class (the “Requisite Holders”), elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event:

(a)          a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2      Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a) unless the definitive written agreement for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)          In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii), Subsection 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event (a “Redemption Event”), then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of all of the outstanding shares of Preferred Stock held by each such holder of Preferred Stock, and (ii) each holder of Preferred Stock shall have the right, during the 60 day period following the Corporation’s delivery of notice of their rights to effect such redemption, to redeem all of such holder’s outstanding shares of Preferred Stock by providing written notice to the Corporation of their election to redeem such shares of Preferred Stock (a “Redemption Request”); provided, that the Requisite Holders may waive the rights of the holders of Preferred Stock to require the Corporation to redeem the outstanding shares of Preferred Stock by delivering to the Corporation a written waiver of such rights not later than 120 days after such Deemed Liquidation Event (the “Redemption Waiver”). Following any such Redemption Event, if a Redemption Waiver is not provided in the manner set forth in this Subsection 2.3.2(b), then the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event (the “Deemed Liquidation Event Redemption Date”), to redeem all outstanding shares of Preferred Stock which are subject to a Redemption Request (the “Redeemed Preferred Stock”) as of the deemed Liquidation Event Redemption Date at a price per share equal to the applicable Liquidation Amount (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all of the outstanding shares of Redeemed Preferred Stock, the Corporation shall redeem all of the shares of Series C Preferred Stock which are subject to a Redemption Request before any shares of Series A Preferred Stock or Series B Preferred Stock which are subject to a Redemption Request and, if the Available Proceeds are not sufficient to redeem all of the outstanding shares of Series C Preferred Stock which are subject to a Redemption Request, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock which are subject to a Redemption Request to be redeemed to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares. If there are Additional Proceeds remaining after the redemption of all shares of Series C Preferred Stock which are subject to a Redemption Request pursuant to the preceding sentence, the Corporation shall redeem all of the shares of Series A Preferred Stock and Series B Preferred Stock which are subject to a Redemption Request and, if the remaining Available Proceeds are not sufficient to redeem all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock which are subject to a Redemption Request, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock and Series B Preferred Stock which are subject to its Redemption Request, to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares of Redeemed Preferred Stock. The shares of Preferred Stock not redeemed, and each such share of Redeemed Preferred Stock for which the Redemption Price has not been paid in full, shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when Available Proceeds are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available. The provisions of the following Subsections 2.3.2(c) and 2.3.2(d) shall apply to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(c)         The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Redeemed Preferred Stock not less than 40 days prior to the Deemed Liquidation Event Redemption Date. The Redemption Notice shall state:

(i)	the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Deemed Liquidation Event Redemption Date specified in the Redemption Notice;

(ii)	the Deemed Liquidation Event Redemption Date and the Redemption Price; and

(iii)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d)         On or before the Deemed Liquidation Event Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Deemed Liquidation Event Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(e)          If the Corporation for any reason fails to redeem any of the shares of Redeemed Preferred Stock in accordance with Subsection 2.3.2(b) on or prior to the Deemed Liquidation Event Redemption Date in accordance with Subsection 2.3.2, then, the Corporation shall become obligated to pay, in addition to the Redemption Price with respect to such Redeemed Preferred Stock, interest on the unpaid balance of such Redemption Price with respect to such Redeemed Preferred Stock, which shall accrue at a rate of one percent (1%) per month until such Redemption Price with respect to such Redeemed Preferred Stock is paid in full.

2.3.3      Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation; provided, that where there exists an active public market for any securities included in the consideration for such Deemed Liquidation Event, and such securities are not subject to investment letter or other similar restrictions on free marketability, the fair market value of such securities shall be the (i) average of the closing price quoted on the New York Stock Exchange, NASDAQ Stock Market or on any exchange on which such securities are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal (or any other applicable publication for non US markets) over the thirty (30) calendar day period ending three trading days prior to the date of determination of fair market value of such securities; (ii) if actively traded over-the-counter, the fair market value of such securities shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) calendar day period ending three trading days prior to the date of determination of fair market value of such securities.

2.3.4       Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Transaction Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

2.3.5      Successive Deemed Liquidation Events. The provisions of this Subsection 2.3 shall similarly apply to successive Deemed Liquidation Events.

3.          Voting.

3.1           General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as required by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-if converted to Common Stock basis.

3.2           Election of Directors. The holders of record of the shares of Series A Preferred Stock and Series B Preferred Stock, exclusively and as a single class, shall be entitled to elect two (2) directors of the Corporation pursuant to and in accordance with the terms of that certain Third Amended and Restated Stockholders Agreement entered into between the Corporation and certain stockholders on or about the date of filing of this Certificate of Incorporation (as amended and restated from time to time, the “Stockholders Agreement”). The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation pursuant to the terms of the Stockholders Agreement. The Requisite Holders shall be entitled to elect two (2) directors of the Corporation pursuant to and in accordance with the terms of the Stockholders Agreement. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect one (1) director of the Corporation pursuant to and in accordance with the terms of the Stockholders Agreement. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Common Stock or Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, as applicable, pursuant to the first four sentences of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or the Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3           Preferred Stock Protective Provisions. At any time when any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment (including by the filing of any Certificate of Designation), merger, consolidation, reclassification, reorganization or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be):

(a)          liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(b)          amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation (i) to increase or decrease the authorized number of shares of Common Stock or Preferred Stock, or (ii) in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(c)          create or authorize the creation of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(d)           (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in respect of any such right, preference or privilege;

(e)          purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on (or permit any subsidiary to pay or make any distribution on), any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the Board of Directors;

(f)          create, assume or incur indebtedness, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to create, assume or incur indebtedness, or take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000 in the aggregate;

(g)          create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(h)          merge or consolidate the Corporation with or into another entity or otherwise affect any corporate reorganization;

(i)           sell, lease, license or dispose of all or any substantial portion of the assets of the Corporation, including the assignment, transfer or license of patents or other intellectual property of the Corporation that comprise all or any substantial portion of the assets of the Corporation, other than those made in the ordinary course of the Corporation’s business;

(j)          change the authorized number of directors constituting the Board of Directors;

(k)          effect any transaction between the Corporation or any of its direct or indirect subsidiaries, on the one hand, and any founder, officer or director, on the other hand, other than in the ordinary course of business on arms-length terms; or

(l)          hire or fire a chief executive officer of the Corporation or other individual performing duties customarily performed by a chief executive officer.

3.4           Series C Protective Provisions. At any time when any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of at least 66.67% of the outstanding shares of Series C Preferred Stock voting separately as a single class, whether by amendment of the Corporation’s certificate of incorporation (including by the filing of any Certificate of Designation), reclassification, merger, consolidation, reorganization or otherwise, alter, change or amend the preferences, privileges, rights or powers of any series of Preferred Stock in a manner that would materially and adversely affect the preferences, privileges, rights or powers of the Series C Preferred Stock (regardless of whether the preferences, privileges, rights or powers of any other class or series of the Corporation’s issued share capital are correspondingly effected).

4.          Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1         Right to Convert.

4.1.1      Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the applicable series of Preferred Stock by the applicable Conversion Price (as defined below) for each share of such series of Preferred Stock in effect at the time of conversion. The term “Conversion Price” shall mean $1.80 per share in the case of both Series A Preferred Stock and Series B Preferred Stock and $2.00 per share in the case of Series C Preferred Stock. Such initial Conversion Price for shares of each series of Preferred Stock, and the rate at which such shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2      Termination of Conversion Rights. Subject to the delivery of the notice to the holders of the Preferred Stock when and as required pursuant to Subsection 4.10, in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3         Mechanics of Conversion.

4.3.1      Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2      Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price of a share of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such share of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price of such share of Preferred Stock.

4.3.3      Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except that the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 shall survive until satisfied. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4      No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price of a series of Preferred Stock shall be made for any accrued or declared but unpaid dividends on the shares of such series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5      Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4         Adjustments to Conversion Price for Diluting Issues.

4.4.1      Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)         “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)         “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Filing Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on each class of Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)	up to 11,000,000 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, whether issued before or after the Filing Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement); or

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

4.4.2      No Adjustment of Conversion Price. Notwithstanding anything to the contrary in this Section 4, no adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock (i) if the Corporation receives written notice from the Requisite Holders, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock or (ii) if the outstanding shares of Preferred Stock automatically convert into shares of Common Stock pursuant to Section 5.

4.4.3      Deemed Issue of Additional Shares of Common Stock.

(a)          If the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)          If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Filing Date), are revised after the Filing Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)          Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, the Conversion Price of such series of Preferred Stock shall be readjusted to Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.

4.4.4       Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)          “CP2” shall mean the Conversion Price applicable to a series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(b)          “CP1” shall mean the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5      Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)         Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6      Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 120 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Price applicable to a series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Price applicable to a series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6           Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price applicable to a series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price applicable to such series of Preferred Stock then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price applicable to a series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7           Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8           Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, so that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of the applicable series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the applicable series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of the applicable series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10         Notice of Record Date. In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.           Mandatory Conversion.

5.1           Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $2.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of gross proceeds, before the underwriting discount, commissions and expenses, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2           Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.          Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.          Waiver. Subject to Subsection 3.4, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders. A holder of Preferred Stock may at any time waive in writing such holder’s rights set forth herein.

8.          Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Subject to any additional vote required by the Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: The following indemnification provisions shall apply to the persons enumerated below.

1.           Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.          Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.          Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.          Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.          Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.          Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, other provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.          Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.          Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.          Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is subject to the election by the holders of Preferred Stock or any series thereof (in each case, voting as a separate class) and who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), or (ii) any holder of Preferred Stock or any of such holder’s affiliates, or any partner, member, director, stockholder, employee or agent of any such holder or affiliate of such holder, other than someone who is an employee of the Corporation or any of its subsidiaries, unless such matter, transaction or interest is presented in writing to a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*       *       *

3.          That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law and the Bylaws of the Corporation.

4.          That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[REMAINDER LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 8th day of August, 2012.

By:	/s/ Mark Pruzanski
Mark E. Pruzanski, M.D.
President and CEO

Exhibit 10.7

FORM OF

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this ___ day of _______________, 20__, by and between Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), and _______________ (“Agent”).

RECITALS

WHEREAS, the Corporation, which is organized under the General Corporation Law of the State of Delaware (as amended, “DGCL”), wishes to enter into this Agreement to set forth certain rights and obligations of the Agent and the Corporation with respect to the Agent’s service as a director of the Corporation;

WHEREAS, it is essential to the Corporation that it be able to retain and attract as directors and officers the most capable persons available;

WHEREAS, increased corporate litigation has subjected directors and officers to litigation risks and expenses, and the limitations on the availability of directors and officers liability insurance have made it increasingly difficult for the Corporation to attract and retain such persons;

WHEREAS, the Board of Directors of the Corporation has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Corporation’s stockholders and that the Corporation should contractually obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Corporation free from undue concern that they will not be so indemnified;

WHEREAS, Agent performs a valuable service to the Corporation in Agent’s capacity as a director of the Corporation;

WHEREAS, the Corporation’s Restated Certificate of Incorporation (the “Charter”) and Restated Bylaws (the “Bylaws”) include provisions providing for the indemnification of the directors, officers, employees and other agents of the Corporation, including persons serving at the request of the Corporation in such capacities with other corporations or enterprises, as authorized by the DGCL;

WHEREAS, the Charter, the Bylaws and the DGCL, by their non-exclusive nature, permit contracts between the Corporation and its directors, officers, employees and other agents with respect to indemnification of such persons;

WHEREAS, in recognition of Agent’s need for (a) substantial protection against personal liability as a condition to Agent’s service to the Corporation in Agent’s capacity as a director of the Corporation in addition to Agent’s reliance on the Charter and the Bylaws, which Agent believes is inadequate in the present circumstances, and (b) specific contractual assurance of Agent’s rights to full indemnification against risks and expenses (regardless of, among other things, any amendment to or revocation of the Charter and/or the Bylaws, any change in the composition of the Corporation’s board of directors or a change in control of the Corporation);

WHEREAS, the Corporation intends that this Agreement provide Agent with greater protection than that which is provided by the Charter and Bylaws;

[WHEREAS, Agent may have certain rights to indemnification and/or insurance provided by other entities and/or organizations which Agent and such other entities and/or organizations intend to be secondary to the primary obligation of the Corporation to indemnify Agent as provided herein, with the Corporation’s acknowledgement and agreement to the foregoing being a material condition to Agent’s willingness to serve on the Board of Directors of the Corporation;]1 and

WHEREAS, in order to induce Agent to serve as a director of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Agent.

NOW, THEREFORE, in consideration of Agent’s service as a director of the Corporation following the date hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Agent hereby agree as follows:

1.          Indemnity of Agent. The Corporation agrees to hold harmless and indemnify Agent to the fullest extent authorized or permitted by law, the provisions of the Charter and the Bylaws, as the same may be amended from time to time (but, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law, the Charter or the Bylaws permitted prior to adoption of such amendment). For purposes of this Agreement, the meaning of the phrase “to the fullest extent authorized or permitted by law” shall include, but not be limited to: (i) to the fullest extent authorized or permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or such provision thereof; and (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its directors and officers.

2.          Additional Indemnity. In addition to and not in limitation of the indemnification otherwise provided for herein, and subject only to the exclusions set forth in Section 3 hereof, the Corporation further agrees to hold harmless and indemnify Agent:

1 To be included if the Agent is affiliated with a fund or other entity that provides indemnification to the Agent.

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(a)          against any and all (i) expenses (including attorneys’ fees), retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including any appeal thereof or related thereto (a “Proceeding”), or responding to, or objecting to, a request to provide discovery in any Proceeding, (ii) damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay (including any federal, state or local taxes imposed on Agent as a result of receipt of reimbursements or advances of expenses under this Agreement) and (iii) the premium, security for, and other costs relating to any costs bond, supersedes bond, or other appeal bond or its equivalent, whether civil, criminal, arbitrational, administrative or investigative with respect to any Proceeding (items under clauses, (i), (ii) and (iii), collectively, the “Expenses”) actually and reasonably incurred by Agent, or on Agent’s behalf, because of any claim or claims made against or by him in connection with any Proceeding, whether formal or informal (including an action by or in the right of the Corporation), to which Agent is, was or at any time becomes a party or a witness, or is threatened to be made a party to, participant in or a witness with respect to, by reason of the fact that Agent is, was or at any time becomes a director, officer, employee or other agent of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Corporate Status”);

(b)          against any and all Expenses actually and reasonably incurred by Agent, or on Agent’s behalf, if Agent is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Corporation to procure a judgment in its favor;

(c)          against any and all Expenses actually and reasonably incurred by Agent, or on Agent’s behalf, if Agent is, by reason of his or her Corporate Status, a witness in any Proceeding to which Agent is not a party and is not threatened to be made a party; and

(d)          otherwise to the fullest extent as may be provided to Agent by the Corporation under the non-exclusivity provisions of the DGCL, the Charter and the Bylaws.

3.          Limitations on Additional Indemnity. No indemnity pursuant to Section 2 hereof shall be paid by the Corporation:

(a)          on account of any claim or Proceeding against Agent for an accounting of profits made from the purchase or sale by Agent of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as heretofore or hereafter amended (the “Exchange Act”), or similar provisions of any federal, state or local law if the final, non-appealable judgment of a court of competent jurisdiction finds Agent to be liable for disgorgement under Section 16(b) of the Exchange Act;

(b)          on account of Agent’s conduct that is established by a final, non-appealable judgment of a court of competent jurisdiction as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

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(c)          for which payment is actually made to Agent under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment actually received by Agent under such insurance, clause, bylaw or agreement;

(d)          if and to the extent indemnification is prohibited by applicable law; or

(e)          in connection with any Proceeding (or part thereof) initiated by Agent, against the Corporation or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the Corporation has joined in the Proceeding (or relevant part thereof), (iii) the board of directors of the Corporation has consented to the initiation of such Proceeding, (iv) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL, or (v) the Proceeding (or relevant part thereof) is initiated pursuant to Section 12 hereof.

4.          Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Agent is a director, officer, employee or other agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Agent shall be subject to any possible claim or threatened, pending or completed Proceeding, whether civil, criminal, arbitrational, administrative or investigative, including any appeal thereof or relating thereto, in respect of which Agent is granted rights of indemnification or advancement of Expenses hereunder, in each case, by reason of the fact of the Agent’s Corporate Status.

5.          Partial Indemnification. Agent shall be entitled under this Agreement to indemnification by the Corporation for a portion of the Expenses, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay in connection with any Proceeding referred to in Section 2 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Corporation shall indemnify Agent for the portion thereof to which Agent is entitled.

6.          Notification and Defense of Claim. To obtain indemnification under this Agreement, Agent shall submit to the Corporation a written request therefor. As soon as practicable, and in any event, not later than thirty (30) days after Agent becomes aware, by written or other overt communication, of any pending or threatened litigation, claim or assessment, Agent will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of such pending or threatened litigation, claim or assessment; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Agent otherwise than under this Agreement and any delay in so notifying the Corporation shall not constitute a waiver by Agent of any rights under this Agreement. With respect to any such pending or threatened litigation, claim or assessment as to which Agent notifies the Corporation of the commencement thereof:

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(a)          the Corporation will be entitled to participate therein at its own expense;

(b)          except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Agent. After notice from the Corporation to Agent of its election to assume the defense thereof, the Corporation will not be liable to Agent under this Agreement for any legal or other expenses subsequently incurred by Agent in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. Agent shall have the right to employ separate counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Agent unless (i) the employment of counsel by Agent has been authorized by the Corporation, (ii) Agent shall have reasonably concluded, and so notified the Corporation, that there may be a conflict of interest between the Corporation and Agent in the conduct of the defense of such action, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of Agent in connection with such action, in any of such cases the fees and expenses of Agent’s separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Corporation or as to which Agent shall have made the conclusion provided for in clause (ii) above; and

(c)          the Corporation shall not be liable to indemnify Agent under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Corporation shall not enter into any settlement in connection with a Proceeding in any manner which would impose any Expenses, penalties (whether civil or criminal) or limitation on Agent without Agent’s written consent, which may be given or withheld in Agent’s sole discretion.

7.          Expenses. The Corporation shall advance, to the extent not prohibited by law, all Expenses actually and reasonably incurred by Agent in connection with any Proceeding promptly following request therefor, but in any event no later than twenty (20) days, after the receipt by the Corporation of a written statement or statements requesting such advances (which shall include invoices received by Agent in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Agent to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after the final disposition of any Proceeding. The right to advancement described in this Section 7 is vested. Advances shall be unsecured and interest free. Advances shall be made without regard to Agent’s ability to repay the expenses and without regard to Agent’s ultimate entitlement to indemnification under the other provisions of this Agreement. Agent shall qualify for advances upon the execution and delivery to the Corporation of this Agreement which shall constitute an undertaking providing that Agent undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment that Agent is not entitled to be indemnified by the Corporation. The right to advances under this Section 7 shall in all events continue until final disposition of any Proceeding, including any appeal therein.

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8.          Contribution.

(a)          Whether or not the indemnification provided in Section 2 is available, in respect of any Proceeding in which the Corporation is jointly liable with Agent (or would be if joined in such Proceeding), the Corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Agent to contribute to such payment and the Corporation hereby waives and relinquishes any right of contribution it may have against Agent. The Corporation shall not enter into any settlement of any Proceeding in which the Corporation is jointly liable with Agent (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Agent.

(b)          Without diminishing or impairing the obligations of the Corporation set forth in Section 8(a), if, for any reason, Agent shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed Proceeding in which the Corporation is jointly liable with Agent (or would be if joined in such Proceeding), the Corporation shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Agent in proportion to the relative benefits received by the Corporation and all officers, directors or employees of the Corporation, other than Agent, who are jointly liable with Agent (or would be if joined in such Proceeding), on the one hand, and Agent, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Corporation and all officers, directors or employees of the Corporation other than Agent who are jointly liable with Agent (or would be if joined in such Proceeding), on the one hand, and Agent, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Corporation and all officers, directors or employees of the Corporation, other than Agent, who are jointly liable with Agent (or would be if joined in such Proceeding), on the one hand, and Agent, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)          The Corporation hereby agrees to fully indemnify and hold Agent harmless from any claims of contribution which may be brought by officers, directors or employees of the Corporation, other than Agent, who may be jointly liable with Agent.

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(d)          To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Agent for any reason whatsoever, the Corporation, in lieu of indemnifying Agent, shall contribute to the amount actually and reasonably incurred by Agent, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Corporation and Agent as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Corporation (and its directors, officers, employees and agents) and Agent in connection with such event(s) and/or transaction(s).

9.          Presumptions and Effect of Certain Proceedings.

(a)          In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Agent is entitled to indemnification under this Agreement if Agent has submitted a request for indemnification in accordance with Section 6 of this Agreement, and the Corporation shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by such person , persons or entity of any determination contrary to that presumption.

(b)          Without limiting the foregoing, if any Proceeding is disposed of on the merits or otherwise (including a disposition without prejudice), without (i) the final disposition being adverse to Agent, (ii) a final adjudication by a court of competent jurisdiction that Agent was liable to the Corporation, (iii) a plea of guilty (iv) a final adjudication by a court of competent jurisdiction that Agent did not act in good faith, and in a manner Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (v) with respect to any criminal proceeding, a final adjudication by a court of competent jurisdiction that Agent had reasonable cause to believe Agent’s conduct was unlawful, Agent shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(c)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Agent to indemnification or create a presumption that Agent did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Agent had reasonable cause to believe that such Agent’s conduct was unlawful.

(d)          For purposes of any determination of good faith, Agent shall be deemed to have acted in good faith to the extent Agent relied in good faith on (i) the records or books of account of the Corporation, including financial statements , (ii) information supplied to Agent by the officers of the Corporation in the course of their duties, (iii) the advice of legal counsel for the Corporation or its board of directors or counsel selected by any committee of the board of directors or (iv ) information or records given or reports made to the Corporation by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Corporation or its board of directors or any committee of the board of directors.

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10.        Information Sharing. To the extent that the Corporation receives a request or requests from a governmental third party or other licensing or regulating organization (the “Requesting Agency”), whether formal or informal, to produce documentation or other information concerning an investigation, whether formal or informal, being conducted by the Requesting Agency, and such investigation is reasonably likely to include review of any actions or failures to act by Agent, the Corporation shall promptly give notice to Agent of said request or requests and any subsequent request. In addition, the Corporation shall provide Agent with a copy of any and all information or documentation that the Corporation shall provide to the Requesting Agency.

11.        No Imputation. The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Corporation or the Corporation itself shall not be imputed to Agent for purposes of determining any rights under this Agreement.

12.        Enforcement.

(a)          Any right to indemnification or advances granted by this Agreement to Agent shall be enforceable by or on behalf of Agent in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, (ii) no disposition of such claim is made within ninety (90) days of request therefor; (iii) advancement of Expenses is not timely made pursuant to Section 7, (iv) payment of indemnification pursuant to this Agreement is not made within ten (10) days after a determination has been made that Agent is entitled to indemnification or (v) the Corporation or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Agent the benefits provided or intended to be provided to Agent hereunder, Agent shall be entitled to an adjudication by the Delaware Court of Chancery of Agent’s entitlement to such indemnification or advancement of Expense, and the Corporation shall not oppose Agent’s right to seek any such adjudication in accordance with this Agreement. Agent, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the Expenses of prosecuting Agent’s claim. It shall be a defense to any action for which a claim for indemnification is made under Section 2 hereof (other than an action brought to enforce a claim for advance or reimbursement of Expenses under this Agreement, provided that the required undertaking has been tendered to the Corporation) that Agent is not entitled to indemnification because of the limitations set forth in Section 3 hereof. Neither the failure of the Corporation (including its board of directors or its stockholders, or any subgroup of such directors or stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Agent is proper in the circumstances, nor an actual determination by the Corporation (including its board of directors or its stockholders, or any subgroup of such directors or stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that Agent is not entitled to indemnification under this Agreement or otherwise.

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(b)          To the fullest extent not prohibited by law, the Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to this Agreement that Agent is entitled to indemnification, the Corporation shall be bound by such determination in any Proceeding commenced pursuant to this Section 12, absent (i) a misstatement by Agent of a material fact, or an omission of a material fact necessary to make Agent’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

13.        Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights. [Notwithstanding anything to the contrary herein, the Corporation acknowledges that Agent has certain rights to indemnification and advancement of expenses provided by [____________] and certain of [its/their] respective affiliates (collectively, the “Third-Party Indemnitors”). The Corporation on behalf of itself (notwithstanding anything to the contrary in Section 3(c) or elsewhere in this Agreement) and any insurers providing liability insurance pursuant to Section 15, hereby agrees (i) that the Corporation is the indemnitor of first resort (i.e., its obligations to Agent are primary and any obligation of the Third-Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Agent are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by Agent and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Charter or Bylaws (or any other agreement between the Corporation and Agent), without regard to any rights Agent may have against the Third-Party Indemnitors, and, (iii) that the Corporation and each insurer providing liability insurance pursuant to Section 15 each hereby irrevocably waives, relinquishes and releases the Third-Party Indemnitors from any and all claims against the Third-Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Third-Party Indemnitors on behalf of Agent with respect to any claim for which Agent has sought indemnification from the Corporation shall affect the foregoing and the Third-Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Agent against the Corporation. The Third-Party Indemnitors are express third-party beneficiaries of the terms of this Section 13 and the Corporation agrees to take such further action as may be requested by any Third-Party Indemnitor to effectuate the contractual arrangement between the Corporation and the Third-Party Indemnitor as set forth herein.]2

2 To be included if the Agent is affiliated with a fund or other entity that provides indemnification to the Agent.

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14.        Non-Exclusivity of Rights. The rights conferred on Agent by this Agreement shall not be exclusive of any other right which Agent may have or hereafter acquire under any statute, provision of the Charter or Bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in Agent’s official capacity and as to action in another capacity while holding office. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Charter or Bylaws and this Agreement, it is the intent of the parties hereto that Agent shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.        Insurance. To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Corporation, Agent shall be covered by such policy or policies (including with respect to prior service) to the same extent as the most favorably-insured persons under such policy or policies in a comparable position.

16.        Enforcement; Survival of Rights.

(a)          The Corporation expressly confirms and agrees that the Corporation has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Agent to serve as a director of the Corporation, and the Corporation acknowledges that Agent is relying upon this Agreement in serving the Corporation in such capacity.

(b)          The rights conferred on Agent by this Agreement shall continue after Agent has ceased to be a director, officer, employee or other agent of the Corporation or to serve at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and shall inure to the benefit of Agent’s heirs, executors and administrators.

(c)          The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d)          The Corporation and Agent agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Agent and the Corporation irreparable harm. Accordingly, the parties hereto agree that each of the Corporation and the Agent may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, they shall not be precluded from seeking or obtaining any other relief to which they may be entitled. The Corporation and Agent further agree that they shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Corporation and Agent acknowledge that in the absence of a waiver, a bond or undertaking may be required by the Delaware Court of Chancery, and they hereby waive any such requirement of such a bond or undertaking.

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17.        Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid, illegal or unenforceable for any reason, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) and such other provisions shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Corporation shall nevertheless indemnify Agent to the fullest extent provided by the Charter, the Bylaws, the DGCL or any other applicable law.

18.        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws. The Corporation and Agent hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery, (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

19.        Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

20.        Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

21.        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

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(a)          If to Agent, at the address indicated on the signature page hereof.

(b)          If to the Corporation, to:

Intercept Pharmaceuticals, Inc.

18 Desbrosses Street

New York, NY 10013

Attention:       Chief Executive Officer

or to such other address as may have been furnished to Agent by the Corporation.

22.         Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

INTERCEPT PHARMACEUTICALS, INC.

By:
Name:
Title:

AGENT

[Insert Name of Agent]

Address:

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Exhibit 10.10

EXECUTION COPY

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of March 29, 2011 (the “Effective Date”), is made by and between DAINIPPON SUMITOMO PHARMA CO. LTD., a company organized under the laws of Japan (“DSP”), having a place of business at 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045 Japan, and INTERCEPT PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware (“Intercept”), having a place of business at 18 Desbrosses Street, New York, New York 10013. DSP and Intercept are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Intercept is a clinical stage biopharmaceutical company engaged in the development of therapeutics for the treatment of metabolic diseases, and is currently developing Obeticoholic acid, a farnesoid X receptor (FXR) agonist, more commonly known as 6α-ethyl-3α,7α-dihydroxy-5β-cholan-24-oic acid (6-ECDCA) or INT-747, in any form (the “Compound”) to be used to formulate a new product for therapeutic use in connection with primary biliary cirrhosis (“PBC”) and nonalcoholic steatohepatitis (“NASH”) (PBC and NASH, collectively the “Field”);

Whereas, Intercept is simultaneously engaged in the development of other indications for the Compound, including in connection with portal hypertension (together with all present and future indications of the Compound, each an “Additional Indication”, and collectively, the “Additional Indications”);

Whereas, DSP is a worldwide pharmaceutical company that has significant experience in the development, manufacturing and commercialization of pharmaceutical products in the Territory (as defined hereinafter); and

Whereas, Intercept desires to grant certain exclusive rights to DSP in the Territory with respect to the development, manufacturing and commercialization of the Compound and the Product in the Field in the Territory and DSP wishes to accept the grant of such rights; all as more particularly set forth in this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.          DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified below.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Actual Costs” shall mean Intercept’s direct costs and indirect costs incurred by sub-contractors of Intercept of materials and labor specifically incurred in Manufacturing or formulating the Clinical Supplies or Commercial Supplies supplied to DSP under the Clinical Supply Agreement or the Commercial Supply Agreement, including but not limited to excipients and packaging components for both the Compound and the Product, as well as inprocess and release testing, stability testing, development of the Specifications, manufacturing validation, quality assurance and quality control activities necessary to release the Compound or Product to DSP or to a Third Party designated by DSP; together with directly allocable manufacturing overheads specifically attributable to the Manufacture or formulation of the Compound or Product under this Agreement, including depreciation and maintenance costs of fixed assets that are wholly dedicated to and used in manufacturing the Compound or Product for DSP; but excluding corporate, general or administrative overheads. Actual Costs shall be calculated in accordance with Intercept’s standard cost accounting policies and with generally accepted accounting principles, consistently applied to the manufacture of pharmaceutical compounds and products.

“Additional Indications” shall have the meaning set forth in the second recital of this Agreement.

“Additional Indications Option” shall have the meaning set forth in Section 7.2.

“Additional Indications Option Commencement Notice” shall have the meaning set forth in Section 7.3.

“Additional Indications Exercise Period” shall have the meaning set forth in Section 7.3.

“Additional Indications Option Fee” shall have the meaning set forth in Section 7.3.

“Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean the possession, directly or indirectly through one or more intermediaries, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent (50%) or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance. Notwithstanding the foregoing, Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”), the parent company of DSP, shall not be considered an Affiliate for the purposes of this Agreement; provided that DSP shall be permitted to engage in routine reporting of matters concerning this Agreement to Sumitomo Chemical.

“Clinical Supply Agreement” shall have the meaning set forth in Section 6.1.

“Clinical Supplies” shall mean Compound formulated into Product or matching placebos to be used exclusively for conducting clinical studies to gain Regulatory Approval in the Territory.

“CMC” shall mean the Chemistry, Manufacturing and Controls information required to be submitted under Section 505 of the U.S. Food, Drug and Cosmetic Act (as amended) and 21 C.F.R. 312.23(a)(7) and 314.50(d)(1).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Commercial Supplies” shall mean the supply of the Product in bulk formulation (either packaged or pre-packaged) made to DSP by Intercept pursuant to Section 6.2 of this Agreement and the Commercial Supply Agreement.

“Commercial Supply Agreement” shall have the meaning set forth in Section 6.2.

“Commercialize” shall mean to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (i) detailing and other promotional activities in support of a Product; (ii) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; and (iii) developing reimbursement programs and information and data specifically intended for managed care organizations, governmental agencies and the like.

“Commercially Reasonable Efforts” shall mean with respect to a Party’s obligations under this Agreement, including to Develop, Manufacture or Commercialize the Product, those efforts and resources consistent with the usual practices of such Party in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential and strategic value as such Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such product and such Party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, past and future regulatory environment and competitive market conditions, all measured by the facts and circumstances at the time such efforts are due. Commercially Reasonable Efforts shall be determined on a country-by-country and indication-by-indication basis for the Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Products and the market(s) or countries involved.

“Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, which is marked as confidential or indicated at the time of disclosure as being confidential (and subsequently summarized in writing) except to the extent that the Receiving Party can demonstrate by written record that such information, (i) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (iii) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party; or (v) is required to be disclosed by judicial or governmental authority of competent jurisdiction; provided that the Receiving Party shall first provide the Disclosing Party with sufficiently timely notice of such requirement to permit the Disclosing Party to take measures to avoid or limit the scope of the requested disclosure. Confidential Information shall include, without limitation, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, preclinical data, clinical trial data, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Compound” shall have the meaning set forth in the first recital of this Agreement.

“Control” or “Controlled” shall mean, when used in reference to intellectual property, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without violating the terms of any agreement or other arrangement with any Third Party; provided that where the ability to grant a license or sublicense is subject to a Third Party consent or notice requirement, “Commercially Reasonable Efforts” shall require seeking such consent or providing such notice to the Third Party.

“Country Option” shall have the meaning set forth in Section 8.1.

“Country Option Exercise Notice” shall have the meaning set forth in Section 8.2.

“Development” and “Develop” shall mean with respect to the Compound or the Product, all activities relating to preparing and conducting non-clinical studies, clinical studies (Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials and Phase IV Clinical Trials), formulation, development, statistical analysis, quality assurance and quality control activities and other product development activities, which may include, but is not limited to, research, and regulatory activities directed toward obtaining Regulatory Approval of the Product in the Field inside or outside the Territory, as the case may be.

“DSP Defense Costs” shall have the meaning set forth in Section 12.3.

“Effective Date” shall have the meaning set forth in the first line of this Agreement.

“Eroded Country” shall have the meaning set forth in Section 9.3.1.

“Exclusive Period” shall mean, on a country-by-country basis, the period beginning upon the First Commercial Sale of the Product in the relevant country until the later to occur of (i) the expiration of (x) the Intercept substance patent with respect to Japan or (y) the last to expire of the Intercept patent family members with respect to China, after giving effect, in each of items (x) and (y) to any Patent Term Extensions, and (ii) the date upon which generic drugs relying on the Compound or Product data for Regulatory Approval may be introduced.

“Field” shall have the meaning set forth in the first recital of this Agreement, together with any other Additional Indications, which shall each automatically be included in the “Field” upon the exercise by DSP of the Additional Indication Option.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Product by or on behalf of DSP or any Affiliate or sublicensee of DSP in such country after receipt of Marketing Approval, (and any labeling or pricing negotiations-that may be required after Marketing Approval for such Product in the Territory.)　 A First Commercial Sale shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

“First Tier Royalty Rate” shall have the meaning set forth in Section 9.2.3.

“GMP” shall mean all applicable Good Manufacturing Practices standards, including, as applicable, those standards required by the MHLW or its equivalent in each country in the Territory.

“Good Clinical Practices” or “GCP” shall mean all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) those standards required by the MHLW or its equivalent in the Territory, and (ii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practices” or “GLP” shall mean all applicable Good Laboratory Practice standards, including, as applicable, (i) those standards required by the MHLW as hereinafter defined or its equivalent in each country in the Territory, and (ii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

“Improvement” shall mean any improvements, enhancements or modifications to the Intercept Technology, the Intercept Manufacturing Technology, or other technology claimed in the Intercept Patents (whether patentable or not), which would be useful or necessary in the Manufacture, Development, and Commercialization of the Compound and/or Products, which is conceived, solely by one Party or jointly by one Party with a Third Party or jointly by both Parties.

“IND” shall mean the equivalent application of an Investigational New Drug Application to the MHLW or its equivalent in any country in the Territory, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such country.

“Intercept Change of Control” shall mean: (i) the liquidation or dissolution of Intercept or the sale or other transfer by Intercept of all or substantially all of its respective assets; or (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person or entity (x) becomes the beneficial owner, directly or indirectly (including through multiple entities), of respective securities of Intercept representing more than fifty percent (50%) of the combined voting power with respect to the election of directors of Intercept, (y) obtains the ability to appoint a majority of the Board of Directors of Intercept, or (z) obtains the ability to direct the operations or management of Intercept or any successor to the business of Intercept.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Intercept Development Plan” shall have the meaning set forth in Section 3.1.2.

“Intercept Know-How” shall mean the Know-How which Intercept or its Affiliates Control on the Effective Date or during the Term, which information is necessary or useful for the Development, Manufacture or Commercialization of the Product or the Compound in the Field in the Territory.

“Intercept Manufacturing Know-How” shall mean all methods, processes, designs, patterns, or know-how, programs, systems, procedures, technical data, technology, information, data, results of tests, studies, and analyses, whether patentable or not, which are specifically related to the manufacturing process of the Compound and/or the Product, including Know-How that is in the case of each of the foregoing Controlled by Intercept (or its Affiliates) as of the Effective Date or during the Term of this Agreement.

“Intercept Manufacturing Patent” shall mean any Patent that is Controlled by Intercept (or its Affiliates) as of the Effective Date and/or during the Term, in each case, which is necessary or useful for the Manufacture of the Compound or the Product for Commercialization in the Field in the Territory.

“Intercept Manufacturing Technology” shall mean the Intercept Manufacturing Know-How and the Intercept Manufacturing Patents.

“Intercept Patents” shall mean all Patents that Intercept Controls as of the Effective Date or during the Term, which Patents are necessary or useful for the purpose of Development, Manufacture or Commercialization of the Compound or the Product in the Field in the Territory, all as more particularly set forth on Exhibit A.

“Intercept Technology”　shall mean the Intercept Patents and the Intercept Know-How.

“Joint Steering Committee” or “JSC” shall mean the joint steering committee formed by the Parties as described in Section 3.1.

“Joint Improvements” shall mean an Improvement or invention, whether patentable or not, which is invented, made or discovered jointly by or on behalf of the employee(s), licensee(s) (including sublicensees), or contractors (including subcontractors) of both Parties (and/or their Affiliates).

“Know-How” shall mean intellectual property including any asset that comprises any of the following items and has a substantial value independent of the services of any individual: inventions, formulae, processes, designs, patterns, or know-how; copyrights; trademarks, trade names, or brand names; franchises; methods, programs, systems, procedures, campaigns, surveys, studies, forecasts, estimates, customer lists, or technical data; and other similar items (whether or not in documentary form and whether or not patentable, copyrightable or otherwise protectable under applicable Laws).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Laws” shall mean all applicable laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines concerning the Development, Manufacturing and Commercialization of the Compound or the Product in the Field in the Territory.

“Manufacturing” shall mean all activities related to the production, manufacture, testing, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of the Compound and/or the Product, the Clinical Supplies or the Commercial Supplies, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” has a correlative meaning.

“Marketing Approval” shall mean (i) for the United States, the approval of an NDA, and (ii) for jurisdictions in the Territory, the approval from the relevant Regulatory Authority necessary to market and sell the Product in that country, including, where required, pricing approvals.

“Market Share” shall have the meaning set forth in Section 9.3.1.

“MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

“NASH” shall have the meaning set forth in the first recital of this Agreement.

“Necessary Third Party Patents” shall mean, on a country-by-country and indication-by-indication basis, the patents that are owned or controlled by a Third Party, which do not infringe the Intercept Technology, but are necessary for the Development, Manufacturing or Commercialization of the Compound or the Product in the Field, as reasonably determined in accordance with Section 4.3.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Net Sales” shall mean the gross amounts invoiced by DSP and its Affiliates and sublicensees for sales or other dispositions of the Product to Third Parties that are not Affiliates or sublicensees in the Field in the Territory, in bona fide, arms-length transactions less the following items, as allocable to such Products (if not previously deducted from the amount invoiced): (i) trade, cash or quantity discounts, credits or allowances actually allowed (provided that such discounts are applied in a normal and customary manner with respect to other similarly situated products of the selling party, and not in a manner which is unreasonably disproportionate to one or more Products when compared to other products of the selling party); (ii) charge back payments, administrative fees, price reductions, rebates allowed or granted, or other forms of consideration to managed care organizations, government agencies or trade customers, including wholesalers and chain and pharmacy buying groups (provided that such discounts are applied in a normal and customary manner with respect to other similarly situated products of the selling party, and not in a manner which is unreasonably disproportionate to one or more Products when compared to other products of the selling party); (iii) credits actually allowed for claims, allowances for damaged goods, retroactive price reductions or returned goods; (iv) prepaid freight, postage, shipping, customs duties and insurance charges; and (v) sales taxes, value added taxes, duties and other governmental charges. Such amounts shall be determined in accordance with Japanese GAAP, consistently applied, or GAAP in effect in a country in the Territory, as permitted by DSP. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. Further, in the case of any sale or other disposal other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, of any Product, or part thereof, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of the Product are sold in an arm’s length transaction for cash. Finally, financial compensation, if any, received by DSP from a subsequent resale of the Product by a third party reseller, if any, shall be included in the calculation of Net Sales.

“NDA” shall mean a new drug application or its equivalent filed with a Regulatory Authority in the Territory seeking Regulatory Approval to Commercialize the Product in the Territory for a particular indication within the Field.

“Non-Territory Data” shall have the meaning set forth in Section 4.2.2.

“Patents” means any patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal, adjustment or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country owned or Controlled by a Party on the Effective Date and during the Term of this Agreement.

“Patent Term Extension” means any term extensions, adjustments, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

“PBC” shall have the meaning set forth in the first recital of this Agreement.

“Phase I Clinical Trial” means a clinical trial in humans, the principal purpose of which is to make a preliminary determination of metabolism, pharmacokinetics, dose findings or preliminary safety in healthy individuals or patients in the Territory.

“Phase II Clinical Trial” means a clinical trial in humans, the principal purpose of which is to make a preliminary determination that a given product is safe in the population in the Territory for its intended use and to obtain information about such product’s efficacy sufficient to permit the design of further clinical trials, or if no further trials are necessary, to enable an Regulatory Approval.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Phase III Clinical Trials” shall mean a clinical trial of a Product conducted in human patients with a defined dose or a set of defined doses of a Product designed to ascertain efficacy and safety of such Product for the purpose of submitting applications for Regulatory Approval to the competent Regulatory Authorities.

“Phase IV Clinical Trials” means post-marketing studies to delineate additional information about a pharmaceutical product’s risks and benefits, and optimal use, commenced after receipt of Regulatory Approval for a Product in the indication for which such trial was conducted.

“Product” shall mean any pharmaceutical composition or formulation that contains the Compound, whether or not such Product is used as a single agent or in combination with other therapeutically active components, as the term “Product” may be further defined in each of the Clinical Supply Agreement and the Commercial Supply Agreement.

“Product Development Plan” shall have the meaning set forth in Section 3.1.1.

“Quality Assurance Agreement” shall have the meaning set forth in Section 6.3.5.

“Regulatory Approval” shall mean all necessary approvals (including INDs, NDAs, product approvals, import permits, and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Manufacture, and Commercialization of the Compound or the Product in the Field in the Territory.

“Regulatory Authority” shall mean, in a particular country in the Territory, any applicable governmental authority involved in granting Regulatory Approval in the Territory, including the MHLW.

“Second Tier Royalty Rate” shall have the meaning set forth in Section 9.2.3.

“Specifications” shall mean those tests, methods and acceptance criteria for the Compound and the Product required in the Territory as set forth the in the IND and NDA.

“Target Actual Cost” shall have the meaning set forth in Section 6.2.2.

“Target Country” shall have the meaning set forth in Section 8.3.

“Technical Transfer” shall have the meaning set forth in Section 6.4.1.

“Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, regulatory filings, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

“Term” shall have the meaning set forth in Section 15.1.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Territory” shall mean Japan and China (excluding Taiwan), and such other countries which are the subject of the Country Option, each of which shall be automatically deemed included in the Territory upon the exercise of the Country Option by DSP for such country.

“Third Party” shall mean any person or entity other than DSP or Intercept, and their respective Affiliates.

“Third Tier Royalty Rate” shall have the meaning set forth in Section 9.2.3.

“Third Party Offer Notice” shall have the meaning set forth in Section 9.3.

“Wholesale Acquisition Cost” or “WAC” shall mean the wholesaler acquisition cost for the Product in the U.S.

2.          GRANT OF RIGHTS

2.1           Exclusive License

  2.1.1           Grant of Exclusive License. Intercept hereby grants to DSP an exclusive, royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.2, under the Intercept Technology to research, Develop, have Developed, make, have made, use, sell, offer for sale, have sold, import, have imported, export and have exported, register, for the purpose of Commercializing the Product in the Territory, for any and all uses within the Field, subject to the terms and conditions of this Agreement. For clarification, the Parties agree that DSP’s appointing a sublicensee to engage in the Manufacture of the Compound or the Product outside the Territory for the Development and Commercialization of the Product inside the Territory shall not be deemed a breach of this Agreement.

  2.1.2           Right to Sublicense. After Intercept’s receipt of the Upfront Fee set forth in Section 9.1, DSP shall have the right to grant sublicenses to any Affiliate or Third Party to all or any portion of its rights under the license granted to DSP pursuant to this Section 2; provided, however, that (i) Intercept shall be notified of and approve the sublicensing arrangement, such approval not to be unreasonably withheld, (ii) each such sublicensee agrees to be bound by all applicable Sections of this Agreement, and (iii) DSP shall provide Intercept with a summary of such sublicensing agreements, to include (a) the country in the Territory applicable to such sublicensee, (b) the full legal name of the sublicensee, (c) the applicable indications in the Field, (d) the term and termination provisions of the sublicensing agreement, and (e) the standard of performance applicable to the sublicensee with respect to its obligations under the sub-licensing agreement. Items (a)-(e) inclusive of item (iii) of the preceding sentence shall be set forth in a format substantially similar to Exhibit B, which shall also be executed by the relevant sublicensee affirming its understanding of and willingness to comply with Sections of this Agreement applicable to it.

  2.1.3           Patent Challenge. Any challenge to the validity, scope or enforceability of any claim in an Intercept Patent by DSP or its Affiliates shall constitute a material breach of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

10

2.2           Registration. Upon DSP’s request, but only after Intercept’s receipt of the Upfront Fee set forth in Section 9.1, Intercept shall use Commercially Reasonable Efforts, at DSP’s sole expense, to register a “Senyo-Jisshiken Tohroku” (i.e. registration of the exclusive license with the Japanese Patent Office) for DSP (or the equivalent in any other country in the Territory) with respect to the Intercept Technology and Intercept Patents, which registration shall be transferred or assigned to DSP by Intercept immediately upon issuance for no additional consideration.

2.3           No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise

2.4           Bankruptcy-Related Rights.

  2.4.1           U.S. Bankruptcy Code 365(n). All rights and licenses granted under this Agreement are hereby deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that DSP, as the licensee under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against Intercept under the U.S. Bankruptcy Code, DSP shall be entitled to a complete duplicate of or complete access to any such intellectual property and all embodiments of such intellectual property, provided that DSP continues to fulfill its payment or royalty obligations in accordance with this Agreement. Such intellectual property and all embodiments thereof shall be promptly delivered to DSP (x) upon any such commencement of a bankruptcy proceeding upon written request therefore by DSP, unless Intercept elects to continue to perform all of its obligations under this Agreement or (y) if not delivered under (x) above, upon the rejection of this Agreement by or on behalf of Intercept upon written request therefor by DSP. The foregoing is without prejudice to any rights DSP may have against Intercept arising under the U.S. Bankruptcy Code or other applicable law.

  2.4.2           Intellectual Embodiments. Each Party hereby acknowledges that (i) copies of research data (both clinical and non-clinical), (ii) laboratory samples, (iii) product samples and inventory, (iv) formulae, (v) laboratory notes and notebooks, (vi) data and results related to clinical and non-clinical trials, (vii) regulatory filings and approvals, (viii) rights of reference in respect of regulatory filings and approvals, (ix) pre-clinical research data and results, and (x) marketing, advertising and promotional materials, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code.

2.5           Bankruptcy Assistance. Each Party agrees not to interfere with the other Party’s exercise of rights and licenses to intellectual property licenses granted to the Party pursuant to Section 2.4 or under Section 365(n) of the U.S. Bankruptcy Code and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist the other Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties, as reasonably necessary for the other Party to exercise such rights and licenses in accordance with this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.          GOVERNANCE

3.1          Joint Steering Committee. The Parties shall use Commercially Reasonable Efforts to establish the JSC within sixty (60) days after the Effective Date. The JSC shall engage in consultation, discussion and decision-making with respect to the following:

3.1.1           A development plan for the Development of the Product in the Territory (the “Product Development Plan”) and any material amendments thereto;

3.1.2           A development plan for the Development of the Product and the Additional Indications by Intercept and/or its licensees outside the Territory (the “Intercept Development Plan”), and any material amendments thereto;

3.1.3           Clinical trials to be conducted in connection with the Development of the Compound and the Product in the Field in the Territory; including, as appropriate Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials and Phase IV Clinical Trials, including review of synopses of clinical study protocols;

3.1.4           Nonclinical studies, including CMC and formulations, to be conducted in connection with the Development of the Compound and the Product in the Field in the Territory;

3.1.5           Development of Additional Indications to be conducted outside the Territory by Intercept and/or its licensees in connection with the Additional Indications Option;

3.1.6           Matters related to Regulatory Approvals for Product in the Field in the Territory, including the formulation of a plan consistent with this Agreement for the exchange of and reporting to Regulatory Authorities of safety data reported or arising in the course of the Development;

3.1.7           The activities of any sub-committees;

3.1.8           Encouraging and facilitating communication between the Parties regarding the progress and results (whether preliminary or final) of the Development and Manufacturing activities for the Compound and the Product in the Field in the Territory, including the coordination of clinical and nonclinical data exchange and preparation of regulatory filings;

3.1.9           The filing, maintenance, and abandonment, if any, of the Intercept Patents (including the Intercept Manufacturing Patents) and any patents issued on Improvements or Joint Improvements, and all Patent Term Extensions;

3.1.10         Matters relating to the Manufacture of the Clinical Supplies and the Commercial Supplies, including the details and timing of the Technical Transfer;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.1.11         Establish internal rules for the governance and operation of the JSC; and

3.1.12         Such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

3.2         JSC Membership. The initial membership of the JSC shall be comprised of three (3) representatives designated by each of DSP and Intercept, at least one (1) of whom from each Party shall be senior enough within its respective organization to have the requisite decision-making authority with respect to the matters set forth in Section 3.1 above, and all of whom shall have appropriate expertise and ongoing familiarity with the Development and Manufacturing of the Product in the Field in the Territory. From time to time, the number and qualifications of the designated members to the JSC may be changed by the mutual written agreement of the Parties, so long as an equal number of members from each of DSP and Intercept is maintained. Each Party shall inform the other Party of its initial representatives to the JSC as soon as practicable after the Effective Date. Each Party may also designate non-voting representatives to attend the meetings from time to time as necessity requires, but only with the consent of the other Party. The JSC shall be chaired by a representative from DSP, who shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting as soon as practicable following each meeting, and (iii) preparing and circulating an agenda for the upcoming meeting, which shall include agenda items proposed by either Party no less than ten (10) calendar days prior to the next scheduled JSC meeting.

3.3         JSC Meetings. The JSC shall hold meetings at least once every six months, and more frequently as necessity requires. The first JSC meeting shall be held at a mutually agreed venue and date following the Effective Date. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (i) in person at either Party’s facilities, or (ii) by audio or video teleconference. Additional meetings of the JSC may also be held with the consent of each Party. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings or any of the other committee meetings.

3.4         Decision-Making. The JSC shall endeavor to reach consensus on all matters brought before it pursuant to Section 3.1, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting. The JSC shall use Commercially Reasonable Efforts to resolve the matters brought before it pursuant to Section 3.1. DSP shall have the final decision making authority with respect to Development of the Compound and Product in the Field in the Territory. In the event that either Party has concern about whether the Development and the Commercialization of the Compound and/or the Product is reasonably likely to have a materially negative impact on the Compound or the Product inside or outside the Territory, the Parties shall consult through the JSC for a period of thirty (30) days; failing resolution of which, such matter shall be elevated to the CEO of Intercept and the CEO of DSP, for attempted resolution in good faith within the time frame set forth in Section 16.1.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.5           Progress Reports and Exhibit Amendments. At each meeting of the JSC and, as applicable, that of any sub-committee or new committee established by the JSC, DSP shall provide Intercept with a written report summarizing its activities and progress regarding the Development and Commercialization of the Compound and Product in the Field in the Territory, including its marketing and promotional materials, which may, in DSP’s option, be in the local language of the country in the Territory to which it pertains. At each meeting of the JSC, and, as applicable, that of any sub-committee or new committee established by the JSC, Intercept shall provide DSP with a written report summarizing its Development activities of the Compound and Product outside the Territory and its Development activities of the Additional Indications outside the Territory. In addition, at each meeting of the JSC, each Party shall inform the other of any Improvements conceived by or on behalf of such Party, as well as any Joint Improvements. Notwithstanding Section 17.4, upon the notification to the JSC through a progress report (or otherwise) of the filing of a patent application with respect to any Improvement or Joint Improvement, Exhibit A shall be deemed automatically amended, and an updated version of Exhibit A shall be distributed to the Parties together with the meeting minutes.

3.6           Sub-committees. From time to time, the JSC may establish and delegate duties to sub-committees to oversee particular projects or activities. Each such sub-committee shall be constituted and shall operate as the JSC determines. Each sub-committee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. It is contemplated that, at the appropriate time, the JSC will expand its scope of activity to include consultation, discussion and decision-making with respect to Commercialization or, alternatively, decide that a separate decision-making committee should be established to govern Commercialization planning and implementation. In the case that the JSC decides that such a new committee should be established, such committee shall be formed and governed according to the same principles as the JSC.

3.7           Alliance Manager. Each Party shall designate an alliance manager, who shall be responsible for the day-to-day coordination of the collaboration between the Parties and shall facilitate communication between the Parties. The Alliance Manager, may but need not be, one of the designated members of the JSC.

4.           DEVELOPMENT AND COMMERCIALIZATION

4.1          Commercially Reasonable Efforts.

4.1.1           DSP’s Commercially Reasonable Efforts. From and after the Effective Date, DSP shall use Commercially Reasonable Efforts to Develop and Commercialize the Compound and the Product in the Field (including with respect to any Additional Indications) in the Territory. Subject to Section 9.4, DSP shall be responsible for all costs and expenses incurred by it in connection with such Development and Commercialization activities.

4.1.2           Intercept’s Commercially Reasonable Efforts. From and after the Effective Date, Intercept shall use Commercially Reasonable Efforts to Develop the Compound and the Product anywhere outside the Territory, either on its own or through Third Party licensees or subcontractors. In addition, from and after the Effective Date, Intercept shall (i) use Commercially Reasonable Efforts to Develop the Additional Indications outside the Territory in accordance with the Intercept Development Plan outside the Territory and (ii) shall use Commercially Reasonable Efforts to cause each of its licensees to use Commercially Reasonable Efforts to Develop the Additional Indications outside the Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.2          Information and Data Exchange.

4.2.1           Intercept Technology. No later than thirty (30) days following Intercept’s receipt of the Upfront Fee set forth in Section 9.1, Intercept shall transfer and otherwise make available to DSP, its Affiliates and its designated Third Party subcontractors the Intercept Technology and all material information and data relating thereto to enable DSP to engage in the Development and Commercialization of the Product in the Field in the Territory. The transfer of the Intercept Technology and related information and data shall be made in readily accessible electronic format wherever possible. Following the payment of the “Upfront Payment” pursuant to Section 9.1, Intercept shall, for no additional consideration, undertake to provide reasonable assistance DSP, its Affiliates and sublicensees.

4.2.2           Non-Territory Data. Intercept shall make available to DSP, its Affiliates and Third Party subcontractors any clinical and non-clinical data, post-marketing data and information which is generated by or in connection with Intercept and its licensees’ Development of the Compound and Product, both in the Field and with respect to Additional Indications outside the Territory (the “Non-Territory Data”), which data and information may be used by DSP for [***] in connection with its Development, Commercialization and/or Manufacturing, as well as its activities to gain Regulatory Approval for the Product in the Field in the Territory. Intercept shall maintain Non -Territory Data in conformity with all applicable Laws and regulations and in a good scientific manner appropriate for patent and regulatory purposes. Intercept shall use Commercially Reasonable Efforts to cause any Third Party or Affiliate who is engaged in the Development of the Compound or Additional Indications outside the Territory to provide access to DSP and its Affiliates for the Non-Territory Data for [***].

4.3          Necessary Third Party Patents. In the event that DSP determines, in the exercise of sound business judgment, it is necessary to license or acquire Necessary Third Party Patents in connection with the Development, Manufacture or Commercialization of the Product in the Field in the Territory, it shall so notify Intercept in writing explaining the reasons therefor, following which the Parties shall engage in good faith discussions concerning such matter. DSP’s request for Necessary Third Party Patents shall require Intercept’s prior consent, which shall not be unreasonably withheld or delayed.

4.4           Records. DSP shall maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development and Commercialization activities with respect to the Product in the Field in the Territory; all of the foregoing in conformity with standard pharmaceutical industry practices, the terms and conditions of this Agreement, and all applicable Laws and regulations (including re-examination systems for post-marketing information). DSP shall provide Intercept with reasonable access to the scientific records maintained by DSP pursuant to this Section 4.4 which may be used by Intercept in pursuance of its Development activities for the Compound and the Product outside the Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

15

4.5           Cooperation. Except as expressly forth herein, each Party shall, at its own cost and expense, provide all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the Development and Commercialization of the Product in the Field in the Territory. Further, Intercept shall provide reasonable assistance to DSP to prepare the regulatory materials for Regulatory Approval and to respond to Regulatory Authorities’ inquiries and investigation relating to analysis of data arising from non-clinical studies, pre-clinical studies and/or clinical trials conducted by Intercept. In the event that a Regulatory Authority and/or DSP reasonably requests Intercept to disclose its data and documentation related to the Intercept Technology for an IND or NDA to be prepared or filed outside the Territory, Intercept shall cooperate with this request by providing such Regulatory Authority and DSP with the requested data and documentation. In the event that DSP reasonably requests to audit Intercept and its sub-contractors or licensees, Intercept shall, and shall cause its licensees and sub-contractors to, allow such audit, subject to customary prior notice requirements.

5.           REGULATORY MATTERS

5.1           Commercially Reasonable Efforts. DSP shall use Commercially Reasonable Efforts, at its own expense, with respect to all regulatory activities concerning the Development and Commercialization of the Products in the Field in the Territory. DSP shall have sole responsibility for all pricing and reimbursement approval proceedings relating to each Product in the Field in the Territory. In the event that DSP wishes to commence Development of the Product in China following Intercept’s receiving Regulatory Approval in the U.S. and prior to the receipt of Regulatory Approval in Japan, Intercept shall cooperate with DSP based on mutual good faith discussions. Upon reasonable prior notice and during normal business hours, Intercept shall, and shall cause its Affiliates and its Third Party sub-contractors to whom all or a part of the Development outside the Territory has been entrusted or contracted, to allow the inspection by a Regulatory Authority which is required as a condition of Regulatory Approval for the Product in the Field in the Territory. DSP shall use its Commercially Reasonable Efforts to provide any information concerning such inspection to Intercept in a timely manner. Intercept shall manage, but shall permit DSP or its designated representatives to be present at any inspection conducted by such Regulatory Authority. If any issue or concerns are raised concerning the Development of the Compound or the Product in connection with the inspection by such Regulatory Authority, Intercept shall immediately inform and discuss with DSP to solve the issue, including any recommendations made by the Regulatory Authority.

5.2           Ownership of Regulatory Approvals. DSP (or its designated Affiliate or sublicensee) shall be the holder of all Regulatory Approvals issued by Regulatory Authorities with respect to the Product in the Field in the Territory and shall be responsible, at its own cost, for preparing and, subject to Section 5.1 hereof, drafting all regulatory filings in the Territory (including any supplements or modifications thereto). DSP (or through its designated Affiliate or sublicensee) shall, subject to Section 5.1 above, be responsible for communicating with and negotiating with all Regulatory Authorities in the Territory and shall keep Intercept informed of the status of regulatory filings.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

16

5.3           Pharmacovigilance. The Parties agree to handle safety information including adverse events occurring or having occurred in connection with the use of the Compound or the Product in accordance with applicable Laws and requirements of relevant Regulatory Authorities. The Parties shall exchange all safety information including adverse events occurring or having occurred in connection with the use of the Compound or the Product. The Parties shall execute a separate agreement relating to safety matters on the Compound or the Product including the procedure for the exchange of safety information during the Term of the Agreement.

6.           MANUFACTURING

6.1           Clinical Supply. Intercept shall, by itself or through its Third Party contract manufacturers, supply to DSP (or its Affiliates, sublicensees or sub-contractors) all quantities of Clinical Supplies of the Product (packaged or prepackaged) required by DSP to Develop the Product in the Field in the Territory and for quality control analysis. The Parties shall discuss in good faith and cooperate with each other with respect to the negotiation of a manufacturing and clinical supply agreement (the “Clinical Supply Agreement”) governing the supply of Clinical Supplies of the Product (packaged or pre-packaged). Intercept undertakes to improve quality assurance system and /or organization to supply DSP (or its Affiliates, sublicensees or sub-contractors) with Clinical Supply, including permitting and causing any of its Third Party sub-contractors to permit, an audit by DSP for quality assurance purposes. The Clinical Supply Agreement shall include, among other customary provisions, the following or substantially equivalent provisions:

  6.1.1           Intercept shall, before entering into any negotiations for an agreement with a Third Party contract manufacturer of Clinical Supplies for supply to DSP (or its Affiliates, sublicensees or sub-contractors) hereunder notify DSP of the fact. Thereafter, DSP shall have the right to provide input within thirty (30) days regarding the terms of such agreement (as well as any amendments thereof), review and comment on the draft agreement and participate in person in the negotiation of such agreement. However, Intercept shall have final determination of the terms. Further, Intercept shall provide DSP with an execution copy of each agreement between Intercept and any Third Party contract manufacturer.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

17

6.1.2           From time to time, DSP shall submit to Intercept purchase orders for quantities of Clinical Supplies and Intercept shall supply or have supplied to DSP such quantities of Clinical Supplies. DSP’s sole financial liability with respect to Clinical Supplies shall be to reimburse Intercept for the Actual Costs. DSP shall provide Intercept with non-binding forecasts of DSP’s purchase orders for Clinical Supplies which may be placed for the initial [***] ([***]) [***] after the Effective Date, and thereafter DSP shall provide Intercept with non-binding forecasts of DSP’s purchase order for Clinical Supplies [***] ([***]) [***] prior to the estimated date of placing the purchase order. The purchase orders for Clinical Supplies shall be placed to allow no less than [***] ([***]) [***] lead time prior to the shipment dates specified in the purchase orders, and upon placement shall be deemed non-cancelable, unless Intercept indicates that it does not have sufficient stock of Clinical Supplies to accommodate the lead time specified in DSP’s purchase order, in which event the lead time for the Clinical Supplies for such order shall be determined by mutual agreement of Intercept and DSP through good faith discussions; provided that should the Parties not reach agreement on an adjusted lead time, then DSP may cancel the relevant purchase order. Notwithstanding the foregoing, Intercept shall use best reasonable efforts to comply with the purchase orders. The risk of loss and damage for, and the title in, Clinical Supplies supplied hereunder shall pass to DSP upon delivery of the Clinical Supplies to the carrier designated by DSP. Shipment shall be FCA an international airport or port designated by Intercept as defined in INCOTERMS 2010, as amended. DSP may at any time elect to Manufacture or have Manufactured the Clinical Supplies, provided such election will not terminate any purchase orders for Clinical Supplies submitted by DSP to Intercept prior to notice of such election.

6.1.3           Intercept shall invoice DSP for such Clinical Supplies with each shipment, clearly setting forth the calculation of the Actual Cost for the shipped order of the Clinical Supplies and DSP shall pay such invoices within thirty (30) days of its receipt of such invoice.

6.2         Commercial Supply. Intercept shall supply DSP (or its Affiliates, sublicensees or sub-contractors) with all DSP’s requirements of the Commercial Supplies until such time as DSP provides written notice to Intercept that DSP is ready to commence Manufacturing (or have Manufactured) of the Product on its own or on its behalf. Intercept shall be responsible for the Manufacture of the Commercial Supplies in compliance with the Specifications, GMP and all applicable Laws. The Parties shall discuss in good faith and cooperate with respect to the negotiation of a manufacturing and supply agreement (the “Commercial Supply Agreement”) governing the supply of the Commercial Supply by or on behalf of Intercept, to DSP (or its Affiliates, sublicensees or sub-contractors) for the Commercialization of the Product in the Field in the Territory at the initiation of the Phase III Clinical Trials in Japan. In the event that manufacturing batches for the U.S. are conducted prior to the commencement of Phase III Clinical Trials in Japan, Intercept shall afford DSP a reasonable opportunity to comment upon and make suggestions with respect to such manufacturing validation, which Intercept shall use good faith efforts to incorporate on a going-forward basis. The Commercial Supply Agreement shall contain, in addition to other customary terms, the following terms and conditions:

6.2.1           The transfer price for the first three orders of the Commercial Supply supplied to DSP by or on behalf of Intercept following receipt of Marketing Approval in Japan shall be calculated at the rate of [***] percent ([***]%) of [***] in effect on the date upon which each such order is sent to Intercept by DSP.

6.2.2           The fourth and subsequent orders of the Commercial Supply supplied to DSP by or on behalf of Intercept following receipt of Marketing Approval in Japan shall be based on the Actual Cost plus [***] percent ([***]%) of the Actual Costs. The target actual cost is less than or equal to $[***] (the “Target Actual Cost”). In the event that the Actual Cost exceeds such Target Actual Cost, Intercept shall use Commercially Reasonable Efforts to reduce the Actual Cost. Should that not be possible, the Parties shall discuss in good faith an increased Target Actual Cost for the Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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6.2.3           Intercept shall, before entering into any negotiation for an agreement with a Third Party contract manufacturer of Commercial Supplies to DSP hereunder, notify DSP of the fact. Thereafter, DSP shall have the right to provide input regarding the terms of such agreement (as well as any amendments thereof), review and comment on the draft agreement and participate in person in the negotiation of such agreement. Further, Intercept shall provide DSP with an execution copy of each agreement between Intercept and any Third Party contract manufacturer.

6.3         Additional Supply Terms and Conditions. In addition to the supply terms and conditions to be incorporated in the Clinical Supply Agreement and the Commercial Supply Agreement pursuant to Sections 6.1 and 6.2 respectively, each of the Clinical Supply Agreement and the Commercial Supply Agreement shall also include provisions substantially similar to the following:

6.3.1           Conformity. All Products Manufactured and supplied by or on behalf of Intercept under each of the Clinical Supply and the Commercial Supply Agreement shall strictly conform to (i) the Specifications and (ii) GMP.

6.3.2           Change Control. If Intercept wishes to change the Specifications, the location of the Manufacturing site, the Manufacturing process, or the raw materials, which in the case of each of the foregoing requires approval of the Regulatory Authorities, Intercept shall first obtain the prior written consent of DSP (not to be unreasonably withheld) and provide the information relevant to such proposed change to DSP, following which DSP shall use Commercially Reasonable Efforts to obtain any required approval from the Regulatory Authorities. Intercept shall provide DSP with all reasonable assistance with respect to the foregoing. When Intercept wishes to make any change in the Manufacturing process or the raw materials which, in either case, is subject to a reporting or notification requirement to Regulatory Authorities, Intercept shall notify DSP sufficiently in advance so that DSP may comply with such reporting or notification requirements. Prior to initiating any change in the Specifications, the location of the Manufacturing site, the Manufacturing process, or the raw materials, Intercept and DSP shall discuss in good faith and agree upon the quantity of a reasonable safety stock of the Product to be maintained until completion of the any proposed change.

6.3.3           GMP Audit by DSP. DSP may audit the facilities of Intercept, its Affiliates or its Third Party subcontractors upon reasonable prior notice and during normal business hours. Intercept shall allow and shall cause its Affiliate or its Third Party subcontractors to allow such inspection to the extent such facilities relate to the Manufacture of the Compound and/or the Product. Intercept shall, and shall cause its Affiliates and Third Party sub-contractors, to use Commercially Reasonable Efforts to implement changes reasonably requested by DSP as a result of any GMP audit undertaken pursuant to the preceding sentence.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

19

6.3.4           Inspection by Regulatory Authority. Upon reasonable prior notice and during normal business hours, Intercept shall allow, and shall cause its Affiliates and its Third Party subcontractors to whom all or a part of the Manufacturing process of the Compound and/or the Product has been entrusted or contracted to allow, the inspection by the Regulatory Authority which is required as a condition for obtaining or maintaining Regulatory Approval for the Product in the Field in the Territory. DSP shall use its Commercially Reasonable Efforts to provide any information concerning such audit to Intercept in a timely manner. Intercept shall permit DSP or its designated representatives to be present at any audit conducted by any Regulatory Authority pursuant to this Section 6.3.4. If any issue or concerns are raised concerning the Manufacturing of the Compound or Product in connection with the audit by such Regulatory Authority, Intercept shall immediately inform DSP, including any recommendations made by the Regulatory Authority.

6.3.5           Quality Assurance Agreement. The Parties shall enter into a mutually agreed-upon companion quality agreement (the “Quality Assurance Agreement”) with respect to each of the Clinical Supply Agreement and the Commercial Supply Agreement, which shall set forth in detail the quality assurance arrangements and procedures of the Product and the GMP responsibilities between the Parties prior to the Manufacture of the Compound to be used for the first commercial lot of the Product.

6.4         Technical Transfer. In the event that DSP wishes to commence the Manufacture of the Compound and/or Product itself (including having the Product Manufactured), DSP shall raise the issue to the JSC for consultation with Intercept with respect to the timing and other related details of the Technical Transfer of the Intercept Manufacturing Technology so to enable DSP to Manufacture or have Manufactured the Compound and the Product for Commercialization in the Territory.

6.4.1           Immediate Transfer. Following consultation with the JSC, Intercept shall use Commercially Reasonable Efforts to make available, or cause to be made available, in either case, within sixty (60) days to DSP, its Affiliates, and its designated Third Party subcontractors, all relevant information, data, and Intercept Know-How relating to the Intercept Manufacturing Technology. To give effect to the foregoing, DSP shall have the right to obtain transfer and Intercept shall have the obligation to give immediate transfer free of charge to DSP, its Affiliates and its designated Third Party subcontractors, without undue delay, of any and all Intercept Manufacturing Technology necessary to enable DSP to Manufacture or have Manufactured the Compound and/or Product by a Third Party subcontractor to meet DSP’s requirements (the foregoing, the “Technical Transfer”).

6.4.2           Additional Licenses. In connection with the Technical Transfer, Intercept hereby grants to DSP a non-exclusive right, non-royalty-bearing license, with the right to sublicense to its Affiliates and Third Party subcontractors, with prior notice to and reasonable approval of Intercept, to use the Intercept Manufacturing Technology both in the Territory and outside the Territory to engage in the Manufacture of the Compound and/or Product for Commercialization in the Territory. If any Intercept Manufacturing Technology is within the control or possession of a Third Party, Intercept shall use Commercially Reasonable Efforts to obtain the cooperation and assistance of such Third Party in connection with the Technical Transfer.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

20

6.4.3           Assistance and Continued Supply Obligation. Both Parties acknowledge that the process of DSP’s becoming manufacturing-ready may require reasonable assistance from Intercept, which Intercept agrees to provide as reasonably requested. At the request of DSP made pursuant to Section 6.4, Intercept shall facilitate the transfer of the Intercept Manufacturing Technology from Intercept’s contract manufacturers to DSP and/or its contract manufacturers, in which case the expenses reasonably incurred for the Technical Transfer shall be borne by DSP. During the Term of this Agreement, Intercept shall remain available to answer technology transfer questions relating to the Intercept Manufacturing Technology. In the event DSP should require any additional technical assistance beyond the Term of this Agreement, Intercept shall provide such assistance at DSP’s expense to the extent Intercept has personnel available. Intercept makes no warranty, express or implied, with respect to the Intercept technical assistance. Further, Intercept shall supply the Clinical Supplies and Commercial Supplies to DSP hereunder until DSP indicates that it is ready to Manufacture or have Manufactured the Compound or Product. If, notwithstanding Intercept’s Commercially Reasonable Efforts, Intercept reasonably determines that Manufacture and supply of the Commercial Supply are not practicable for a technical and/or economic reason, Intercept’s commitment to supply Product may be terminated upon three (3) years prior written notice to DSP, in which event Intercept shall, (i) at DSP’s option, (x) assign to DSP certain contracts between Intercept and its subcontractors which are selected by DSP or (y) arrange for DSP to negotiate its own terms and conditions with Intercept’s subcontractors designated by DSP, and (ii) bear all reasonable cost and effects arising in connection with the Technical Transfer.

7.           ADDITIONAL INDICATIONS OPTION

7.1           Development of Additional Indications for Products. The Parties shall cooperate in good faith in generating ideas and concepts for Additional Indications for Products.

7.2           Grant of Option. Subject to the terms and conditions of this Agreement and throughout the Term of the Agreement, Intercept hereby grants to DSP the exclusive option to an exclusive license to Products in the Territory for each and every Additional Indication (both present and future) on the same terms and conditions as provided for the Product in the Field (each such Additional Indication, an “Additional Indication Option”). For the avoidance of doubt, the rights granted to Intercept pursuant to Section 7.3.3 below with respect to Third Parties shall have effect only in the event that DSP declines to exercise a particular Additional Indications Option.

7.3           Exercise Period; Exercise of Additional Indications Option. The period during which DSP may exercise each Additional Indications Option shall commence on the date that Intercept notifies DSP in writing of the “first patient” in a Phase III Clinical Trial for the target Additional Indication by Intercept and/or its licensees outside the Territory (the “Additional Indications Option Commencement Notice”) and shall end on the [***] ([***]) [***] of the receipt by DSP of the Additional Indications Option Commencement Exercise Notice (the foregoing period, the “Additional Indications Exercise Period”). DSP may exercise each Additional Indications Option at any time during the Additional Indications Exercise Period by (i) providing written notice to Intercept that DSP has obtained required internal approvals to commence a pivotal clinical study for the target Additional Indication (the “Additional Indications Option Exercise Notice”) and (ii) making payment of the applicable fee indicated in Section 7.3.1 below to a bank account designated by Intercept (each payment, an “Additional Indications Option Fee”) within thirty (30) calendar days of dispatch of the Additional Indications Option Exercise Notice. The Additional Indications Option shall be deemed duly exercised on the date when Intercept has received both items (i) and (ii) (the “Additional Indications Option Effective Date”).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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7.3.1           Additional Indications Option Fee. The Additional Indications Option Fee shall be US$[***] ([***] U.S. Dollars) for each Additional Indication. For the sake of clarity, no Additional Indications Option Fee is required to be paid upon the exercise of any Additional Indications Option in China. Upon the exercise of each Additional Indications Option, DSP shall be entitled to exercise the rights granted to it under Section 7.1 with respect to the target Additional Indication in the Territory as it is constituted on the Additional Indications Option Effective Date and as it may thereafter be constituted through the exercise by DSP of the Country Option.

7.3.2           License Grant. Following each Additional Indications Option Effective Date, (i) the definition of “Field” shall be automatically amended and expanded to include the target Additional Indication and (ii) Intercept shall provide DSP with any copies and access to any Know-How or Technology in its Control relating to the target Additional Indication.

7.3.3           Non-Exercise of Additional Indication Option. If DSP declines in writing to exercise any particular Additional Indications Option within the Additional Indications Exercise Period, then Intercept may grant the right to a Third Party to develop and commercialize the target Additional Indication in the Territory; provided that should any discussions with a Third Party not result in a binding written agreement for the target Additional Indication, then DSP’s Additional Indications Option with respect to such target Additional Indication shall revive and the provisions of Article 7 shall apply thereto.

7.4.          Separate Nature. For the sake of clarification, the exercise of the Additional Indications Option by DSP in connection with one of the Additional Indications shall not be construed as relieving Intercept of the obligation of complying with Articles 7.1-7.3 above with respect to each Additional Indication.

8.          COUNTRY OPTION

8.1           Grant and Exercise of Country Option. Intercept hereby grants to DSP the exclusive option to add any or all of the following countries to the Territory: Korea, Taiwan, Malaysia, Vietnam, the Philippines, Thailand, Singapore and Indonesia (the “Country Option”). DSP shall have a separate exclusive option with respect to each of the countries listed in the preceding sentence, such that the exercise by DSP of the Country Option with respect to one country shall not be deemed a waiver of its rights with respect to the other countries listed in the first sentence of this Section 8.1. Upon the exercise of the Country Option by DSP with respect to any particular country, such country shall be automatically deemed a part of the Territory. The exercise of the Country Option with respect to one country shall automatically include all Fields in the Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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8.2           Country Option Fee. The Country Option shall be exercisable at DSP’s discretion at any time from the Effective Date to the date of issuance of Marketing Approval for Commercialization of the Product in the Field in Japan by providing written notice of its intent to the exercise the Country Option (the “Country Option Exercise Notice”). DSP shall pay an exercise fee of US$[***] ([***] U.S. Dollars) per each country, due within [***] ([***]) [***] following exercise of the relevant Country Option. Unless exercised in accordance with this provision, or as otherwise set forth in this Agreement, the Country Option shall expire on the date upon which Regulatory Approval for the sale of the Product in the Field in Japan is issued.

8.3           Third Party Offers. Notwithstanding the exclusive option granted to DSP in Section 8.1 hereof, following the [***] ([***]) [***] of the Effective Date, in the event that Intercept desires to accept or make a bona fide offer from a Third Party for the exclusive development and/or commercialization rights for the Product in countries listed in the first sentence of Section 8.1 (the “Target Country”), Intercept shall immediately notify DSP in writing and indicate the Target Country, desired indications, and provide a summary of the material financial terms and conditions of the offer (the “Third Party Offer Notice”). Within forty-five (45) calendar days of receipt of the Third Party Offer Notice, DSP shall notify Intercept in writing whether or not it wishes to exercise the Country Option for the Target Country (the “Country Exercise Option Notice”). If DSP desires to exercise the Country Option for the Target Country, DSP shall make the payment of the Country Option Fee for the Target Country to a bank account designated by Intercept no later than thirty (30) calendar days following dispatch of the Country Exercise Option Notice. If DSP declines to exercise the Country Option for the Target Country, then Intercept shall be free to negotiate with the Third Party on terms no less materially favorable than those contained in the Third Party Offer Notice; provided that should such negotiations fail, then DSP’s Country Option shall revive with respect to the Target Country.

8.4           Right of First Negotiation. Prior to accepting or making a bona fide offer from or to a Third Party with respect to the exclusive development and commercialization rights for the Compound in the Field (including all Additional Indications) in the U.S. and Canada, Intercept shall promptly deliver a written notice thereof to DSP. Intercept and DSP shall engage in good faith negotiations, but to avoid any confusion, Intercept shall also be free to engage in good faith negotiations with such Third Party Offeror; provided that should the parallel discussions between Intercept and such Third Party and Intercept and DSP not result in a binding agreement, then this Right of First Negotiation shall revive with respect to any subsequent offers from or to third parties with respect to the rights described in this Section 8.4. Further, in the event that DSP terminates the Agreement based on the cessation of development of the Compound or the Product by Intercept, then immediately following such termination, DSP and Intercept shall engage in good faith discussions concerning the exclusive development and commercialization rights for the Compound in the Field (including all Additional Indications) in the U. S. and Canada.

9.           PAYMENTS

9.1           Upfront Fee. DSP shall make a one-time, non-refundable, non-creditable payment to Intercept of US$15,000,000 (Fifteen Million Dollars) (“Upfront Fee”) within thirty (30) calendar days of the Effective Date to a bank designated in writing by Intercept. It is acknowledged that this upfront fee shall include the consideration for the rights granted to DSP in Section 8.4. All references to “fiscal year” shall refer to the Japanese fiscal year which ends on March 31 of each calendar year and indicate that it applies to all sub-sections in Article 9 and also Article 10.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.2           Milestone Payments. The milestone payments set forth in this Section 9.2 shall be paid only once, upon the first achievement of the applicable milestone event in the applicable listed geographic area. For purposes of determining whether a milestone event set forth in Sections 9.2.2 and 9.2.3 has occurred (and without creating an obligation to pay the milestone more than once as set forth in the preceding sentence), Net Sales for each fiscal year shall be aggregated for all Products sold in the Territory during the relevant fiscal year.

9.2.1           Within thirty (30) calendar days following the occurrence of each of the events set forth below for the Product, DSP shall pay to Intercept each of the non-refundable, non-creditable milestone payments set forth below:

Milestone Event Development Milestones	Milestone Payment

Japan
PBC-Commencement of Phase III Clinical Trial	US$	[***]
PBC-Marketing Approval	US$	[***]
NASH-2nd indication-Marketing Approval	US$	[***]
Additional Indications-Marketing Approval	US$	[***]

China
PBC-Commencement of Phase III Clinical Trial	US$	[***]
PBC-Marketing Approval	US$	[***]
NASH-2nd indication-Commencement of Phase III Clinical Trial	US$	[***]
NASH-Marketing Approval	US$	[***]
Additional Indications-Commencement of Phase III Clinical Trial	US$	[***]
Additional Indications-Marketing Approval	US$	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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United States
PBC-Marketing Approval	US$	[***]	*
NASH Successful NIH Clinical Trial	US$	[***]	**
NASH-Marketing Approval	US$	[***]	***

Other Asian countries
PBC-Initiation of clinical trial	US$	[***]
PBC-Marketing Approval	US$	[***]
Additional Indications-Initiation of clinical trial	US$	[***]
Additional Indications-Marketing Approval	US$	[***]

*In the event that the WAC exceeds US$[***] per day before approval in Japan, then an amount of US$[***] shall be paid as an additional milestone payment (i.e., a total of US$[***]).

**The milestone payment for the NASH NIH clinical trial is conditioned on the results being available no later than [***], and supporting a decision by the JSC to continue Development of the Product for the NASH indication.

***In the event that (i) the NASH Marketing Approval in the U.S. occurs prior to the end of 2017 (i.e., based on a sNDA submission of the NIH clinical trial data) and DSP is able to use these data in support of a NDA submission in Japan, then the additional amount of US$[***] shall be paid (i.e., a total of US$[***]); but (ii) if the NASH Marketing Approval in the U.S. occurs after the Marketing Approval in Japan, then no milestone payment of US$[***] as set forth in the chart above shall be due.

9.2.2           Sales Milestones. Within sixty (60) calendar days following the end of each calendar quarter in which any event set forth below occurs, DSP shall notify Intercept of such event via the reports as indicated in Section 10.1 and within sixty (60) calendar days following the end of such calendar quarter shall pay to Intercept each of the non-refundable, non-creditable milestone payments set forth below. For the avoidance of doubt, in the event that two or more of the events set forth below occur during the same calendar quarter, then DSP shall pay to Intercept the aggregate of the applicable sales milestone payments set forth below in the manner set forth in the first sentence of this Section 9.2.2.:

Net Sales exceed US$[***] (one time only payment)	US$	[***]
Net Sales exceed US$[***] (one time only payment)	US$	[***]
Net Sales exceed US$[***] (one time only payment)	US$	[***]
Net Sales exceed US$[***] (one time payment only)	US$	[***]
Net Sales exceed US$[***] (one time payment only)	US$	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.2.3           Royalty Tiers. DSP shall pay to Intercept a royalty of [***] percent ([***]%) based on total annual Net Sales of all Products in the Field in the Territory for each fiscal year (i.e. ending on March 31 of each calendar year) in which the Net Sales of all Products in the Territory for such year is less than US$[***] (the “First Tier Royalty Rate”). DSP shall pay to Intercept a royalty of [***] percent ([***]%) based on total annual Net Sales of all Products in the Field in the Territory for each fiscal year in which the Net Sales of all Products in the Territory for such year is US$[***] or more but less than US$[***] (the “Second Tier Royalty Rate”). DSP shall pay to Intercept a royalty of [***] percent ([***]%) based on total annual Net Sales of all Products in the Field in the Territory for each fiscal year in which the Net Sales of all Products in the Territory for such year exceeds US$[***] (the “Third Tier Royalty Rate”). Notwithstanding the foregoing, the transfer price for the [***] of the Commercial Supplies to DSP by Intercept following receipt of Marketing Approval in Japan shall be calculated in accordance with Section 6.2.1 and shall be deemed to including the running royalty payment, and accordingly no further royalty payments by DSP shall be required with respect thereto; however in no event will the transfer price be less than the [***] percent ([***]%) plus the applicable First, Second or Third Tier Royalty Rate.

9.3           Reduced Royalty Rates for Net Sales

9.3.1           Reduced Royalty Rates in Countries Excluding Japan. If at any time [***] of the First Commercial Sale in a country in the Territory (excluding Japan), a generically equivalent product enters the market and captures more than [***] percent ([***]%) of the market share as determined by unit sales (“Market Share”) for [***], then the country shall be designated an “Eroded Country” beginning the first day of the next calendar quarter. For the purpose of determining royalty payments due on an Eroded Country’s Net Sales, total annual Net Sales will be assessed country-by-country and not aggregated with other country Net Sales in the Territory. The reduced royalty rates that shall apply in an Eroded Country are as follows:

i.	Eroded Country Net Sales up to US$[***] assessed at [***] percent ([***]%); and
ii.	Eroded Country Net Sales of US$[***] up to (but less than) US$[***] assessed at [***] percent ([***]%); and
iii.	Eroded Country Net Sales of US$[***] or more assessed at [***] percent ([***]%).

Thereafter, DSP’s Market Share in each subsequent calendar quarter will be assessed and if the Market Share is restored to [***] percent ([***]%) or above then the royalty rates set forth in Section 9.2.3 shall apply again to Net Sales in that country, which shall be aggregated with all other Net Sales (excluding Eroded Country Net Sales), and if the Market Share remains or falls back below [***] ([***]%) in any calendar quarter, then the Eroded Country reduced royalty rates set forth in this Section 9.3.1 shall apply. The JSC shall be responsible for determining the most effective means to implement an effective Market Share, Net Sales and royalty tracking system in the Territory in order to give effect to DSP’s royalty payment obligations hereunder.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.3.2           Reduced Royalty Rates in Japan. The royalty rates set forth in Section 9.2.3 shall remain in effect with respect to total annual Net Sales in Japan until such time as (i) the substance patent in Japan expires (after taking into account all available extensions) and (ii) a generically equivalent product enters the market and captures more than [***] percent ([***]%) of the Market Share for [***]. Thereafter, beginning the first day of the next calendar quarter, Japan shall be designated an Eroded Country and DSP shall pay Intercept a reduced royalty of [***] percent ([***]%) on total annual Net Sales in Japan for [***] of such designation, [***] percent ([***]%) on total annual Net Sales for the [***] of such designation, and then [***] percent ([***]%) on total annual Net Sales thereafter. Once Japan has been designated as an Eroded Country, DSP’s Market Share in each subsequent calendar quarter will be assessed and if the Market Share is restored to [***] percent ([***]%) or above then the royalty rates set forth in Section 9.2.3 shall apply again to Net Sales in Japan, which shall be aggregated with all other Net Sales (excluding Eroded Country Net Sales), and if the Market Share remains or falls back below [***] percent ([***]%) then the Eroded Country reduced royalty rates set forth in this Section 9.3.2 shall apply at the applicable royalty rate based on the cumulative number of quarters that had previously passed while Japan had been designated an Eroded Country. The JSC shall be responsible for determining the most effective means to implement an effective Market Share, Net Sales and Royalty tracking system in the Territory in order to give effect to DSP’s royalty payment obligations hereunder.

9.4           Necessary Third Party Technology Payments. DSP shall be entitled to deduct [***] percent ([***]%) of all royalties it is required to pay to a Third Party for Necessary Third Party IP under any agreement to license or acquire intellectual property used in the Development or Commercialization of the Product in the Field in the Territory up to a maximum of [***] percent ([***]%) for purposes of Section 9.2.3, or [***] percent ([***]%) for purposes of Section 9.3.1 or 9.3.2 of the applicable royalty rate.

10.         PAYMENT; RECORDS; AUDITS

10 .1 Payment; Reports. Royalties shall be calculated and reported during the fiscal year for each calendar quarter. All payments due to Intercept under this Agreement shall be paid within sixty (60) calendar days after the end of each calendar quarter. DSP shall deliver to Intercept (i) within thirty (30) calendar days after the end of each calendar quarter a report of gross sales of Product in the Territory and (ii) within sixty (60) days after the end of each calendar quarter, a report certified by DSP as accurate to the best of its ability based on information then available to DSP, setting forth for such calendar quarter the following information on a country-by-country basis and other such information to permit confirmation of the accuracy of the information for which payments are calculated including: (i) gross and Net Sales of Product, (ii) the basis for any adjustments to the royalty payable for the sale of Product, and (iii) the royalty due hereunder for the sale of Product. All payments hereunder shall be payable in U.S. dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Intercept. Conversion of foreign currency to U.S. Dollars shall be made at the Telegraphic Transfer Selling (TTS) rate published by Sumitomo Mitsui Banking Corporation or any other mutually agreed upon source, in effect on the last day of each calendar month within each calendar quarter to the Net Sales that was deemed sold during such month with respect to royalty and sales milestones payments under Sections 9.2.2 and 9.3 and for the previous day of the notification of the development milestone under Section 9.2.1.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.2         Tax Withholding. Intercept shall be responsible for any income taxes payable by Intercept on payments made to it under this Agreement. If applicable Laws require that taxes be deducted and withheld from a payment due from DSP to Intercept under this Agreement, DSP shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the proof of payment to Intercept promptly following that payment. Intercept shall provide DSP with documentation necessary for DSP to file an application with the applicable tax authorities to avoid or reduce withholding or other applicable taxes under any applicable tax treaty.

10.3         Audits. During the Term and for a period of three (3) years thereafter, DSP shall keep (and shall cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in the Field in the Territory and calculations of Net Sales and payments required under this Agreement in sufficient detail to permit Intercept to confirm the accuracy of all payments due to it hereunder. Notwithstanding the foregoing, should applicable Law in the Territory require DSP to retain records of the nature described in the preceding sentence for a period longer than that set forth in the preceding sentence, DSP shall retain such records for the longer period; provided that Intercept shall advise of any applicable record-keeping requirements imposed by laws outside the Territory. Intercept shall have the right to cause an independent, certified public accountant reasonably acceptable to DSP to audit such records to confirm Net Sales, royalty, milestone and other payments for a period covering up to but not more than the preceding twelve (12) calendar quarters; provided that any such accountant shall have previously entered into a confidentiality agreement reasonably satisfactory to DSP limiting its disclosure of such information to authorized representatives of the Parties or as required under applicable Laws. Any such inspection shall be for the sole purpose of verifying the calculation of payments on Net Sales of the Products in the Field in the Territory by DSP, and its Affiliates or sublicensees and milestone, royalty and other payments paid by DSP under this Agreement. The accountant shall only disclose to Intercept the findings of the audit and the specific details concerning any discrepancies. No other information shall be provided to Intercept. Such audit rights may be exercised during normal business hours upon reasonable prior written notice to DSP; provided that such audit right may be exercised no more than once in any twelve (12) -month period. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Intercept shall bear the full cost of such audit unless such audit discloses an underpayment by DSP of more than [***] percent ([***]%) of the amount of royalties or other payments due under this Agreement, in which case, DSP shall bear the full cost of such audit.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.         TREATMENT OF CONFIDENTIAL INFORMATION

11.1         Confidential Obligations. DSP and Intercept each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Intercept and DSP each agree that during the Term of this Agreement and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, contractors, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Intercept nor DSP, nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (i) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (ii) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (iii) comply with applicable Laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

11.2         Publication. If either Party plans to publish or present the results of any studies or other data regarding the Compound, the Product or Additional Indications conducted in and outside the Territory, the Party shall submit the draft of the publication, translated into English, to the other no later than four (4) weeks prior to the planned submission for publication for approval, unless such disclosure requires immediate publication due to disclosure requirements of the U.S. Securities and Exchange Commission, the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party are traded and Intercept has advised DSP of the deadline for disclosure in a sufficiently timely manner. As soon as a Party is aware of a deadline for submitting an abstract for an upcoming scientific meeting, it shall notify the other Party in writing and the Parties shall use Commercially Reasonable Efforts to exchange comments on the proposed abstract in a timely manner to facilitate the publication/presentation of the proposed abstract. Otherwise, any publication shall need the other Party’s prior written consent, which shall not be unreasonably withheld. Any comment, reasonable request for modification or reasonable rejection must be made within as quickly as practically possible from the receipt of the draft. Failure to quickly make such comments shall be conclusively deemed to constitute approval of such publication or presentation. For the avoidance of doubt, this Section 11.2 shall apply to publications made by either Party both in the Territory and outside the Territory.

11.3         Publicity. DSP and Intercept may, by mutual written agreement, issue a press release announcing the execution of this Agreement, which shall be substantially in a form approved by the Parties. Except with respect to such initial release or as otherwise required by applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission, the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party are traded), neither Party shall issue an additional press release or public announcement relating to this Agreement without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed. In the event that a Party wishes to refer to the other Party or the transactions under this Agreement in promotional or other communications with prospective customers and investors, such Party shall first provide the other Party with advance notice of such proposed disclosure and the form, substance and intended use of such proposed disclosure and obtain the prior written approval of the other Party to the form, substance and intended use of such proposed disclosure.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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12.          FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

12.1         Patent Filing, Prosecution and Maintenance. Subject to the other terms of this Section 12.1, Intercept shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, all Intercept Patents in the Territory. Intercept (i) will provide DSP with a copy of any proposed patent application or prosecution or other document relating to a patent or application within the Intercept Patents and to the Field (and the Additional Indications) for review and comment reasonably in advance of filing which shall under no circumstances be less than thirty (30) days, and (ii) will keep DSP reasonably informed of the status of such filing, prosecution and maintenance.

12.2         Enforcement. If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Intercept Patent under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. Intercept shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Intercept Patent in the Field in the Territory; provided that the settlement of such matter shall require DSP’s consent, not to be unreasonably withheld or delayed. DSP shall have the right, at its own expense, to be represented in any such action by counsel of DSP’s own choice. If Intercept does not file any action or proceeding against any such material infringement, with material infringement determined using reasonable commercial standards (including obtaining the advice of patent counsel), within three (3) months after the later of (i) DSP’s notice to Intercept hereunder, (ii) Intercept’s notice to DSP hereunder, or (iii) a written justified request from DSP to take action with respect to such infringement, then DSP shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, including the right to settle any such suit without the prior consent of Intercept, who shall render all assistance reasonably required or requested by DSP. Irrespective of which party is taking the lead with respect to the defense of a claim, the party taking the lead shall keep the other party reasonably informed as to the status of any such action and shall give due regard to the comments and suggestions of the other Party with respect to the defense of such claims. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 12.2, shall applied as follows:

(a)          first, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs and costs for providing assistance) incurred in prosecuting such enforcement action, and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

30

(b)          second, any amounts remaining shall be allocated [***] percent ([***]%) to the Party initiating the legal action and [***] percent ([***]%) to the other Party, if the other Party provides material assistance, as determined using reasonable commercial standards, and if not then, [***] ([***]%) to the initiating Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

12.3         Defense. Each Party shall promptly notify the other Party in writing of any allegation by a third Party that the activity of either of the Parties or their Affiliates or sublicensees pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Intercept shall have the right to control, at its own expense, the defense of any claim alleging that the Development, Manufacturing or Commercialization of the Product in the Field in the Territory infringes any such Third Party rights. If Intercept fails to proceed in a timely manner with respect to such defense, DSP shall have the option to assume control the defense of such claim. As a general matter, the Parties acknowledge that Intercept, as the licensor of the Intercept Technology shall, in principle, be responsible for all costs associated with maintaining validity of the Intercept Technology. Nonetheless, in light of the fact that Intercept is in an early-stage development company, DSP is willing to bear [***] percent ([***]%) of reasonable and actual costs and expenses incurred by DSP in connection with any defense of which DSP assumes control (the “DSP Defense Costs”), with the remainder being reimbursed by Intercept in the form of reduced royalties owed to it from DSP pursuant to Section 9.3, provided that in the event of an Intercept Change of Control, DSP may reduce the percentage of DSP Defense Costs for which DSP is responsible. Notwithstanding anything to the contrary herein, from the [***] ([***]) anniversary of the Effective Date, the preceding proviso shall become null and void, such that Intercept shall be fully responsible for all actual and reasonable costs incurred by DSP in any defense which it assumes pursuant to this Section 12.3. Irrespective of which Party is taking the lead with respect to the defense of a claim, the Party taking the lead shall keep the other Party reasonably informed as to the status of any such action and shall give due regard to the comments and suggestions of the other Party with respect to the defense of such claims. DSP shall have the right to participate in the defense of any such claim with counsel of its choice at its own expense. Intercept shall not have the right to settle any claim or litigation described in this Section 12.3 without the consent of DSP, such consent not to be unreasonably withheld; notwithstanding which, in the event that DSP assumes control of the defense of any such claim in accordance with this Section 12.3, then DSP shall be entitled to settle such matter in its reasonable discretion. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

31

12.4         Ownership of Improvements. Intercept shall solely own all Improvements that are made, conceived or reduced to practice solely by one or more employees or contractors of either Intercept arising in connection with the performance by Intercept of its obligations hereunder. Intercept hereby grants to DSP the exclusive right to use all such Intercept Improvements in the Territory during the Term of this Agreement. DSP shall solely own all Improvements that are made, conceived or reduced to practice solely by one or more employees or contractors of DSP arising in connection with the performance by DSP of its obligations hereunder. DSP hereby grants to Intercept the non-exclusive right to use all such DSP Improvements outside the Territory during the Term of this Agreement. Each of DSP and Intercept shall have the right, in its discretion, but subject to the terms and conditions of this Agreement, to file patents applications with respect to their respective Improvements.

12.5        Joint Improvements.

12.5.1     Ownership and Disclosure. DSP and Intercept shall be joint owners in and to any and all Joint Improvements and any Patents claiming such Joint Improvements. Subject to the terms and conditions of this Agreement, DSP and Intercept, as joint owners of the Joint Improvements, shall have the right to practice and exploit the Joint Improvements without any obligation to account to the other for profits. Any assignment of an interest in a Joint Improvement shall require the prior consent of the other Party, such consent not to be unreasonably withheld. Each Party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving a Joint Improvement. Each Party shall promptly report to the other Party in writing, through the JSC, and shall cause its Affiliates, licensees (including sublicensees), and contractors (including subcontractors) to so disclose, the invention or conception of any Joint Improvements.

12.5.2     Prosecution and Maintenance.

(i) Inside the Territory, DSP shall have the first right to prepare, file, prosecute and maintain Joint Improvements at its own cost and expense. Through its progress reports submitted to the JSC pursuant to Section 3.5, DSP shall keep Intercept informed of the status of all filings related to the Joint Improvements (including the nature of any objections and other information reasonably requested by Intercept) and will provide Intercept with copies, in either English or Japanese, of all substantive documentation submitted to, or received from, the patent offices in connection therewith. DSP shall provide Intercept with the right to comment on the documentation. The Parties shall cooperate reasonably in the prosecution of all Patents covering the Joint Improvements if practicably possible and shall share all material information relating thereto promptly after receipt of such information. If during the Term of this Agreement, DSP intends to allow any Patent claiming a Joint Improvement to expire or intends to otherwise abandon any such Patent in the Territory, or decides not to file patent applications covering or claiming a Joint Invention in the Territory, DSP shall notify Intercept of such intention or decision at least ninety (90) days prior to any filing or payment due date, or any other that requires action, in connection with such Patent in the Territory, and Intercept shall thereupon have the right, but not the obligation to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of and solely owned by Intercept.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(ii) Outside the Territory, Intercept shall have the first right to prepare, file, prosecute and maintain Joint Improvement at its own cost and expense. Intercept shall keep DSP informed of the status of all filings related to the Joint Improvement and will provide Intercept with copies, in either Japanese or English, of all substantive documentation submitted to, or received from, the patent offices in connection therewith. Intercept shall provide DSP with the right to comment on the documentation. The Parties shall cooperate reasonably in the prosecution of all Patents covering the Joint Improvement if practicably possible and shall share all material information relating thereto promptly after receipt of such information. If during the term of this Agreement, Intercept intends to allow any Patent claiming a Joint Improvement to expire or intends to otherwise abandon any such Patent outside the Territory, or decides not to file patent applications covering or claiming a Joint Invention in the Territory, Intercept shall notify DSP of such intention or decision at least ninety (90) days prior to any filing or payment due date, or any other that requires action, in connection with such Patent outside the Territory, and DSP shall thereupon have the right, but not the obligation to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of and solely owned by DSP.

12.5.3           Enforcement; Defense. Through the JSC, the Parties shall develop a process to coordinate the defense of Patents claiming a Joint Improvement, including cost-sharing allocation, both inside and outside the Territory; provided that should the Parties be unable to resolve any disagreement regarding the defense of a Patent claiming a Joint Improvement, such issue shall be resolved in accordance with Section 12.5.4.

12.5.4           Ownership and Other Disputes. The JSC shall resolve any issues regarding inventorship or ownership of Joint Improvements and the defense of any Patent claiming a Joint Improvement pursuant to the provisions of Article 12. In connection with the resolution of this issue, each Party is entitled to have a patent lawyer of its own choosing attend the meeting and submit its written legal opinion. In the event that the JSC is unable to reach a decision, the matter shall be referred for resolution to a patent counsel, reasonably acceptable to both Parties, who is affiliated with a firm of international repute. The decision of such patent attorney shall be rendered in writing and shall be final and binding on the parties. Each Party shall bear its own costs and expenses for legal advice provided to it in accordance with the second sentence of this Section 12.5.3. All costs and expenses incurred in connection with the mutually appointed patent attorney shall be shared equally.

12.6         Trademarks. DSP shall own and have sole control over all matters relating to the use of all trademarks (and all associated goodwill) used in the sale of Products in the Field in the Territory. DSP shall be solely responsible for trademark searches, prosecution of applications to register and to record licenses (if applicable), and maintenance of the Product-related trademarks in the Territory as well as costs and expenses incurred in connection with the foregoing. If Intercept becomes aware of any actual or threatened infringement of any Product-related trademark by a Third Party, it shall promptly notify DSP, who shall be responsible for enforcing the Product-related trademarks.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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13.         REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1         Intercept’s Representations. Intercept represents and warrants to DSP that as of the Effective Date and throughout the Term of this Agreement:

(a)          The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Intercept corporate action;

(b)          This Agreement is a legal and valid obligation binding upon Intercept and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties, and does not conflict with any agreement, instrument or understanding to which Intercept is a party or by which it is bound;

(c)          Intercept has, to the best of its knowledge, the full right and legal capacity to grant the rights granted to DSP hereunder without violating the rights of any Third Party, and is the sole and exclusive owner of the Intercept Technology and the Intercept Manufacturing Technology, all of which are free and clear of any liens, charges and encumbrances.

(d)          To Intercept’s best knowledge, there are no pending legal actions, nor is Intercept aware of the receipt of any written notice regarding any pending legal actions or threatened claims (including pending re-examination, opposition or interference), with respect to the Intercept Technology or the Intercept Manufacturing Technology, or litigation seeking to invalidate any Intercept Technology or any Intercept Manufacturing Technology;

(e)          Intercept owns the Intercept Patents listed on Exhibit A, has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Intercept Patents, Intercept Know-How, or Intercept Manufacturing Technology in the Territory.

(f)          Intercept has not granted, and during the Term of this Agreement will not grant, rights to any Third Party under the Intercept Technology or the Intercept Manufacturing Technology that conflict with the rights granted to DSP hereunder.

(g)          Intercept is not aware of any safety, efficacy, or regulatory issues, other than the information that has previously been made available to DSP in writing that would preclude DSP from Developing, Manufacturing, or otherwise Commercializing the Products in the Field in the Territory.

(h)          To Intercept’s best knowledge, DSP’s exercise of its rights with respect to the Intercept Technology and the Intercept Manufacturing Technology shall not infringe any patent or other intellectual property right of any Third Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(i)          All material Development activities with respect to the Product whether clinical, non-clinical or preclinical conducted by Intercept or at its request, has been, and shall be conducted in compliance with all applicable Law, including but not limited to Good Manufacturing Practices, Good Clinical Practice and Good Laboratory Practices.

13.2         DSP Representations. DSP represents and warrants to Intercept that as of the Effective Date:

(a)          the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate DSP corporate action; and

(b)          this Agreement is a legal and valid obligation binding upon DSP and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which DSP is a party of or by which it is bound.

(c)          to DSP’s knowledge, DSP’s exercise of its rights with respect to the Intercept Technology and the Intercept Manufacturing Technology shall not infringe any patent or other intellectual property right of any Third Party.

13.3         Change of Control Covenant. Intercept shall provide DSP with prior written notice of a proposed or contemplated Intercept Change of Control and shall use Commercially Reasonable Efforts to afford DSP an opportunity to meet with the potential acquirers (or the like) to discuss any necessary or advisable amendments to this Agreement no later than 60 days prior to the effective date of the Intercept Change of Control.

13.4         Competitive Products. DSP shall not engage, directly or indirectly, in the commercialization of any other product FXR agonist compound or product in the Field within the Territory. For the avoidance of doubt, this does not include manufacturing, research or development activities. Further, this provision shall not apply to any country in the Territory or any indication with respect to which the nature of the rights granted to DSP under this Agreement are converted to non-exclusive rights by Intercept pursuant to Section 15.2(c) of this Agreement.

13.5         No Warranties.

Nothing in this Agreement is or shall be construed as:

(a)          a warranty or representation by either Party as to the validity, enforceability, or scope of any patent application or patent licensed hereunder or

(b)          a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

14.         INDEMNIFICATION

14.1         Indemnification.

14.1.1           DSP Indemnity. DSP shall indemnify, defend and hold harmless Intercept and its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Intercept Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Intercept Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (i) the Development, Manufacture, or Commercialization or use by any person of any the Product Manufactured or sold by DSP or any Affiliate or sublicensee under this Agreement, (ii) any material breach of this Agreement by DSP, or (iii) the negligence or willful misconduct on the part of DSP or any Affiliate or sublicensee, in any such case under this Section 14.1.1, except to the extent of Intercept’s responsibility therefor under Section 14.1.2 below.

14.1.2           Intercept Indemnity. Subject to Section 14.1.1 above, Intercept shall indemnify, defend and hold harmless DSP, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “DSP Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such DSP Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (i) the Manufacture of any the Product Manufactured or by or on behalf of Intercept, (ii) any actions or omissions of Intercept or its Affiliates under this Agreement, (iii) any material breach of this Agreement by Intercept, or (iv) the negligence or willful misconduct on the part of Intercept or any Affiliate, except to the extent of DSP’s responsibility therefore under Section 14.1.1 above.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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14.2         Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 14.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 14 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 14.1.

14.3         Limitation on Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOSS, DAMAGE, OR LIABILITY WITH RESPECT TO LOSS OF PROFIT, SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGE.

15.         TERM AND TERMINATION

15.1         Term; Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and expire on a country-by-county basis on the later to occur of (i) the tenth (10th) anniversary of the First Commercial Sale of the Product for the first or second indication in such country (whichever is later) or (ii) the expiration date of the Exclusive Period in such country. The Agreement as a whole shall expire on the date upon which the Agreement terminates with respect to the last country in the Territory.

15.2         Material Breach. (a) In the case that one of the Parties believes that the other Party has materially breached the Agreement, the JSC shall be notified and meet as soon as possible in order that the Parties attempt to resolve any dispute as to the existence of any such material breach. Failing a consensus decision by the JSC within　thirty (30) days of receiving the matter for review, it shall then be referred for “Executive Negotiation” as set forth in Article 16.1. Failing a decision by the business executives within sixty (60) days of receiving the matter for review from the JSC, the non-breaching Party may then proceed to give written notice of termination for material breach.

 (b)          If pursuant to Section 15.2(a), either Party gives written notice to the other Party of termination for material breach, which notice shall describe such material breach in reasonable detail and whether it has been deemed non-curable or curable by the JSC and senior executives, this Agreement and the rights and options granted herein may be terminated by the non-breaching Party, effective ten (10) days after giving written notice to the breaching Party of termination for non-curable breach, thirty (30) days after giving written notice to the breaching Party of such termination in the case of a curable payment breach, and sixty (60) days after giving written notice to the breaching Party of such termination in the case of any other curable breach. The foregoing notwithstanding, if any curable material breach is cured within the aforesaid thirty (30) or sixty (60) day period, the notice shall be automatically withdrawn and of no effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

37

(c)          Any exercise by Intercept or DSP of its rights under Section 15.2(b) may be on a country-by-country or indication-by-indication basis, at Intercept’s discretion, or DSP discretion, in which case such termination shall be partial in nature and shall only apply to the particular country or indication which is the source of the alleged material breach. Furthermore, Intercept shall have the alternative option, in its sole discretion, instead of terminating the Agreement in part or in whole, to convert the exclusive appointment of DSP under Section 2 of this Agreement into a non-exclusive appointment, and to apply such non-exclusive status on a country-by-country or indication-by-indication basis, at Intercept’s sole discretion, in which case such non-exclusivity shall only apply to the particular country or indication which is the source of the alleged material breach.

15.3         Voluntary Termination. DSP shall have the right to terminate this Agreement at any time upon ninety (90) days’ written notice to Intercept, either in its entirety or on a country-by-country basis or indication-by-indication basis, at the discretion of DSP.

15.4         Effects of Termination.

15.4.1           Upon the expiration of this Agreement or any termination of the entire Agreement by DSP under Section 15.2, as of the effective date of such expiration or termination, DSP thereafter automatically shall have a perpetual, fully sublicensable and transferable, exclusive license in the Territory under the Intercept Technology and Intercept Manufacturing Technology, to Develop, have Developed, make, have made (including Manufacture), use, have used, sell, have sold, offer for sale, import and have imported or otherwise Commercialize any and all Products and to practice the Intercept Technology and the Manufacturing Technology in the Territory. Such license shall not be fully paid-up, but instead shall be payable as follows (subject to Intercept making the transfer of the relevant Manufacturing Technology to DSP):

(a)          if before the First Commercial Sale, then [***] percent ([***]%) of royalties that would have become due under Section 9 of this Agreement but for the termination or expiration, for a period equal to the remainder of the Term of the Agreement, had the Agreement not been terminated;

(b)          if after the First Commercial Sale, then [***] percent ([***]%) of royalties that would have become due under Section 9 of this Agreement but for the termination or expiration, for a period equal to the remainder of the Term of the Agreement, had the Agreement not been terminated; provided, however, that in the event Intercept does not comply with its obligations under the Commercial Supply Agreement, the applicable rate will be [***] percent ([***]%).

(c)          At the end of the period equal to the remainder of the Term of the Agreement, had the Agreement not been terminated, the exclusive license shall be deemed fully paid-up. Intercept shall disclose to DSP all material research, non-clinical and clinical data on Products generated prior to the termination date outside the Territory and DSP shall thereafter have the unrestricted right to use such data and information in the Territory. Intercept shall promptly provide to DSP any other material, information, contracts, etc. which Intercept owns or Controls related to the Intercept Product in the Territory and are reasonably required to allow DSP to continue the Development, Manufacture and Commercialization of Products in the Territory with minimal delay.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

38

(d)          The foregoing notwithstanding, in the case that DSP determines, in its sole discretion, upon termination of the Agreement pursuant to this Section 15.4.1 to cease all Development, Manufacturing and Commercialization activities relating to the Compound and the Product, then all licenses and sublicenses shall revert in full to Intercept and DSP shall have no further payment obligations to Intercept. To give effect to the reversion of the licenses and sublicenses, DSP shall be bound by its obligations pursuant to Section 15.4.2 below, except that DSP shall not be bound to disclose to Intercept all material research, non-clinical and clinical data (except for safety data) on Products generated prior to the termination date, nor shall DSP be bound to assign all Regulatory Filings relating to Products in the Territory.

15.4.2     Upon any termination of the Agreement by Intercept under Section 15.2 , or upon any termination of the Agreement by DSP under Section 15.3, as of the effective date of such termination all relevant licenses and sublicenses granted by Intercept to DSP shall cease and all such licenses and sublicenses shall revert in full to Intercept. If there is a partial termination, only the licenses and sublicenses as to the respective country and/or indication being terminated shall revert to Intercept. In order to revert the licenses and sublicenses, DSP shall be obligated to the following:

(a)          DSP shall provide to Intercept (or at Intercept’s request, destroy) all remaining Product and disclose to Intercept all material research, non-clinical and clinical data on Products generated prior to the termination date and Intercept shall thereafter have the unrestricted right to use such data and information;

(b)          DSP shall assign to Intercept all Regulatory Filings relating to Products in the Territory, if assignment is permitted by applicable Regulatory Authorities; and

(c)          DSP shall promptly provide to Intercept any other material, reagents, information, contracts, etc. DSP owns or Controls related to the Intercept Product and are reasonably required to allow Intercept to continue the research, Development, protection, and Commercialization of Products with minimal delay.

15.4.3    Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Section 15 are in addition to any other relief and remedies available to either Party at law.

15.4.4    Joint Improvements. For the avoidance of doubt, Joint Improvements shall remain jointly owned upon any termination or expiration of the agreement.

15.4.5    Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 10.3, 11.1, 12, 14, and 15.4 shall survive the date of termination or expiration of the Agreement (except as otherwise provided for in this Agreement). Without limiting the generality of the foregoing, DSP shall have no obligation to make any milestone or royalty payment to Intercept that has not accrued prior to the effective date of any termination or expiration of this Agreement (except with respect to the payments pursuant to Section 15.4.1), but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

39

16.         DISPUTES

16.1         Executive Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. Said designated senior officials are as follows:

For Intercept: Chief Executive Officer

For DSP: Chief Executive Officer (or a designated senior executive with decision-making authority).

In the event the designated senior officials are not able to resolve such dispute within the sixty (60) day period, either Party may invoke the provisions of Section 16.2.

16.2         Arbitration. Subject to Section 16.1 and except with respect to disputes relating to the intellectual property or a breach of the confidentiality obligations of this Agreement, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the then-current Rules of Arbitration of the International Chamber of Commerce Rules of Arbitration by a panel of one or more arbitrators appointed in accordance with such rules. Any such arbitration shall be held in New York, New York if initiated by DSP and in Osaka, Japan if initiated by Intercept. All arbitration proceedings, communications, and documents shall be in the English language. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party may at any time pursue equitable remedies, including without limitation injunctive relief, to protect its respective Confidential Information as well as its respective intellectual property rights, including Know-How and Patents.  For the avoidance of doubt, either Party can take such action without first having to go to the JSC pursuant to Section 3, or the Executive Negotiation pursuant to Section 16.1.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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17.         MISCELLANEOUS

17.1         Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Intercept:	Intercept Pharmaceuticals, Inc. 18 Desbrosses Street New York, NY 10013 Fax: +1-646-747-1001

If to DSP:	Director of Business Development 6-8, Doshomachi 2-Chome Chuo-ku, Osaka 541-0045, Japan Fax: +81-6-6203-4533

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th ) business day following the day such mailing is made.

17.2         Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the state of New York (excluding its conflict of law principles law).

17.3         Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

17.4         Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

17.5         Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

17.6         Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other Party, which may be withheld in the sole discretion of the Party giving such consent.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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17.7         Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any cause beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

17.8         Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

17.9         Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

17.10       Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.11       Affiliate Delegation. DSP may delegate to an Affiliate all or part of its obligations hereunder, provided that it shall provide prior notice to Intercept.

17.12       Compliance with Law. Each Party shall comply with all applicable Laws, including by way of example, but without limitation U.S. export controls and the U.S. Foreign Corrupt Practices Act.

17.13       Governing Language. This Agreement has been executed in English. If any translation of this Agreement conflicts with the English version or contains terms in addition to or different from the English version, the English version shall prevail.

17.14       Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

42

[SIGNATURES FOLLOW ON THE NEXT PAGE.]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

43

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative in two (2) originals.

DAINIPPON SUMITOMO PHARMA CO., LTD.		INTERCEPT PHARMACEUTICALS, INC.

/s/ Masayo Tada		/s/ Mark Pruzanski
Name:	Masayo Tada	Name:	Mark Pruzanski
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXHIBIT A

INTERCEPT PATENTS

Country	Title	Serial No.	Filing Date	Parent PCT	Status	Patent No.

Japan	Steroids As Agonists For FXR	2002-571512	Feb. 21, 2002	PCT/EP2002/001832 WO2002/072598	Granted	4021327
Japan	Process For Preparing 3alpha(Beta)-7alpha(Beta)-Dihydroxy-6alpha(Beta)-Alkyl-5beta Cholanic Acid	2008-511719	May 19, 2006	PCT/EP2006/062446 WO2006/122977	Pending	N/A
China	Process For Preparing 3alpha(Beta)-7alpha(Beta)-Dihydroxy-6alpha(Beta)-Alkyl-5beta Cholanic Acid	200680017025.6	May 19, 2006	PCT/EP2006/062446 WO2006/122977	Pending	N/A
Japan	Treatment Of Fibrosis Using FXR Ligands	2007-503111	Mar. 14, 2005	PCT/US2005/008575 WO2005/089316	Pending	N/A

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

45

EXHIBIT B

Summary of Sublicense Agreements

1. Sublicense Agreement

(a) Full corporate name of sublicensee:

(b) Applicable country:

(c) Applicable indications in the Field:

(d) Standard of sublicensee’s performance (e.g. best efforts, commercially reasonable efforts, etc.):

(e) Term of sublicense agreement:

(f) Summary of termination provision:

2. Sublicensee Confirmation

I, [Name], the [Title] of [Full Corporate Name of Sublicensee] (the “XX”) confirm and acknowledge that the XX is aware of and agrees to comply with the provisions of that certain License Agreement, dated March 29, 2011 by and between Dainippon Sumitomo Pharma Co., Ltd. and Intercept Pharmaceuticals, Inc. (the “Agreement”), which in accordance with their respective terms, are expressly applicable to XX, as a sublicensee appointed pursuant to Section 2.1.2 of the Agreement.

By:

Name:

Title:

Date:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

46

 Exhibit 10.11.1

110717/BCN/GG

PRODUCT RESEARCH, DEVELOPMENT, LICENSE

AND COMMERCIALIZATION AGREEMENT

by and between

LES LABORATOIRES SERVIER

and

INSTITUT DE RECHERCHES SERVIER

on the one hand

AND

INTERCEPT PHARMACEUTICALS, INC.

on the other hand

Effective Date: August 1st, 2011

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

PRODUCT RESEARCH, DEVELOPMENT,

LICENSE AND COMMERCIALIZATION AGREEMENT

This Product Research, Development, License and Commercialization Agreement (this “Agreement”) is effective as of August 1st, 2011 (the “Effective Date”) and is entered into by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA (“INTERCEPT”) on the one hand and LES LABORATOIRES SERVIER, a corporation organized and existing under the laws of France, with registered office at 22 rue Garnier, 92578 Neuilly-sur-Seine cedex, France and INSTITUT DE RECHERCHES SERVIER, a corporation organized and existing under the laws of France, with registered office at 3 rue de la République, 92150 Suresnes, France (these two entities are jointly referred to as “SERVIER”) on the other hand.

RECITALS

WHEREAS, INTERCEPT has developed or otherwise Controls (as hereinafter defined) certain capabilities for the identification and validation of compounds which are selective or non-selective TGR5 receptor agonists, as well as the development of pharmaceutical products for the treatment of human diseases;

WHEREAS, SERVIER discovers, develops, manufactures and markets pharmaceutical products for the treatment of human diseases and/or conditions;

WHEREAS, INTERCEPT and SERVIER desire to engage in a collaborative effort, pursuant to which INTERCEPT will engage in research program to discover Compounds in the Field (“Compounds” and “Field” as defined below) and both SERVIER and INTERCEPT shall be entitled to complete the development and commercialization of such Compounds pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SERVIER and INTERCEPT hereby agree as follows:

Article 1: DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Adverse Experience” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, whether or not determined to be attributable to any Product.

1.2	“Affiliate” means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by SERVIER or INTERCEPT; or (2) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of SERVIER or INTERCEPT; or (3) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (1) or (2).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.3	“Agreement” means this agreement, including all exhibits attached hereto.

1.4	“Approval Application” means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning any Product which is the subject of such application.

1.5	“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6	“Calendar Year” means each period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.7	“Clinical Development Plan” means the JSC-reviewed written clinical development plan for a particular Product, setting forth the clinical development activities to be conducted by the Parties with the goal of achieving Marketing Authorizations in both the EU and the United States of America. Clinical Development Plans reviewed by the JSC pursuant to this Agreement shall be attached to and made a part of this Agreement and may be amended from time to time.

1.8	“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, as applicable.

1.9	“CMC” means “Chemistry, Manufacturing and Controls”, development to be done until the Approval Application.

1.10	“CMC Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly allocable to the conduct of the CMC activities described in the Manufacturing Plan including costs of producing the Compound or Product used in non clinical studies and in Clinical Trials for the Clinical Development Plan (i.e. excluding Product used in Clinical Trial for Territory Specific Work or for Unsponsored Work). CMC Costs shall include internal costs and reasonable out-of-pocket costs actually incurred by each Party. For clarity, equipment and facility depreciation and other allocations of fixed assets in use to support the development of Products are considered reasonably allocable costs and not corporate overhead to the extent and for so long as such equipment, facility and fixed assets are directly used for the development of the Products and set forth in the Manufacturing Plan.

1.11	“Combination Product” means a Product that includes one or more active ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.12	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and sale of Compound and/or Product by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for pharmaceutical products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labelling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the Product including the amounts payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on an Indication-by-Indication basis for a particular Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.13	“Committees”, “JEC”, “JSC” and “JRDC” have the meaning set forth in Section 2.3.

1.14	“Compound(s)” means any chemical entity and/or active ingredient which (i) is a selective or non-selective TGR5 receptor agonist and (ii) is Controlled by INTERCEPT or its Affiliates, or [***], synthesized by INTERCEPT or its Affiliates pursuant to work conducted under the Research Program.

1.15	“Control,” “Controls,” or “Controlled by” means, with respect to any item of or right under INTERCEPT Patent Rights, INTERCEPT Know-How, SERVIER Patent Rights or SERVIER Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.16	“Cost of Goods” shall mean (i) to the extent manufactured by a contract manufacturing organization, the cost invoiced by such contract manufacturing organization to manufacture Compound or Product (into final packaged form), as applicable, or (ii) to the extent manufactured by INTERCEPT and/or SERVIER or their Affiliates, the cost directly related to the manufacturing of the Compound, bulk drug for a Product or Product (into final packaged form), calculated in accordance with IFRS, as applicable, including all direct costs of raw materials, packaging materials and labour utilized in such manufacturing (including formulating, filling, finishing, labelling and packaging, as applicable). Cost of Goods shall not include any (a) margin or mark-up for profit for inter-company supply between a Party and its own Affiliates (or among such Affiliates) and (b) costs associated with investigations and re-work of out-of-specification material. Notwithstanding anything herein to the contrary, the Cost of Goods as determined under the circumstances set forth in “(ii)” above shall not exceed the price a contract manufacturing organization as described in “(i)” above would propose for the manufacturing in France (including formulating, filling, finishing, labelling and packaging, as applicable) of the same Compound, bulk drug for a Product or Product, if such Compound, bulk drug for a Product or Product were procured on comparable terms (during the same period of time, in similar quantities and packaging). For clarity, the comparison with the price a contract manufacturing organization would propose shall only apply if and to the extent such a comparison is requested by the non-manufacturing Party and shall not lead to either Party disclosing to such contract manufacturing organization any confidential information or Know-How.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.17	“Data” means all non-clinical data, clinical data (including single patient clinical report forms (CRFs)), CMC data, clinical pharmacology data, research data and manufacturing data (including stability data, chemical data and quality control data) pertaining to any Compound or Product, which are Controlled by either Party at any time during the Term of this Agreement.

1.18	“Derivative” shall mean any chemical entity, the chemical structure of which was derived on the basis of structure-activity relationship (“SAR”) data obtained with a Compound or series of Compounds.

1.19	“Development Costs” shall mean actual, direct costs and expenses incurred by SERVIER and its Affiliates or INTERCEPT and its Affiliates, as the case may be, after the Effective Date in connection with the following: (i) conducting preclinical and clinical development activities in performance of the Pre-Clinical Development Plan and of the Clinical Development Plan (or Unsponsored Work as the context requires), including Clinical Trials direct costs including but not limited to: ethics committees fees, investigators fees, investigators meetings costs, clinical research organization's services (limited to the following activities: monitoring, central and core laboratory services, medical writing, data management, statistics analysis, bioanalysis and PK interpretation), personnel costs charged at an allocated full time equivalent rate for time worked on each study (such cost to be converted into Euros and to be comprised of standard staff costs and operating costs) (other costs such as overhead costs not directly related to the study are excluded); (ii) Cost of Goods associated with the activities set forth in the foregoing clause “(i)” and; (iii) such other costs as are expressly approved in writing by the Joint Research and Development Committee as “Development Costs". The “Development Costs” shall include CMC Costs and shall exclude Territory Specific Work.

1.20	“Effective Date” means the date on which this Agreement is entered into by and between INTERCEPT and SERVIER.

1.21	“EMA” means the European Medicines Agency.

1.22	“EU” means all countries that are member states of the European Union at any given time during the term of this Agreement.

1.23	“Euros” means the official currency of the European Union.

1.24	“FDA” means the United States Food and Drug Administration or any successor governmental authority having substantially the same function.

“Field” means any human use of a Product for the following Indications: Type 2 diabetes, complications of diabetes, obesity, atherosclerosis, and reperfusion injury.

1.25	“First Commercial Sale” means [***].

1.26	“Generic Competitor” means, with respect to any Product in a country, a product containing the same active ingredient as the Product, and which Marketing Authorization and commercial sale of such product in such country is by an entity other than SERVIER or its Related Parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.27	“Good Manufacturing Practice” or “GMP” means the rules and Guidelines for Good Manufacturing Practice as defined under (i) 21 CFR part 210 and 211, (ii) Directive 2003/94/EC and (iii) and Volume 4, Rules Governing Medicinal Products in the EU, Part I and II, in each case, as amended from time to time, and in conformity with equivalent regulations in other countries of SERVIER Territory.

1.28	“ICC” means the International Chamber of Commerce.

1.29	“Improvements” shall mean and include [***].

1.30	“IND” means an Investigational New Drug Application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.31	“Indication” means a separate and distinct disease or medical condition in humans which a Compound/Product that is in Clinical Trials is intended to treat, palliate and/or prevent and/or for which a Product has received Marketing Authorization.

1.32	“Information” means any and all information and data, including without limitation all SERVIER Know-How, all INTERCEPT Know-How, and all other scientific, non clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.33	“Initiates,” “Initiated” or “Initiation” means, with respect to a Clinical Trial, the administration of the first dose to the first patient in such Clinical Trial.

1.34	“INTERCEPT” shall have the meaning given to such term in the preamble to this Agreement.

1.35	“INTERCEPT Change of Control” means: (a) the sale of all or substantially all of INTERCEPT’ assets or business relating to this Agreement; or (b) the acquisition by a person or entity, or group of persons or entities acting in concert, of more than fifty percent (50%) of the voting equity securities of INTERCEPT or of any of the entities directly or indirectly controlling INTERCEPT.

1.36	“INTERCEPT Indemnitee” refers to INTERCEPT, its Affiliates, its sublicensees and their respective agents, employees, officers and directors, each to be indemnified by SERVIER.

1.37	“INTERCEPT Invention(s)” means any Invention (other than Joint Inventions) that is conceived by INTERCEPT solely.

1.38	“INTERCEPT Know-How” means any Know-How (other than Joint Know-How) which as of the Effective Date or during the Term is or become Controlled by INTERCEPT or its Affiliates.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.39	“INTERCEPT Patent Rights” means any Patent Rights (other than INTERCEPT’s rights in Joint Patent Rights) which, as of the Effective Date or during the Term, are or become Controlled by INTERCEPT or its Affiliates and which are necessary or useful to develop, manufacture, have manufactured, use, have used, sell, have sold, import and export the Compound and/or the Product. For clarity, INTERCEPT Patent Rights include patents claiming compounds INT-1212 and INT-1244.

1.40	“INTERCEPT Technology” means INTERCEPT Know-How, INTERCEPT Patent Rights and INTERCEPT’s rights in Joint Patent Rights and in Joint Know-How.

1.41	“INTERCEPT Territory” means the United States of America and their possessions and territories and Japan.

1.42	“Invention(s)” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, that is conceived and reduced to practice by a Party solely or jointly by the Parties or their Affiliates or consultants, in connection with activities performed under this Agreement, including, without limitation, any improvements thereof.

1.43	“Joint Invention(s)” means any Invention which is generated under the Research Program irrespective of whether such Invention is jointly made or made solely by either of INTERCEPT or its Affiliates or SERVIER or its Affiliates or their respective consultants.

1.44	“Joint Know-How” means all Know-How generated under the Research Program irrespective of whether such Know-How is jointly generated or generated solely by either of INTERCEPT or its Affiliates or SERVIER or its Affiliates or their respective consultants.

1.45	“Joint Patent Rights” mean Patent Rights that claim or cover Joint Inventions.

1.46	“Know-How” means all information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Inventions but excluding those Inventions covered under INTERCEPT Patent Rights and/or SERVIER Patent Rights), know-how and trade secrets, patentable or otherwise, which as of the Effective Date or during the Term: (i) are or become Controlled by a Party or its Affiliates, (ii) are not generally known, and (iii) are necessary or useful to develop, manufacture, market, use or sale the Compound and/or the Product.

1.47	“Manufacturing Plan” shall have the meaning given to such term in Section 2.5.

1.48	“Marketing Authorization” or “Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country.

1.49	“Material Impact” means, with respect to a Party, a material adverse impact on the Product in such Party’s applicable territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.50	“Net Sales” Except as provided below with respect to clinical trial samples, in the case of sales by or for the benefit of SERVIER, its Affiliates, and its sublicensees (the “Seller”) to independent, unrelated persons (“Buyers”) in bona fide arm’s length transactions, “Net Sales” means the gross amount billed or invoiced by Seller with respect to the Product, less the following deductions, in each case to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with such Product (“Permitted Deductions”): [***]. “Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Product in a country as part of a clinical trial necessary to obtain Regulatory Approval in such country. All of the foregoing elements of Net Sales calculations shall be determined in accordance with IFRS or successor standards and guidelines thereto. In the case of transfers of Product between any of SERVIER, its sublicensees, and affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Products to third parties, Net Sales shall be the gross invoice or contract price charged to the third party customer for that Product, less the deductions set forth in clauses [***] above. In the event that a Product consists of a combination of the Compound with one or more other active agents, Net Sales, for the purpose of determining royalty payments, shall be [***]. In the case of any sale or other disposal other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, of any Product, or part thereof, Net Sales shall be [***]. Finally, [***], shall be included in the calculation of Net Sales.

1.51	“Party” means SERVIER or INTERCEPT, individually, and “Parties” means SERVIER and INTERCEPT, collectively.

1.52	“Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like, of any such patents and patent applications, and foreign equivalents of the foregoing, and any other patents and patent applications claiming priority back to any of the foregoing.

1.53	“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) or a similar clinical trial as defined by the Regulatory Authorities.

1.54	“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) or a similar clinical trial as defined by the Regulatory Authorities.

1.55	“Phase IIa Clinical Trial” means a Phase II Clinical Trial of a Product, the principal purpose of which is a preliminary determination of efficacy and safety in the target patient population over a range of doses.

1.56	“Phase IIb Clinical Trial” means a Phase II Clinical Trial of a Product, the principal purpose of which is a further determination of efficacy and safety, in the target patient population, at the intended clinical dose or doses or range of doses, on a sufficient number of patients and for a sufficient period of time to confirm the optimal manner of use of the Product (dose and dose regimen) prior to the initiation of pivotal Phase III Clinical Trial(s).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.57	“Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c) or a similar clinical trial as defined by the Regulatory Authorities.

1.58	“Pre-Clinical Development Plan” means the JSC-reviewed written pre-clinical development plan for a particular Product, setting forth the pre-clinical development activities to be conducted by SERVIER or its Affiliates. Pre-Clinical Development Plans reviewed by the JSC pursuant to this Agreement shall be attached to and made a part of this Agreement and may be amended from time to time.

1.59	“Product” means any pharmaceutical preparation containing the Compound, as an active ingredient, either alone or in combination with one or more other active ingredient(s), (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a Clinical Trial.

1.60	“Regulatory Approval” or “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country.

1.61	“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and/or marketing of a Product in the world, including EMA in the EU.

1.62	“Related Party” means each of SERVIER, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.63	“Research Program” means the written research plan attached as exhibit A to this Agreement, setting forth the research activities to be conducted by INTERCEPT and the budget.

1.64	“Research Program Term” has the meaning given to such term in Section 2.1.1.

1.65	“Selected Preclinical Compound” has the meaning given to such term in Section 2.2.1.

1.66	“SERVIER” shall have the meaning given to such term in the preamble to this Agreement.

1.67	“SERVIER Indemnitee” refers to SERVIER, its Affiliates, Related Parties and their respective agents, employees, officers and directors, each to be indemnified by INTERCEPT.

1.68	“SERVIER Invention(s)” means any Invention (other than Joint Inventions) that is conceived by SERVIER solely.

1.69	“SERVIER Know-How” means any Know-How (other than Joint Know-How) which as of the Effective Date or during the Term is or become Controlled by SERVIER or its Affiliates.

1.70	“SERVIER Patent Rights” means any Patent Rights (other than SERVIER’s rights in Joint Patent Rights) which, as of the Effective Date or during the Term, are or become Controlled by SERVIER or its Affiliates and which are necessary or useful to develop, manufacture, have manufactured, use, have used, sell, have sold, import and export the Compound and/or the Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

1.71	“SERVIER Technology” means SERVIER Know-How, SERVIER Patent Rights and SERVIER’s rights in Joint Patent Rights and in Joint Know-How.

1.72	“SERVIER Territory” means worldwide except (i) the United States of America and their possessions and territories and (ii) Japan.

1.73	“Term” means the term of this Agreement as defined in Section 9.1 of this Agreement.

1.74	“Territory-Specific Work” means any Clinical Trial or non-clinical study performed by a Party that is required only by Regulatory Authorities in that Party’s territory and not by the Regulatory Authorities in the other Party’s territory.

1.75	“Third Party” means an entity other than SERVIER and its Related Parties, and INTERCEPT and its Affiliates.

1.76	“Third Party Patent Licenses” refers to patent licenses required by SERVIER or its Related Parties, from Third Parties in order to research, develop, use, import, export, offer for sale or sell Compound or Product.

1.77	“Unsponsored Work” has the meaning set forth in Section 2.2.2(e)

1.78	“Valid Patent Claim” means (a) any claim of an issued and unexpired patent included within the INTERCEPT Patent Rights, SERVIER Patent Rights or Joint Patent Rights which claims Compound or Product as a composition of matter or any use thereof or method of synthesis, or formulation, which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) any claim of a pending patent application included within the INTERCEPT Patent Rights, SERVIER Patent Rights or Joint Patent Rights which claims Compound or Product as a composition of matter or any approved use thereof, which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

Article 2: SCOPE AND MANAGEMENT OF THE COLLABORATION

2.1	Research activities

Conduct

INTERCEPT shall conduct research activities (such activities to include but not be limited to synthetic, computational and analytical chemistry) to discover, identify, optimize and/or develop Compounds/Products up to the stage where they fulfil the criteria for a Selected Preclinical Compound. The research activities to be undertaken by INTERCEPT and the various criteria to move from one stage to the other are set forth in the Research Program. The Research Program shall be for an initial period of one year starting upon the Effective Date with a potential extension by way of an amendment to the Agreement of one or several additional year(s) (hereinafter the “Research Program Term”).

INTERCEPT will make such contributions in terms of manpower deployment, equipment, facilities, and other contributions as specified in the Research Program. In terms of manpower, it is intended that INTERCEPT will allocate for the performance of the research activities: up to [***] full time equivalent (“FTE”) [***], [***] FTE [***] and [***] FTE [***]. SERVIER will contribute to the financing of the research activities by reimbursing to INTERCEPT at an agreed initial annual rate of EUR [***] per FTE, up to a maximum amount of [***] euros (EUR [***]) per year, provided such costs are duly justified and are in accordance with the budget contained in the Research Program. Such reimbursement will be on a quarterly basis.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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INTERCEPT shall exercise Commercially Reasonable Efforts in the performance of the research activities in accordance with the agreed scope of works and timelines specified in the Research Program.

Subcontracting

INTERCEPT may perform any of its research activities under this Agreement through one or more subcontractors and consultants upon written notice to SERVIER, provided that (a) INTERCEPT remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to this Agreement; and (c) the subcontractors and consultants agree in writing to assign all intellectual property developed in the course of performing any such work under the Research Program.

Reporting

INTERCEPT shall submit to SERVIER: (i) a detailed interim written report on the progress of the Research Program, results obtained in each 6 (six) month period during the Research Program Term and complete list of FTEs allocated to the Research Program as well as the detail of the activities performed by such FTEs, within 60 (sixty) days of the end of each such 6 (six) month period, (ii) a detailed written report of the results of the Research Program within 60 (sixty) days of the end of the Research Program Term; and (iii) reports of any significant findings in the Research Program promptly upon such findings being made.

Coordinators of the Research Program

The Research Program shall be initially supervised and coordinated by Dr. Roberto Pellicciari from INTERCEPT (hereinafter referred to as “INTERCEPT Coordinator”) and Pr Alain Ktorza from SERVIER (hereinafter referred to as “SERVIER Coordinator”).

2.2	Development activities

2.2.1     Regulatory preclinical development

For any Compound meeting the criteria (as defined in the Research Program or in a separate written document), the JRDC will propose to the JSC to have such Compound entering into regulatory preclinical development (hereinafter a “Selected Preclinical Compound”) provided that SERVIER shall have the final decision in determining whether a Compound qualifies as a Selected Preclinical Compound or not, in case the Parties disagree.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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For any Selected Preclinical Compound, it is the Parties desire and intention to collaborate in planning and conducting the regulatory preclinical development pursuant to the Pre-Clinical Development Plan to be proposed by the JRDC and approved by the JSC as soon as reasonably practicable after designation of a Selected Preclinical Compound. Such Pre-Clinical Development Plan shall be designed, structured and conducted in a manner that conforms to the applicable regulations of both the FDA and the EMA.

2.2.2     Clinical development

(a) Clinical Development Plan

The Parties desire and intend to collaborate in planning and conducting the Clinical Trials of the Products in one or several Indications in the Field, as and to the extent provided in this Agreement, and pursuant to a separate Clinical Development Plan for each Indication, it being understood that each Party may act either itself or through one or more licensees, sublicensees or subcontractors in its respective territory as permitted under this Agreement. The Clinical Development Plan shall set forth the specific activities to be conducted by each Party and the estimated timeline for development of the Product in order to obtain the data that the Parties intend will be useful, by both Parties, to obtain Regulatory Approvals of the Product in the United States of America and the EU.

(b) Sponsorship

Each Party shall be the sponsor and shall have the final decision-making authority for all Clinical Trials conducted in its own territory, including those portions of global or U.S. or EU Clinical Trials conducted in such territory and set forth in a Clinical Development Plan. Notwithstanding the foregoing, neither Party shall have the unilateral right to decide any dispute with respect to the Clinical Trials, whether pursuant to the Clinical Development Plan, or any Unsponsored Work, where the other Party believes in good faith that such a decision would have a substantial likelihood of having a Material Impact; provided, however, that where such a decision involves the safety of the Product in the deciding Party’s territory (including, by way of example, the content of the safety section of the Product label, whether a recall should be conducted in such deciding Party’s territory, or whether a particular clinical study should be terminated in its territory for safety reasons), the deciding Party shall nonetheless have the final say with respect to such safety matter, notwithstanding that the other Party has asserted that the effect thereof has a substantial likelihood of having a Material Impact.

(c) Conduct

Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it under the Clinical Development Plans. Each Party shall conduct its activities under the Clinical Development Plans in a good scientific manner and in compliance in all material respects with all applicable Laws.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(d) Records and reports

Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files in C Disk format where appropriate) of all work conducted by it or on its behalf under the Clinical Development Plans and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Clinical Development Plans in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times, but no less than twice in any one calendar year, and to obtain access to originals (including the databases) to the extent needed for patent or regulatory purposes or for other legal proceedings. Each Party shall provide the other party and the JRDC with regular reports detailing its Development activities under the Clinical Development Plan and the results of such activities at each regularly scheduled JRDC meeting, at a level of detail reasonably sufficient to enable the other Party to determine the reporting Party’s compliance with its Commercially Reasonable Efforts obligations. The Parties may agree to set up an electronic data room in order to manage the exchange of information in a secure manner.

(e) Unsponsored Work

Either Party shall have the right, through the JRDC, to propose that one or more additional Clinical Trial(s) (beyond what is then included in the applicable Clinical Development Plan) be conducted for development of the Product, and shall provide the JRDC with any supporting data or publications supporting any such proposal. In such event, the JRDC shall consider such proposal and evaluate the supporting data in good faith.

If both Parties’ JRDC representatives agree to conduct such proposed development, the JRDC shall prepare an amendment to the applicable Clinical Development Plan to include the proposed Clinical Trials, for approval by the JSC.

If the non-proposing Party (i) does not believe that such additional Clinical Trials are necessary for Regulatory Approval of the Product, (ii) does not wish to fund such proposed activities, and (iii) does not reasonably believe that such proposed activities are substantially likely to create a Material Impact, then the proposing Party shall have the right to perform the proposed activities (the “Unsponsored Work”) at its own expense. The proposing Party shall deliver to the JRDC all proposed plans for such Unsponsored Work in advance of commencing such activities and deliver an update on such Unsponsored Work at each meeting of the JRDC. Promptly following completion of the Unsponsored Work, the proposing Party shall deliver to the JRDC the top-line data summary and shall disclose all other Information resulting from such Unsponsored Work to the other Party. The non-proposing Party shall have access to and the right to use all Information resulting from the Unsponsored Work solely as necessary to comply with the regulatory requirements in its territory in particular with respect to safety reporting and a Party’s license rights to such Information shall be limited solely to such purpose.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(f) Subcontracting

Each Party may perform any of its development obligations under this Agreement through one or more subcontractors and consultants upon written notice to the JRDC, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to this Agreement; and (c) the subcontractors and consultants agree in writing to assign all intellectual property developed in the course of performing any such work under the Clinical Development Plans to the Party retaining such subcontractors or consultants.

(g) Personnel

All employees, agents and subcontractors of each Party and its Affiliates conducting activities under this Agreement shall, prior to commencing any such activities, be under written obligation to assign any inventions and related intellectual property rights to the Party by whom they are employed or for whom they are providing services (or its designated Affiliate).

2.2.3     Development Costs

Unless otherwise provided, SERVIER shall fund in the first instance 100% of the costs (i) for the regulatory preclinical trials described in the Pre-Clinical Development Plan and (ii) for Clinical Trials described in the Clinical Development Plan and conducted in SERVIER Territory.

INTERCEPT shall reimburse to SERVIER a portion of the Development Costs as follows:

(a) In case INTERCEPT gets a partner for the development or commercialization of the Product in the USA before the end of Phase III Clinical Trials, or decides to develop or commercialize the Product in the USA on its own, it will reimburse to SERVIER [***]% of the Development Costs supported by SERVIER until such date and will directly contribute to [***]% of the future Development Costs.

(b) In case Intercept gets a partner for the commercialization of the Product in the USA after the end of Phase III Clinical Trials, or decides to commercialize the Product in the USA on its own, it will reimburse to SERVIER [***]% of the Development Costs.

The amounts to be reimbursed (the “Refundable Amount”) by INTERCEPT to Servier according to the aforementioned provisions shall be paid to SERVIER in equal quarterly installments over the thirty-six month period commencing with the date which is the earlier of (i) six months following the date INTERCEPT gets a partner and (ii) the date of first New Drug Application filing with the FDA in which the clinical data are being used (the “Reimbursement Period”). In addition, SERVIER shall be entitled to reduce by [***]% all milestones and royalties that may become due by SERVIER to Intercept according to the Agreement during such Reimbursement Period until the Refundable Amount has been fully reimbursed to SERVIER.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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In the event INTERCEPT gets a partner solely for the development or commercialization of the Product in Japan and not in the USA, the Parties shall in good faith determine which portion of the Development Costs is to be reimbursed by INTERCEPT to SERVIER and under which terms and conditions.

In the event INTERCEPT gets no partner for the development or commercialization of the Product in the USA and/or Japan within three years following Regulatory Approval of the Product in the EU, SERVIER shall have the exclusive right to negotiate with INTERCEPT to acquire exclusive license rights on the Product (the “Object of Negotiation”) for the USA and/or Japan as applicable, and INTERCEPT shall not solicit any offers, respond substantively to any inquiries except as required by Law or order after notice thereof to SERVIER, conduct any negotiations or enter into any agreement with any Third Party regarding the Object of Negotiation without first either conducting negotiations with SERVIER in accordance with this Section or receiving a written waiver from SERVIER of its rights under this Section. Any negotiations required under this Section (“Negotiations”) will be initiated by SERVIER by written notice to INTERCEPT. The Parties agree to conduct all Negotiations in good faith, with reasonable diligence and for a period of not less than one hundred twenty (120) days or such other period as the Parties shall then agree (the “Exclusivity Period”), and not to solicit any offers, respond substantively to any inquiries except as required by Law or order after notice thereof to the other Party, conduct any negotiations or enter into any agreement with any Third Party regarding the Object of Negotiation for at least such Exclusivity Period. In the event Negotiations are conducted in accordance with this Section but the Parties have not reached agreement at the end of the Exclusivity Period, INTERCEPT shall be free to negotiate with Third Parties regarding the Object of Negotiation; provided, however, that INTERCEPT shall not enter into any arrangement or agreement with a Third Party regarding the Object of Negotiation on terms that are more favorable to such Third Party in any material respect than those that were last the subject of such Negotiations were to SERVIER without first offering SERVIER a reasonable opportunity to enter into an agreement with INTERCEPT on such more favorable terms. For the sake of clarity, to determine whether the terms negotiated with a Third Party are more favorable to such Third Party than those discussed with SERVIER were to SERVIER, the Parties shall take into consideration, inter alia, the Refundable Amount which would become due to SERVIER by INTERCEPT should INTERCEPT enter into a license agreement with such Third Party.

Costs for all Territory-Specific Work shall be borne solely by the Party conducting such work in its territory.

Costs for all Unsponsored Work shall be borne solely by the Party proposing such work, subject to the following:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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if, following completion of any Unsponsored Work, the non-proposing Party wishes to have the right to use the resulting Information (beyond the rights pursuant to Section 2.2.2 (e) above or pursuant to a Regulatory Authority requirement from a safety perspective), it may do so upon reimbursing the proposing Party for [***] percent ([***]%) of its Development Costs related to such Unsponsored Work. Once the non-proposing Party has reimbursed such amounts, the Information from such Unsponsored Work shall be included in the proposing Party’s licensed know-how and the activities shall no longer be considered Unsponsored Work.

2.3	Committees

2.3.1     Role of Committees

The Parties will establish several committees (each a “Committee” and collectively the “Committees”), as follows:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Joint Executive Committee (“JEC”). The JEC shall manage the overall collaboration strategy (including the intellectual property strategy), discuss and approve or reject the recommendations of the JSC and resolve any disputed matter of the JSC. The JEC shall be composed of an equal number of representatives of SERVIER and INTERCEPT.

Joint Steering Committee (“JSC”). The JSC shall be composed of an equal number of representatives of SERVIER and INTERCEPT and shall validate and follow-up on the research, development, manufacturing, regulatory and intellectual property strategies and the approval of the recommendations of the corresponding committees. This includes in particular:

(i)	approving criteria for Selected Preclinical Compound proposed by the JRDC;

(ii)	upon proposal of the JRDC, approving if and when the above criteria have been met for a Compound;

(iii)	upon proposal of the JRDC, approving the targeted pathology, the population and the expected indications for the Compound;

(iv)	upon proposal of the JRDC, approving the Pre-Clinical Development Plan and the Clinical Development Plan including the design of the studies, methodologies, the choice of the doses and establishing the main criteria for demonstrating drug efficacy and following their implementation;

(v)	upon proposal of the JRDC, approving a publication plan for the Compounds and Products;

(vi)	making recommendations to the JEC; and

(vii)	resolving matters in dispute before the JRDC.

Joint Research and Development Committee (“JRDC”). The Parties shall establish a Joint Research and Development Committee composed of an equal number of representatives of SERVIER and INTERCEPT. The JRDC shall include members who are competent in some or all of the following disciplines: chemistry, pharmaceutical development pharmacology, safety pharmacology, toxicology, pharmacokinetics (ADME), clinical development and regulatory affairs. The JRDC shall be responsible for developing (subject to JSC approval), overseeing the implementation and assessing the research and development activities and the associated budget and in particular:

i.	monitoring the progress of the research and development activities;

ii.	drafting and proposing updates to the Pre-Clinical Development Plan and the Clinical Development Plan for approval (or rejection) by the JSC and implementing it once approved;

iii.	approving the pharmacological protocols;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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iv.	defining and validating screening strategies;

v.	designing of the criteria for Selected Preclinical Compound;

vi.	evaluating if and when the above criteria have been met for a Compound;

vii.	defining the objectives of the non-clinical studies, their methodology, the choice of the doses;

viii.	designing of the criteria for non clinical work and evaluating if and when the end-points are met;

ix.	overseeing the set up of the studies;

x.	following up on the implementation of the studies;

xi.	reporting its activities to the JSC;

xii.	defining the objectives of the Clinical Trials, their methodology, the choice of the doses, the main criteria for evaluating success or failure and the statistical analysis plan;

xiii.	stipulating the objectives of chemical development (methodology, choice of chemical pathways, specifications and all other essential items);

xiv.	reviewing the protocols and reports for Clinical Trials and non-clinical studies;

xv.	reviewing the amendments to protocols for Clinical Trials and non-clinical studies;

xvi.	overseeing the set up of Clinical Trials and non-clinical studies, and reviewing their progress, follow-up and results;

xvii.	reviewing the studies’ specifications to ensure in particular the consistency of the clinical and non-clinical databases generated by or on behalf of the Parties with the Regulatory Authority requirements in the EU and in the USA;

xviii.	defining the way the results of the Clinical Trials and non-clinical studies will be publicly disclosed, in accordance with all applicable laws and Parties’ specific internal procedures;

xix.	reviewing the investigator brochures, product labels and package inserts; and

xx.	discussing and controlling the prosecution and maintenance of the patents in accordance with article 5.2 of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Notwithstanding the tasks assigned to the JRDC, it is the intention of the Parties that nothing in this Agreement shall require the performance of the activities described in the Pre-Clinical Development Plan and in the Clinical Development Plan in a manner that would result in SERVIER being subjected to the jurisdiction of the courts of the USA or any of its territories or possessions. In the event that SERVIER reasonably determines that performance of its obligations under Pre-Clinical Development Plan or the Clinical Development Plan in accordance with this Agreement would subject SERVIER to such jurisdiction, then the Parties shall meet to discuss an alternative approach to the conduct of such activities in a manner that avoids the creation of such jurisdiction but that preserves, insofar as reasonably practicable, the rights and obligations of the Parties hereunder with respect to such activities.

The JRDC may appoint, if and when needed, sub-committees on specific matters such as marketing, intellectual property and manufacturing.

2.3.2    Membership

Each of the Committees will be made up of at least four (4) members, with an equal number of members from each of INTERCEPT and SERVIER.

2.3.3    Meetings

Each Committee will be co-chaired by one member that is a INTERCEPT representative and by one member that is a SERVIER representative. The Parties may change their respective representatives upon written notice to the other Party. Meetings will alternate between the offices of the Parties, or may be held via teleconference, videoconference or such other place or manner as the Parties may mutually agree. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. Each Party may, at its discretion, invite a member of a Committee to attend the meeting of another Committee. Each Party may also, with the consent of the other Party, invite consultants or scientific advisors to attend the meetings of the Committee, provided that such invitees are subject to written confidentiality and non-use agreements acceptable to the non-inviting Party. The Party hosting any meeting shall appoint a secretary to the meeting who will record the minutes of the meeting which will be circulated in draft form to all the members of the Committee promptly following the meeting for review, comment and adoption. The JEC and the JSC shall meet at least twice a year, and the other Committees shall meet on a quarterly basis. Each Party shall be responsible for its own costs for attendance and hosting of the meetings.

2.3.4    Decisions

All decisions of the Committees shall be made by the co-chairmen, in the exercise of good faith. Such decisions (and the actions flowing therefrom) shall, insofar as applicable, be consistent with (i) achieving a high quality type of research and development in order to maximize the global commercial potential of the Products, (ii) the requirements of this Agreement, (iii) applicable ethical standards and (iv) applicable laws.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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With respect to the JEC, in the event of a disagreement concerning a particular matter, the matter shall be referred to the Chief Executive Officers (or their representatives) of both Parties for resolution. If the Chief Executive Officers (or their representatives) cannot resolve the disputed matter within thirty (30) calendar days following the date of the written request of either Party to refer the disputed matter to the Chief Executive Officers (or their representatives), then the matter in dispute is in dead-lock unless and until such matter is solved. However the Parties shall continue the performance of the other matters in accordance with the terms of this Agreement. For avoidance of doubt, this section shall not pertain to disputes arising out of or in connection with the Parties’ respective rights and responsibilities under this Agreement, which such disputes shall be resolved in accordance with the process described in section 10.2.

With respect to the remainder of the Committees, in the event agreement cannot be reached between the Parties, the matter shall be referred by either Party to the JSC, for resolution at the next meeting of the JSC. If the JSC cannot solve the disputed matter during such meeting, the matter may be submitted by either Party to the JEC for resolution at the next meeting of the JEC in accordance with the provisions immediately above.

2.4	Exchange of data

During the term of this Agreement, each Party (the “Disclosing Party”) shall provide to the other Party (the “Receiving Party”), at no costs (unless expressly stated otherwise in the Agreement), all Data, to the extent Controlled by such Party, in a timely fashion and as promptly as possible for use by the Receiving Party. The Receiving Party will only use and disclose Data to Third Parties and Related Parties as may be necessary or useful for research, development, and manufacture of the Compounds and Product(s), and the registration, promotion, distribution and commercialization of the Product(s), in its territory, in accordance with this Agreement, or as may otherwise be agreed by INTERCEPT and SERVIER, provided that (i) the Receiving Party acknowledges and agrees that the Data are disclosed by the Disclosing Party on an “as is” basis without any warranty of any kind, (ii) the disclosure of such Data is made under reasonable and customary confidentiality restrictions. INTERCEPT may use the data in discussions with potential partners or sublicensees for the USA and Japan, unless SERVIER reasonably determines that such disclosure to such potential partner may have a Material Impact.

2.5	CMC, manufacture and supply of Compounds and Products

INTERCEPT will be in charge of the initial manufacturing and supply of each Compound (up to gram scale, i.e. up to the quantities that can be produced by INTERCEPT at a laboratory level) for SERVIER, free of charge, during the period leading up to each such Compound designation as a Selected Preclinical Compound during the Research Program Term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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If necessary, the Parties agree to sign a separate supply agreement covering the supply by INTERCEPT of Compounds to SERVIER, at Cost of Goods if manufactured by a Third Party appointed by INTERCEPT or at Cost of Goods [***] percent ([***]%) if manufactured directly by INTERCEPT or its Affiliates or the Third Party that supplied the lab scale Compound during the Research Program Term (provided under no circumstances may the margin of such Third Party and of INTERCEPT or its Affiliates exceed in aggregate the [***]% mark-up), after such period, for preclinical use, containing terms consistent with this article and such other terms as are reasonable and customary for arrangements of this type.

Promptly following a Compound designation as a Selected Preclinical Compound, INTERCEPT will transfer to SERVIER, at no cost to SERVIER, the manufacturing data, process and Know-How Controlled by INTERCEPT and all other data necessary for the CMC file and the manufacturing of such Selected Preclinical Compound. Except as otherwise provided or agreed between the Parties, SERVIER shall be responsible for the manufacturing of non-clinical and clinical treatment units for the conduct of the Pre-Clinical Development Plan and of the Clinical Development Plan, for such Compound.

Upon INTERCEPT’s request, SERVIER may agree to manufacture the non-clinical and clinical treatment units of such Compounds for INTERCEPT’s use for Territory Specific Work or for Unsponsored Work, at Cost of Goods [***] percent ([***]%).

Each Party shall be responsible for the manufacturing of Product for commercial use, for its territories (being respectively SERVIER Territory or INTERCEPT Territory).

At INTERCEPT’s request at any time, SERVIER will transfer to INTERCEPT the manufacturing data, process and know-how Controlled by SERVIER and all other data necessary for the manufacturing of the Compound or Product in and for INTERCEPT Territory. The costs incurred by SERVIER for such transfer shall be reimbursed by INTERCEPT to SERVIER.

All the manufacturing activities to be conducted by the Parties will be detailed in a manufacturing plan (“Manufacturing Plan”) to be reviewed and approved by the JRDC.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.6         Regulatory Submissions and use of Regulatory Documents

Each Party will be responsible for the costs and efforts required to obtain Marketing Authorization, and pricing negotiations, in its territory. Each Party will provide the other Party with copies of all draft material submissions (INDs, NDAs, Approval Applications, and any similar filings) to be submitted after the Effective Date to Regulatory Authorities in the EU, Japan and USA and their possessions and territories and, to the extent reasonably practicable or required by the Regulatory Authorities, all other material correspondence with Regulatory Authorities in such jurisdictions, in each case, pertaining to the Compounds and/or Products. All such material submissions shall be provided to the other Party promptly upon draft completion in order to permit such other Party to have a reasonable opportunity (if reasonably possible twenty calendar(20) days) to review and comment on such draft submissions. Both Parties will make reasonable efforts to provide advance copies of all such material correspondence to be sent to such Regulatory Authorities for review and comment within the same time periods. After taking into consideration any comment from the other Party, the first Party shall determine the final form of all material submissions and correspondence in its sole discretion. Final copies of all material submissions and correspondence, including clinical database for individual studies, integrated analysis and case report forms, shall be promptly provided to the other Party. Finally, each Party shall provide the other with a copy of the Regulatory Authority approval letter (s) in its respective territory within ten (10) days of its receipt. In the event INTERCEPT would decide to license the rights to INTERCEPT Technology for the INTERCEPT Territory to a Third Party, the above procedure relating to the provision of draft submissions and other documents by INTERCEPT to SERVIER shall apply to such Third Party. Information provided under this provision shall include but not be limited to:

•	briefing books and slides relating to consultation meetings with Regulatory Authorities;

•	IND: initial submissions, serials, annual updates (to be submitted for information purposes only);

•	Clinical reports of pivotal studies;

•	Module 2 overviews ;

•	Module 2 summaries;

•	CMC module 3 files;

•	Non clinical module 4 files;

•	Clinical module 5 files ;

•	Draft labeling and packaging labeling for Products only at the stage of Approval Application, not at the stage of clinical trials applications; and

•	Answers to questions.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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All time frames and deadlines for reviewing or responding set forth in this Section are subject to any shorter time frames imposed by a Regulatory Authority or reasonably required by the circumstances.

INTERCEPT or SERVIER, as applicable, shall notify the other Party within forty-eight hours after it receives information about the initiation of any investigation, review or inquiry by any Regulatory Authority that such Party determines in good faith could have an adverse impact on either Party’s ability to perform its obligations hereunder, including without limitation any such investigation, review or inquiry concerning non-clinical or clinical research relating to the Compounds or Products or the manufacturing of the Compounds or Products. The Parties shall coordinate in good faith towards a strategy for preparing for and responding to any such investigation, review or inquiry and each Party shall take such reasonable measures to support the other Party in such activities as such other Party may reasonably request, including by participating in meetings or providing materials for such an investigation, review or inquiry. For avoidance of doubt, the foregoing shall not apply to any ordinary course interactions with Regulatory Authorities relating to a Party’s planning, conduct or evaluation of a Clinical Trial of a Product.

2.7    Ownership of Approval Applications and Marketing Authorizations

Each Party shall own all right, title and interest in all Approval Applications in countries in its respective territory. One Party shall not be entitled to use, or grant to Third Parties any rights to use, Approval Applications in the other Party’s territory.

Each Party shall be the holder of all Marketing Authorizations in countries in its territory, and shall be responsible for the filing thereof, the payment of fees and all other associated costs.

2.8    Commercialization

Subject to the terms and conditions of this Agreement, SERVIER shall be solely responsible at its costs and shall use Commercially Reasonable Efforts to promote and commercialize the Product(s) in SERVIER Territory using the same level of efforts as with SERVIER’s other similar products of similar sales potential.

2.9    Pharmacovigilance; Exchange of Safety Information and Quality Issues

Each Party will designate a pharmacovigilance liaison to be responsible for communicating with the other Party regarding the reporting of adverse drug reactions/experiences.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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The Parties will cooperate in the collection, review, assessment, exchange, tracking and filing of information related to adverse events and quality issues associated with the Compounds and Products in accordance with all applicable laws. As soon as necessary, the pharmacovigilance and regulatory departments of both Parties shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events and quality issues associated with the Compounds and Products, which shall be documented in a separate safety data exchange and quality agreements which shall be in compliance with all applicable laws (respectively the “Safety Data Exchange Agreement” and the “Quality Agreement”) between the Parties (provided, however, that the Agreement shall control in the event of any conflict between the terms of this Agreement and respectively the Safety Data Exchange Agreement and the Quality Agreement). These documents as well as a safety management plan shall be finalized prior to Clinical Trials Initiation.

The Safety Data Exchange Agreement and the Quality Agreement will be promptly updated if required by changes in legal requirements or by agreement between the Parties.

2.10    Reports; Inspection; Assignments

Each Party shall prepare and maintain, and contractually require that its sublicensees and its and their respective Third Party manufacturers and Third Party contractors prepare and maintain, accurate and complete records of all research and development work performed with respect to the Compounds and/or Products, to enable the Parties to comply with applicable laws, to prepare Approval Applications, to prepare and submit applications for Patent Rights and to otherwise comply with the requirements of this Agreement. All such agreements shall also require that such sublicensees and Third Parties assign all rights in inventions pertaining to the Compounds and/or Products to the relevant Party to this Agreement or grant to such Party a royalty-free, worldwide perpetual license, with the right to grant sublicenses through multiple tiers, to practice such inventions for the purpose of researching, developing, making, using, selling, importing and commercializing the Compounds and Products. A Party, or such Party’s authorized representatives, may visit only those portions of the facilities of the other Party or their Third Party contractors or Third Party manufacturers where development is being performed during normal business hours upon reasonable notice without undue interruption to normal business operations.

2.11  Regulatory Inspections

If either Party, its Affiliates and its sublicensees or any of its respective subcontractors (each, an “Inspected Party”) are to be inspected by a Regulatory Authority regarding the development, manufacture, registration or commercialization of a Compound and/or Product, the Inspected Party shall within forty-eight (48) hours notify the other Party of the inspection in writing, and in advance, if any such inspection is a scheduled inspection. The Inspected Party shall, where practicable, permit representatives of the other Party to participate as observers with respect to such inspection, and shall provide the other Party with a written report of any such inspection, noting with specificity any records or documents reviewed by the regulatory inspector, or written communications provided by or to any Regulatory Authority relating to such inspection. The Inspected Party shall also provide an opportunity for the other Party to assist in responding to any issues or concerns relating to such inspections, and shall provide copies of all communications to and from any Regulatory Authority relating thereto to the other Party. The Parties shall cooperate in good faith and otherwise mutually support any regulatory inspections of facilities, clinical sites, contract manufacturers or the like with respect to a Compound and/or Product, including by using Commercially Reasonable Efforts to make available such facilities, documents, information and/or personnel as are reasonably necessary or useful for such regulatory inspections by a Regulatory Authority. The rights in this Section shall only apply to Parties, their Affiliates, sublicensees and their respective contractors to the extent the relevant inspection pertains to research and development activities, or pertains to manufacturing facilities and services being performed for the benefit of the other Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.12   Audit Rights

Each Party shall have the right, during normal business hours, and no more than once per year, with more frequent audits upon agreement of the Parties (such agreement not to be withheld unreasonably), to inspect and audit: (a) those portions of the facilities of each Party, or any of its Affiliates, and subcontractors used in connection with the Compound and/or Products to ascertain compliance with applicable laws and Marketing Authorizations, including current cGCP and cGMP, provided that the inspecting Party shall on such occasions be accompanied by a representative of the other Party; and (b) any of the other Party’s documentation, or its Affiliates’ or subcontractors’ documentation, relating to the Compound and/or Products and, to the extent permitted by any applicable laws, the medical records of any patient participating in any Clinical Trial being conducted by such Party or its Affiliates. A Party’s audit rights shall be limited by bona fide Third Party agreements or confidentiality obligations, provided, however, that each Party shall use reasonable efforts to obtain audit and inspection rights for the other Party under such agreements; and if a Party is unable to obtain such audit rights for the other Party, then upon request it shall exercise its own rights with respect to such an audit for the benefit of the other Party. The rights in this Section shall only enable audits pertaining to research and development activities, or pertaining to manufacturing facilities and services being performed for the benefit of the other Party.

Article 3: licenses

3.1	Licenses

3.1.1   Research and development license by INTERCEPT to SERVIER

Subject to the terms and conditions of this Agreement, INTERCEPT hereby grants to SERVIER during the Term a royalty-free, exclusive (even as to INTERCEPT and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, in and/or for the SERVIER Territory, under the INTERCEPT Technology solely to carry out its activities and responsibilities under the terms of this Agreement. For avoidance of doubt, such right and license shall include the right to research, use, and have used, develop, have developed, make, have made, in and/or for the SERVIER Territory, Compounds and Products, in relation with the performance of its research and development activities (including CMC and manufacturing activities).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.1.2   Commercialization license by INTERCEPT to SERVIER

Subject to the terms and conditions of this Agreement, INTERCEPT hereby grants to SERVIER, during the Term, a royalty bearing, exclusive (even as to INTERCEPT and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, under the INTERCEPT Technology, to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import and export Products, solely for use in the Field, in and/or for the SERVIER Territory.

Such license may be extended, at SERVIER’s request, to Indications outside of the Field under terms and conditions to be discussed in good faith between the Parties.

3.1.3   Sublicense Rights

SERVIER shall have the right to grant sublicenses of the rights granted to SERVIER by INTERCEPT (i) to Affiliates without prior written consent of INTERCEPT and (ii) to Third Parties with the prior written consent of INTERCEPT.

SERVIER shall ensure that any sublicensee to which it sublicenses the rights granted to SERVIER by INTERCEPT is required to comply with at least the same material obligations as SERVIER under this Agreement, and SERVIER shall remain liable for any breach by its sublicensees of the terms and conditions of this Agreement with respect to such sublicenses.

3.1.4   Research and development license by SERVIER to INTERCEPT

Subject to the terms of this Agreement, SERVIER hereby grants to INTERCEPT as of the Effective Date a non-exclusive, non-royalty bearing, non-sublicensable license under SERVIER Technology solely for the purpose of allowing INTERCEPT to carry out its activities and responsibilities under the Research Program and for the Research Program Term.

3.1.5   Commercialization license by SERVIER to INTERCEPT

Subject to the terms and conditions of this Agreement, SERVIER hereby grants to INTERCEPT, during the Term, a non-royalty bearing, exclusive (even as to SERVIER and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, under the SERVIER Technology, to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import and export Products, solely for use in the Field, in and/or for the INTERCEPT Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.1.6   Sublicense Rights

INTERCEPT shall have the right to grant sublicenses of the rights granted to INTERCEPT by SERVIER (i) to Affiliates without prior written consent of SERVIER and (ii) to Third Parties with the prior written consent of SERVIER.

INTERCEPT shall ensure that any sublicensee to which it sublicenses the rights granted to INTERCEPT by SERVIER is required to comply with at least the same material obligations as INTERCEPT under this Agreement, and INTERCEPT shall remain liable for any breach by its sublicensees of the terms and conditions of this Agreement with respect to such sublicenses.

3.2	No Other Rights and Retained Rights

This Agreement confers no right, license or interest by implication, estoppel, or otherwise under any Patent Rights, Know-How or other intellectual property rights of either Party except as expressly set forth in this Article (Licenses) and elsewhere in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to patents, patent applications, know-how or other intellectual property rights not expressly granted to the other Party hereunder.

Notwithstanding the foregoing and any provision to the contrary, during the Term, INTERCEPT shall not, directly or indirectly, commercialize the Products (even for a Product for which the development/commercialization has been stopped by SERVIER) outside of the Field in the Territory.

Article 4: Financial terms

4.1	General

Unless otherwise provided, all payments due pursuant to this Agreement shall be payable within thirty (30) calendar days after receipt of the corresponding invoices. For each specific payments due by SERVIER, SERVIER shall notify in due time to INTERCEPT which legal entity between Les Laboratoires Servier and Institut de Recherches Servier has to be invoiced.

4.2	Upfront Payment

SERVIER shall pay to INTERCEPT a one-time, non-refundable upfront cash payment of one million Euros (€1,000,000) upon signature of the Agreement and within ten (10) business days of receipt of the corresponding invoice.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.3	Research program funding

SERVIER shall reimburse to INTERCEPT a portion of the FTE costs borne by INTERCEPT for the conduct of the Research Program, up to a maximum amount of [***] euros per year for the Research Program Term. The details of this funding are set forth in section 2.1 of this Agreement.

4.4	Milestone Payments

 4.4.1 Milestone payments for development events

SERVIER will pay to INTERCEPT the following success-based milestone payment for development events:

Milestone event	Milestone payment (in euros)
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]

4.4.2 Milestone payments for regulatory and commercial events

SERVIER will pay to INTERCEPT the following success-based milestone payment for regulatory and commercial events:

Milestone event	Milestone payment (in euros)
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]
[***].	€	[***]

4.4.3 Milestone payments for sales thresholds

SERVIER will make to INTERCEPT one-time sales milestone payments when the aggregate Net Sales of a Product first reach the thresholds specified below in any [***] ([***])-month period within 30 days of such event occurring:

Net Sales thresholds		Milestone payment in euros
€	[***]	€	[***]
€	[***]	€	[***]
€	[***]	€	[***]
€	[***]	€	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.5	Royalties

4.5.1	Royalties level

SERVIER shall pay the following tiered royalties on the Net Sales.

Aggregate Net Sales in each year following the First Commercial Sale in SERVIER Territory(1)	Royalty (percentage of Net Sales)
≤ €[***]	[***]%
> €[***]	[***]% (only for the portion of Net Sales exceeding €[***])

Royalties shall be paid in SERVIER Territory on a Product by Product and country by country basis from the [***] until (i) the [***] or (ii) [***], whichever occurs later.

(1) For the sake of clarity, the aggregate Net Sales shall not include the portion of the Net Sales for which a reduced royalty is applicable because of the occurrence of royalty reduction events as set forth in article 4.5.2 below.

4.5.2 Royalty reduction events

If at any time following the First Commercial Sale in a country in the SERVIER Territory, one or several Generic Competitor(s) of a Product in a given country for which royalties would otherwise be due under this Article represent(s) in units [***]% or more of the market share in that country for any calendar quarter, then the royalty rate for sales in that country for such quarter shall be [***]% of Net Sales.

If SERVIER has to pay royalties prospectively to Third Parties for patent rights that cover the manufacture, use, sale, importation, or offer to sell Products (regardless of whether such payments are pursuant to a license, a settlement agreement, a court order or a similar obligation), then, the royalty payment made by SERVIER to INTERCEPT hereunder shall be reduced by the amount paid to such Third Party (“Royalty Reduction”). The Royalty Reduction shall be determined on a Product by Product basis and shall be carried forward for application in future periods until such Third Party payments have been offset as provided herein.

The above notwithstanding, under no circumstances may the application of the royalty reduction events result in the royalty rate being reduced below 1%.

 Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.5.3    Royalty Payments and Reports

SERVIER shall provide a report to INTERCEPT within thirty (30) days after the end of each Calendar Quarter, certified by an executive officer of SERVIER as accurate and in accordance with generally accepted accounting principles, as consistently applied by SERVIER across all of SERVIER’s products, on a country-by country-basis and a Product-by-Product basis, setting forth (a) the amount of gross sales of Products in such Calendar Quarter, (b) any deductions, withholding, provision from such amount of gross sales as permitted pursuant to the definition of Net Sales, (c) a calculation of Net Sales of each Product for such Calendar Quarter, (d) the amount of aggregate Net Sales of each Product on a cumulative per year basis for the current year, and (e) the amount of royalty due on Net Sales with respect to such Calendar Quarter. Within fifteen (15) days after sending the abovementioned report, SERVIER shall make all royalty payments payable to INTERCEPT under this Agreement with respect to such Calendar Quarter. Along with such payments, SERVIER shall also provide detailed information regarding the calculation of royalties due pursuant to this article, including without limitation allowable deductions in the calculation of Net Sales of Products in SERVIER Territory.

4.6           Records and audit

SERVIER shall keep, and shall contractually require that its Affiliates and sublicensees keep, such records as are required to determine the sums or credits due under this Article 4, including without limitation Net Sales in countries where Products are sold. At the request of INTERCEPT, SERVIER and its Affiliates and its sublicensees shall permit an independent certified public accountant appointed by INTERCEPT and reasonably acceptable to SERVIER, its Affiliates and its sublicensees, at reasonable times and upon reasonable notice, to examine those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to INTERCEPT’ request, the correctness or completeness of any report or payment made under this Article 4. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Results of any such examination shall be (a) limited to information relating to Products, (b) made available to both Parties and (c) subject to the confidentiality provisions set forth below. INTERCEPT shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of INTERCEPT of more than [***] percent ([***]%) from the amount of the original report, royalty or payment calculation. In such case, SERVIER shall bear the full cost of the performance of such audit. SERVIER shall contractually require that its Affiliates and sublicensees submit to the exercise of INTERCEPT’s right of audit hereunder.

4.7           Taxes and Withholding

All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws. If the paying Party is so required to deduct or withhold, such Party will (a) promptly notify the other Party of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.8           Currency

All amounts due and payable and calculations relating to Net Sales and royalties hereunder shall be in Euros. As applicable, Net Sales shall be translated from other currencies into euros using the monthly average of daily rates of exchange published by European Central Bank for the monthly period in which Net Sales are accounted.

4.9           Late payments

SERVIER shall make all payments due and payable to INTERCEPT under this Agreement by wire transfer of immediately available funds to such account designated by INTERCEPT from time to time to SERVIER in writing in accordance with the provisions of this Article. If any sum due and payable under this Agreement shall not have been paid on or before the applicable due date, simple interest shall accrue on the unpaid amount at the rate of Euribor (1 month) plus [***] per cent ([***]%) per annum or the minimum interest rate applicable in accordance with the laws of France, whichever is the greater; provided, however, that no interest shall accrue on any portion of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is resolved against SERVIER, the date of resolution shall be deemed the date that payment to INTERCEPT originally was due.

Article 5: INTELLECTUAL PROPERTY

5.1      Inventorship And Ownership of Intellectual Property

5.1.1   Inventorship

Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under the applicable patent law of the country in which the patent issued or the application is pending.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.1.2    Ownership

5.1.2.1  As between the Parties, except as expressly provided herein, including without limitation, as provided in the licenses and covenants set forth in Article 3 (Licenses) above, SERVIER shall retain all right, title and interest in and to SERVIER Patent Rights and SERVIER Know-How, including any SERVIER Inventions conceived, reduced to practice or otherwise developed by or on behalf of SERVIER or one of its Affiliates, and all intellectual property rights claiming such SERVIER Inventions.

5.1.2.2  As between the Parties, except as expressly provided herein, including without limitation, as provided in the licenses and covenants set forth in Article 3 (Licenses) above, INTERCEPT shall retain all right, title and interest in and to the INTERCEPT Patent Rights and INTERCEPT Know-How, including any INTERCEPT Inventions conceived, reduced to practice or otherwise developed by or on behalf of INTERCEPT or one of its Affiliates, and all intellectual property rights claiming such INTERCEPT Inventions.

5.1.2.3  All Joint Patent Rights and Joint Know-How shall be jointly owned by SERVIER and INTERCEPT, on the basis of an equal undivided interest, with the rights and obligations set forth herein, including as set forth in this Section 5.1.2.3. Except as expressly set forth in this Agreement, including without limitation, as set forth in the provisions in Article 3 (Licenses) each Party shall have the right, to freely exploit, directly or through its Affiliates, transfer, license or encumber its rights in any such Joint Patent Rights and Joint Know-How without the consent of or payment or accountancy to the other Party and each Party waives any right it may have under the laws of any jurisdiction to require such consent, payment or accounting. This provision shall survive termination of this Agreement.

5.1.3   Disclosure

In the event that during the Term, either Party (the “Inventing Party”), its Affiliates or its sublicensees develops any Inventions with respect to a Compound, or Product that are Controlled by the Inventing Party or its Affiliates or its sublicensees, the Inventing Party shall furnish the other Party with notice complete written disclosure of such Inventions promptly after their conception. As to such Inventions that are Improvements, the Inventing Party shall furnish the other Party with a complete written disclosure of any such Improvements promptly after conception of such Improvements, with the goal of making such disclosure within a thirty (30) day period. When Data has been produced relating to such Improvements, the Inventing Party shall furnish the other Party with a data package which, in the Inventing Party’s reasonable opinion, contains all material information, Know-How and other Data available to the Inventing Party that would be useful for the other Party to obtain Regulatory Approvals in its territory for such Improvements, and to implement such Improvements in the other Party’s manufacture, production, research, development, packaging, marketing, promotion, distribution, sale and/or use of the Product in its territory. All such information, Know-How and other Data with respect to any such Improvements shall be deemed to constitute the Inventing Party’s Know-How, and the other Party shall have the right to use such Inventing Party’s Know-How, at no additional charge in accordance with the license grants in Article 3 (Licenses), subject to the limitations, of this Agreement. As to such Inventions that are Controlled by the Inventing Party but that are not Improvements, the Inventing Party shall furnish the other Party with a complete written disclosure of any such Inventions promptly after the conception of such Inventions. The other Party shall have the right to use any such Inventions at no additional charge, in accordance with the license grants in Article 3 (Licenses), if applicable, and the other terms and conditions, and subject to the limitations, of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.2       Filing, Prosecution and Maintenance of Patents – reimbursement of Patent costs

5.2.1   Filing, prosecution and maintenance of patents for INTERCEPT Inventions and INTERCEPT Patent Rights

INTERCEPT shall prepare all patents for INTERCEPT Inventions. As of the Effective Date and until the grant of patents, INTERCEPT shall, under the JRDC’s control (especially for the date of first submission of any new patent application and the determination of the date and list of countries where to apply), be in charge of the filing, prosecution and maintenance of INTERCEPT Inventions and INTERCEPT Patent Rights, and SERVIER shall reimburse to INTERCEPT 50% of the duly justified costs borne by INTERCEPT during such phase of prosecution and maintenance. Thereafter, starting from the grant of patents, SERVIER shall, at its own costs and under the JRDC’s control, be in charge of the validation and maintenance of INTERCEPT Inventions and INTERCEPT Patent Rights in and for the SERVIER Territory in the Field.

As soon as a filing can proceed in accordance with the above terms, the Party responsible for filing (“Responsible Party”) shall promptly and diligently file, prosecute, seek prompt issuance of, and maintain patent applications according to its own internal standards for effectively covering inventions made by the employees of either Party or of any third party pursuant to the performance of the Agreement. The Responsible Party will submit for the other Party’s approval a substantially complete draft including substantially complete claims of each such patent application at least thirty (30) days prior to the contemplated filing date, and the other Party agrees to provide final comments within two weeks thereof. In the event of disagreement between the Parties, this disagreement will be resolved by the JSC. The Responsible Party will provide the other Party within fifteen (15) days copies of all documents and official letters exchanged between the Responsible Party and any Third Party and/or patent office relating to the patent application in question. If at any time SERVIER decides not to file or maintain, or to pay for filing and maintenance of, as applicable, a patent application or patent covering INTERCEPT Inventions or part of INTERCEPT Patent Rights in any jurisdiction within SERVIER Territory, it shall promptly notify INTERCEPT of that decision and at least 60 days before the expiration of such rights and any such patent applications and patents in such jurisdiction(s) shall no longer be subject to the licenses granted herein (and SERVIER shall thereafter not be obligated to share in any costs thereof).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.2.2   Filing and prosecution of Patents Rights for Joint Inventions

Promptly after conception of Joint Inventions, the Parties shall confer to determine whether and when to seek Joint Patents Rights for such Joint Inventions. As to those Joint Inventions selected for filing of Joint Patents Rights, the Parties shall jointly be responsible for preparing, filing, prosecuting, and maintaining Joint Patents Rights in such countries as the Parties agree all in accordance with the Parties overall prosecution and maintenance strategy; provided that INTERCEPT shall be in charge of implementing such overall strategy in jurisdictions in the INTERCEPT Territory and SERVIER shall be in charge of implementing such overall strategy in jurisdictions within SERVIER Territory. Should the Parties disagree in the JRDC on the overall prosecution and maintenance strategy (such as for example on the date of first submission of any new patent application), the disputed matter will follow the procedure described in article 2.3.4 above.

All reasonable expenses associated with preparing, filing, prosecuting and maintaining Joint Patents Rights shall be equally shared by the Parties, provided that if either Party desires not to file or maintain such a patent application or patent, it shall notify the other Party of that desire and it shall, at such other Party’s request, assign to such other Party the right to file patent applications claiming such Joint Inventions in such jurisdictions, in such other Party’s own name, and such other Party shall own all right, title and interest in and to such patent applications and any patents issuing therefrom in such jurisdictions and such patent applications and any patents issuing therefrom shall no longer be subject to the licenses granted herein (and the assigning Party shall thereafter not be obligated to share in any costs thereof). To the extent filing and prosecution is conducted through an external patent law firm this will be a mutually acceptable law firm.

5.2.3   Offer of assignment from one Party to the other

The Party receiving an offer hereunder of assignment of any patent or application therefore, shall accept or decline the offer in writing within sixty (60) days after receipt of such offer. The failure to respond in writing to any such offer shall be construed as declining the offer and as authority for the offering Party to abandon and/or discontinue maintaining any patents or patent applications covered by such offer. If such an offer of assignment is accepted, the assigning Party shall at no cost to the other Party execute all lawful documents required to assign such patent or prosecute and maintain such patents and applications, and to transfer ownership of such patents or applications to the Party requesting an assignment in response to an offer to assign as set forth herein, and such patent applications and any patents issuing therefrom shall no longer be subject to the licenses granted herein.

5.2.4   Defense of Data exclusivity

SERVIER, in good faith consultation with INTERCEPT, will determine a strategy to obtain and defend Data exclusivity for the Products in SERVIER Territory. Each Party will promptly make available to the other Party any available information that is relevant for any material issue of obtaining or defending the Data exclusivity for the Product in SERVIER Territory. Each Party will provide any lawful formal support, signatures, evidence or other documents relevant to the defending Party with respect to such Data exclusivity. The expenses relating to obtaining or defending Data exclusivity in SERVIER Territory will be the sole responsibility of SERVIER.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.3           Infringement

5.3.1  Infringement by Third Parties

If, during the Term of this Agreement, either Party becomes aware of any Third Party infringement or threatened infringement of any of the INTERCEPT Patent Rights or SERVIER Patent Rights or Joint Patent Rights or any unauthorized use thereof, the following provisions shall apply:

5.3.2   In-licensed Patent Rights

To the extent a Party Controls (for purposes of this Agreement) intellectual property of a Third Party (a “Third Party Licensor”) as a result of a license or other grant of rights to such intellectual property from such Third Party (such intellectual property, the “In-Licensed Rights”, and the agreement granting such rights to such intellectual property, the “In-License”), the terms of such In-License shall govern efforts to prevent, prohibit or terminate any actual or threatened infringement or unauthorized use of the In-Licensed Rights granted pursuant to such In-License; provided that, the Party Controlling the In-Licensed Rights shall use Commercially Reasonable Efforts to obtain from the Third Party Licensor the right to respond to such infringement or unauthorized usage as provided in this Article 5.3. Moreover, each Party and its Affiliates and its sublicensees shall be required to take such measures as may be reasonably necessary or convenient to enable such Party to fulfill its obligations hereunder pertaining to the prosecution, maintenance and enforcement of any In-Licensed Rights as provided in any In-License.

5.3.3   Notice

The Party having knowledge of an infringement as described in Section 5.3.1 shall promptly give notice to the other Party, with all available details of such infringement.

5.3.4   In SERVIER Territory for INTERCEPT Patent Rights and Joint Patent Rights

SERVIER shall have the first right, but not the obligation, to bring suit for infringement of INTERCEPT Patent Rights or Joint Patent Rights in SERVIER Territory in its name, or in the name of INTERCEPT if necessary, at its own expense, to restrain such infringement or unauthorized use and to recover profits and damages, or to otherwise halt the infringement. INTERCEPT agrees to being joined as a Party plaintiff in any such suit and to cooperate in the litigation thereof as is reasonably necessary, at the expense of SERVIER. If SERVIER decides to undertake such suit, then SERVIER shall have the sole right to control litigation, and the right to settle such action, provided, however that any such settlement shall require the prior written consent of INTERCEPT, which consent shall not be unreasonably withheld. INTERCEPT shall provide SERVIER with such assistance as SERVIER shall reasonably request and reasonably compensate INTERCEPT in connection with any action to prevent or enjoin any such infringement or unauthorized use of the INTERCEPT Patent Rights or Joint Patent Rights.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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INTERCEPT back-up right. If SERVIER fails to take any preliminary action to the initiation of a suit or otherwise halt such infringement or unauthorized use of the INTERCEPT Patent Rights or Joint Patent Rights in SERVIER Territory within sixty (60) days after becoming aware of any such infringement, in the first instance or by notice from INTERCEPT, then INTERCEPT, at any time prior to SERVIER thereafter filing an action for infringement, shall have the right but not the obligation, at its own expense, to take such action in its own name as it deems necessary or appropriate. SERVIER shall cooperate with INTERCEPT as is reasonably necessary in any such action brought by INTERCEPT and at no expense to INTERCEPT. SERVIER may elect to join or intervene in any such action brought by INTERCEPT in its own name, at the expense of SERVIER, and be represented by its own counsel. If INTERCEPT brings legal action for patent infringement or to otherwise halt unauthorized use of the INTERCEPT Patent Rights or Joint Patent Rights, INTERCEPT shall have the sole right to control, and settle such action with the prior written consent of SERVIER, which consent shall not be unreasonably withheld.

5.3.5   In INTERCEPT Territory for Joint Patent Rights

INTERCEPT shall have the first right, but not the obligation, to bring suit for infringement of Joint Patent Rights in INTERCEPT Territory in its name, or in the name of SERVIER if necessary, at its own expense, to restrain such infringement or unauthorized use and to recover profits and damages, or to otherwise halt the infringement. SERVIER agrees to being joined as a Party plaintiff in any such suit and to cooperate in the litigation thereof as is reasonably necessary, at the expense of INTERCEPT. If INTERCEPT decides to undertake such suit, then INTERCEPT shall have the sole right to control litigation, and the right to settle such action, provided, however that any such settlement shall require the prior written consent of SERVIER, which consent shall not be unreasonably withheld. SERVIER shall provide INTERCEPT with such assistance as INTERCEPT shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of Joint Patent Rights.

SERVIER back-up Right. If INTERCEPT fails to take any preliminary action to the initiation of a suit or otherwise halt infringement or unauthorized use of Joint Patent Rights in the INTERCEPT Territory within sixty (60) days after becoming aware of any such infringement, in the first instance or by notice from SERVIER, then SERVIER, at any time prior to INTERCEPT thereafter filing an action for infringement, shall have the right but not the obligation, at its own expense, to take such action in its own name as it deems necessary or appropriate. INTERCEPT shall cooperate with SERVIER as is reasonably necessary in any such action brought by SERVIER at no expense to SERVIER. INTERCEPT may elect to join or intervene in any such action brought by SERVIER in its own name, at the expense of INTERCEPT, and be represented by its own counsel. If SERVIER brings legal action for patent infringement or to otherwise halt unauthorized use of Joint Patent Rights, SERVIER shall have the sole right to control litigation, and the right to settle such action with the prior written consent of INTERCEPT, which consent shall not be unreasonably withheld.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.3.6   Platform Patents

The Parties hereby agree and acknowledge that, notwithstanding the provisions of this Article 5.3, a Party shall not have the right to bring a suit or other action against a Third Party for infringement or unauthorized use of any Platform Patent (as defined below) owned or Controlled by the other Party to the extent that the Party owning or Controlling such Platform Patent determines (in its sole discretion) that taking action against a Third Party would put such Platform Patent at risk of being rendered invalid or unenforceable in connection with such suit or other action. As used herein, the term “Platform Patent” means a patent that claims a technology that is used in a Product and which is also used in another product, including, for example, a patented formulation technology.

5.3.7   Recovery

In the event any monetary recovery is obtained in connection with any action taken pursuant to Article 5.3.4 or 5.3.5, such recovery shall be applied in the following priority: first, to reimburse INTERCEPT and SERVIER by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys’ fees: meaning fees which are customary in the respective legal market and which may exceed the reimbursable fees according to applicable national civil procedure law) in prosecuting such action; and second, any amounts remaining (if any) shall be allocated [***] percent ([***]%) to the Party initiating the legal action and [***] percent ([***]%) to the other Party, if the other Party provides material assistance, as determined using reasonable commercial standards, and if not then, [***] ([***]%) to the initiating Party.

5.3.8   Alleged infringement by Third Party Patentee rights Against SERVIER and/or INTERCEPT.

Each of the Parties will notify the other promptly in writing in the event that it becomes aware of or suspects any claim, threat of, or suit for infringement by any Third Party directed against the manufacture, packaging, use, sale, offer to sell or import of Product in SERVIER Territory. The Parties will support each other with advice or any statements or documents to support the defense of any such claims or suits.

5.4           Trademarks

5.4.1 Ownership

SERVIER shall at its own expense select, register and maintain the trademark(s) used by SERVIER, its Affiliates, and its sublicensees (the “SERVIER Trademarks”) in connection with Products in SERVIER Territory. INTERCEPT shall have no rights in respect of SERVIER Trademarks but shall receive notice of all such trademarks.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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INTERCEPT shall at its own expense select, register and maintain the trademark(s) used by INTERCEPT, its Affiliates and sublicensees (the “INTERCEPT Trademarks”) in connection with Products in the INTERCEPT Territory. SERVIER shall have no rights in respect of INTERCEPT Trademarks.

5.4.2 Notice of unauthorized use

(a) INTERCEPT agrees to give SERVIER prompt written notice of any unlicensed use by Third Parties of SERVIER Trademarks of which INTERCEPT has knowledge.

(b) SERVIER agrees to give INTERCEPT prompt written notice of any unlicensed use by Third Parties of INTERCEPT Trademarks of which SERVIER has knowledge.

Article 6: CONFIDENTIALITY

6.1         Confidentiality; Exceptions

Except as otherwise provided in this Agreement, the Parties agree that, during the Term and for seven (7) years thereafter, all non-public, proprietary invention disclosures, know-how, data, and technical, financial, promotional, commercial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose or disclosed to any Third Party other than the purposes expressly permitted by this Agreement, (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Disclosing Party’s Confidential Information to those of its and its Affiliates’ or its sublicensees’ directors, officers, employees, agents, consultants, contractors and clinical investigators that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that its and its Affiliates’ or sublicensees’ directors, officers, employees, agents, consultants, contractors or clinical investigators to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality and use provisions at least as restrictive as those contained in this Article 6 hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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 The provisions of this Article 6 shall not apply to any information that can be shown by the Receiving Party:

To have been known to or in the possession of the Receiving Party and at its free disposal prior to the date of its actual receipt from the Disclosing Party;

To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement between the Parties;

To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

For this article 6 only, INTERCEPT Know-How shall be deemed to be Confidential Information pertaining to both Parties, with both Parties being obliged to keep it confidential.

6.2           Authorized Disclosure

A Receiving Party may disclose Confidential Information of a Disclosing Party hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to or any requirements of any Regulatory Authority for the purposes of this Agreement or, complying with applicable laws or the rules of any relevant stock exchange or securities commission; provided that in the event of any such disclosure of the Disclosing Party’s Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 6) and will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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6.3           Return of Confidential Information

The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secured locations. Upon the expiration or termination of this Agreement, subject to any surviving right of a Party to continue to make use of the other Party’s Confidential Information, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or sublicensees, or its or any of their officers, directors, employees, agents, consultants, contractors or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or sublicensees, or any of their officers, directors, employees, agents, consultants, contractors or clinical investigators; provided, however, that the Receiving Party, its Affiliates or Sublicenses may retain one (1) copy of any Confidential Information in an appropriately secured location, in order to demonstrate compliance with the terms of this Agreement or which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Article 6.3.

6.4           Publications and Announcements

The Receiving Party agrees not to publish any Confidential Information of the Disclosing Party without the latter’s consent, and each Party agrees not to publish any information related to an Invention not already protected by a Patent Rights without the consent of the other Party. At least thirty (30) days prior to any such publication or presentation, the Party proposing to publish or present any Invention or Confidential Information shall provide the other Party with a copy of the proposed abstract, manuscript or presentation (including, without limitation information to be presented verbally) for review. The other Party shall respond in writing within such time period with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection, (b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of such Party’s business. In the event that the other Party has concerns about the disclosure of Inventions or Confidential Information, the Party proposing to publish agrees to provide such other Party with any additional information relating to the proposed disclosure, as reasonably requested by such other Party. In the event of concern relating to patent protection, the Party proposing to publish agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, such period not to exceed six (6) additional months. In the event of concern regarding competitive disadvantage or the timing and other circumstances relevant to the disclosure, the Parties will negotiate in good faith to attempt to arrive at a compromise to permit the Party proposing to publish an opportunity to publish or present the disclosure within a reasonable period of time. The Party proposing to publish also agrees to delete from any such abstract or manuscript or presentation any Confidential Information of the other Party that such other Party reasonably believes has commercial value based upon the secrecy of such information. Once approval for a publication or presentation has been granted, the relevant Party shall be entitled to use information contained in such publication or presentation after the date of its publication or presentation without seeking further approval. It is understood that general comments made by a Party relating to the relationship between SERVIER and INTERCEPT established by this Agreement, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 6 provided that such information has been disclosed to the public previously or cleared for such disclosure by the other Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Article 7: REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1         Representations and Warranties of the Parties Concerning Corporate Authorizations

Each Party represents and warrants to the other Party that:

Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization;

Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder; and

This Agreement has been duly executed and delivered by, and is the legal and valid obligations binding upon such Party and so far as it is aware, the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation its certificate of incorporation or by-laws, and (ii) does not violate applicable laws or any judgment, injunction, order or decree of any Regulatory Authority having jurisdiction over it.

7.2         Representations, Warranties and Covenants of INTERCEPT

INTERCEPT represents and warrants to SERVIER that:

As of the Effective Date, INTERCEPT Controls the INTERCEPT Patent Rights and INTERCEPT Know-How;

INTERCEPT shall have access (through ownership, out-sourcing, contracting or otherwise) throughout the Term of this Agreement to a work force suitably qualified and trained, and facilities and equipment sufficient, to enable INTERCEPT to perform its obligations as set forth from time to time under this Agreement;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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There are not as of the Effective Date, nor have there been over the six (6) months period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Regulatory Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or other third party against INTERCEPT or, to INTERCEPT’ knowledge, its licensor(s), and INTERCEPT, and to INTERCEPT’ knowledge, its licensor(s), have not received any notice of infringement with respect to the use or exploitation of INTERCEPT Patent Rights and INTERCEPT Know-How;

INTERCEPT has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of licensed Compounds or Products;

As of the Effective Date, INTERCEPT has not granted rights to any Third Party under the INTERCEPT Patent Rights and INTERCEPT Know-How that are inconsistent with the rights granted to SERVIER under this Agreement.

7.3         Representations, Warranties and Covenants of SERVIER

SERVIER warrants and represents to INTERCEPT that:

As of the Effective Date, SERVIER Controls SERVIER Patent Rights and SERVIER Know-How;

SERVIER shall have access (through ownership, out-sourcing, contracting or otherwise) throughout the Term of this Agreement to a work force suitably qualified and trained, and facilities and equipment sufficient, to enable SERVIER to perform its obligations as set forth from time to time under this Agreement;

SERVIER has not been debarred by any Regulatory Authority in the SERVIER Territory or the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of licensed Compounds or Products.

As of the Effective Date, SERVIER has not granted rights to any Third Party under SERVIER Patent Rights and SERVIER Know-How that are inconsistent with the rights granted to INTERCEPT under this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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7.4         Negative covenants

(a)          Other than for the conduct of its activities under the terms of this Agreement, each Party agrees that, during the Research Program Term, it shall not, itself or through one or more Affiliates or third parties, research or non-clinically develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist.

(b)          Other than for the conduct of its activities under the terms of this Agreement, each Party agrees that, during the Term, it shall not, itself or through one or more Affiliates or third parties, including but not limited to licensees, sell, offer for sale, distribute, promote or market in the Field, in the other Party’s territory, any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist.

The above mentioned obligations shall not apply to INTERCEPT with respect to the following compounds: INT-777; INT-747 and INT-767 as defined in exhibit B.

7.5         Disclaimer

Each of the Parties agrees that the representations and warranties of the other Party contained in this Agreement are the exclusive representations and warranties made by the other Party in connection with this Agreement and that such representations and warranties are in lieu of all other representations and warranties express or implied all of which are hereby expressly excluded and disclaimed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Article 8: INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

8.1           Indemnification by SERVIER

SERVIER hereby agrees to save, defend, and hold INTERCEPT, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by SERVIER of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of SERVIER or its Affiliates or sublicensees, and its or their directors, officers, agents, employees or consultants, or (c) the unauthorized use by SERVIER in SERVIER Territory of INTERCEPT Data and Regulatory Documents.

8.2           Indemnification by INTERCEPT

INTERCEPT hereby agrees to save, defend and hold SERVIER, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by INTERCEPT of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of INTERCEPT, or its Affiliates or sublicensees and its or their directors, officers, agents, employees or consultants, or (c) the unauthorized use by INTERCEPT in the INTERCEPT Territory of SERVIER Data and Regulatory Documents.

8.3           Control of Defense

In the event a Party seeks indemnification under Article 8.1 or Article 8.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration and with an unconditional release of claims against the indemnitee), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnitee shall be entitled to participate, at its own expense and with its own counsel, in the defense of any indemnified claim. The Indemnifying Party shall not settle or compromise any such matter in any manner which could have an adverse effect upon the indemnitee without such indemnitee’s consent, which shall not be unreasonably withheld or delayed. In addition, if the Indemnifying Party believes that it is not obligated to provide indemnity as to a matter as to which it is requested to do so by an indemnitee and promptly so notifies the indemnitee, the indemnitee may either take action to enforce its rights hereunder or assume the defense of such claim with its own counsel at its own expense, provided that the Indemnifying Party will be responsible for the payment of such expenses if it is ultimately determined such indemnitee was entitled to indemnification hereby.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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8.4           Mitigation

For the avoidance of doubt no Party shall recover from the other Party more than once for a single cause of action under an indemnity granted by an Indemnifying Party pursuant to this Agreement or recover if or to the extent the indemnitee has been relieved by or recovered from any third party. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Losses.

8.5           Insurance

Each Party shall obtain and maintain, for so long as a Party can be liable to the other Party under this Agreement, commercial general liability insurance (including product liability and contractual liability insurance applicable to such Party’s indemnity obligations hereunder) with reputable and financially secure insurance carriers to cover the activities of such Party, its sublicensees, and their Affiliates, in amounts reasonably sufficient to protect against liability under this section 8 and in no event below $4,000,000 USD during the Research Program Term, and $10,000,000 USD if INTERCEPT conducts any Clinical Trials with a Compound or a Product in INTERCEPT Territory after Research Program Term. An insurance certificate shall be provided by one Party to the other Party upon request of the latter at any time during the Term.

8.6           Limitation of liability

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR PUNITIVE OR INDIRECT DAMAGES. LOSS OF PROFITS SHALL BE DEEMED TO CONSTITUTE INDIRECT DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 8.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8.1 AND ARTICLE 8.2.

Article 9: TERM AND TERMINATION

9.1         Term

9.1.1       This Agreement shall commence on the Effective Date and shall expire on the date when no payment obligations under this Agreement are or will become due (the “Term”).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.1.2       Notwithstanding the provisions of Article 9.1.1 above, this Agreement may be terminated, on a country-by-country or Product by Product basis, or in its entirety, prior to the expiration date in accordance with the terms and conditions of this Article 9 (Term and Termination) or as expressly set forth in other provisions of this Agreement.

9.2         Termination for cause

If either Party commits a material breach of this Agreement at any time, which breach is not cured within ninety (90) days, after written notice from the non-breaching Party specifying the breach, or if such breach is not susceptible of cure within such period, the non-breaching Party shall have the right to terminate this Agreement, on a country-by-country or Product-by- Product basis, or in its entirety, by written notice. The Parties acknowledge and agree that failure to exercise any right or option, or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

Notwithstanding the foregoing, if the alleged breaching Party disputes in good faith the existence or materiality of such breach and provides notice to the non-breaching Party of such dispute within the applicable cure period, the non-breaching Party shall not have the right to terminate this Agreement in accordance with this Section 9.2 unless and until it has been determined in accordance with Section 10.2 that this Agreement was materially breached by the alleged breaching Party and the breaching Party fails to cure such breach within sixty (60) days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator determines pursuant to Section 10.2 that such payments are to be refunded by one Party to the other Party.

9.3           Termination for insolvency

To the extent permitted by applicable laws, either Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent, (iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, licenses of rights to “intellectual property”. The Parties agree that both Parties, as licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under the applicable bankruptcy laws.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.4           Termination by SERVIER Without Cause OR due to INTERCEPT Change of Control

SERVIER shall be permitted to terminate the Agreement in its entirety without cause or because of a INTERCEPT Change of Control, at no costs to SERVIER, upon ninety (90) days prior written notice to INTERCEPT.

9.5           Effects of certain Termination

9.5.1           Effects of termination by SERVIER on the basis of article 9.2 or of article 9.3:

The consequences of the termination of the Agreement by SERVIER on the basis of article 9.2 (“Termination for Cause”), or article 9.3 (“Termination for Insolvency”) are as follows: prior to or within thirty days following such a termination, SERVIER shall, by written notice to INTERCEPT, either opt for the consequences set forth in Section 9.5.1.1, or opt for the consequences set forth in Section 9.5.1.2 (the latter being only possible in case of termination of the Agreement in its entirety) below:

9.5.1.1 If SERVIER elects to terminate the Agreement with the consequences set forth in this Section 9.5.1.1, then SERVIER retains the right to pursue any and all remedies (including damages) that are available to SERVIER arising out of a breach of this Agreement by INTERCEPT (if applicable).

9.5.1.2 If SERVIER opts for the consequences set forth in this Section 9.5.1.2, then the following rights and obligations shall become operative at the effective date of termination:

(a) Modification of licenses granted by INTERCEPT. The licenses granted to SERVIER under article 3.1. shall be revised such that SERVIER shall have an irrevocable, perpetual, fully paid-up, royalty-free exclusive license, which includes the right to sublicense, under INTERCEPT Technology to research, develop, make, have made, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Compounds and Products in the Field in and/or for the SERVIER Territory. Under such circumstances INTERCEPT shall transfer to SERVIER all Data, take any action and sign any document which SERVIER may reasonably request in order to ensure the effectiveness of the license.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(b) INTERCEPT shall reimburse to SERVIER the Refundable Amount (or the equivalent for Japan) as set forth in Article 2.2.3 if such Refundable Amount is due, such reimbursement to be paid within 90 days from the determination that reimbursement to Servier is due hereunder.

(c) INTERCEPT shall maintain its pre-existing IP rights for use within the US and Japan.

(d) INTERCEPT shall be subject to the negative covenant set forth in Section 7.4 (b) for a period of 12 months after termination of this Agreement.

(e) SERVIER retains the right to pursue any and all remedies (including damages) that are available to SERVIER arising out of a breach of this Agreement by INTERCEPT (if applicable).

(f) INTERCEPT shall retain in entirety its INTERCEPT Patent Rights.

9.5.2           Effects of termination by INTERCEPT on the basis of article 9.2 or of article 9.3:

The consequences of the termination of the Agreement by INTERCEPT on the basis of article 9.2 (“Termination for Cause”), or article 9.3 (“Termination for Insolvency”) are as follows: prior to or within thirty days following such a termination, INTERCEPT shall, by written notice to SERVIER, either opt for the consequences set forth in Section 9.5.2.1, or opt for the consequences set forth in Section 9.5.2.2 (the latter being only possible in case of termination of the Agreement in its entirety) below:

9.5.2.1 If INTERCEPT elects to terminate the Agreement with the consequences set forth in this Section 9.5.2.1, then INTERCEPT retains the right to pursue any and all remedies (including damages) that are available to INTERCEPT arising out of a breach of this Agreement by SERVIER (if applicable).

9.5.2.2 If INTERCEPT opts for the consequences set forth in this Section 9.5.2.2, then the following rights and obligations shall become operative at the effective date of termination:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(a) The licenses granted to INTERCEPT under article 3.1. shall be revised such that INTERCEPT shall have an irrevocable, perpetual, fully paid-up, royalty-free exclusive license, which includes the right to sublicense, under SERVIER Technology to research, develop, make, have made, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Compounds and Products in the Field in and/or for the INTERCEPT Territory. Under such circumstances SERVIER shall transfer to INTERCEPT all Data, take any action and sign any document which INTERCEPT may reasonably request in order to ensure the effectiveness of the license.

(b) SERVIER shall be subject to the negative covenant set forth in Section 7.4 (b) for a period of 12 months after termination of this Agreement.

(c) INTERCEPT shall maintain its INTERCEPT Know How and INTERCEPT Patent Rights for use within the SERVIER and INTERCEPT Territory and in the INTERCEPT Territory.

(d) INTERCEPT shall have no further obligation to reimburse to SERVIER the Refundable Amount (or the equivalent for Japan) as set forth in Article 2.2.3.

(e) INTERCEPT retains the right to pursue any and all remedies (including damages) that are available to INTERCEPT arising out of a breach of this Agreement by SERVIER (if applicable).

9.5.3           Effects of termination by SERVIER without cause:

The consequences of the termination of the Agreement by SERVIER without cause, are as follows:

(a) Upon INTERCEPT written request, SERVIER shall assign to INTERCEPT, free of charge, SERVIER’s rights in Joint Patent Rights and in Joint Know-How.

(b) SERVIER shall promptly provide to INTERCEPT a copy of all Data pertaining to the Compounds and the Products. Should such Data be used by INTERCEPT, its Affiliates or its licensees in a filing for submission of Regulatory Approval then, upon such use of the Data, INTERCEPT shall reimburse to SERVIER [***]% of the Development Costs.

(c) Subject to subsection (b) above, INTERCEPT shall have no further obligation to reimburse to SERVIER the Refundable Amount (or the equivalent for Japan) as set forth in Article 2.2.3.

(d) SERVIER shall be subject to the negative covenant set forth in Section 7.4 (b) for a period of 18 months after termination of this Agreement.

(e) INTERCEPT shall maintain its INTERCEPT Know How and INTERCEPT Patent Rights for use within the SERVIER Territory and in the INTERCEPT Territory.

(f) Should such termination without cause (i.e. not due to INTERCEPT change of control) occur during the Research Program Term, SERVIER shall pay INTERCEPT the balance of the Research Program funding that would otherwise be due over the course of the completed term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9.6           Survival

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right or obligation which shall have accrued prior to such termination, relinquishment or expiration, including but not limited to accrued financial rights and obligations. The articles of this Agreement intended to survive termination, and at least the following Articles, shall survive expiration or termination of this Agreement for any reason:pharmacovigilance 2.9; records and audit 4.6; ownership 5.1.2; confidentiality 6 in its entirety; representations and warranties 7.1, 7.2 and 7.3; disclaimer 7.5; indemnification, insurance and liability 8; effects of termination 9.5, governing law and dispute resolution 10 in its entirety.

9.7           Grant Back

At the end of the Research Program, all rights licensed to SERVIER by INTERCEPT in relation to any Product not selected by SERVIER for preclinical regulatory development will revert to INTERCEPT, provided however that INTERCEPT shall not be entitled to commercialize, directly or through a licensee, such Product in the SERVIER Territory in the Field.

The same shall apply at the end of the Research Program to any Product selected by SERVIER for preclinical regulatory development if SERVIER fails to develop such Product which shall be deemed to be the case if no action is taken by SERVIER for the development of such Product for a consecutive period of 12 months unless SERVIER can provide good faith reasons for such inactivity.

Article 10: GOVERNING LAW AND DISPUTE RESOLUTION

10.1         Governing law

This Agreement shall be governed by and construed under the laws of Switzerland, without giving effect to the conflict of law principles thereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.2         Dispute resolution

If the Parties are unable to resolve any dispute arising out of or in connection with the Parties’ respective rights and responsibilities under this Agreement, then either SERVIER or INTERCEPT by written notice to the other, may have such dispute referred to their Responsible Executives, one from each of the Parties, designated to resolve such a dispute by good faith negotiations. In the event the Responsible Executives are not able to resolve any such dispute within thirty (30) days after receipt of written notice submitting the dispute to such Responsible Executives, such dispute may be submitted by either Party to arbitration. Any such arbitration shall be governed by and finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or three arbitrators appointed in accordance with the said Rules. The arbitration proceedings shall take place in Geneva, Switzerland in the English language.

All negotiations conducted by the Parties pursuant to this Article 10.2 shall be deemed to be and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. Each Party shall bear its own attorney’s fees. The arbitrators’ fees and any administrative fees of arbitration shall be shared equally by the Parties unless otherwise decided by the arbitrators.

Article 11: GENERAL PROVISIONS

11.1         Assignment, Subcontracting, No Third Party Rights, Binding Agreement

11.1.1    Assignment

Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or otherwise transfer its rights and obligations in whole or in part without such consent (i) to an Affiliate of such Party, or (ii) to a third party solely in connection with the merger, consolidation, or sale of substantially all of the assets of the assigning Party relating to this Agreement, or reorganization affecting substantially all of the assets of a Party relating to this Agreement or voting control of the assigning Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.1.2    Subcontracting

Each Party shall be entitled to sub-contract to Third Parties the performance of any of its rights and obligations as per the Agreement without the other Party’s consent. However, each Party will require its Affiliates, sublicensees, agents or independent contractors performing an activity pursuant to this Agreement to assign to such Party all Inventions that are developed, made or conceived by such agents or independent contractors in the course of performing such activity.

11.1.3    No Third Party Rights

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and a person who is not a Party to this Agreement may not enforce any of its terms unless otherwise provided.

11.1.4    Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

11.2         Force majeure

Neither Party shall be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by regulatory action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party. The Party claiming force majeure shall as soon as reasonably practicable notify the other Party in writing setting forth the nature of such force majeure event, and shall use reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure event ceases. If any force majeure event continues for more than one hundred eighty (180) days, and such event prevents a Party from performing a material obligation under this Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.

11.3         Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

11.4         Regulatory Approvals; Compliance with Law

The Parties shall make all filings with Regulatory Authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all applicable laws.

11.5         Public Announcement

Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

11.6         Notices

All notices required or permitted to be given under this Agreement, including, without limitation all invoices provided by INTERCEPT to SERVIER, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to INTERCEPT, addressed to:

INTERCEPT PHARMACEUTICALS, INC.

18 Desbrosses Street

New York, NY 10013

Attention: Dr. Mark Pruzanski, Chief Executive Officer

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

If to SERVIER, addressed to:

INSTITUT DE RECHERCHES SERVIER

3 rue de la République

92150 Suresnes

France

Attention: Head of Research

Facsimile: + 33 1 55 72 26 40

With copies, except

for invoices, to:

Les Laboratoires Servier

Legal Department

22 Rue Garnier

92578 Neuilly sur Seine cedex

France

The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally or by facsimile transmission receipt verified, (ii) seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) two (2) days after the date sent if sent by express courier service.

11.7         Waiver

No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

11.8         Disclaimer of Agency

The relationship between INTERCEPT and SERVIER established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

11.9         Ambiguities

Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.10         Headings and Article References

The Article headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, except that any conflict between an Article reference number and any textual reference to the Article title noted next to such reference, will resolved in favor of the textual reference.

11.11         Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12         Entire Agreement

This Agreement, including all schedules and exhibits attached hereto, which are hereby incorporated herein by reference, sets forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

11.13         Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

INTERCEPT PHARMACEUTICALS, INC.	LES LABORATOIRES SERVIER

/s/ Mark Pruzanski	/s/ Christian Bazantay
Mark PRUZANSKI	Mr Christian BAZANTAY

President and CEO	Proxy

/s/ Jean-Philippe Seta
Dr Jean-Philippe SETA

Proxy

INSTITUT DE RECHERCHES SERVIER

/s/ Emmanuel Canet
Dr Emmanuel CANET

President R&D

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

EXHIBIT A

RESEARCH PROGRAM

Servier- Intercept Research Plan

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717/BCN/GG

EXHIBIT B

INTERCEPT COMPOUNDS NOT COVERED BY THE NEGATIVE COVENANT OF

SECTION 7.4

The following Compounds, [***], are excluded from the negative covenant under Section 7.4:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.11.2

110717A1/BCN/DD

AMENDMENT N°1 TO

PRODUCT RESEARCH, DEVELOPMENT,

LICENSE AND COMMERCIALIZATION AGREEMENT

By and between

INTERCEPT PHARMACEUTICALS, INC.

a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA

(hereinafter referred to as “INTERCEPT”)

on the one hand

AND

LES LABORATOIRES SERVIER

a corporation organized and existing under the laws of France, with registered office at 50 rue Carnot 92284 Suresnes cedex, France

and

INSTITUT DE RECHERCHES SERVIER

a corporation organized and existing under the laws of France, with registered office at 3 rue de la République, 92150 Suresnes, France

(these two entities are jointly referred to as “SERVIER”)

on the other hand.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717A1/BCN/DD

RECITALS

WHEREAS, INTERCEPT and SERVIER have executed on August 1st, 2011 a product research, development, license and commercialization agreement (hereinafter the “Agreement”);

WHEREAS, the initial Research program Term (as defined in section 2.1 of the Agreement) will end on July 31st, 2012;

WHEREAS, the parties have decided to extend such Research Program Term.

NOW, THEREFORE, in consideration of the foregoing premises, SERVIER and INTERCEPT hereby agree as follows:

Article 1:

The Research Program Term is extended for a six month period starting on August 1st, 2012 (hereinafter the “Extended Term”).

During the Extended Term, INTERCEPT shall conduct the research activities described in Schedule 1 to this amendment. In terms of manpower, it is intended that INTERCEPT will allocate for the performance of the research activities up to [[***]] full time equivalent which shall include the work as outlined in the Research Program as amended pursuant to Schedule 1 to this Amendment. SERVIER will reimburse to INTERCEPT at the end of each quarter of the Extended Term an amount of EUR [***] per FTE per quarter, up to a maximum of EUR [***] per quarter, provided such costs are duly justified.

During the Extended Term, INTERCEPT will provide an intermediate report after three months and a final report.

Based on the results of the work performed during the Extended Term, the parties may decide, by way of an amendment to the Agreement, to further extend the Research Program Term for an additional six month period.

Article 2:

Any and all provisions of the Agreement not modified hereinabove shall remain in full force and effect.

In witness whereof, the Parties have executed this amendment by their proper officers as of July 24th, 2012.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717A1/BCN/DD

INTERCEPT PHARMACEUTICALS, INC.	LES LABORATOIRES SERVIER

/s/ Mark Pruzanski	/s/ Marie-Christine Larcher
Mark PRUZANSKI	Mrs Marie-Christine LARCHER

President and CEO	Proxy

INSTITUT DE RECHERCHES SERVIER

/s/ Dr Emmanuel Canet
Dr Emmanuel CANET

President R&D

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

110717A1/BCN/DD

SCHEDULE 1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

INITIAL ACTION PLAN

[***]

27/06/2012

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.12

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK), an Institute, Center, or Division (hereinafter referred to as the “ICD”) of the NIH.

and

Intercept Pharmaceuticals, Inc.,
hereinafter referred to as the “Collaborator”,
having offices at 18 Desbrosses Street, New York, New York, 10013, created and operating under the laws of Delaware.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Article 1.	Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 22). The official contacts for the Parties are identified on the Contacts Information Page (page 23). Publicly available information regarding this CRADA appears on the Summary Page (page 24). The research and development activities that will be undertaken by ICD, ICD’s contractors or grantees, and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2.	Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Drug Experience” or “ADE” means an Adverse Event associated with the use of the Test Article, that is, an event where there is a reasonable possibility that the Test Article may have caused the event (a relationship between the Test Article and the event cannot be ruled out), in accordance with the definitions of 21 C.F.R. Part 310, 305, or 312, or other applicable regulations.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject administered Test Article. An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Annual Report” means the report of progress of an IND-associated investigation that the Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R. § 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Data in ICD’s Possession and Control” means all Raw Data that ICD employees create directly; and all copies of Raw Data and Summary Data that ICD obtains from Clinical Investigators or contractors performing CRADA activities.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Clinical Research Site(s)” means the site(s) at which the Protocol(s) described in the Research Plan will be performed.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan. The term “Collaborator Materials” does not include “Test Article” (defined below).

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that Confidential Information does not include:

(a)	information that is publicly known or that is available from public sources;

(b)	information that has been made available by its owner to others without a confidentiality obligation;

(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means information developed by or on behalf of the Parties in the performance of the Research Plan, excluding Raw Data.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

“CRADA Principal Investigator(s)” or “CRADA PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420. A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or

(b)	Identifiable Private Information.

“ICD Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by ICD and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties. The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Summary Data” means any extract or summary of the Raw Data, generated either by or, on behalf of, ICD or by, or on behalf of, Collaborator. Summary Data may include extracts or summaries that incorporate IPI.

“Test Article” means, in accordance with 21 C.F.R. § 50.30(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

Article 3.	Cooperative Research and Development

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as ICD’s contractors or grantees as described in the Research Plan. However, ICD’s contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by ICD’s contractors or grantees. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2	Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3	Use and Disposition of Collaborator Materials and ICD Materials. The Parties agree to use Collaborator Materials and ICD Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4	Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.5	Disclosures to ICD. Prior to execution of this CRADA, Collaborator agrees to disclose to ICD all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6	Clinical Investigator Responsibilities. The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to all appropriate IRBs, and for ensuring that the IRBs are notified of the role of Collaborator in the research. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the appropriate IRB(s) before starting the research at each Clinical Research Site. The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the appropriate IRBs.

3.7	Investigational Applications.

3.7.1	If an IND is required either ICD or Collaborator, as indicated in the Research Plan, will submit an IND, and all Clinical Investigators must have completed registration documents on file (1572 forms).

3.7.2	If ICD elects to file its own IND, Collaborator agrees to provide ICD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to ICD by the Collaborator pursuant to this Article 3. If ICD has provided information or data to assist Collaborator in its IND filing, ICD will provide a letter of cross reference to its IND and respond to inquiries related to information provided by ICD, as applicable.

3.7.3	If Collaborator supplies Confidential Information to ICD in support of an IND filed by ICD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4	Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.8	Test Article Information and Supply. Collaborator agrees to provide ICD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA. Collaborator will provide a Certificate of Analysis to ICD for each lot of the Test Article provided.

3.9	Test Article Delivery and Usage. Collaborator will ship the Test Article and, if required, Placebo to ICD or its designee in containers marked in accordance with 21 C.F.R. § 312.6. ICD agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, ICD agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, ICD agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at ICD or its designee will be determined by ICD and communicated to Collaborator.

3.10	Monitoring.

3.10.1	The Sponsor or its designee will be primarily responsible for monitoring clinical sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will comply with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)). The other Party may also perform quality assurance oversight. The monitor will communicate significant Protocol violations and submit documentation of monitoring outcomes on Protocol insufficiencies to the other Party in a timely manner.

3.10.2	Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) access to clinical site(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s).

3.11	FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. The Sponsor will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 4.	Reports

4.1	Interim Research and Development Reports. The CRADA PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2	Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3	Fiscal Reports. If Collaborator has agreed to provide funding to ICD under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, ICD will submit to Collaborator a statement of all costs incurred by ICD for the CRADA. If the CRADA has been terminated, ICD will specify any costs incurred before the date of termination for which ICD has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4	Safety Reports. In accordance with FDA requirements, the Sponsor will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs, as well as procedures specified in the Protocol(s). The Sponsor must provide the other Party with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5	Annual Reports. The Sponsor will provide the other Party a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 5.	Staffing, Financial, and Materials Obligations

5.1	ICD and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. §3710a(d)(l) prohibits ICD from providing funds to Collaborator for any research and development activities under this CRADA.

5.2	ICD Staffing. No ICD employees will devote 100% of their effort or time to the research and development activities under this CRADA. ICD will not use funds provided by Collaborator under this CRADA for ICD personnel to pay the salary of any permanent ICD employee. Although personnel hired by ICD using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3	Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund ICD under this CRADA. If Collaborator has agreed to provide funds to ICD then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, ICD will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. ICD will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4	Capital Equipment. Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment.

Article 6.	Intellectual Property

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly. A PHS contractor’s or grantee’s rights in data it generates will not be affected by this CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2	Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3	Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the [INSERT into Agency’s model as appropriate: National Institutes of Health, Food and Drug Administration, Centers for Disease Control and Prevention], an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4	Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.	Licensing

7.1	Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2	Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3	Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4	Government License in ICD Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(l)(A), for CRADA Subject Inventions owned solely by ICD or jointly by ICD and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5	Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 371 a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6	Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(l)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.7	Third-Party Rights In ICD Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an ICD employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.8	Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.	Rights of Access and Publication

8.1	Right of Access to CRADA Data and CRADA Materials. ICD and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by ICD before the termination date of the CRADA.

8.2	Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. ICD may share CRADA Data or CRADA Materials with any contractors, grantees, or agents it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed. Collaborator may share CRADA Data or CRADA Materials with any contractors, Affiliates, or agents it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1	CRADA Data.

Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2	CRADA Materials.

Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts,” December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4	Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5	Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or three (3) years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

8.8	Clinical Investigators’ Research and Development Activities. Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by ICD’s contractors or grantees, as they are not parties to this CRADA, ICD agrees that:

8.8.1	Subject to the other provisions of Article 8 of this CRADA, ICD will maintain, to the extent permitted by law, all Clinical Data in ICD’s Possession and Control as Confidential Information, and make them available to Collaborator for its own use and for exclusive use in obtaining regulatory approval for the commercial marketing of Test Article and related CRADA Subject Inventions.

8.8.2	With regard to Collaborator’s Confidential Information, ICD will require the Clinical Investigators to agree to confidentiality provisions at least as restrictive as those provided in this CRADA and to Collaborator’s use of data in accordance with Paragraph 8.8.1 for obtaining regulatory approval for marketing Test Article.

8.8.3	If Collaborator wants access to Raw Data or any other data in the possession of the Clinical Investigators working with Test Article, Collaborator must first contact the CRADA PI. Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator.

8.8.4	Collaborator’s right to access Clinical Data in ICD’s Possession and Control under Paragraph 8.8 is dependent upon Collaborator’s continued development and commercialization of Investigational Agent. If Collaborator fails to continue development or commercialization of Investigational Agent without the transfer of its development efforts to another party within ninety (90) days of discontinuation, ICD has the right to make Clinical Data in ICD’s Possession and Control available to a third party.

Article 9.	Representations and Warranties

9.1	Representations of ICD. ICD hereby represents to Collaborator that:

9.1.1	ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to do so.

9.1.2	To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2	Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4	The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211, and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.	Expiration and Termination

10.1	Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either ICD or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. ICD may, at its option, retain funds transferred to ICD before unilateral termination by Collaborator for use in completing the Research Plan. If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.4	Funding for ICD Personnel. If Collaborator has agreed to provide funding for ICD personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to ICD for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5	New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that ICD will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

10.6	Collaborator Failure to Continue Development. If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that ICD may continue developing the Test Article. In that event, the following will apply:

10.6.1	Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the Test Article and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.

10.6.2	Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, including the right to sublicense to third parties.

Article 11.	Disputes

11.1	Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the CRADA Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 12.	Liability

12.1	NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2	Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Chapter 171 .

12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.	Miscellaneous

13.1	Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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13.2	Compliance with Law. ICD and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). ICD and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin.”

13.3	Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6	Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the CRADA Principal investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8	Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

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13.9	Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10	Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12	Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR ICD:

/s/ Griffin P. Rodgers	6/28/10
Signature	Date

Typed Name:	Griffin P. Rodgers, M.D.
Title:	Director

FOR COLLABORATOR:

/s/ Mark Pruzanski	7/1/10
Signature	Date

Typed Name:	Mark Pruzanski, M.D.
Title:	Chief Executive Officer

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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CONTACTS INFORMATION PAGE

CRADA Notices

For ICD:	For Collaborator:
Director, Technology Transfer &	David Shapiro, M.D.
Development, NIDDK	4370 La Jolla Village Drive, Suite 1050
12 South Drive (Bldg 12A) Room 3011	San Diego, CA 92122
Bethesda, MD 20892-5632	T: (858) 652-6804 (Office)
T: (301) 451-3636	F: (858) 558-5961
F: (301) 402-7461

Patenting and Licensing

For ICD:	For Collaborator (if separate from above):
Division Director, Division of Technology
Development and Transfer
NIH Office of Technology Transfer
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804
Tel: 301-496-7057
Fax: 301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For ICD:	For Collaborator:
Drug Distribution Center to be	David Shapiro, M.D.
Selected	4370 La Jolla Village Drive, Suite 1050
San Diego, CA 92122
T: (858) 652-6804 (Office)
F: (858) 558-5961

ICD Project Officer for Extramural Investigators

Name:	Patricia Robuck PhD.
Division:	Digestive and Liver Diseases
Address:	6707 Democracy Blvd., Room 653
Bethesda, MD 20892-5450
Telephone 301-594-8879
FAX: (301) 480-8300
Email: prl32q@nih.gov

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:	Effects of obeticholic acid (INT-747) versus placebo for the treatment of patients with nonalcoholic steatohepatitis (NASH)

PHS [ICD] Component:	The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK)

ICD CRADA Principal Investigator:	Patricia R. Robuck, Ph.D., M.P.H.

Collaborator:	Intercept Pharmaceuticals, Inc.

Collaborator CRADA Principal Investigator:	David Shapiro, M.D.

Term of CRADA:	Four (4) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) will be collaborating with Intercept Pharmaceuticals, Inc. to conduct a multi-center, phase II clinical trial to evaluate obeticholic acid (INT-747) versus placebo for the treatment of patients with nonalcoholic steatohepatitis (NASH).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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 APPENDIX A

RESEARCH PLAN

TITLE OF CRADA:

Effects of Obeticholic Acid (INT-747) versus Placebo
for the Treatment of Patients with Nonalcoholic Steatohepatitis (NASH)

NIH PRINCIPAL INVESTIGATOR:

Patricia R. Robuck, Ph.D., M.P.H.
Senior Advisor for Clinical Trials in Digestive and Liver Diseases
National Institute of Diabetes and Digestive and Kidney Diseases

COLLABORATING PRINCIPAL INVESTIGATOR:

David Shapiro, MD
Chief Medical Officer and Executive VP, Development
Intercept Pharmaceuticals

TERM OF CRADA: Four (4) years

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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1.	Goals of this CRADA

The principal research goal of this CRADA is to evaluate the histological effects of treatment with the FXR (farnesoid X receptor) ligand INT-747 (6α-ethyl-chenodeoxycholic acid, obeticholic acid) compared to treatment with placebo in patients with NASH to determine if ITN-747 improves nonalcoholic fatty liver disease (NAFLD) as determined from hepatic histology.

2.	Background

2.1	Preclinical Rationale for Efficacy of the FXR Agonist INT-747 in NASH

Non-alcoholic fatty liver disease (NAFLD) is considered the hepatic manifestation of the metabolic syndrome, a cluster of closely related clinical features linked to visceral obesity and characterized by insulin resistance, dyslipidemia and hypertension. Hepatocellular injury, inflammation and fibrosis are hallmarks of non-alcoholic steatohepatitis (NASH), which develops in a fraction of subjects with NAFLD via mechanisms still not completely understood. Several factors have been implicated in the development of NASH, including sensitization by excessive liver triglyceride accumulation with insulin resistance and subsequent inflammatory and oxidative stress exposure (1). This study will evaluate if INT-747 (obeticholic acid)- a semisynthetic bile acid and FXR agonist- will improve the histological features of NASH.

It has become increasingly recognized in recent years that bile acids are potent physiological regulators of metabolism (2). Table I summarizes the many metabolic effects of bile acids, both via Farnesoid X Receptor (FXR), a nuclear receptor, and TGR5, a G-protein coupled receptor expressed on the cell membrane (2).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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Table 1 | Impact of bile acids on lipid, glucose and energy homeostasis

Effect	Target		Pathway	Refs

Bile acid metabolism

Decreased bile-acid synthesis	•	Decreased CYP7A1, CYP8B1	FXR-a–SHP; FXR-a–FGF15–FGFR4; JNK	33,37,38,52,53,146

Increased bile-acid conjugation	•	Increased BACS, BAT, UGT2B4, SULT2A1	FXR-a	29,30

Modulation of bile-acid enterohepatic cycling	• •	Decreased NTCP (liver); ASBT (intestine) Increased BSEP, MDR2, MRP2 (liver); I-BABP, OSTa, OST b (intestine)	FXR-a–SHP; FXR-a	1,30

Cholesterol metabolism

Increased serum LDL cholesterol	•	Decreased bile-acid synthesis	FXR-a	156

Decreased serum HDL cholesterol via increased HDL clearance	•	Increased SRB1	FXR-a	89
	• •	Decreased APOA1 Increased PLTP	FXR-a	89

Triglyceride metabolism

Decreased serum TG via decreased VLDL production	•	Decreased lipogenic genes (ACC1, ACC2, FAS), APOC3 Increased APOC2, LPL	FXR-a–SHP–SREBP1c	75

Decreased serum TG via increased VLDL clearance	•	Increased VLDLR, SDC1	FXR-a	89

Energy homeostasis

Increased energy expenditure (muscle, brown adipose tissue)	•	Increased mitochondrial activity via D2-mediated local thyroid hormone production and PGC1a increase	TGR5	42

Glucose metabolism

Decreased gluconeogenesis	•	Decreased PEPCK, G6Pase	FXR-a	96–98,102,103
Increased glycogenesis	• •	Decreased G6Pase Increased GSK3b phosphorylation	FXR-a; PI3K– AKT–GSK3b-GS	96–98,102,103

Increased incretin release	•	Increased GLP1 release	TGR5	45

APO, apolipoprotein; ACC, acetyl-CoA carboxylase; ASBT, apical sodium dependent bile acid transporter; BACS, bile acid-CoA synthetase; BAT, bile acid-CoA:amino acid N-acetyltransferase; BSEP, bile salt export pump; CYP7A1, cholesterol 7a-hydroxylase; CYP8B1, sterol 12a-hydroxylase; D2, type 2 iodothyronine deiodinase; FAS, fatty acid synthase; FGF15, fibroblast growth factor 15; FXR-a, farnesoid X receptor-a; G6Pase, glucose-6-phosphatase; GLP1, glucagon-like peptide 1; GS, glycogen synthase; GSK3b, glycogen synthase kinase 3b; HDL, high-density lipoprotein; HNF, hepatocyte nuclear factor; I-BABP, ileal bile-acid-binding protein; JNK, c-Jun N-terminal kinase; LPL, lipoprotein lipase; LRH1, liver receptor homologue 1; MDR2, multidrug resistance protein 2; MRP2, multidrug resistance-associated protein 2; NTCP, sodium taurocholate cotransporting polypeptide; OST, organic solute transporter; PEPCK, phosphoenol pyruvate carboxykinase; PGC1-a, peroxisome proliferator-activated receptor-g co-activator 1a; PI3K, phosphoinositol-3-kinase; PLTP, phospholipid transfer protein; SDC1, Syndecan-1; SHP, small heterodimer partner (also known as NR0B2); SRB1, scavenger receptor class B type I; SREBP1c, sterol response element binding protein 1c, TG, triglycerides; TGR5, also known as G-protein coupled bile acid receptor 1 (GPBAR1); SULT2A1, dehydroepiandrosterone sulphotransferase; UGT2B4, uridine 5-diphosphate glucuronosyltransferase 2B4; VLDL, very-low-density lipoprotein; VLDLR, VLDL receptor.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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FXR, a member of the nuclear receptor superfamily, is mainly expressed in liver, intestine, kidney and adipose tissue where it regulates a wide variety of target genes critically involved in the control of bile acid, lipid and glucose homeostasis (3). FXR agonists have been shown to suppress hepatic fatty acid and triglyceride synthesis through down-regulation of SREBPlc (4), and increase hepatic fatty acid oxidation through up-regulation of pyruvate dehydrogenase kinase (PDK4) (5). In addition, FXR agonists show insulin-sensitizing effects (3) and inhibit hepatic inflammation (6). In mice fed a high-fat diet, treatment with recombinant human fibroblast growth factor 19 (FGF-19), a FXR target gene markedly unregulated by FXR agonists, improves indices of dyslipidemia, hepatic steatosis, hyperinsulinemia, hyperleptinemia, and insulin sensitivity, while reducing body weight and adiposity (7). A synthetic FXR agonist protects against NASH in mice fed a methionine and choline-deficient diet (8). In this model, serum ALT and AST levels were reduced by treatment with the FXR agonist, accompanied by significantly reduced inflammatory cell infiltration and hepatic fibrosis. The reduction in inflammatory cell infiltration correlated with decreased serum levels of keratinocyte-derived chemokine and MCP 1, and the reduction of hepatic fibrosis corresponded to a reduction in hepatic gene expression of fibrosis markers (8). FXR-deficient mice exhibit a hepatic phenotype similar to NASH patients with significant hepatic triglyceride accumulation, hepatic inflammation and injury, and spontaneous hepatocellular carcinoma development (9). Thus, several lines of evidence from preclinical studies support the concept that FXR agonists may prove clinically useful for treating NASH (10).

INT-747 (6α-ethyl chenodeoxycholic acid, obeticholic acid) is a semi-synthetic potent and selective FXR agonist based on a bile acid scaffold, originally described for its anti-cholestatic and liver-protecting properties (11). INT-747 differs from chenodeoxycholic acid (COCA), the primary human bile acid and natural FXR ligand in man, by the addition of an 6α-ethyl group (which confers 100x greater FXR agonist properties). More recent preclinical studies have shown the capacity of INT-747 to increase insulin sensitivity, to modulate lipid metabolism and to exert anti-inflammatory properties, together with a marked anti-fibrotic effect.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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2.1.1	INT-747 Reduces Hepatic Lipotoxicity and Insulin Resistance

INT-747 induces lipid uptake by mouse adipocyte cell line (3T3-Ll) (12) and primary human adipocytes (13), which correlate with reduced hepatic and circulating lipid levels, together with increased insulin sensitivity. Moreover, INT-747 significantly enhances adiponectin and leptin (p<0.05 vs. differentiation mix) secretion by mouse and human adipocytes (13), which can enhance insulin sensitivity in peripheral tissues. Pancreatic beta cells express FXR mRNA and protein, and INT-747 significantly enhances insulin secretion by mouse β-TC6 cells (AUC P<0.05 vs. ctrl) and human pancreatic islets (P<0.01 vs. ctrl). FXR knock down in β-TC6 cells abrogates the INT-747-induced glucose-dependent insulin mRNA expression and secretion, indicating that these effects are FXR dependent (13). INT-747-induced insulin secretion by β TC6 cells correlates with enhanced AKT phosphorylation and Glut-2 plasma membrane translocation (13), suggesting that INT-747 might induce glucose uptake in these cells. INT-747 significantly up-regulates expression of PGC-1α in human hepatocytes and in mouse beta cells (13), suggesting a potential mechanism of action for its capacity to increase insulin secretion. Collectively, these results indicate that INT-747 improves glycemia by increasing peripheral glucose uptake, by enhancing glucose-stimulated insulin secretion, and by inhibiting hepatic lipid synthesis and content while inducing lipid uptake by adipocytes.

2.1.2	INT-747 Effects on Hepatic Inflammation, Fibrosis & Portal Hypertension

In the db/db mouse model of NAFLD, oral treatment for 5 weeks with INT-747 attenuates the NAFLD molecular profile, as demonstrated by reduced expression of inflammatory (TNF-α, TGF-β) and fibrotic (TIMP, collagen, SMA) markers in liver tissue (14). In addition, increased monocyte-derived suppressor cells suggest that FXR activation by INT-747 promote anti inflammatory monocyte infiltration into the liver (14). INT-747 selectively inhibits the NF-κB mediated hepatic inflammatory response both in vitro and in vivo while maintaining or even enhancing the cell survival response (6). In addition, INT-747 has been shown to inhibit vascular smooth muscle cell inflammation by down-regulation of inducible nitric oxide synthase and cyclooxygenase-2 expression (15).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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Hepatic fibrosis is a key histopathological feature in NASH patients, and hepatic stellate cell (HSC) activation is critical for hepatic fibrosis. FXR is expressed in HSCs and regulates their activation. INT-747 protects from liver fibrosis through inhibition of HSC activation in several rodent models (16). In the thioacetamide model of liver fibrosis in rats, INT-747 prevents fibrosis progression, reverses fibrosis and cirrhosis development, and significantly decreases portal hypertension (17). In addition, INT-747 reverses portal hypertension in a rat model of cirrhosis induced by bile duct ligation (18).

2.1.3	INT-747 and Erectile Dysfunction

Erectile dysfunction (ED) is often comorbid with obesity, diabetes, and the metabolic syndrome (MetS) (19). MetS induces ED through several mechanisms, including endothelial dysfunction in penile vessels. In a high-fat diet model of MetS in rabbits, a 3-month treatment with INT-747 restored endothelium-dependent relaxation in isolated cavernous tissue, normalizing responsiveness to acetylcholine and to electrical field stimulation, suggesting that NO production by NANC nerves is increased by INT-747 treatment (Maggi et al., manuscript in preparation). Accordingly, eNOS expression in the penis is greatly up-regulated by INT-747 treatment. Preliminary experiments in a rat model of chemically induced type 1 diabetes further demonstrate that INT-747 treatment preserves erectile function induced by electrical stimulation of the cavernous nerve. Evaluating both the prevalence of ED and the effects of INT-747 upon it in male patients with NASH is warranted.

Thus, the multiple activities of INT-747, including inhibition of hepatic lipogenesis, increase in insulin sensitivity, hepatocyte protection against bile acid-induced cytotoxicity, anti inflammatory effects in liver and vasculature, prevention and reversal of liver fibrosis, make this FXR agonist attractive for development as a novel therapeutic agent in NASH.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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2.2	Clinical Overview of INT-747

INT-747, 6-ethyl chenodeoxycholic acid or obeticholic acid, is a modified bile acid and potent FXR nuclear receptor agonist (and a weak agonist for TGR5, the cell membrane bile acid G protein coupled receptor). Two Phase I and two Phase II studies have been completed. The key data are summarized below.

2.2.1	Phase I Studies

The drug was administered to normal volunteers in single (25-500mg) and multiple (25-250mg) dose studies. Findings are summarized here.

•	Safety: No safety concerns arose with single dose administration. At 250mg, given for 12 days, 4 of 8 subjects reported pruritus (generally mild); one of these dropped out of the study due to a rash. Elevations in ALT and AST (maximum value 5.2x ULN) occurred in 6 of the 8 subjects (all resolved without sequelae). No clinically meaningful aminotransferase increases were seen at doses of 100mg or lower.

•	As expected, the drug was extensively conjugated (to glycine and taurine conjugates). There was considerable enterohepatic circulation (lasting several days after the last dose was administered).

2.2.2	Exploratory Study in Type 2 Diabetes and NAFLD- Euglycemic Clamp

An exploratory study in patients with Type 2 diabetes and nonalcoholic fatty liver disease (NAFLD) (diagnosed by hepatic ultrasound, elevated aminotransferases and/or liver biopsy) received placebo, 25mg or 50mg of INT-747 daily for 6 weeks. A 2-step hyperinsulinemic euglycemic clamp was conducted before and after treatment.

Key findings were:

•	Improvements in the steady state glucose infusion rates at both the low and high-dose insulin clamp steps were seen with the 25 mg dose and when both doses were evaluated together, versus placebo (22). This is consistent with improvements in both hepatic and peripheral (e.g. muscle, adipose tissue) glucose disposal.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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•	Weight loss was seen in a dose related manner; a fall in ~2% body weight occurred at 50mg after the six weeks of treatment (p<0.01 versus placebo). FGF-19, a protein secreted from the gut directly under FXR control, with potent metabolic effects (20), showed a similar dose related increase (which may in part explain the weight loss).

•	ELF (Enhanced, formerly European, Liver Fibrosis) markers showed:

•	~80% of patients had at least mild hepatic fibrosis

•	statistically significant improvements in the composite ELF, and all the individual analyte, scores at the 25mg dose. There were no meaningful changes at the 50mg dose.

•	Other findings included:

•	Liver enzymes: ~50% decrease in GGTP (both doses) and a significant fall in ALT at 25mg.

•	Lipids: a decrease in triglycerides at the 50mg dose, and an increase in LDL; and decrease in HDL at 50mg. It should be noted that each of the 4 centers used local laboratories and no lipid fractionation was conducted. Circulating lipids may not reflect tissue lipid levels.

•	There were no clear, concerning safety signals. Specifically, pruritus and aminotransferase increases were not seen more frequently with INT-747 therapy. Constipation (generally mild) occurred in 24% of the patients at the 50mg group (which was surprising as diarrhea was the most common AE seen with COCA therapy).

The data suggest that the dose response for insulin sensitivity (which reached a maximum at 25mg) may differ from that for weight loss (where 50mg showed better results than 25mg). Longer, larger studies are needed to evaluate if these apparent differences are real.

 This study showed that small doses of an oral FXR agonist can induce meaningful improvements in glucose metabolism.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.2.3	Primary Biliary Cirrhosis (PBC) Studies

Two, very similar, Phase II studies in patients with PBC have been initiated. Alkaline phosphatase (AP), assessed at central laboratories, is the primary endpoint in both studies. Therapy in each lasts 3 months. A monotherapy study comparing the effects of 10mg and 50mg of INT-747 with placebo is ongoing. The double-blind phase of the other, a dose response study evaluating 3 doses (10mg, 25mg and 50mg) with placebo in patients with persistent elevations (>1.5x ULN) in AP levels on a stable dose of ursodeoxycholic acid (UDCA) has been completed. Thirty three (33) centers in 8 countries participated. This data was presented at the recent EASL meeting (21). The data showed:

•	Highly statistically significant falls in AP levels in all doses compared with placebo (p<0.0001). Mean AP falls were ~20-25% compared to 3% with placebo. Absolute AP falls ranged from ~ 65-75 IU/L versus 5 IU/L for placebo.
•	Other evaluations of AP response (e.g. response rates) showed similar statistically and clinically meaningful differences from placebo treatment.
•	GGTP, ALT, AST and conjugated bilirubin levels were all significantly decreased with INT-747 treatment (mean pretreatment ALT, AST and bilirubin levels were all within the normal range).
•	Safety: Pruritus was the only clear clinically meaningful AE that differed between INT-747 treatment and placebo. The incidence of pruritus was elevated at both the 25mg and 50mg doses in these cholestatic patients (but not at 10mg). However, the severity of the pruritus and the incidence of discontinuations due to pruritus were both dose related. Overall, 10mg appeared to be acceptably tolerated (and efficacious).
•	Lipids: Effects were minimal with only a decrease in HDL seen. Future studies are planned to fractionate the HDL (and other) components.
•	Future studies will evaluate the effects of 10mg and lower doses given for longer periods in PBC.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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In summary, INT-747 appears to be a potent agent whose effects are consistent with the pre clinical findings of this FXR agonist. The PBC study has clearly shown that the drug has additional efficacy to that seen with UDCA. The AE profile in the cholestatic PBC patients differed from that seen in the patients with diabetes and NAFLD. Based on these preclinical and clinical data, a formal study evaluating the effects on histology in patients with NASH is warranted.

2.3	Background of the Parties

The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) is supporting the NASH Clinical Research Network (CRN) to conduct an extramural 12-year study of nonalcoholic steatohepatitis (NASH) to help define the etiology, contributing factors, natural history, complications, and therapy of nonalcoholic fatty liver disease in hopes of finding prevention and treatment approaches to this increasing cause of significant liver disease in the United States. The NASH CRN consists of eight adult clinical centers and a data coordinating center.

Intercept Pharmaceuticals, Inc. is privately held biopharmaceutical company developing novel therapeutics for the treatment of chronic fibrotic and metabolic diseases.

3.	Detailed Description of the Research Plan:

3.1	Type of Study

This CRADA will involve an extramural Phase II, multi-center, double-masked, placebo controlled trial with parallel treatment groups with a 72-week histological change as the primary outcome. The detailed description of the Research Plan is based on the protocol entitled “The Farnesoid X Receptor Ligand Obeticholic Acid in Nash Treatment: FLINT Trial”. Dr. Patricia Robuck, The NIDDK Principal Investigator, will file the IND for this trial with the FDA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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There will be a planned interim analysis by the trial Data and Safety Monitoring Board (DSMB) after 15 months of enrollment, but before any end-of-trial liver biopsies are performed. The interim analysis will be performed at 15 months with 24 week data from an estimated 25-40% of FLINT Trial patients. The interim analysis will focus on (1) emergent safety issues, if any, and (2) difference in the mean changes of serum alanine aminotransferase (ALT) by treatment group that are of sufficient magnitude and direction to warrant the continuation of enrollment and treatment of patients toward the planned sample size and planned follow-up liver biopsies.

3.2	Treatment Groups

This protocol will enroll approximately 280 patients 18 years and older who will be randomly assigned to the following groups of equal size (approximately 140 patients in each group):

Group 1: Obeticholic acid (25 mg q.d.)

Group 2: Placebo

3.3	Study Duration

The study duration is approximately four years (eighteen (18) months for enrollment). There will be up to 16 weeks screening prior to randomization, including at least 3 months of drug dose stabilization (or washout) for those using antiNASH medications prior to baseline liver biopsy or prior to randomization.. The patients will undergo a 72-week treatment period followed by a 24- week post-treatment washout period.

3.4	Recruitment

Recruitment of participants will take place at 8 NASH CRN clinical centers within the U.S.

Target recruitment period: September 2010 - June 2012

Treatment and follow-up phase: September 2010 - December 2013

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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3.5	Patient Selection

3.5.1	Inclusion Criteria

1.	Age 18 years or older at initial screening interview
2.	Histological evidence of NASH on a liver biopsy obtained no more than 3 months prior to randomization and a NAFLD activity score (NAS) of 4 or greater with a score of at least 1 in each component of the NAS (steatosis scored 0-3, lobular inflammation scored 0-3, ballooning scored 0-2).

3.5.2 Exclusion Criteria

1.	Significant alcohol consumption more than 20 g/day for females and more than 30 g/day for males on average, either currently or for a period of more than 3 consecutive months in the past year prior to screening
2.	Inability to reliably quantify alcohol intake
3.	Clinical or histologic evidence of cirrhosis
4.	Evidence of other forms of chronic liver disease
5.	Serum alanine aminotransferase (ALT) greater than 300 U/L
6.	Serum creatinine of 2.0 mg/dL or greater
7.	Direct bilirubin greater than l.3 mg/dL
8.	INR (International Normalized Ratio) greater than 1.3
9.	Serum albumin less than 3.2 g/dL
10.	Use of drugs historically associated with NAFLD (amiodarone, methotrexate, systemic glucocorticoids, tetracyclines, tamoxifen, estrogens at doses greater than those used for hormone replacement, anabolic steroids, valproic acid, other known hepatotoxins) for more than 2 weeks in the past year prior to randomization
11.	Use of a non-stable dose of antiNASH drugs (thiazolidinediones, vitamin E, metformin, UDCA, SAM-e, betaine, milk thistle, gemfibrozil, anti-TNF therapies, probiotics) in the 30 days prior to liver biopsy or the 30 days prior to randomization; treatment with these drugs may be continued during the study, but the dose should be expected to remain stable

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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12.	Use of a non-stable dose of statins (atorvastatin, fluvastatin, lovastatin, pravastatin, rosuvastatin, simvastatin) or fibrates (clofibrate, fenofibrate) in the 30 days prior to liver biopsy or the 30 days prior to randomization; treatment with these drugs may be continued during the study, but the dose should be expected to remain stable
13.	Inability to safely obtain a liver biopsy
14.	History of bariatric surgery or currently considering or undergoing evaluation for bariatric surgery
15.	History of biliary diversion
16.	Known positivity for antibody to Human Immunodeficiency Virus
17.	Active, serious medical disease with likely life-expectancy less than 5 years
18.	Active substance abuse, such as alcohol or inhaled or injection drugs, in the year prior to screening
19.	Women of childbearing potential: positive pregnancy test during screening or at randomization or unwillingness to use an effective form of birth control during the trial
20.	Women: breast feeding
21.	Participation in an IND trial in the 30 days prior to randomization
22.	Any other condition, which in the opinion of the investigator would impede compliance or hinder completion of the study
23.	Failure to give informed consent

3.6	Randomization

Centrally administered randomization stratified by clinical center, diabetes status, and blocked by calendar time.

3.7	Visit Schedule

Screening period can last no more than 16 weeks after registration.

Randomization: final pre-treatment interview, dispensing of study drug.

Follow-up visits: at 4 week and every 12 weeks after randomization throughout the 72-week treatment phase followed by a 96-week visit after 24 weeks of washout period.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.8	Clinical Outcome Measures (Primary and Secondary)

3.8.1	Primary Outcome Measures

Centrally scored histological improvement in NAFLD from baseline to the end of 72 weeks of treatment, where improvement is defined as:

(1)	No worsening in fibrosis; and

(2)	A decrease in NAFLD Activity Score (NAS) of at least 2 points

3.8.2	Interim Analysis of 24-week data at 15 Months from 1st Patient Randomized

Change in serum ALT from baseline to 24 weeks

Adverse events and other safety measures through interim analysis

3.8.3	Secondary Outcome Changes in the Following from Baseline to 72 Weeks

NASH diagnosis (from definite or indeterminate NASH to not-NASH)

Fibrosis score

Hepatocellular ballooning score

Each component score in the NAS

Change in serum aminotransferase and gamma-glutamyl transpeptidase levels

Change in MRI-determined hepatic fat

Change in fasting markers of insulin resistance (HOMA, Adipo-IR)

Change in post-glucose parameters of insulin responsiveness (2 hour glucose and fatty acids)

Change in anthropometric measurements (weight, BMI, waist to hip ratio, waist circumference, body composition)

Change in bile acid levels

Change in serum FGF-19 levels

Change in markers of hepatic apoptosis, inflammation, and fibrosis

Change in HR-QoL scores

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.9	Statistical Analysis

All primary analyses will be on an “intention-to-treat” basis. The primary analysis is an intention-to-treat analysis in which the proportions of subjects in the active-treatment group (obeticholic acid, 25 mg q.d.) with histological improvement in NAFLD, as defined by the primary outcome measure, is compared with the proportion of subjects in the placebo group in whom there is improvement. The comparison is made with the use of the Mantel-Haenszel chi square test, stratified according to clinical site. Subjects who do not undergo an end-of-treatment biopsy are classified as not having had improvement.

3.9.1	Sample Size Considerations

Total of 280 patients in 2 groups of equal size (140 per group)

Primary comparison: Obeticholic acid group vs. Placebo group

Primary outcome measure: Histological improvement in NAFLD (defined above)

Error protection: Type I= 0.05 and Type II= 0.10 (90% power)

Missing data: 10% will not have 72 week biopsies and will be considered not improved

Minimum clinically important difference: 50% higher relative rate of improvement in the obeticholic acid group vs. the placebo group

Assumed response rates:

1.	Expected percent with improved NAFLD (defined above) in the placebo group: 39% (based on PIVENS data and 2 to 1 split for patients on vs. not on vitamin Eat start of trial)
2.	Expected percent with improved NAFLD in the obeticholic acid group: 58%

3.9.2	Interim Analysis

Will be performed at 15 months after 1st patient randomized, at which time interim efficacy outcomes and safety information will be available on an estimated 25-40% of patients with at least 24 weeks of follow-up data

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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The interim target will be considered met if the observed between treatment groups difference in serum ALT from baseline to 24 week favors the obeticholic acid treatment group and if the upper 95% confidence limit for the 24 week difference is compatible with (i.e., includes) a 20% net reduction, comparing the between group difference relative to the mean at baseline of both groups combined.

Interim analysis for emergent safety issues will consists of counts of adverse events (AEs) and serious adverse events (SAEs) by treatment group with associated P-values based on Fisher’s exact test; the recommendation on safety will be made by DSMB, taking the P-values and all other relevant factors into account.

3.10	Safety Monitoring

NIDDK appointed DSMB will monitor the data for safety and efficacy for outcomes such as hepatotoxicity, pregnancy, and any other outcomes or events identified as safety-related. A member of the NIDDK DSMB will serve as a liaison to Intercept’s Data Safety Monitoring Committee meetings and participate as necessary to ensure safety surveillance across all of Intercept’s studies.

4.	Respective Contributions of the Parties

4.1	NIDDK will:

The NIDDK will be the central resource for the standardized assessment of clinical parameters and will be utilized by all participating Clinical Centers. These central resources will function and be supported under the Data Coordinating Center. The NIDDK and its Extramural Principal Investigator will perform the following functions.

•	Coordinate, monitor and exercise administrative guidance for the Clinical Centers, Data Coordinating Center, the Steering Committee Chairman’s Officer, and the Collaborator’s activities;

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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•	Provide administrative support and oversight for the financial resources awarded to the Clinical Centers and Data Coordinating Center funded by the U.S. Government;
•	Assist the Steering Committee and Data and Safety Monitoring Board in carrying out the study
•	Be a voting member of the Steering Committee and all key study group subcommittees;
•	Serve as executive secretary of the independent Data and Safety Monitoring Committee; and
•	Assist in quality control, interim data and safety monitoring, final data analysis and interpretation, preparation of publications, and coordination and performance monitoring.

4.2	Collaborator will:

Collaborator will provide bulk INT-747 (6α-ethyl chenodeoxycholic acid, obeticholic acid) (Test Agent) and matching placebo to complete the Protocol on a schedule mutually agreed upon by the Parties (or specified by the NASH Data Coordinating Center) to ensure a sufficient supply of unexpired Test Agent and placebo.

The NIDDK will be responsible for the appropriate study labeling and distribution, through the Data Coordinating Center, of the Test Agent and placebo. A distribution system will be developed by the NIDDK in collaboration with the NASH Data Coordinating Center to ensure the NASH Clinical Centers have an adequate supply of these items at all times.

5.	Description of Other Agreements and Intellectual Property of the Parties

5.1	CRADAs

None.

5.2	MTAs

None.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.3	CDAs

DK-10-0053 executed on November 20, 2009 will be superseded by this CRADA upon execution of the CRADA.

5.4	Patents

5.4.1	Collaborator Patents/Applications

The following is a complete listing of patents relating to INT-747 owned or controlled by Collaborator.

Filing Date	Earliest Priority	Serial No./ Publication No.	Subject Matter	Status	Expires*
02/21/02	03/12/01	US10/471,549 US 7,138,390	Composition of Matter for INT-747	Issued patent	02/21/22
02/21/02	03/12/01	PCT/EP02/01832 WO02/072598	Composition of Matter for INT-747	National Stage entry 9/21/03 Foreign cases granted: Europe, Norway, Spain, Denmark, Germany, Austria, Australia and Japan Pending: Canada and Israel	02/21/22
02/21/02	03/12/01	US11/602,307 / US2007/0142340	Methods for activating FXR using INT-747 for cholestasis or cardiovascular disease.	Pending. Response to Office Action due December 17, 2009. Final deadline is March 17, 2010.	02/21/22
02/21/02	03/12/01	US12/547,147	Methods of treating cholestatic liver disease	Pending. Awaiting first Office Action from Patent Office.	02/21/02
02/28/05	02/26/04	US10/590848 US2008/0039435	Composition of Matter for C-7 epimer of INT-747 (6Et-UDCA, FXR agonist)	Pending. Response to Office Action due November 20, 2009. Final deadline is February 20, 2010.	02/28/25
02/28/05	02/26/04	PCT/EP05/002086 WO05/082925	Composition of Matter for C-7 epimer of INT-747 (6Et-UDCA, FXR agonist)

National Stage entry 10/26/06

All foreign cases granted: Europe, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Monaco, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and UK

02/28/25
5/19/06	5/19/05	11/914,559 US2008/0214515	Process for preparing INT-747	Awaiting first Office Action from Patent Office. Assignment to Erregierre S.P.A. recorded at Reel/Frame: 020136/0481; Recorded: 11/20/2007	5/19/26
05/19/06	05/19/05	PCT/EP06/062446 WO06/122977	Process for preparing INT-747	National Stage entered 11/07 Pending Foreign Cases: Australia, Canada, China, Europe, Japan	05/19/26

*Does not include any patent term extension or patent term adjustment.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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Note: INT designated compounds are clinical candidates; UPF designated compounds not yet designated candidates

Filing Date	Earliest Priority	Serial No./ Publication No.	Subject Matter	Status	Expires*
03/14/05	03/12/04	US11/081,002 US2006/0069070	Method of inhibiting fibrosis using INT-747 and other FXR agonists	Awaiting response from Patent Office to Response filed 8/3/09.	03/14/25
03/14/05	03/12/04	PCT/US05/008575 WO05/089316	Method of inhibiting fibrosis using INT-747 and other FXR agonists	National Stage entry 09/12/06 Pending Foreign cases: Australia, Canada, Europe, and Japan	03/14/25
10/13/05	10/14/04	US11/250,298 US2006/0252670	Method of reducing adverse side effects (weight gain and edema) induced by a PPARg agonist by administering an FXR agonist and reducing the amount of PPARg agonist	Awaiting response from Patent Office to Response filed 8/10/09.	10/13/25
10/14/05	10/14/04	PCT/US05/036536 WO06/044391	Method of reducing adverse side effects (weight gain and edema) induced by a PPARg agonist by administering a FXR agonist and reducing the amount of PPARg agonist	National Stage entry 4/14/07 Pending Foreign cases: Australia, Canada, Europe, and Japan	10/14/25
11/19/08	11/19/08	EP08169459	Composition of Matter for UPF-930 (FXR agonist)	Priority application; foreign filing deadline 11/19/09
02/14/07	02/14/06	US12/435,063	Composition of Matter for UPF-838 (FXR agonist)	Response to Missing Parts Final Deadline 12/19/09	02/14/27
02/14/07	02/14/06	PCT/US07/003678 WO07/095174	Composition of Matter for UPF-838 (FXR agonist)	National Stage entry 10/14/08 Pending Foreign cases: Australia, Brazil, Canada, China, Europe, India, Japan	02/14/27
06/27/07	06/27/06	US11/819,517 US2008/0182832	Composition of Matter for INT-767 (dual FXR/ TGR5 agonist)	Awaiting Office Action from Patent Office	06/27/27
06/27/07	06/27/06	PCT/07/014829 WO08/002573	Composition of Matter for INT-767 (dual FXR/ TGR5 agonist)	National Stage entry 12/27/08 Pending Foreign cases: Australia, Canada, China, Europe, India, Israel, Japan, Hong Kong	06/27/27

*Does not include any patent term extension or patent term adjustment

5.4.2	NIDDK Patents/Applications

None.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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6.	Related Publications

1.	Farrell, G.C., and C.Z. Larter. 2006. Nonalcoholic fatty liver disease: from steatosis to cirrhosis. Hepatology 43: S99-S112.

2.	Thomas, C., R. Pellicciari, M. Pruzanski, J. Auwerx, and K. Schoonjans. 2008. Targeting bile-acid signalling for metabolic diseases. Nat Rev Drug Discov 7: 678-693.

3.	Lefebvre, P., B. Cariou, F. Lien, F. Kuipers, and B. Staels. 2009. Role of bile acids and bile acid receptors in metabolic regulation. Physiol Rev 89: 147-191.

4.	Watanabe, M., S.M. Houten, L. Wang, A. Moschetta, D.J. Mangelsdorf, R.A. Heyman, D.D. Moore, and J. Auwerx. 2004. Bile acids lower triglyceride levels via a pathway involving FXR, SHP, and SREBP-lc. J Clin Invest 113: 1408-1418.

5.	Savkur, R.S., K.S. Bramlett, L.F. Michael, and T.P. Burris. 2005. Regulation of pyruvate dehydrogenase kinase expression by the farnesoid X receptor. Biochem Biophys Res Commun 329: 391-396.

6.	Wang, Y.D., W.D. Chen, M. Wang, D. Yu, B.M. Forman, and W. Huang. 2008. Famesoid X receptor antagonizes nuclear factor kappaB in hepatic inflammatory response. Hepatology 48: 1632-1643.

7.	Fu, L., L.M. John, S.H. Adams, X.X. Yu, E. Tomlinson, M. Renz, P.M. Williams, R. Soriano, R. Corpuz, B. Moffat, R. Vandlen, L. Simmons, J. Foster, J.P. Stephan, S.P. Tsai, and T.A. Stewart. 2004. Fibroblast growth factor 19 increases metabolic rate and reverses dietary and leptin-deficient diabetes. Endocrinology 145: 2594-2603.

8.	Zhang, S., J. Wang, Q. Liu, and D.C. Hamish. 2009. Farnesoid X receptor agonist WAY-362450 attenuates liver inflammation and fibrosis in murine model of non alcoholic steatohepatitis. J Hepatol 51: 380-388.

9.	Zhang, Y., and P.A. Edwards. 2008. FXR signaling in metabolic disease. FEBS Lett 582:10-18.

10.	Cariou, B. 2008. The famesoid X receptor (FXR) as a new target in non-alcoholic steatohepatitis. Diabetes Metab 34: 685-691.

11.	Pellicciari, R., S. Fiorucci, E. Camaioni, C. Clerici, G. Costantino, P.R. Maloney, A. Morelli, D.J. Parks, and T.M. Willson. 2002. 6alpha-ethyl-chenodeoxycholic acid (6- ECDCA), a potent and selective FXR agonist endowed with anticholestatic activity. J Med Chem 45: 3569-3572.

12.	Rizzo, G., M. Disante, A. Mencarelli, B. Renga, A. Gioiello, R. Pellicciari, and S. Fiorucci. 2006. The farnesoid X receptor promotes adipocyte differentiation and regulates adipose cell function in vivo. Mol Pharmacol 70: 1164-1173.

13.	Rizzo, G.,D. Passeri, F. De Franco, G. Ciaccioli, L. Donadio, S. Modica, A. Moschetta, R. Pellicciari, M. Pruzanski, and L. Adorini. 2009. INT-747: a Potent and Selective FXR Agonist Regulating Glucose Metabolism and Enhancing Insulin Secretion Hepatology, abstract.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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14.	McMahan, R., T. Krisko, T. Jiang, X. Wang, R. Nash, M. Pruzanski, L. Adorini, L. Golden-Mason, M. Levi, and H.R. Rosen. 2009. FXR and TGR5 activation improves nonalcoholic fatty liver disease (NAFLD) and increases intrahepatic myeloid suppressor cells. Hepatology, abstract.

15.	Li, Y.T., K.E. Swales, G.J. Thomas, T.D. Warner, and D. Bishop-Bailey. 2007. Famesoid x receptor ligands inhibit vascular smooth muscle cell inflammation and migration. Arterioscler Thromb Vase Biol 27: 2606-2611.

16.	Fiorucci, S., E. Antonelli, G. Rizzo, B. Renga, A. Mencarelli, L. Riccardi, S. Orlandi, R. Pellicciari, and A. Morelli. 2004. The nuclear receptor SHP mediates inhibition of hepatic stellate cells by FXR and protects against liver fibrosis. Gastroenterology 127: 1497-1512.

17.	Albanis, E., C.E. Alvarez, M. Pruzanski, S.L. Friedman, and S. Fiorucci. 2005. A Novel FXR Activator, Reverses Hepatic Fibrosis and Cirrhosis in Thioacetamide Induced Liver Injury in Rats. Hepatology 42 (S1): Abstract 1040.

18.	Balasubramaniyan, V., V. Sharma, A. Winstanley, N. Davies, N. Shah, R. Jalan, and R.P. Mookerjee. 2009. Modulation of the DDAH-ADMA pathway with the farnesoid X receptor (FXR) agonist INT-747 restores hepatic eNOS activity and lowers portal pressure in cirrhotic rats Hepatology, Abstract.

19.	Chitaley, K., V. Kupelian, L. Subak, and H. Wessells. 2009. Diabetes, Obesity and Erectile Dysfunction: Field Overview and Research Priorities. J Urol. e-pub.

20.	Strack, A.M, Myers, R.W. 2004. Modulation of Metabolic Syndrome by Fibroblast Growth Factor 19 (FGF-19). Endocrinology 145: 2591-2593.

21.	Mason, A., V. Luketic, K. Lindor, et al. 2010. Farnesoid-X Receptor Agonists: a New Class of Drugs for the Treatment of PBC? An International Study Evaluating the Addition of INT-747 to Ursodeoxycholic Acid. J. Hepatology 52: Sl (Abstract 2).

22.	Sanyal, A.J., S. Mudaliar, R. Henry, et al. 2009. A New Therapy for Nonalcoholic Fatty Liver Disease and Diabetes? INT-747 - the First FXR Hepatic Therapeutic Study. Hepatology 50 S4: 389A-390A (Abstract 183).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS
OF THE PARTIES

Staffing Contributions:

ICD will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. ICD’s scientific staff will include ICD’s CRADA Principal Investigator and technical staff.

ICD estimates that [***] of effort per [***] will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator or technical staff.

Collaborator estimates that [***] of effort per [***] will be required to complete the CRADA research.

Funding Contributions:

Collaborator agrees to provide support in the form of Collaborator Materials (described below and having an estimated value of $[***] ([***] Dollars) and funds, of up to the amount of $3,000,000 (Three Million Dollars) for ICD to use to acquire technical, statistical, and administrative support for the research activities, as well as for use to pay for supplies and travel expenses. Collaborator will provide funds in the following installments.

1.	The first installment of $500,000 (Five Hundred Thousand Dollars) will be due within thirty (30) days of the Effective Date.

2.	An installment of $250,000 (Two-Hundred and Fifty Thousand dollars) will be due within sixty (60) days of completing enrollment of 25% (i.e., approximately 70) of the planned patients.

3.	An installment of $1,000,000.00 (One Million Dollars) will be due within sixty (60) days of, the interim efficacy and safety analyses conducted as described in the protocol to occur at approximately 15 months from first patient randomized.

4.	An additional installment of $1,250,000 will be due within sixty (60) days of completing enrollment of 100% (i.e., 280) of the planned patients, provided that, based on results of the interim efficacy and safety analyses, the decision is made to complete the study. In the event the decision is made not to proceed, no part of this additional installment will be paid.

Collaborator agrees that ICD can allocate the funding between the various categories in support of the CRADA research as ICD’s CRADA PI sees fit.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

CRADA PAYMENTS:

Collaborator will make checks payable to the National Institute of Diabetes and Digestive and Kidney diseases, will reference the CRADA number and title on each check, and will send them via trackable mail or courier to:

Connie Jenkins
Budget Office
National Institute of Diabetes & Digestive & Kidney Diseases, NIH
9000 Rockville Pike, Bldg 31, Rm 9A34
Bethesda, MD 20892

CRADA Travel Payments:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by ICD and funded using either appropriated funds or CRADA funds. Travel payments will not be funded directly by Collaborator.

Materials/Equipment Contributions:

ICD will provide the following ICD Materials for use under this CRADA: None.

Collaborator will provide the following Collaborator Materials and/or capital equipment for use under this CRADA:

1.	Collaborator Materials: INT-747 (6α-ethyl chenodeoxycholic acid, obeticholic acid) and matching placebo.

2.	Capital Equipment: None

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX C

MODIFICATIONS TO THE MODEL EXTRAMURAL-PHS CLINICAL CRADA
Insertions are indicated by underline and deletions are indicated by ~~strike through~~.

Modify Article 2 as follows:

"CRADA Data" means information developed by or on behalf of the Parties in the performance of the Research Plan, excluding Raw Data and Identifiable Private Information.

"Raw Data" means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA. Raw Data shall be considered to be the proprietary confidential information of the producing entity.

Modify Article 3 as follows:

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as ICD's contractors or grantees as described in the Research Plan. However, LCD's contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by ICD's contractors or grantees. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

Neither ICD, nor its contractors or grantees who have access to Collaborator Materials or any Test Article from ICD under this CRADA shall use any such Collaborator Materials or Test Article in any manner that does not comply with the CRADA, the Research Plan and the Protocol.

Modify Article 8 as follows:

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and ~~three (3)~~ five (5) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to ~~thirty (30)~~ sixty (60) additional days as necessary to file a Patent Application.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Modify Article 13 as follows:

13.13 Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement. In particular, the Confidential Disclosure Agreement (CDA) between NIDDK and Intercept Pharmaceuticals, executed on November 20, 2009 (NIDDK No. 10-0053), is superseded by this CRADA upon execution of the CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.13

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SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of January 1, 2012 (“Effective Date”), is made and entered into by and between:

1.	Intercept Pharmaceuticals, Inc., 18 Desbrosses Street, New York, NY 10013, (“Sponsor”);

2.	Dipartimento di Chimica e Tecnologia del Farmaco of the Università di Perugia, Via del Liceo, 1, Perugia, Italy 06123 (“University”); and

3.	Professor Roberto Pellicciari of the Dipartimento di Chimica e Tecnologia del Farmaco at the University, Via del Liceo, 1, Perugia, Italy 06123 (“Principal Investigator”)

This Agreement supercedes the Sponsored Research Agreement entered into by the parties on July 1, 2006; the First Amendment to the Agreement effective as of June 20, 2007 and the Sponsored Research Agreement effective January 1, 2011 (collectively the “Prior Agreement”). This Agreement therefore constitutes the entire agreement between the parties hereto.

WHEREAS, Sponsor desires to sponsor a research program at University led by Principal Investigator;

WHEREAS, Sponsor desires to obtain certain rights to inventions and technologies arising out of or in connection with such program; and

WHEREAS, University and Principal Investigator are willing to (a) undertake the program and (b) grant to Sponsor such rights under terms and conditions set forth herein.

WHEREAS, concurrently with the execution of this Agreement, Sponsor and Principal Investigator are entering into a Consulting and IP Agreement (the “Consulting Agreement”).

NOW THEREFORE, in consideration of the promises and undertakings set forth above and hereinafter, the parties hereto mutually agree as follows:

Article 1          Definitions

1.1           “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Sponsor. As used herein, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors.

1.2           “Material” means OCA (INT-747), INT-767 and INT-777, together with their conjugates and intermediates developed by or for the Sponsor.

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1.3           “Project Participant” means any agent or employee of Principal Investigator or University who may participate in the Research Project, including, but not limited to, scientists, post-doctoral fellows, students, and technicians, in accordance with Section 2.2.

1.4           “Research Parties” shall refer to University and Principal Investigator collectively or individually as the context requires.

1.5           “Research Project” shall mean the research project described in Section 2 herein.

1.6           “Research Project Patent Rights” shall mean any and all patent applications and patents owned or otherwise controlled, in whole or in part, by Research Parties worldwide, covering any invention conceived and/or reduced to practice by Principal Investigator and/or Project Participants in the conduct of the Research Project and/or during any period prior to the Effective Date if within the field of interest defined under the Research Project, together with any and all foreign counterparts, continuations, continuations-in-part and divisions of such patent applications and any and all extensions, reissues, reexaminations, renewals and substitutions of such patents.

1.7           “Research Project Technology” shall mean any and all data, information, technical reports, inventions (whether or not patentable), improvements, chemical materials, substances, reagents or similar tangible materials, and discoveries, not covered by Research Project Patent Rights, developed and/or generated by Principal Investigator and/or Project Participants in the conduct of the Research Project and/or during any period prior to the Effective Date if within the scope of the Research Project. Research Project Technology shall include, but not be limited to, the Materials.

Article 2          Research Project

2.1           General. The goal of the Research Project is to research, realize improvements to the process for synthesizing, and supplying gram scale reference standard quantities of those chemical entities known as OCA (INT-747), INT-767 and INT-777, as well as any conjugated, intermediate or other related forms thereof which are made, conceived, reduced to practice, created, written, designed or developed by the Parties.

2.2           Participants. The Research Project shall be conducted solely by Principal Investigator and Project Participants working under his supervision at the University. No Project Participant may work on the Research Project unless such Project Participant first signs the Project Participant Agreement attached as Exhibit A. Principal Investigator shall promptly provide each executed Project Participant Agreement to Sponsor.

2.3           Records. Principal Investigator and Project Participants shall keep accurate scientific records relating to the Research Project and shall make such records available to Sponsor during normal business hours upon reasonable notice. It is understood that such records shall include detailed laboratory notebooks sufficient to document any patentable inventions conceived or reduced to practice during the course of the Research Project. Upon request by Sponsor and at Sponsor’s expense, Principal Investigator shall promptly provide copies of all such records to Sponsor.

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2.4           Funding. As consideration for conducting the Research Project, Sponsor agrees to fund the activities of Principal Investigator and Project Participants under the Research Project, for which Sponsor shall pay to University a total of €80,000 during the term of this Agreement, payable as follows: €20,000 on March 31, 2012; €20,000 on June 30, 2012; €20,000 on September 30, 2012 and €20,000 on December 31, 2012. All such payments shall be made in Euros, the lawful currency of the European Community within fifteen (15) business days of such payment due date.

2.5           Reports. Principal Investigator shall submit to Sponsor (a) detailed reports documenting the status of the Research Project and progress made against the Project Plan from time to time as reasonably requested by Sponsor over the term of this Agreement and (b) a final report within ninety (90) days after termination or expiration of the Research Project.

Article 3          Material Transfer

3.1           Transfer. From time to time, Principal Investigator will use reasonable efforts to deliver to Sponsor or a Sponsor-named third party such quantity of Material (or portion thereof) as agreed upon by the parties.

3.2           Use of Material. Principal Investigator and Project Participants under Principal Investigator’s direction hereby agree to use the Material solely in the conduct of the Research Project and for no other purpose. Research Parties shall not, and shall ensure that Project Participants do not use any Material or Information for their own or others’ benefit or for any purpose not exclusively related to the Research Project, including without limitation for any direct or indirect commercial purpose or to treat human subjects, and shall not disclose, distribute, sell or otherwise transfer the Material to any other commercial or non-commercial third party without Sponsor’s prior written consent.

Article 4          Intellectual Property Rights

4.1           Invention Disclosure. Principal Investigator shall promptly and fully disclose to Sponsor in writing any invention conceived and/or reduced to practice, whether by Principal Investigator or any Project Participant, in the conduct of the Research Project.

4.2           Intellectual Property Ownership. For valuable consideration received, the Research Parties hereby assign to Sponsor all rights title and interest in and to all Research Project Patent Rights and Research Project Technology upon creation, each such assignment to be effective as of the date of creation. Research Parties shall cooperate with Sponsor in providing assistance and executing any documentation necessary to perfect such assignment. Research Parties agree and acknowledge that Sponsor shall have all rights and final decisions as to the filing, prosecution or maintenance of all patents or patent applications covering any Research Project Patent Rights and/or Research Project Technology. Each of the Research Parties will cooperate with Sponsor in any such filing, prosecution or maintenance. Research Parties further agree that, if Sponsor is unable, after reasonable effort, to secure the signature of Principal Investigator and/or relevant representative of either Research Party on any such documentation, any executive officer of Sponsor shall be entitled to execute any such documentation as the agent and the attorney-in-fact of Research Parties, and Research Parties hereby irrevocably designates and appoints each executive officer of Sponsor as their agent and attorney-in-fact to execute any such documentation on their behalf.

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4.3           Right of First Refusal. Research Parties shall give the Sponsor a right of first refusal to negotiate terms to expand the Agreement prior to the end of its term, or upon renewing it, to incorporate other bile acid and nuclear receptor research based on the discovery and reduction to practice of ligands that fall outside the scope of the Research Project. Research Parties shall notify Sponsor in writing of any such opportunity regarding such inventions and Sponsor shall have fifteen (15) days to respond in good faith as to Sponsor’s intent to expand the Agreement.

Article 5          Confidentiality

5.1           Confidential Information. “Confidential Information” shall include all confidential or proprietary information disclosed by the Sponsor to the Research Parties and all data, results and inventions arising in the course of the Research Project. With the sole purpose to protect the potential patentability of any invention described therein, Research Parties shall not publish or disclose any Confidential Information to any third party without prior consultation with Sponsor. This confidentiality obligation does not apply to information which (i) is available to Research Parties from an independent source not under obligation of confidence to Sponsor; (ii) is already published at the time of disclosure by Sponsor or creation in the course of the Research Project; (iii) is/was known to Research Parties independent of Sponsor’s disclosure, either under this Agreement or otherwise, and independent of the Research Parties’ involvement in, or activities in the course of, the Research Project.

5.2           Publishing and Use. Research Parties may publish or otherwise publicly disclose information gained in the course of the Research Project and shall give Sponsor the option of receiving a sponsorship acknowledgment in any such publication. In order to avoid disclosure of Confidential Information and any potential loss of Research Project Patent Rights as a result of premature public disclosure of patentable information, the Principal Investigator will submit any prepublication materials to Sponsor for review and comment at least sixty (60) days prior to their planned submission for publication. If such proposed publication contains any disclosures deemed by Sponsor to be Confidential Information, the Research Parties shall remove such information from the proposed publication at Sponsor’s request. If such proposed publication contains information considered by Sponsor, in its sole discretion, to be patentable, the Research Parties agree to withhold publication for a reasonable time, in any event no less than an additional one hundred twenty (120) days, so that a patent application can be prepared and filed.

Article 6          Term and Termination

6.1           Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect through December 31, 2012, unless terminated prior to such date in accordance with this Section 6. The parties will commence discussions no later than sixty (60) days prior to the end of the term to determine whether they have a mutual interest in renewing this Agreement.

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6.2           Termination for Breach. If either Research Party, on the one hand, or Sponsor, on the other hand, materially breach(es) any provision of this Agreement and fail(s) to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other party(ies), such other party(ies), at its/their option, and in addition to any other remedies that may be available to such other party(ies), may terminate this Agreement by sending written notice of termination to the breaching party(ies).

6.3           Sponsor Termination for Specific Cause. If Principal Investigator is unable or unwilling to continue to conduct research or otherwise perform his obligations under this Agreement in connection with the Research Project, if Principal Investigator’s employment with University is terminated, or if Principal Investigator fails to use reasonably diligent efforts to conduct the Research Project, Sponsor may terminate this Agreement upon thirty (30) days prior written notice to Principal Investigator and/or appropriate University representative and shall be under no further obligation to make monetary payments to Research Parties as set forth in Section 2.4 of this Agreement.

6.4           Effect of Sponsor Termination and Expiration. In the event of Sponsor termination for a breach by Research Parties under Section 6.2 or Section 6.3, any funds paid to Research Parties by Sponsor under this Agreement which have not been expended or irrevocably committed upon the effective date of termination shall be refunded to Sponsor within thirty (30) days after the effective date of termination. Principal Investigator shall furthermore deliver all remaining Material and all tangible documentation containing Confidential Information within thirty (30) days of Sponsor’s request.

6.5           Research Parties Termination for Specific Cause. If Sponsor fails to make any payment as set forth under Section 2.4 of this Agreement, then subject to Section 6.2 above, if Sponsor does not remedy such breach within thirty (30) days after receipt of notice in writing of such breach, then Research Parties may terminate this Agreement upon written notice to Sponsor.

6.6           Effect of Research Parties Termination. In the event of Research Parties termination for a breach by Sponsor during any Quarterly Period under Section 6.2 or Section 6.5, all rights, title and interest in and to the Research Project Patent Rights and Research Project Technology created and assigned to Sponsor during said Quarterly Period in accordance with Section 4.2 above shall revert to Research Parties. In such event, Sponsor shall undertake to immediately execute any and all documentation and to take any and all required action necessary to effect such reversion. Sponsor’s rights, and the Research Parties’ obligations to Sponsor, with respect to Research Project Patent Rights and Research Project Technology created prior to such Semiannual Period shall not be affected by such termination.

6.7           Survival. The following sections of this Agreement shall survive expiration or any termination of this Agreement: Sections 2.3, 2.5, 3.2, 4, 5, 6.4, 6.6, 6.7, 7 and 8. Notwithstanding the preceding, in the event of Research Parties termination for a breach by Sponsor under Section 6.2 or pursuant to Section 6.5 herein, then Sections 2.3, 3.2 and 4 shall not survive.

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Article 7          Representations and Warranties

7.1           Representations and Warranties of Research Parties. Research Parties represent and warrant that: (a) neither of the Research Parties have granted or will grant to any person or entity other than Sponsor any right or interest in and to the Materials, the Research Project Patent Rights or the Research Project Technology; (b) Research Parties have the legal right, authority and power to enter into this Agreement and perform the obligations set forth herein; (c) Research Parties will comply with all applicable laws in the performance of the Research Project; and (d) Research Parties will conduct the Research Project in a professional and workmanlike manner.

7.2           Representations and Warranties of University. University represents and warrants that: (a) Principal Investigator has not granted to University, and University has not accepted from Principal Investigator, any right, title and interest in and to the Materials, the Research Project Patent Rights or the Research Project Technology; (b) Principal Investigator’s participation in the Research Project and execution hereof, including the assignment of Research Project Technology and Research Project Patent Rights to Sponsor set forth in Section 4, shall not conflict with any obligations of Principal Investigator to University; (c) each Project Participant’s participation in the Research Project and assignment of Research Project Technology and Research Project Patent Rights to Principal Investigator, and the subsequent assignment to Sponsor, shall not conflict with any obligations of any Project Participant to University.

7.3           Representations of Sponsor. Sponsor represents and warrants that Sponsor has the legal right, authority and power to enter into this Agreement and meet the obligations set forth herein.

7.4           Limitations. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7, NO PARTY TO THIS AGREEMENT MAKES ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, RELATING TO THE RESEARCH PROJECT OR OTHERWISE UNDER THIS AGREEMENT, AND EACH PARTY TO THIS AGREEMENT SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Some jurisdictions do not allow limitations on implied warranties, so the above limitations may not apply to a party in such jurisdictions.

Article 8          General Provisions

8.1           Independent Contractors. The relationship of Sponsor, on the one hand, and Research Parties, on the other hand, established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party hereto the power to direct or control the day-to-day activities of the other party hereto, or constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

8.2           Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns, legal representatives and heirs. Sponsor may assign or transfer Sponsor’s rights and obligations under this Agreement to an Affiliate or a successor to all or substantially all of Sponsor’s assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise, upon written notice to Research Parties. This Agreement shall not otherwise be assignable by any party without the prior written consent of the other parties and any such assignment which does not receive such prior consent shall be void.

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8.3           Entire Agreement. This Agreement and the Consulting Agreement between Sponsor and Principal Investigator of even date herewith constitute the entire and only agreements between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby and thereby, provided that Research Parties agree and acknowledge that Sponsor may enter into consulting-type arrangements with certain individuals at the University relating to the Research Project.

8.4           Notices. Any notice or other communication required or permitted under this Agreement shall be in English and in writing and will be deemed given as of the date such notice is (a) hand delivered, or (b) mailed, postage prepaid, first class, certified mail, return receipt requested, or (c) sent, shipping prepaid, receipt requested by national courier service, to the party at the address listed below or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

Notices to Sponsor shall be addressed to:

Dr. Mark Pruzanski

Intercept Pharmaceuticals, Inc.

18 Desbrosses Street

New York, NY 10013

USA

Notices to Principal Investigator shall be addressed to:

Prof. Roberto Pellicciari

Dipartimento di Chimica e Tecnologia del Farmaco

Via del Liceo, 1

Perugia, Italy 06123

Notices to University shall be addressed to:

Attention: Prof. Benedetto Natalini

Dipartimento di Chimica e Tecnologia del Farmaco

Universita di Perugia

Via del Liceo, 1

Perugia, Italy 06123

8.5           Modification. This Agreement may not be modified except by a written agreement signed by each of the parties hereto.

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8.6           Waiver. No waiver of any rights shall be effective unless agreed to in writing by the party waiving such right, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.7           Disclaimer of Indirect Damages. EXCEPT WITH RESPECT TO A BREACH OF SECTION 5, IN NO EVENT WILL ANY PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. Some jurisdictions do not allow limitations of such damages, so the above limitation may not apply to a party. Each party may also have other rights which vary from jurisdiction to jurisdiction.

8.8           Section Headings. The headings of the sections of this Agreement are intended for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

8.9           Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

8.10         Construction. The parties agree that they have participated equally in the drafting of this Agreement and that the language herein contained should not be presumptively construed against either of them.

8.11         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12         English Version. This Agreement is drafted in English. In the event that this Agreement is translated into a language other than English, the original English version of this Agreement shall control all questions of interpretation with respect thereto.

8.13         Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA.

8.14         Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a)           The Principal Investigator and the designated executives of Sponsor and University shall meet to attempt to resolve such disputes. If such persons cannot resolve such disputes within thirty (30) days after any party requests such a meeting, then any party may make a written demand for formal dispute resolution in accordance with Section 8.14(b).

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(b)          Any dispute, controversy or claim not resolved according to Section 8.14(a) shall be finally settled by binding arbitration conducted in the English language in New York, New York, USA by one arbitrator under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

(c)          Notwithstanding anything contained in this Section 8.14 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date hereof.

PRINCIPAL INVESTIGATOR		INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Roberto Pellicciari	By:	/s/ Mark Pruzanski
	Roberto Pellicciari		Mark Pruzanski
President and CEO

UNIVERSITA DI PERUGIA DIPARTIMENTO DI CHIMICA E TECNOLOGIA DEL FARMACO

By:	/s/ Benedetto Natalini
Name:	Benedetto Natalini
Position:	Department Director

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EXHIBIT A: PROJECT PARTICIPANT AGREEMENT

This Project Participant Agreement (“Agreement”), effective as of January 1, 2012, (“Effective Date”), is made and entered into by and between Intercept Pharmaceuticals, Inc., a Delaware corporation with principal offices at 18 Desbrosses Street, New York, NY 10013 (“Sponsor”), and                         (“Project Participant”), a scientist, post-doctoral fellow, student or technician at Università di Perugia (“University”).

In consideration for being permitted to participate on the Research Project (as defined in the Sponsored Research Agreement by and among Sponsor, Professor Roberto Pellicciari and University of even date herewith (the “Sponsored Research Agreement”) under the direction of Professor Roberto Pellicciari (“Principal Investigator”) at University and funded by Sponsor pursuant to a Sponsored Research Agreement between Sponsor and Principal Investigator (the “Research Project”). Project Participant agrees:

•	Project Participant shall keep, and provide to Principal Investigator from time to time, accurate scientific records, including detailed laboratory notebooks sufficient to document any patentable inventions conceived or reduced to practice, relating to the Research Project and shall make such records available to Sponsor during normal business hours upon reasonable notice.

•	Project Participant shall promptly and fully disclose to Principal Investigator in writing any invention conceived and/or reduced to practice in the conduct of the Research Project.

•	Project Participant hereby assigns to Principal Investigator, for subsequent assignment to Sponsor pursuant to the Sponsored Research Agreement between Sponsor and Principal Investigator, all right, title and interest in and to any and all data, information, technical reports, inventions (whether or not patentable), improvements, biological materials, substances, reagents or similar tangible materials and discoveries developed and/or generated by Project Participants in the conduct of the Research Project and/or during any period prior to or after the Effective Date if related to or derived from any information, data and works of authorship owned or controlled by Sponsor or any of its affiliates regarding the Research Project (the “Research Project Technology”), upon their creation, and all patent applications and patents covering any Research Project Technology, together with any continuations, continuations-in-part and divisions of such patent applications and any extensions, reissues, reexaminations, renewals and substitutions of such patents (collectively, “Research Project Patent Rights”). Project Participant shall cooperate with Sponsor in providing assistance and executing any documentation necessary to perfect such assignment. Project Participant further agrees that, if Sponsor is unable, after reasonable effort, to secure the signature of Project Participant on any such documentation, any executive officer of Sponsor shall be entitled to execute any such documentation as the agent and the attorney-in-fact of Project Participant, and Project Participant hereby irrevocably designates and appoints each executive officer of Sponsor as his/her agent and attorney-in-fact to execute any such documentation on his/her behalf.

EXECUTION COPY

Confidential

•	Project Participant shall not publish or disclose any of Sponsor’s information which is (a) disclosed in writing or other tangible form and is labeled or identified as “Confidential” or “Proprietary”, (b) disclosed verbally and subsequently reduced to writing or other tangible form and labeled as “Confidential” or “Proprietary” or (c) commonly regarded as confidential and/or proprietary in the biotechnology industry (collectively, “Confidential Information”). All data and information developed by Project Participant in the course of the Research Project, provided by Sponsor, Principal Investigator or University in the course of the Research Project or that otherwise relates to Research Project Technology or Research Project Patent Rights shall be deemed to be Confidential Information of Sponsor.

•	Project Participant represents and warrants that he/she has not granted to any party (including University) other than Sponsor any right or interest in and to Research Project Technology or Research Project Patent Rights.

Project Participant acknowledges that he/she is not an employee of Sponsor.

This Agreement may not be modified except by a written agreement signed by both parties.

If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

This Agreement is drafted in English. In the event that this Agreement is translated into a language other than English, the original English version of this Agreement shall control all questions of interpretation with respect thereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, excluding its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

Sponsor	Project Participant

By:	By:
Name:	Name:
Title:	Title:
Dated:	Dated:

Exhibit 10.14.1

CONSULTING AND INTELLECTUAL PROPERTY (“IP”) AGREEMENT

This Consulting and IP Agreement (this “Agreement”) is effective as of August 1, 2011, (the “Effective Date”) and is entered into by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA (“INTERCEPT”) on the one hand and ROBERTO PELLICCIARI (“Consultant”), residing at Via U. Rocchi, 60, Perugia, Italy 06123, on the other hand.

RECITALS

WHEREAS, INTERCEPT desires to utilize Consultant to provide scientific guidance, supervision and coordination (the “Services”) of a research program (the “Research Program”) that will be undertaken by TES, to discover Compounds (“Compounds” as defined below) and to act as INTERCEPT’s designated representative to a joint steering committee formed pursuant to a research collaboration agreement between INTERCEPT and LES LABORATOIRES SERVIER (the “Research Collaboration”);

WHEREAS, TES is a corporation engaged in the business of drug discovery;

WHEREAS, Roberto Pellicciari is (i) a part-time Professor at the Dipartimento di Chimica e Tecnologia del Farmaco of the Università di Perugia (the “University”) and (ii) an owner of TES;

WHEREAS, INTERCEPT desires to obtain certain rights to Inventions, Know How, Improvements and Patent Rights (defined below) arising out of or in connection with such Research Program and consulting agreement with Consultant; and

WHEREAS, Consultant is willing to provide the Services and grant to INTERCEPT such rights under terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and INTERCEPT hereby agree as follows:

Article 1: DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Affiliate” means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Consultant, or INTERCEPT; or (2) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Consultant or INTERCEPT; or (3) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (1) or (2).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.2	“Agreement” means this agreement, including all exhibits attached hereto.

1.3	“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4	“Compound(s)” means any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist or [***], including any Derivative thereof, discovered and synthesized by Consultant, TES or its Affiliates pursuant to work conducted under the Research Program.

1.5	“Control,” “Controls,” or “Controlled by” means, with respect to any item of or right under Patent Rights, Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.6	“Data” means all non-clinical data, research data and manufacturing data (including stability data, chemical data and quality control data) pertaining to any Compound, which are Controlled by either Party at any time during the Term of this Agreement.

1.7	“Derivative” shall mean any chemical entity, the chemical structure of which was derived on the basis of structure-activity relationship data obtained with a Compound or series of Compounds.

1.8	“Effective Date” means the date on which this Agreement is entered into by and between INTERCEPT and Consultant.

1.9	“Euros” means the official currency of the European Union.

1.10	“GLP” or “Good Laboratory Practice” means the framework within which: (i) laboratory studies are planned, performed, monitored, recorded, reported and archived as defined under 21 CFR 58, OECD Principles on Good Laboratory Practice (ENV/MC/Chem (98)17), Directive 2004/10/EC and equivalent regulations as amended from time to time.

1.11	“Improvements” shall mean and include [***].

1.12	“Information” means any and all information and data, including without limitation all Consultant Know-How, TES Know-How, all INTERCEPT Know-How, and all other scientific, non clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.13	“Invention(s)” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, that is conceived and reduced to practice by a Party solely or jointly by the Parties or their Affiliates or consultants, in connection with activities performed under this Agreement, including, without limitation, any improvements thereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.14	“Know-How” means all information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which as of the Effective Date or during the Term: (i) are or become Controlled by a Party or its Affiliates, (ii) are not generally known, and (iii) are necessary or useful to develop, manufacture, market, use or sell the Compound.

1.15	“Party” means Consultant, TES or INTERCEPT, individually, and “Parties” means Consultant, TES and INTERCEPT, collectively.

1.16	“Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like, of any such patents and patent applications, and foreign equivalents of the foregoing, and any other patents and patent applications claiming priority back to any of the foregoing.

1.17	“Research Program” means the written research plan attached as Exhibit A to this Agreement, setting forth the research activities and services to be conducted by TES and through the Services provided by the Consultant.

1.18	“Term” means the term of this Agreement as defined in Section 7.1 of this Agreement.

1.19	“Third Party” means an entity other than Consultant, or TES and its Affiliates.

Article 2: SCOPE AND MANAGEMENT OF THE RESEARCH PROJECT

2.1	Research activities

Conduct and INTERCEPT Payments to Consultant

Consultant shall provide to INTERCEPT and TES scientific guidance, supervision and coordination of research activities (such activities to include but not be limited to synthetic, computational and analytical chemistry and screening) to discover, identify, optimize and develop Compounds as set forth in the Research Program.

Consultant agrees to make himself available to render the Services as requested by Intercept at such times and locations as may be mutually agreed and to perform such Services in a professional and workmanlike manner. INTERCEPT will pay to Consultant fifty thousand euros (€50,000) and one hundred thousand euros (€100,000) on an annualized basis for consulting services and Inventions, Know How, Improvements and Patent Rights, respectively, during the Term of this Agreement payable as follows: €37,500 on October 31, 2011; €37,500 on January 31, 2012; €37,500 on April 30, 2012 and €37,500 on July 31, 2012. All such payments shall be made in Euros, the lawful currency of the European Community, within ten (10) business days of such payment due date. Consultant will also be eligible for a fifty thousand euro performance (€50,000) bonus based on the success of the Research Collaboration.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2	Taxes and Withholding

All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws. If INTERCEPT is so required to deduct or withhold, INTERCEPT will (a) promptly notify the Consultant of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to Consultant an official receipt (or certified copy) or other documentation reasonably acceptable to Consultant evidencing such payment to such authorities.

Article 3: INTELLECTUAL PROPERTY

3.1	Inventorship, Ownership And Disclosure of Intellectual Property

Inventorship and ownership

Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under the applicable patent law of the country in which the patent issued or the application is pending. Consultant agrees that all Inventions made from January 1, 2011 through the Term shall be owned by INTERCEPT and all original works of authorship that are made by Consultant (solely or jointly with others) within the Services and scope of the Research Project and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). Consultant hereby assigns to INTERCEPT all of his rights, titles and interests from January 1, 2011 through the Term in and to all such Inventions, Know-How, Patent Rights, and original works of authorship and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and hereby appoints any officer of INTERCEPT as its duly authorized representative to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of INTERCEPT, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to INTERCEPT and to assist INTERCEPT in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention and original works of authorship. Consultant also hereby waives all claims to moral rights in any Inventions.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Disclosure

In the event that from January 1, 2011 and during the Term, Consultant has developed or develops any Inventions with respect to a Compound, Consultant shall furnish INTERCEPT with timely written notice of such Inventions. As to such Inventions that are Improvements, Consultant shall furnish INTERCEPT with a complete written disclosure of any such Improvements promptly after realization of such Improvements, with the goal of making such disclosure within a twenty (20) day period. When Data have been generated relating to Inventions or Improvements, Consultant shall furnish INTERCEPT with a data package which, in the Consultant’s reasonable opinion, contains all material information, Know-How and other Data available that would be useful to implement such Inventions or Improvements. Should a decision be made to file a patent application with respect to an Invention or Improvement, Consultant shall help with the drafting of the patent application and shall provide any additional supplemental Data as appropriate after filing of the patent application.

Article 4: CONFIDENTIALITY

4.1	Confidentiality; Exceptions

Except as otherwise provided in this Agreement, Consultant agrees that, during the Term and for as long as INTERCEPT is under an obligation to keep the information confidential due to its own contractual requirements with Third Parties, but in any case no less than five (5) years thereafter, all non-public, proprietary invention disclosures, Know-How, data, and technical, financial, promotional, commercial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by INTERCEPT to Consultant (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose or disclosed to any Third Party other than the purposes expressly permitted by this Agreement, (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Confidential Information to those of its Affiliates’ directors, officers, employees, agents and consultants, contractors that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that its Affiliates’ or sublicensees’ directors, officers, employees, agents, consultants, or contractors to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality and use provisions at least as restrictive as those contained in this Article 4 hereof. Consultant will promptly notify INTERCEPT upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of INTERCEPT.

4.2	Authorized Disclosure

A Receiving Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to or any requirements of any Regulatory Authority for the purposes of this Agreement or, complying with applicable laws or the rules of any relevant stock exchange or securities commission; provided that in the event of any such disclosure of the Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to INTERCEPT of such disclosure requirement (so that the INTERCEPT may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 4) and will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.3	Return of Confidential Information

The Receiving Party shall keep Confidential Information belonging to INTERCEPT in appropriately secured locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party or its Affiliates, or its or any of their officers, directors, employees, agents, consultants, or contractors , shall, upon written request, be immediately returned to INTERCEPT (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates, or any of their officers, directors, employees, agents, consultants, or contractors; provided, however, that the Receiving Party may retain one (1) copy of any Confidential Information in an appropriately secured location, in order to demonstrate compliance with the terms of this Agreement or which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Article 4.3.

4.4	Publications and Announcements

Consultant agrees not to publish any Confidential Information without INTERCEPT’s consent, and agrees not to publish any information related to an Invention not already protected by a Patent Rights without the consent of INTERCEPT.

ARTICLE 5: REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of Intercept Concerning Corporate Authorization

INTERCEPT represents and warrants to Consultant that it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations hereunder.

5.2	Representations, Warranties and Covenants of Consultant

Consultant represents and warrants to INTERCEPT that Consultant is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform his obligations hereunder.

There are not as of the Effective Date, nor have there been over the six (6) month period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Regulatory Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or other third party against Consultant;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Consultant hereby represents and warrants to INTERCEPT that (a) Consultant’s execution of this Agreement (including the performance of the Services under this Agreement) does not and shall not during the Term conflict with any obligations of Consultant to the University, whether under any applicable laws or otherwise, and (b) Consultant is currently under no contractual or other restriction or obligation which is inconsistent with Consultant’s execution of this Agreement (including the performance of the Services or any other obligation hereunder).

5.3	Negative covenants

Consultant covenants that, during the Term, (a) Consultant shall not enter into any agreement, whether written, oral or otherwise, that conflicts with or otherwise restricts or impedes his ability to fully perform the Services or any other obligations of his under this Agreement and (b) Consultant shall not take any action or fail to take any action with respect to any existing agreement (whether written, oral or otherwise) or any agreement (whether written, oral or otherwise) entered into during the Term that would create a conflict or otherwise impede his ability to fully perform the Services or any other obligations of his under this Agreement. Other than this Agreement, Consultant hereby represents that he is not party to any existing written or oral agreement, arrangement, understanding or other relationship pursuant to which he is obligated to render advice and services to a commercial entity in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist. Consultant hereby agrees and acknowledges that, during the Term of this Agreement (as defined below), he will not enter into any written or oral agreement, arrangement, understanding or other relationship pursuant to which he is obligated to render advice and services in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is selective or non-selective TGR5 agonists.

ARTICLE 6: INDEMNIFICATION

6.1	Indemnification by Consultant

Consultant hereby agrees to save, defend, and hold INTERCEPT, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any of its Affiliates, employee or consultant or Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by Consultant of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of Consultant, or (c) the unauthorized use by Consultant of INTERCEPT Data and Regulatory Documents.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 7: TERM, TERMINATION, survival

7.1	Term

This Agreement shall commence on the Effective Date and shall expire twelve months from the Effective Date, unless extended by INTERCEPT in its sole discretion by way of an amendment to the Agreement of one additional year (the “Term”).

7.2	Termination

Termination for Breach. If either Consultant, on the one hand, or INTERCEPT, on the other hand, materially breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other party, such other party, at its option, and in addition to any other remedies that may be available to such other party, may terminate this Agreement by sending written notice of termination to the breaching party.

7.3	Survival

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right or obligation which shall have accrued prior to such termination, relinquishment or expiration, including but not limited to accrued financial rights and obligations. The following Articles of this Agreement shall survive expiration or termination of this Agreement for any reason: 2.2, 3, 4, 5, 7, 8 and 9.

ARTICLE 8: GOVERNING LAW AND DISPUTE RESOLUTION

8.1	Governing law

This Agreement shall be governed by and construed under the laws of New York, NY US without giving effect to the conflict of law principles thereof.

8.2	Dispute resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

The designated executive of INTERCEPT and Consultant shall meet to attempt to resolve such disputes. If such persons cannot resolve such disputes within thirty (30) days after any party requests such a meeting, then any party may make a written demand for formal dispute resolution.

Any dispute, controversy or claim not resolved shall be finally settled by binding arbitration conducted in the English language in New York, New York, USA by one arbitrator under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Notwithstanding anything contained in this Section 8.2 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

ARTICLE 9: ASSIGNMENT, SUBCONTRATING, NO THIRD PARTY RIGHTS, BINDING AGREEMENT

9.1	Assignment

Consultant may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of INTERCEPT.

9.2	No Third Party Rights

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and a person who is not a Party to this Agreement may not enforce any of its terms unless otherwise provided.

9.3	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

9.4	Force majeure

Neither Party shall be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by regulatory action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party. The Party claiming force majeure shall as soon as reasonably practicable notify the other Party in writing setting forth the nature of such force majeure event, and shall use reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure event ceases. If any force majeure event continues for more than one hundred eighty (180) days, and such event prevents a Party from performing a material obligation under this Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.

9.5	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.6	Regulatory Approvals; Compliance with Law

The Parties shall make all filings with Regulatory Authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all applicable laws.

9.7	Public Announcement

Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

9.8	Notices

All notices required or permitted to be given under this Agreement, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to INTERCEPT, addressed to:

INTERCEPT PHARMACEUTICALS, INC.

18 Desbrosses Street

New York, NY 10013

Attention: Dr. Mark Pruzanski, Chief Executive Officer

If to Consultant addressed to:

Professor Roberto Pellicciari

Via U. Rocchi, 60

Perugia, Italy 06123

The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally or by facsimile transmission receipt verified, (ii) seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) two (2) days after the date sent if sent by express courier service.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.9	Waiver

No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

9.10	Disclaimer of Agency

The relationship between INTERCEPT and Consultant established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

9.11	Ambiguities

Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.12	Headings and Article References

The Article headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, except that any conflict between an Article reference number and any textual reference to the Article title noted next to such reference, will resolved in favor of the textual reference.

9.13	Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski

Name: Mark Pruzanski

Title: President and Chief Executive Officer

CONSULTANT

/s/ Roberto Pellicciari

Name: Roberto Pellicciari

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

Servier- Intercept Research Plan

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.14.2

AMENDMENT N°1 TO

CONSULTING AND INTELLECTUAL PROPERTY (“IP”) AGREEMENT

By and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA (“INTERCEPT”) on the one hand and ROBERTO PELLICCIARI (“Consultant”), residing at Via U. Rocchi, 60, Perugia, Italy 06123, on the other hand:

RECITALS

WHEREAS, INTERCEPT and Consultant have entered into a Consulting and IP Agreement (the “Agreement”);

WHEREAS, the initial Term (as defined in section 7.1 of the Agreement) will end on July 31st, 2012;

WHEREAS, the parties have decided to extend such Term.

NOW, THEREFORE, in consideration of the foregoing premises, INTERCEPT and Consultant hereby agree as follows:

ARTICLE 1:

The Term is extended for a six month period starting on August 1st, 2012 (hereinafter the “Extended Term”).

During the Extended Term, Consultant agrees to make himself available to render the Services, as requested by Intercept at such times and locations as may be mutually agreed and to perform such Services in a professional and workmanlike manner. INTERCEPT will pay to Consultant thirty-seven thousand five hundred euros (€37,500) per quarter for consulting services and Inventions, Know How, Improvements and Patent Rights, respectively, during the Extended Term of this Agreement payable as follows: €37,500 on October 31, 2012 and €37,500 on January 31, 2013.

Based on the results of the work performed during the Extended Term, the parties may decide, by way of an amendment to the Agreement, to further extend the Extended Term for an additional six month period.

ARTICLE 2:

“Research Program” means the written research plan as amended as attached as Exhibit A to this Amendment, setting forth the research activities and services to be conducted by TES and through the Services provided by the Consultant.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 3:

Any and all provisions of the Agreement not modified hereinabove shall remain in full force and effect.

In witness whereof, the Parties have executed this amendment by their proper officers as of July 30, 2012.

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski

Name: Mark Pruzanski

Title: President and Chief Executive Officer

CONSULTANT

/s/ Roberto Pellicciari

Name: Roberto Pellicciari

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

INITIAL ACTION PLAN

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.15

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CONSULTING AND IP AGREEMENT

This Consulting and IP Agreement (this “Agreement”) is effective as of January 1, 2012, (the “Effective Date”) and is entered into by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New York 10013 NY, USA (“INTERCEPT”) on the one hand and ROBERTO PELLICCIARI (“Consultant”), residing at Via U. Rocchi, 60, Perugia, Italy 06123, on the other hand.

RECITALS

WHEREAS, INTERCEPT desires to utilize Consultant to provide scientific guidance, supervision and coordination (the “Services”) of a research program (the “Research Program”);

WHEREAS, Roberto Pellicciari is a part-time Professor at the Dipartimento di Chimica e Tecnologia del Farmaco of the Università di Perugia (the “University”);

WHEREAS, INTERCEPT desires to obtain certain rights to inventions and technologies arising out of or in connection with such Research Program and consulting agreement with Consultant; and

WHEREAS, Consultant is willing to provide the Services and grant to INTERCEPT such rights under terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and INTERCEPT hereby agree as follows:

Article 1: DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Affiliate” means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Consultant, or INTERCEPT; or (2) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Consultant or INTERCEPT; or (3) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (1) or (2).

1.2	“Agreement” means this agreement, including all exhibits attached hereto.

1.3	“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

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1.4	“Compound(s)” means, OCA (INT-747), INT-767 and INT-777 or any conjugated, intermediate or other related form thereof.

1.5	“Control,” “Controls,” or “Controlled by” means, with respect to any item of or right under Patent Rights, Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.6	“Data” means all non-clinical data, research data and manufacturing data (including stability data, chemical data and quality control data) pertaining to any Compound, which are Controlled by either Party at any time during the Term of this Agreement.

1.7	“Effective Date” means the date on which this Agreement is entered into by and between INTERCEPT and Consultant.

1.8	“Euros” means the official currency of the European Union.

1.9	“GLP” or “Good Laboratory Practice” means the framework within which: (i) laboratory studies are planned, performed, monitored, recorded, reported and archived as defined under 21 CFR 58, OECD Principles on Good Laboratory Practice (ENV/MC/Chem (98)17), Directive 2004/10/EC and equivalent regulations as amended from time to time.

1.10	“Improvements” shall mean and include any and all changes, modifications and amendments reduced to practice or otherwise developed by or on behalf of Consultant or INTERCEPT during the course of performance of the Agreement, which (i) improve the efficiency or productivity of the synthetic and production processes for a Compound; or (ii) otherwise positively modify, alter or enhance a Compound.

1.11	“Information” means any and all information and data, including without limitation all Consultant Know-How, all INTERCEPT Know-How, and all other scientific, non clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.12	“Invention(s)” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, that is conceived and reduced to practice by a Party solely or jointly by the Parties or their Affiliates or consultants, in connection with activities performed under this Agreement, including, without limitation, any improvements thereof.

1.13	“Know-How” means all information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which as of the Effective Date or during the Term: (i) are or become Controlled by a Party or its Affiliates, (ii) are not generally known, and (iii) are necessary or useful to develop, manufacture, market, use or sale the Compound.

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1.14	“Party” means Consultant or INTERCEPT, individually, and “Parties” means Consultant and INTERCEPT, collectively.

1.15	“Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like, of any such patents and patent applications, and foreign equivalents of the foregoing, and any other patents and patent applications claiming priority back to any of the foregoing.

1.16	“Research Program” means the written research plan attached as Exhibit A to this Agreement, setting forth the research activities and services to be conducted by Consultant.

1.17	“Term” means the term of this Agreement as defined in Section 7.1 of this Agreement.

1.18	“Third Party” means an entity other than Consultant, INTERCEPT or its Affiliates.

Article 2: SCOPE AND MANAGEMENT OF THE RESEARCH PROJECT

2.1	Research activities

Conduct and INTERCEPT Payments to Consultant

Consultant shall provide to INTERCEPT scientific guidance, supervision and coordination of research activities, such activities to include but not be limited to process chemistry development and synthesis of Compounds, as requested from time to time by the Company, and further detailed in Exhibit A.

Consultant agrees to make himself available to render the Services as requested by Intercept at such times and locations as may be mutually agreed and to perform such Services in a professional and workmanlike manner. INTERCEPT will pay to Consultant Thirty Thousand euros (€30,000) and Seventy Thousand euros (€70,000) on an annualized basis for consulting services and IP, respectively, during the Term of this Agreement as follows: €25,000 on March 31, 2012; €25,000 on June 30, 2012; €25,000 on September 30, 2012; and €25,000 on December 31, 2012. All such payments shall be made in Euros, the lawful currency of the European Community within ten (10) business days of such payment due date.

2.2	Taxes and Withholding

All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws. If INTERCEPT is so required to deduct or withhold, INTERCEPT will (a) promptly notify the Consultant of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to Consultant an official receipt (or certified copy) or other documentation reasonably acceptable to Consultant evidencing such payment to such authorities.

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Article 3: INTELLECTUAL PROPERTY

3.1	Inventorship, Ownership And Disclosure of Intellectual Property

Inventorship and ownership

Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under the applicable patent law of the country in which the patent issued or the application is pending. All Inventions shall be the sole and exclusive property of INTERCEPT and all original works of authorship that are made by Consultant (solely or jointly with others) within the Services and scope of the Research Project and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). Consultant hereby assigns to INTERCEPT all of its rights, titles and interests in and to all such Inventions and original works of authorship and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and hereby appoints any officer of INTERCEPT as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of INTERCEPT, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to INTERCEPT and to assist INTERCEPT in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention and original works of authorship. Consultant also hereby waives all claims to moral rights in any Inventions.

Disclosure

In the event that during the Term, Consultant develops any Inventions with respect to a Compound, Consultant shall furnish INTERCEPT with timely written notice of such Inventions. As to such Inventions that are Improvements, Consultant shall furnish INTERCEPT with a complete written disclosure of any such Improvements promptly after realization of such Improvements, with the goal of making such disclosure within a twenty (20) day period. When Data have been generated relating to Inventions or Improvements, Consultant shall furnish INTERCEPT with a data package which, in the Consultant’s reasonable opinion, contains all material information, Know-How and other Data available that would be useful to implement such Inventions or Improvements. Should a decision be made to file a patent with respect to an Invention or Improvement, Consultant shall help with the drafting of the patent and shall provide any additional supplemental Data as appropriate after filing of the patent.

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Article 4: CONFIDENTIALITY

4.1	Confidentiality; Exceptions

Except as otherwise provided in this Agreement, Consultant agrees that, during the Term and for five (5) years thereafter, all non-public, proprietary invention disclosures, Know-How, data, and technical, financial, promotional, commercial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by INTERCEPT to Consultant (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose or disclosed to any Third Party other than the purposes expressly permitted by this Agreement, (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Confidential Information to those of its Affiliates’ directors, officers, employees, agents and consultants, contractors that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that its Affiliates’ or sublicensees’ directors, officers, employees, agents, consultants, or contractors to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality and use provisions at least as restrictive as those contained in this Article 4 hereof. Consultant will promptly notify INTERCEPT upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of INTERCEPT.

4.2	Authorized Disclosure

A Receiving Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to or any requirements of any Regulatory Authority for the purposes of this Agreement or, complying with applicable laws or the rules of any relevant stock exchange or securities commission; provided that in the event of any such disclosure of the Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to INTERCEPT of such disclosure requirement (so that the INTERCEPT may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 4) and will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

4.3	Return of Confidential Information

The Receiving Party shall keep Confidential Information belonging to INTERCEPT in appropriately secured locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party or its Affiliates, or its or any of their officers, directors, employees, agents, consultants, or contractors , shall, upon written request, be immediately returned to INTERCEPT (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates, or any of their officers, directors, employees, agents, consultants, or contractors; provided, however, that the Receiving Party may retain one (1) copy of any Confidential Information in an appropriately secured location, in order to demonstrate compliance with the terms of this Agreement or which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Article 4.3.

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4.4	Publications and Announcements

Consultant agrees not to publish any Confidential Information without INTERCEPT’s consent, and agrees not to publish any information related to an Invention not already protected by a Patent Rights without the consent of INTERCEPT.

ARTICLE 5: REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of Intercept Concerning Corporate Authorization

INTERCEPT represents and warrants to Consultant that it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations hereunder.

5.2	Representations, Warranties and Covenants of Consultant

Consultant represents and warrants to INTERCEPT that Consultant is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform his obligations hereunder.

There are not as of the Effective Date, nor have there been over the six (6) month period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Regulatory Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or other third party against Consultant;

Consultant hereby represents and warrants to INTERCEPT that (a) Consultant’s execution of this Agreement (including the performance of the Services under this Agreement) does not and shall not during the Term conflict with any obligations of Consultant to the University, whether under any applicable laws or otherwise, and (b) Consultant is currently under no contractual or other restriction or obligation which is inconsistent with Consultant’s execution of this Agreement (including the performance of the Services or any other obligation hereunder).

5.3	Negative covenants

Consultant covenants that, during the Term, (a) Consultant shall not enter into any agreement, whether written, oral or otherwise, that conflicts with or otherwise restricts or impedes his ability to fully perform the Services or any other obligations of his under this Agreement and (b) Consultant shall not take any action or fail to take any action with respect to any existing agreement (whether written, oral or otherwise) or any agreement (whether written, oral or otherwise) entered into during the Term that would create a conflict or otherwise impede his ability to fully perform the Services or any other obligations of his under this Agreement. Other than this Agreement, Consultant hereby represents that he is not party to any existing written or oral agreement, arrangement, understanding or other relationship pursuant to which he is obligated to render advice and services to a commercial entity in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist. Consultant hereby agrees and acknowledges that, during the Term of this Agreement (as defined below), he will not enter into any written or oral agreement, arrangement, understanding or other relationship pursuant to which he is obligated to render advice and services in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is selective or non-selective TGR5 agonists.

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ARTICLE 6: INDEMNIFICATION

6.1	Indemnification by Consultant

Consultant hereby agrees to save, defend, and hold INTERCEPT, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any of its Affiliates, employee or consultant or Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by Consultant of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of Consultant, or (c) the unauthorized use by Consultant of INTERCEPT Data and Regulatory Documents.

ARTICLE 7: TERM, TERMINATION, survival

7.1	Term

This Agreement shall commence on the Effective Date and shall expire twelve months from the Effective Date, unless extended by INTERCEPT in its sole discretion by way of an amendment to the Agreement of one additional year (the “Term”).

7.2	Termination

Termination for Breach. If either Consultant, on the one hand, or INTERCEPT, on the other hand, materially breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other party, such other party, at its option, and in addition to any other remedies that may be available to such other party, may terminate this Agreement by sending written notice of termination to the breaching party.

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7.3	Survival

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right or obligation which shall have accrued prior to such termination, relinquishment or expiration, including but not limited to accrued financial rights and obligations. The following Articles of this Agreement shall survive expiration or termination of this Agreement for any reason: 2.2, 3, 4, 5, 7, 8 and 9.

ARTICLE 8: GOVERNING LAW AND DISPUTE RESOLUTION

8.1	Governing law

This Agreement shall be governed by and construed under the laws of New York, NY US without giving effect to the conflict of law principles thereof.

8.2	Dispute resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

The designated executive of INTERCEPT and Consultant shall meet to attempt to resolve such disputes. If such persons cannot resolve such disputes within thirty (30) days after any party requests such a meeting, then any party may make a written demand for formal dispute resolution.

Any dispute, controversy or claim not resolved shall be finally settled by binding arbitration conducted in the English language in New York, New York, USA by one arbitrator under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

Notwithstanding anything contained in this Section 8.2 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

ARTICLE 9: ASSIGNMENT, SUBCONTRATING, NO THIRD PARTY RIGHTS, BINDING AGREEMENT

9.1	Assignment

Consultant may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of INTERCEPT.

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9.2	No Third Party Rights

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and a person who is not a Party to this Agreement may not enforce any of its terms unless otherwise provided.

9.3	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

9.4	Force majeure

Neither Party shall be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by regulatory action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party. The Party claiming force majeure shall as soon as reasonably practicable notify the other Party in writing setting forth the nature of such force majeure event, and shall use reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure event ceases. If any force majeure event continues for more than one hundred eighty (180) days, and such event prevents a Party from performing a material obligation under this Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.

9.5	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.6	Regulatory Approvals; Compliance with Law

The Parties shall make all filings with Regulatory Authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all applicable laws.

9.7	Public Announcement

Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

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9.8	Notices

All notices required or permitted to be given under this Agreement, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to INTERCEPT, addressed to:

INTERCEPT PHARMACEUTICALS, INC.

18 Desbrosses Street

New York, NY 10013

Attention: Dr. Mark Pruzanski, Chief Executive Officer

If to Consultant addressed to:

Professor Roberto Pellicciari

Via U. Rocchi, 60

Perugia, Italy 06123

The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally or by facsimile transmission receipt verified, (ii) seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) two (2) days after the date sent if sent by express courier service.

9.9	Waiver

No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

9.10	Disclaimer of Agency

The relationship between INTERCEPT and Consultant established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

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9.11	Ambiguities

Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.12	Headings and Article References

The Article headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, except that any conflict between an Article reference number and any textual reference to the Article title noted next to such reference, will resolved in favor of the textual reference.

9.13	Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In witness whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski

Name: Mark Pruzanski
Title: President and Chief Executive Officer

CONSULTANT

/s/ Roberto Pellicciari

Name: Roberto Pellicciari

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EXHIBIT A

Consulting activities to be performed by the Consultant include but are not limited to the following:

•	Provide expertise in realizing, transferring and patenting improvements to the synthetic routes / process chemistry relating to OCA (INT-747), INT-767 and INT-777, including all conjugated, intermediate and other related forms thereof
•	Manage lab-scale synthesis, and ensure timely delivery, of gram-scale quantities of OCA (INT-747), INT-767 and INT-777, including all conjugated, intermediate and other related forms thereof
•	Help in the selection of, and liaise scientifically with, manufacturing CROs in support of scale-up process chemistry and industrial synthesis
•	Support of, and participation in, the Company's partnering discussions, as needed
•	Support responding to scientific due diligence requests from investors and potential partners
•	Support of Company communication and interaction with regulatory authorities, as needed
•	Participate in regularly scheduled executive team teleconferences and attend Company meetings, as needed
•	Participate in regular meetings with the Company’s Chief Scientific Officer and patent counsel, as needed, to review patentable discoveries and draft patent applications

Exhibit 10.16.1

RESEARCH AND DEVELOPMENT

 AGREEMENT

This Research and Development Agreement (this “Agreement”) is effective as of August 1, 2011 (the “Effective Date”) and is entered into by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA (“INTERCEPT”) on the one hand and TES Pharma Srl, a corporation organized and existing under the laws of Italy, with registered office at Via Settevalli 556, 06129, Perugia, Italy (“TES”) on the other hand.

RECITALS

WHEREAS, INTERCEPT wishes to collaborate with TES pursuant to a research program (the “Research Program”), to discover and optimize Compounds (“Compounds” as defined below);

WHEREAS, TES is a corporation engaged in the business of drug discovery;

WHEREAS, INTERCEPT desires to obtain certain rights to inventions and technologies arising out of or in connection with the Research Program; and

WHEREAS, TES is willing to (a) undertake the Research Program and (b) grant to INTERCEPT such rights under terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TES and INTERCEPT hereby agree as follows:

Article 1: DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Affiliate” means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by TES or INTERCEPT; or (2) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of TES or INTERCEPT; or (3) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (1) or (2).

1.2	“Agreement” means this agreement, including all Exhibits attached hereto.

1.3	“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.4	“Confidential Information” means all non-public, proprietary invention disclosures, know-how, data, and technical, and other information of any nature whatsoever, disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by INTERCEPT to TES or its Affiliates.

1.5	“Compound(s)” means any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist or [***], including any Derivative thereof, synthesized by TES or its Affiliates pursuant to work conducted under the Research Program.

1.6	“Control,” “Controls,” or “Controlled by” means, with respect to any item of or right under Patent Rights, Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.7	“Data” means all non-clinical data, research data, and manufacturing data (including synthetic process, stability data, analytical chemistry data, and quality control data) pertaining to any Compound, which is Controlled by either Party at any time during the Term of this Agreement.

1.8	“Derivative” shall mean any chemical entity, the chemical structure of which was derived on the basis of structure-activity relationship data obtained with a Compound or series of Compounds.

1.9	“Effective Date” means the date on which this Agreement is entered into by and between INTERCEPT and TES.

1.10	“Euros” means the official currency of the European Union.

1.11	“Improvements” shall mean and include [***].

1.12	“Information” means any and all information and data, including without limitation all TES Know-How, all INTERCEPT Know-How, and all other scientific, nonclinical, regulatory, and manufacturing information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.13	“Invention(s)” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, that is conceived and reduced to practice by a Party solely or jointly by the Parties or their Affiliates or consultants, in connection with activities performed under this Agreement, including, without limitation, any improvements thereof.

1.14	“Know-How” means all information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how, and trade secrets, patentable or otherwise, which as of the Effective Date or during the Term: (i) are or become Controlled by a Party or its Affiliates, (ii) are not generally known, and (iii) are necessary or useful to develop, manufacture, market, use, or sale the Compound.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.15	“Party” means INTERCEPT or TES, individually, and “Parties” means INTERCEPT and TES, collectively.

1.16	“Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like, of any such patents and patent applications, and foreign equivalents of the foregoing, and any other patents and patent applications claiming priority back to any of the foregoing.

1.17	“Research Program” means the written research plan attached as Exhibit A to this Agreement, setting forth the research activities to be conducted by TES.

1.18	“Term” means the term of this Agreement as defined in Section 7.1 of this Agreement.

1.19	“Third Party” means an entity other than TES and its Affiliates.

Article 2: SCOPE AND MANAGEMENT OF THE RESEARCH PROJECT

2.1	Research activities

Conduct and INTERCEPT Payments to TES

TES shall conduct research activities (such activities to include but not be limited to synthetic, computational and analytical chemistry, and screening) to discover, identify, optimize Compounds, as set forth in the Research Program.

TES will allocate for the performance of the research activities: [***] full time equivalent (“FTE”) chemists and [***] FTEs [***] during the Term. INTERCEPT will pay to TES a maximum amount of €1,000,000 (one million euros) during the Term of the Agreement, provided such FTEs are allocated and activities performed in accordance with the Research Program, as well as documented as detailed below. Payments will be made in equal quarterly installments with the first payment made within 5 business days of the Effective Date of this Agreement and subsequent payments to be made within 5 business days of each subsequent quarterly period.

TES shall exercise commercially reasonable efforts in the performance of the research activities in accordance with the agreed activities and timelines specified in the Research Program.

An initial outline of the Research Plan is attached hereto as Exhibit A and may be adjusted from time to time by INTERCEPT following suitable discussions between the Parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2	Reports

TES shall prepare, maintain, and contractually require that its Third Party contractors, if any, prepare and maintain, accurate and complete records of all research work performed with respect to the Compounds, to enable TES to comply with applicable laws and to otherwise comply with the requirements of this Agreement. All such agreements shall also require that such Third Parties assign all rights in inventions pertaining to the Compounds to INTERCEPT.

TES shall submit to INTERCEPT: (i) after each 3 (three) month period, a detailed interim written report on the progress of the Research Program, including results obtained and together with a complete list and allocation of research personnel, within 30 (thirty) days of the end of each such period, (ii) a detailed written report of the final results of the Research Program within 30 (thirty) days of the end of the Term; and (iii) reports of any significant findings in the Research Program promptly upon such findings being made.

2.3	Research Program Management

The Research Program shall managed by an INTERCEPT designee. INTERCEPT’s initial designee is Dr. Roberto Pellicciari.

2.4	Inspection Rights

INTERCEPT shall have the right, during normal business hours, and no more than once per year, (unless requested by INTERCEPT and agreed by TES, such agreement not to be withheld unreasonably), to inspect: (a) those portions of the facilities of TES, or any of its Affiliates, and subcontractors used in connection with performing the research activities necessary for the Research Program, provided that INTERCEPT or its designee shall on such occasions be accompanied by a representative of TES. The rights in this Section shall only enable inspections pertaining to research activities being performed under this Agreement.

2.4	Taxes and Withholding

All payments due and payable under this Agreement will be made without any deduction, or withholding for, or on account of any tax unless such deduction or withholding is required by applicable laws. If INTERCEPT is so required to deduct or withhold, INTERCEPT will (a) promptly notify the TES of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to TES an official receipt (or certified copy) or other documentation reasonably acceptable to TES evidencing such payment to such authorities.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 3: INTELLECTUAL PROPERTY

3.1	Inventorship, Ownership, And Disclosure of Intellectual Property

Inventorship and Ownership

Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under the applicable patent law of the country in which the patent issued or the application is pending. All Inventions shall be the sole and exclusive property of INTERCEPT and all original works of authorship that are made by TES (solely or jointly with others) within the scope of the Research Project and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). TES hereby assigns to INTERCEPT all of its rights, titles, and interests in and to all such Inventions and original works of authorship and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and hereby appoints any officer of INTERCEPT as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of INTERCEPT, TES shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to INTERCEPT and to assist INTERCEPT in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention and original works of authorship. TES also hereby waives all claims to moral rights in any Inventions. All employees, agents, and subcontractors of TES and its Affiliates conducting activities under this Agreement shall, prior to commencing any such activities, be under written obligation to assign any inventions and related intellectual property rights to INTERCEPT (or its designated Affiliate or Third Party).

Disclosure

In the event that during the Term, TES, its Affiliates or its subcontractors develops any Inventions with respect to a Compound, TES shall furnish INTERCEPT with timely written notice of such Inventions. As to such Inventions that are Improvements, TES shall furnish INTERCEPT with a complete written disclosure of any such Improvements promptly after realization of such Improvements, with the goal of making such disclosure within a twenty (20) day period. When Data have been generated relating to Inventions or Improvements, TES shall furnish INTERCEPT with a data package which, in TES’ reasonable opinion, contains all material information, Know-How and other Data available that would be useful to implement such Inventions or Improvements.

Article 4: CONFIDENTIALITY

4.1	Confidentiality

Except as otherwise provided in this Agreement, TES agrees that, during the Term and for as long as INTERCEPT is under an obligation to keep the information confidential due to its own contractual requirements with Third Parties, but in any case no less than five (5) years thereafter, all Confidential Information, disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by INTERCEPT to TES or its Affiliates (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose or disclosed to any Third Party other than the purposes expressly permitted by this Agreement, (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Confidential Information to those of its Affiliates’ directors, officers, employees, agents and consultants, contractors that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that its Affiliates’ or sublicensees’ directors, officers, employees, agents, consultants, or contractors to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality and use provisions at least as restrictive as those contained in this Article 4 hereof. TES will promptly notify INTERCEPT upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of INTERCEPT.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2	Exceptions

Confidential Information of INTERCEPT shall not include any information that the Receiving Party can prove by competent evidence:

To have been known to or in the possession of the Receiving Party and at its free disposal prior to the date of its actual receipt from INTERCEPT;

To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement between the Parties;

To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to INTERCEPT not to disclose such information to others; or

To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

4.3	Authorized Disclosure

A Receiving Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to or any requirements of any Regulatory Authority for the purposes of this Agreement or, complying with applicable laws or the rules of any relevant stock exchange or securities commission; provided that in the event of any such disclosure of the Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to INTERCEPT of such disclosure requirement (so that the INTERCEPT may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 4) and will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

4.4	Return of Confidential Information

The Receiving Party shall keep Confidential Information belonging to INTERCEPT in appropriately secured locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party or its Affiliates, or its or any of their officers, directors, employees, agents, consultants, or contractors , shall, upon written request, be immediately returned to INTERCEPT (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates, or any of their officers, directors, employees, agents, consultants, or contractors; provided, however, that the Receiving Party may retain one (1) copy of any Confidential Information in an appropriately secured location, in order to demonstrate compliance with the terms of this Agreement or which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Article 4.4.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.5	Publications and Announcements

During the term of this Agreement, TES shall submit to INTERCEPT for review and approval all proposed academic, scientific and medical publications, and public presentations relating to the Research Program. INTERCEPT shall respond in writing within 90 days with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection, (b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of INTERCEPT’s business. In the event that INTERCEPT has concerns about the disclosure of Inventions or Confidential Information, TES agrees to provide INTERCEPT with any additional information relating to the proposed disclosure. Notwithstanding the above, TES agrees not to publish or disclose any Inventions or Confidential Information without INTERCEPT’s formal consent.

ARTICLE 5: REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of the Parties Concerning Corporate Authorizations

Each Party represents and warrants to the other Party that:

Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization;

Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder; and

This Agreement has been duly executed and delivered by, and is the legal and valid obligations binding upon such Party and so far as it is aware, the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation its certificate of incorporation or by-laws, and (ii) does not violate applicable laws or any judgment, injunction, order or decree of any Regulatory Authority having jurisdiction over it.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.2	Representations, Warranties and Covenants of TES

TES represents and warrants to INTERCEPT that:

TES shall have access (through ownership, out-sourcing, contracting, or otherwise) throughout the Term of this Agreement to a work force suitably qualified and trained, and facilities and equipment sufficient, to enable TES to perform its obligations as set forth under this Agreement;

There are not as of the Effective Date, nor have there been over the six (6) month period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Regulatory Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or other third party against TES or any of its principle officers and owners;

TES has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of licensed Compounds;

TES hereby represents and warrants to INTERCEPT that (a) TES’ execution of this Agreement (including the performance of the Research Program under this Agreement) does not and shall not during the Term conflict with any obligations of TES to the Università di Perugia, whether under any applicable laws or otherwise, and (b) TES is currently under no contractual or other restriction or obligation which is inconsistent with TES’ execution of this Agreement (including the performance of the Research Program or any other obligation hereunder).

5.3	Negative covenants

TES covenants that, during the Term, (a) TES shall not enter into any agreement, whether written, oral or otherwise, that conflicts with or otherwise restricts or impedes its ability to fully perform the Research Program or any other obligations of TES under this Agreement and (b) TES shall not take any action or fail to take any action with respect to any existing agreement (whether written, oral or otherwise) or any agreement (whether written, oral or otherwise) entered into during the Term that would create a conflict or otherwise impede its ability to fully perform the Research Program or any other obligations of TES under this Agreement. Other than this Agreement, TES hereby represents that it is not party to any existing written or oral agreement, arrangement, understanding or other relationship pursuant to which TES is obligated to render advice and services in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 agonist. TES hereby agrees and acknowledges that, during the Term, TES will not enter into any written or oral agreement, arrangement, understanding or other relationship pursuant to which TES is obligated to render advice and services in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 agonist.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TES covenants that during the Term or as long as Dr. Pellicciari is deemed an Affiliate of INTERCEPT and INTERCEPT is engaged, on its own or through contractual agreements with a Third Party, in the clinical development and/or marketing of any Compound(s), TES shall not, itself or through one or more Affiliates or any Third Party, clinically develop, sell, offer for sale, distribute, license, promote or market any chemical entity and/or active ingredient which is a selective or non-selective TGR5 agonist.

ARTICLE 6: INDEMNIFICATION, INSURANCE

6.1	Indemnification by TES

TES hereby agrees to save, defend, and hold INTERCEPT, its Affiliates and their officers, directors, employees, and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs, and expenses resulting from any claims, demands, actions, and other proceedings by any of its Affiliates, employee or consultant or Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by TES of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of TES or its Affiliates, and its or their directors, officers, agents, employees or consultants, or (c) the unauthorized use by TES of INTERCEPT Data and Regulatory Documents.

6.2	Insurance

TES shall obtain and maintain commercial general liability insurance (including product liability and contractual liability insurance applicable to such Party’s indemnity obligations hereunder) with reputable and financially secure insurance carriers to cover the activities of TES, its sublicensees, and their Affiliates, in amounts reasonably sufficient to protect against liability under this Section 6. Such insurance shall be maintained throughout the duration of the Agreement. An insurance certificate shall be provided by TES to INTERCEPT upon request of the latter at any time during the Term.

ARTICLE 7: TERM, TERMINATION, survival

7.1	Term

This Agreement shall commence on the Effective Date and shall expire 12 (twelve) months from the Effective Date, unless extended by INTERCEPT in its sole discretion by way of an amendment to the Agreement of one additional year (the “Term”) on the same terms and conditions as included herein.

7.2	Termination

Termination for Breach. If either TES, on the one hand, or INTERCEPT, on the other hand, materially breach(es) any provision of this Agreement and fail(s) to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other Party(ies), such other Party(ies), at its/their option, and in addition to any other remedies that may be available to such other Party(ies), may terminate this Agreement by sending written notice of termination to the breaching Party(ies).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Effect of Expiration. Upon Expiration of this Agreement, any funds paid to TES by INTERCEPT under this Agreement which have not been expended or irrevocably committed upon the effective date of termination shall be refunded to INTERCEPT within thirty (30) days after the effective date of termination. TES shall furthermore deliver all remaining Compounds and all tangible documentation containing Confidential Information within thirty (30) days of INTERCEPT’s request.

Effect of INTERCEPT Termination. In the event of INTERCEPT termination for a breach by TES, any funds paid to TES by INTERCEPT under this Agreement which have not been expended or irrevocably committed upon the effective date of termination shall be refunded to INTERCEPT within thirty (30) days after the effective date of termination. TES shall furthermore deliver all remaining Compounds and all tangible documentation containing Confidential Information within thirty (30) days of INTERCEPT’s request. All licenses and Research Patent Rights granted to INTERCPET by TES under this Agreement and all rights and interest in and to Compounds shall revert to INTERCEPT.

Effect of TES Termination. In the event of a TES termination for a breach by INTERCEPT during Term of this Agreement, TES is entitled to the balance of payments owed pursuant to Section 2.1 for the first 12 (twelve) month period once the appropriate quarterly reports have been submitted to INTERCEPT.

7.3	Survival

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right or obligation which shall have accrued prior to such termination, relinquishment or expiration, including but not limited to accrued financial rights and obligations. The following Articles of this Agreement shall survive expiration or termination of this Agreement for any reason: 2.2, 3, 4, 5, 7, 8 and 9.

ARTICLE 8: GOVERNING LAW AND DISPUTE RESOLUTION

8.1	Governing law

This Agreement shall be governed by and construed under the laws of New York, NY US without giving effect to the conflict of law principles thereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2	Dispute resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

The designated executive of TES and INTERCEPT shall meet to attempt to resolve such disputes. If such persons cannot resolve such disputes within thirty (30) days after any party requests such a meeting, then any party may make a written demand for formal dispute resolution.

Any dispute, controversy or claim not resolved shall be finally settled by binding arbitration conducted in the English language in New York, New York, USA by one arbitrator under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

Notwithstanding anything contained in this Section 8.2 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

ARTICLE 9: ASSIGNMENT, SUBCONTRACTING, NO THIRD PARTY RIGHTS, BINDING AGREEMENT

9.1	Assignment

TES may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of INTERCEPT.

9.2	No Third Party Rights

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and a person who is not a Party to this Agreement may not enforce any of its terms unless otherwise provided.

9.3	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.4	Force majeure

Neither Party shall be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by regulatory action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party. The Party claiming force majeure shall as soon as reasonably practicable notify the other Party in writing setting forth the nature of such force majeure event, and shall use reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure event ceases. If any force majeure event continues for more than 180 (one hundred eighty) days, and such event prevents a Party from performing a material obligation under this Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.

9.5	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.6	Regulatory Approvals; Compliance with Law

The Parties shall make all filings with Regulatory Authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all applicable laws.

9.7	Public Announcement

Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

9.8	Notices

All notices required or permitted to be given under this Agreement, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

If to INTERCEPT, addressed to:

INTERCEPT PHARMACEUTICALS, INC.

18 Desbrosses Street

New York, NY 10013

Attention: Dr. Mark Pruzanski, Chief Executive Officer

If to TES, addressed to:

TES Pharma Srl

Via Settevalli 556

06129, Perugia

Attention: Dr. Graeme Robertson, Chief Operating Officer

The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally or by facsimile transmission receipt verified, (ii) 7 (seven) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) 2 (two) days after the date sent if sent by express courier service.

9.9	Waiver

No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

9.10	Disclaimer of Agency

The relationship between INTERCEPT and TES established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

9.11	Ambiguities

Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.12	Headings and Article References

The Article headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, except that any conflict between an Article reference number and any textual reference to the Article title noted next to such reference, will resolved in favor of the textual reference.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.13	Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski

Name: Mark Pruzanski

Title: President and Chief Executive Officer

TES Pharma Srl

/s/ Graeme Robertson

Name: Graeme Robertson

Title: Chief Operating Officer

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A – Research Plan

Servier- Intercept Research Plan

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.16.2

AMENDMENT N°1 TO

RESEARCH AND DEVELOPMENT AGREEMENT

by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New-York 10013 NY, USA (“INTERCEPT”) on the one hand and TES Pharma Srl, a corporation organized and existing under the laws of Italy, with registered office at Via Settevalli 556, 06129, Perugia, Italy (“TES”) on the other hand.:

RECITALS

WHEREAS, INTERCEPT and TES have entered into a Research and Development Agreement (the “Agreement”);

WHEREAS, the initial Term (as defined in section 7.1 of the Agreement) will end on July 31st, 2012;

WHEREAS, the parties have decided to extend such Term.

NOW, THEREFORE, in consideration of the foregoing premises, INTERCEPT and TES hereby agree as follows:

ARTICLE 1:

The Term is extended for a six month period starting on August 1st, 2012 (hereinafter the “Extended Term”).

During the Extended Term, TES shall conduct research activities as set forth in the Research Program as amended pursuant to Schedule 1 of this Amendment. TES will allocate for the performance of the research activities: [***] full time equivalent (“FTE”) chemists and [***] FTEs [***] during the Extended Term. INTERCEPT will pay to TES a maximum amount of €450,000 during the Extended Term of the Agreement, provided such FTEs are allocated and activities performed in accordance with the Research Program as amended. Payments will be made in equal quarterly installments of €225,000. In addition, INTERCEPT will provide TES up to €35,000 during the Extended Term for maintenance of equipment and other general expenditures.

Based on the results of the work performed during the Extended Term, the parties may decide, by way of an amendment to the Agreement, to further extend the Extended Term for an additional six month period.

ARTICLE 2:

Any and all provisions of the Agreement not modified hereinabove shall remain in full force and effect.

In witness whereof, the Parties have executed this amendment by their proper officers as of July 27, 2012.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski
Name: Mark Pruzanski

Title: President and Chief Executive Officer

TES Pharma Srl

/s/ Graeme Robertson
Name: Graeme Robertson
Title: Amministratore Delegato

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

INITIAL ACTION PLAN

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.17.1

WIL RESEARCH LABORATORIES, LLC Master Laboratory Services Agreement

This Master Laboratory Services Agreement (the "Agreement,") dated as of October 2, 2007, is by and between Intercept Pharmaceuticals, whose address is 18 Desbrosses Street, New York, NY 10013 (“Sponsor”) and WIL Research Laboratories, LLC, a Delaware limited liability company, whose address is 1407 George Road, Ashland, Ohio 44805 ("WIL").

WITNESSETH

WHEREAS, Sponsor has now, and from time to time in the future may have, the desire to engage WIL to perform research and/or laboratory services; and

WHEREAS, WIL desires to provide such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the adequacy of which is hereby acknowledged by each of the parties, the parties hereto agree as follows:

1.           Services and Work Order

WIL shall use its commercially reasonable efforts to provide all services (“Services”) for each study (each a “Study”) as set forth in a Work Order (as defined below). Services provided by WIL shall be subject to the terms and conditions of this Agreement. All such Services shall be the subject of a Work Order substantially in the form of Exhibit A (each a “Work Order”). Each Work Order shall include, without limitation, the following with respect to the applicable Study: (i) the protocol (“Protocol”) and (ii) a fee and payment schedule for the Services. After a Work Order is agreed upon and executed by the parties hereto, such Work Order shall then be a part of this Agreement. There will be no limit to the number of Work Orders that may be added to this Agreement. WIL shall have no obligation to reserve Study space at its facilities; to receive animal models; to purchase Study supplies; nor shall WIL have any obligation to commence Services with respect to a particular Study until the relevant Work Order is executed by both parties hereto; provided, that WIL may reserve Study space at its facilities and/or purchase non-animal Study supplies for a Study before a Work Order is executed upon the Sponsor executing a Study outline, which Study outline shall be substantially in the form attached hereto as Exhibit B (each a “Study Outline”). Notwithstanding the foregoing, in no event shall WIL receive animal models until a Work Order is executed for the relevant Study.

2.           Change Orders

In the event that Sponsor would like WIL to alter the Services to be provided under a given Work Order, the parties hereto shall agree upon a written change order substantially in the form of Exhibit C (each a “Change Order”) prior to the provision of said changed Services. The Change Order shall constitute an amendment to the applicable Work Order and shall be considered part of this Agreement.

WIL Research Laboratories, llc 1407 george road ashland,oh 44805-9281 (419)289-8700 fax (419) 289-3650

Improving human health and protecting the environment through scientific research services.®

3.           Study Director

WIL shall appoint a study director to be responsible for each Study (the “Study Director”). The Study Director will coordinate performance of the Study with the Sponsor’s designated representative, which representative shall have responsibility over all matters related to performance of the Study on behalf of Sponsor. WIL will not change the Study Director without the prior approval of Sponsor, which approval shall not be unreasonably delayed, conditioned, or withheld.

4.           Compensation

Sponsor shall pay compensation to WIL for Services provided in connection with a Study in accordance with the terms of the applicable Work Order. WIL will invoice the Sponsor on each date a payment is due in accordance with the applicable Work Order. Payment is due upon receipt of an invoice. In the event Sponsor fails to pay an invoice within 45 days of its issuance date, WIL, upon notice to Sponsor, may in its sole discretion, charge the Sponsor a late fee equal to 1.5% per month on the unpaid balance of such invoice until such invoice is paid in full (including any assessed late fees) or treat such non-payment as notice by Sponsor of the termination of such Study (in such event, Section 5(c) shall apply).

5.           Term and Termination

a)          The term of this Agreement shall be five (5) years from the date hereof, unless earlier terminated as permitted herein. The term of this Agreement shall automatically extend for successive one year periods, unless either party gives the other party written notice that it will not extend this Agreement at least sixty (60) days prior to the end of the then current term.

b)          Either party may terminate this Agreement upon ninety (90) days’ prior written notice to the other party. In the event at the time of any such termination there are uncompleted Studies, then this Agreement shall remain in full force and effect with respect to and for the duration of such uncompleted Studies.

c)          Sponsor may at any time terminate a Study upon written notice to WIL. Immediately upon receipt of such notice, WIL shall use its commercially reasonable efforts to minimize the cost to Sponsor resulting from such termination. In the event of such termination, Sponsor shall pay to WIL: (a) all amounts due and owing under the applicable Work Order through the date of termination, whether invoiced or not; (b) all charges for the work performed and expenses (including uncancellable or unreimbursed expenses) incurred by WIL prior to termination, and (c) any and all expenses which may be incurred, by WIL in connection with terminating the study. In addition, sponsor may be required to pay WIL additional fees in respect of the termination. In no event shall the fee exceed the total study price as set forth in the Work Order.

d)          In addition to any provisions which, by their nature, are intended to survive the termination or expiration of this Agreement, the following provisions shall survive the termination or expiration of this Agreement: 5(c), 6, 7, 8, 12 and 17.

6.           Confidential Information

Each party hereto hereby agrees to continue to abide by the terms of that certain Confidentiality Agreement by and between Sponsor and WIL dated as of October 2, 2007 (the “Confidentiality Agreement”). For purposes of this Agreement, the term “Confidential Information” shall have the meaning ascribed in the Confidentiality Agreement. Any violation of the terms of the Confidentiality Agreement shall be deemed to be a violation of the terms of this Agreement. All Work Product (as defined below) shall constitute Confidential Information of Sponsor.

7.           Work Product; Transfer and Archiving

a)          Assuming the payment by Sponsor of all amounts invoiced hereunder, all tissues, tissue blocks, specimens, slides and data prepared or generated by WIL in the course of performing Services for Sponsor hereunder (“Work Product”) shall be owned by Sponsor and shall be transferred to Sponsor upon its request. Any Work Product shipped by WIL to Sponsor or any third party will be appropriately packaged and labeled as defined by WIL’s standard operating procedures and delivered to a common carrier for shipment. Sponsor shall hold WIL harmless from and against all loss or damage or claims of loss or damage to any Work Product during shipment by a common carrier. Sponsor shall be responsible for the insurance premium and for notifying WIL, in writing, of its desire to insure shipments at a rate that exceeds the common carrier’s standard liability limit. In the event that a claim results, Sponsor shall be responsible for substantiating (if required by the insurer) the value of the Work Product and seeking reimbursement of any loss.

b)          Sponsor will have 180 days from the date WIL issues the final report under a Study to either (i) request the transfer of such Study’s Work Product to Sponsor or a third party (such transfer to be made in accordance with Section 7(a) above) or (ii) if not specified in the Work Order, provide notification of its intention to continue to archive the Study’s Work Product at WIL. If Sponsor fails to so notify WIL, subject to Section 7(c) below, WIL will archive such Work Product until Sponsor provides further written instructions. With respect to the archiving of such Work Product, unless otherwise set forth in the relevant Work Order, WIL shall charge Sponsor WIL’s then current rates for the provision of such archiving services from and after the expiration of the 180-day period set forth above, but no later than 365 days from the date WIL issues the audited draft report. WIL will invoice Sponsor on an annual basis for such archiving services and the payment provisions of Section 4 shall apply thereto.

c)          Notwithstanding the foregoing, upon completion of a Study or at any time thereafter, WIL may make a written request to Sponsor for permission to dispose of the Work Product or any of Sponsor’s other property. Failure by Sponsor to respond to such request within 120 days of receipt shall be considered as tacit approval by Sponsor for disposal of the Work Product or Sponsor’s other property in the manner described in WIL’s written request.

d)          If Sponsor fails to pay any invoice for archiving services, WIL may, in its sole discretion, upon 30 days written notice to Sponsor, destroy the archived Work Product.

e)          Upon completion of a Study, all compounds and/or other substances that are furnished to WIL by Sponsor and which have not been consumed during the Study, or which are not required to be stored as samples for purposes of validating the Study, shall be returned to Sponsor.

8.            Intellectual Property (IP) Ownership

a)          WIL agrees that all information or data collected, generated or prepared during a Study; and all discoveries, inventions or improvements, whether patentable or not, other than WIL IP (as defined below) arising out of a Study and relating to the articles or substances studied or the use thereof shall be the property of the Sponsor (“Sponsor IP”). At the request and sole expense of Sponsor, WIL agrees to assign to Sponsor any and all of WIL’s right, title and interest in Sponsor IP.

b)          Sponsor shall have no property rights in WIL’s testing methods, practices, procedures, tests, test apparatus, equipment or information related to the conduct of WIL’s business, or any inventions, improvements or developments related thereto (“WIL IP”). Such WIL IP shall be the sole and exclusive property of WIL.

9.            Independent Contractors

WIL and Sponsor agree that WIL is an independent contractor and that no provision in this Agreement shall be construed to make WIL an employee, agent or representative of Sponsor, or shall be deemed to create a partnership or joint venture between the parties. Neither party shall hold itself out to third persons as purporting to act on behalf of, or serving as the agent of, the other party.

10.         Subcontract

WIL shall not subcontract any Services to be provided hereunder, without obtaining Sponsor’s prior consent, which shall not be unreasonably delayed, withheld or conditioned.

11.         Compliance with Law

In the performance of this Agreement, WIL shall comply fully with all applicable laws, rules, and regulations, including those of the United States Department of Agriculture, the Association for Assessment and Accreditation of Laboratory Animal Care International, Good Laboratory Practices as promulgated by the Food and Drug Administration, the Environmental Protection Agency and all other regulatory agencies having jurisdiction over a Study. In the event any such government regulatory requirements shall change during the course of a Study, and such new requirements necessitate a change in a Work Order (including a change to a Protocol), WIL will submit to Sponsor a revised technical and compensation proposal for Sponsor’s review and acceptance prior to making any changes to such Study; provided, that WIL shall not under any circumstances be required to continue a Study if such continuance would be in violation of a law, rule or regulation. In the event of a conflict between government regulations, Sponsor and WIL shall mutually agree in writing as to the applicable regulations to be followed by WIL in its performance of the Study. In fulfilling all its obligations hereunder, Sponsor agrees to comply fully with all applicable laws, rules and regulations.

12.          Indemnification and Limitations

a)          WIL shall indemnify, defend and hold harmless Sponsor, its directors, officers, owners and employees from and against all third party loss or damage (including reasonable attorney fees and expenses) arising from (i) WIL’s material breach of this Agreement or (ii) the gross negligence or willful misconduct of WIL, except to the extent such loss or damage relates to the gross negligence or willful misconduct of Sponsor or a Sponsor indemnitee or the material breach of this Agreement by Sponsor.

b)          Sponsor shall indemnify, defend and hold harmless WIL, its directors, officers, owners and employees from and against all third party loss or damage (including reasonable attorney fees and expenses) arising from (i) Sponsor’s material breach of this Agreement (ii) the gross negligence or willful misconduct of Sponsor or (iii) Sponsor’s use or exploitation of any Sponsor IP, Work Product or Sponsor Confidential Information, except to the extent such loss or damage relates to the gross negligence or willful misconduct of WIL or a WIL indemnitee or the material breach of this Agreement by WIL.

c)          Other than as specifically set forth herein, WIL makes no representations or warranties concerning the services. Under no circumstances shall WIL be liable to Sponsor for any indirect, consequential, punitive, exemplary or special damages, including lost profits or cost of replacement materials. Subject to any limitations on remedies set forth herein, in no event shall WIL be liable to Sponsor under a Work Order, Study Outline, this agreement or any other agreement for any amounts in excess of the amount paid by Sponsor to WIL under such Work Order, Study Outline or this Agreement.

13.         Material Errors

In the event WIL commits a material error in the performance of Services for a Study, which material error causes the results of such Study to be unusable for Sponsor’s stated purposes set forth in the relevant Protocol, at Sponsor’s election, WIL will either rerun that part of the Study (or, if necessary, the whole Study) on terms mutually acceptable to WIL and Sponsor or (ii) refund to Sponsor the sums paid WIL as of that date on account of the Study. The foregoing shall be the Sponsor’s sole remedy with respect to errors of WIL in the conduct of a Study.

14.         Force Majeure

A party shall not be liable in any delay in performing its obligations (other than payment obligations) under this Agreement if its performance is delayed or prevented by acts of God, fire, terrorist acts, explosion, war, riots, strikes, law or any other cause (except financial) beyond such party’s control, but only to the extent of and during the reasonable continuance of such disability. A time for performance required by the Agreement which falls due during or subsequent to the occurrence of any of the causes referred to in this paragraph shall be deferred for a period of time equal to the period of disability resulting from such cause.

15.          Insurance

WIL shall secure and maintain in full force and effect at all times during the term of this Agreement, a policy or policies of insurance which shall be commensurate with industry standards for services substantially similar to the Services.

16.         Quality Assurance and Study Monitoring

Upon not less than five (5) days’ prior written notice, Sponsor shall have the right to (i) inspect WIL’s premises at reasonable times and with reasonable frequency, during the course of WIL’s performance of Services hereunder and (ii) review procedures then being used by WIL in its performance of Services for Sponsor, as well as all experimental data generated from said Services, including, but not limited to all written reports, notes, schedules, or similar Work Product which may document work done and results achieved.

17.         Miscellaneous

a)          This Agreement shall be interpreted in accordance with the laws of the State of Ohio without regard for its conflicts of laws principles. Actions brought under this Agreement shall be brought in any court of competent jurisdiction in the State of Ohio. Should any Ohio court find any provision to be invalid or contrary to public policy, the provisions not so found shall remain in effect and binding upon the parties. Sponsor and WIL agree to attempt in good faith to replace any invalid or unenforceable provision of this Agreement with a provision which is valid and enforceable and which expresses as closely as possible the intention of the original provision.

b)          This is a personal services contract and may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld, provided either party is free to assign this Agreement without consent in connection with a transaction resulting in a change of control, merger, consolidation, acquisition of all or substantially all of its assets, or other similar transaction.

c)          The word “Agreement” as used herein means and includes this instrument, all Work Orders, Protocols and Study Outlines and any amendments, supplements, additions, schedules, exhibits or appendices to any of the foregoing which are mutually executed by WIL and Sponsor.

d)          This Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement represent the entire contract between Sponsor and WIL. There are no oral or written promises, terms, conditions, or obligations other than those contained in this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement. This Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement supersede all prior negotiations, representations or agreements, either written or oral, between the parties on the subject. No waiver of any term, provision or condition of this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) or the Confidentiality Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of any other term, provision or condition of this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) or the Confidentiality Agreement. In the event the terms of a Work Order, Study Outline, Protocol or any other agreement between the parties hereto contradict any provision of this Agreement, this Agreement shall control.

e)         Each individual signing this Agreement certifies that he or she is authorized to sign this Agreement on behalf of the party which he or she represents, and to bind that party to the terms and conditions herein stated.

f)         Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via overnight courier to the following addresses (or such other address as a party may designate as a notice address in a written notice to the other party) and shall be deemed delivered when received (or if received on a weekend or holiday, on the next business day thereafter) as follows:

If to Sponsor:

Dennis C. Earle, MS, MBA

VP-Program Management

Intercept Pharmaceuticals

18 Desbrosses Street

New York, NY 10013

646-747-1007

If to Service Provider:

James M. Rudar, MBA

Director, Marketing and Finance

WIL Research Laboratories, LLC

1407 George Road

Ashland, OH 44805

Phone: (419) 289-8700

Email: jrudar@wilresearch.com

g)         Sponsor shall not use WIL’s name or the names of WIL’s employees in any advertising or sales promotional material or in any publication without prior written permission of WIL. WIL shall not use Sponsor’s name or the names of Sponsor’s employees in any advertising or sales promotional material or in any publication without prior written permission of Sponsor.

h)         In the event of a dispute relating to this Agreement, the parties shall attempt to resolve the dispute prior to taking any action. Should the dispute not be resolved within thirty (30) days, each party shall be free to seek any remedy legally available to it in accordance with this Agreement. Notwithstanding the foregoing, either party shall be free to seek interim legal relief in a court of competent jurisdiction in the event that the other party’s breach of this Agreement would reasonably be expected to cause such party irreparable harm.

i)         Unless otherwise agreed to in writing, neither party shall solicit for hire any employee of the other during the term of this Agreement and for twelve (12) months thereafter, provided, that this provision shall not prevent either party from utilizing general solicitations for hiring purposes, and hiring persons who respond to such general solicitations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective authorized representatives.

INTERCEPT PHARMACEUTICALS		WIL RESEARCH LABORATORIES, LLC

By:	/s/ Dennis C. Earle	By:	/s/ Janet Meade for James M. Rudar
	Name: Dennis C. Earle, MS, MBA		Name: James M. Rudar, MBA
	Title: VP-Program Management		Title: Director, Marketing and Finance

EXHIBIT A

WIL RESEARCH LABORATORIES, LLC

1407 George Road

Ashland, Ohio 44805-9281

WORK ORDER

WIL Project Number: WIL-	Date:

Pursuant to the Master Laboratory Services Agreement dated                  , 200    , by and between Sponsor and WIL (the “Master Services Agreement”) and in consideration of the mutual promises contained therein and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to amend the Master Services Agreement by adding the attached Work Order entitled                                                                               , which is designated Work Order WIL-                           (“Work Order”). This Work Order is effective as of                   , 200   . Any capitalized terms used herein and not defined shall have the meanings ascribed to them in the Master Services Agreement.

PROTOCOL

WIL shall conduct the studies described in and required by the Protocol (as identified below). Except as otherwise provided by this Work Order or the Master Services Agreement, WIL shall follow the procedures and methodology, and shall observe and comply with the schedules, specified in the Protocol. Incorporated herein as a part of this Work Order is the study protocol (the “Protocol”) identified as follows: “                                                                        ”. Should the Protocol be amended, supplemented or revised in any fashion after the date hereof, WIL will have the right to adjust the Protocol (including fees and payment schedule) to reflect required changes. Any such amendment, supplement or revision shall only be effective if signed by both parties hereto.

FEE AND PAYMENT SCHEDULE

Total contract price of                                                                      ($                 ) which the Sponsor shall pay upon receipt of proper invoices in the following installments:

(a)	<Insert>percent or $ upon authorization and/or execution of this Work Order;
(b)	<Insert>percent or $ upon commencement of Study;
(c)	<Insert>percent or $ upon completion of the in-life phase;
(d)	<Insert>percent or $ upon issuance of audited draft report for Study;

and

(e)	<Insert>percent or $ upon issuance of final report or 45 days after the audited draft report has been issued.

The contract price set forth in this Section 2 does not include the archiving of Work Product beyond what is contemplated in the Master Services Agreement.

In the event that additional costs are incurred beyond the amount specified in this Work Order as a result of the need for additional Services or a change (having been agreed to by the Sponsor and WIL in writing) in the scope and/or schedule of the work to be performed, the Sponsor agrees to pay such reasonable additional costs upon receipt of a proper invoice.

IN WITNESS WHEREOF, the parties here have caused this Work Order to be executed by their respective authorized representatives.

[NAME OF SPONSOR]		WIL RESEARCH LABORATORIES, LLC

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT B

WIL Research Laboratories, LLC Quotation Page 11 of
Agency:	Sponsor:
Study Title:
Department:	Price a)	Date: Proposal:

<INSERT OUTLINE>

a)	Final price depends on the technical details in the final protocol and will be set forth in a Work Order. Base fee includes 6 months of archiving but is exclusive of analytical chemistry support. This quotation is valid for 90 days with respect to authorization of the study, provided the study is initiated within six months from the date of this outline; thereafter the study fee is subject to review.

AUTHORIZATION STATEMENT

<INSERT SPONSOR NAME> (“Sponsor”) hereby awards the above-described Study to WIL Research Laboratories, LLC (WIL”) and requests WIL to proceed with the necessary activities to initiate this study, including but not limited to, Protocol development, contract finalization, study room reservation and definitive scheduling of study-related activities. Sponsor understands that in order to maintain compliance with various international regulations and institutional animal care and use policies, WIL defines the Experimental Starting Date as the date of animal receipt by WIL; as such, an approved fully executed Work Order and Protocol must be in place under a Master Laboratory Services Agreement by and between WIL and Sponsor prior to the date WIL receives the animals necessary for the Study.

Sponsor understands that by executing this document it acknowledges financial responsibility for all costs and expenses incurred by WIL in preparation of the Study and if the Study is cancelled by Sponsor, Sponsor hereby agrees to reimburse WIL for all such costs and expenses.

Signature of Authorized Sponsor Representative	Date

Name:

Title:

Company:

EXHIBIT C

WIL Research Laboratories, LLC

Change Order

WIL Study #: WIL-	Change Order #:
Sponsor Name:	Date Issued:
Sponsor Study #:
PO #

   A.     The indicated Work Order is amended as follows:

i.	Protocol

The project description is identified as:

[Enter study title as defined in original Work Order]

ii.	Compensation

An [increase] [or] [ decrease] of US$             .00 is agreed to by the Sponsor and WIL. The reason for this change is described in item B below.

The total price is increased from                                 ($            .00) to                       ($            ). The $             .00 fee represents additional costs incurred for modifications to the project as requested by the Sponsor. One Hundred percent of the additional charge ($                 ) will be due upon [execution of this Change Order] [or] [issuance of the audited draft report].

B.	Reason for change:

[                                          ]

C.	Except as expressly amended hereby, the Work Order shall continue to be and remain in full force and effect in accordance with its terms.

AGREED TO, ACKNOWLEDGED, AND ACCEPTED BY:

The parties have caused this Change Order to be executed by their duly authorized representatives, and entered into as of the date of the last party below to execute.

[Sponsor Name]	WIL Research Laboratories, LLC

By:	By:

Print Name:	Print Name:	James M. Rudar, MBA

Title:	Title:	Director, Marketing and Finance
Date:	Date:

Exhibit 10.17.2

AMENDMENT #1

To The

MASTER LABORATORY SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of October 28, 2011 (the “Effective Date”) by and between INTERCEPT PHARMACEUTALS, INC., whose address is 18 Desbrosses Street, New York, NY 10013 (“Sponsor”) and WIL RESEARCH LABORATORIES LLC, a Delaware limited liability company, with a principal place of business at 1407 George Road, Ashland, OH 44805 (“WIL”).

Sponsor entered into a Master Laboratory Services Agreement with WIL, dated as of October 2, 2007 as amended (the “Agreement”). The parties hereby agree to amend the Agreement as follows:

 •       The first paragraph of the Agreement shall be modified to read:

This Master Laboratory Services Agreement (the “Agreement,”) dated as of October 2, 2007, is by and between Intercept Pharmaceuticals, Inc. whose address is 18 Desbrosses Street, New York, NY 10013 (“Sponsor”) and WIL Research Laboratories, LLC (together with its subsidiaries), a Delaware limited liability company, whose address is 1407 George Road, Ashland, Ohio 44805 (“WIL”).

 •       Section 4, Compensation shall be modified to read:

Sponsor shall pay compensation to WIL for Services provided in connection with a Study in accordance with the terms of the applicable Work Order. WIL will invoice the Sponsor on each date a payment is due in accordance with the applicable Work Order. Payment is due upon receipt of an invoice. In the event Sponsor fails to pay an invoice within 45 days of its issuance date, WIL, upon notice to Sponsor, may in its sole discretion, charge the Sponsor a late fee equal to 1.0% per month on the unpaid balance of such invoice until such invoice is paid in full (including any assessed late fees) or treat such non-payment as notice by Sponsor of the termination of such Study (in such event, Section 5(c) shall apply).

 •       Section 5. b) Term and Termination shall be modified to read:

b)          Either party may terminate this Agreement upon ninety (90) days’ prior written notice to the other party. In the event at the time of any such termination there are uncompleted Studies, then this Agreement shall remain in full force and effect with respect to and for the duration of such uncompleted Studies. However, should WIL and Sponsor enter into a Work Order that pertains to a 2 year animal carcinogenicity program, WIL does not have a 90 day termination provision until such time that the agreed Work Order has been completed or otherwise terminated by the Sponsor pursuant to 5c.

 •       Section 17. a) Miscellaneous shall be modified to read:

a)          This Agreement shall be interpreted in accordance with the laws of the State of New York without regard for its conflicts of laws principles. Actions brought under this Agreement shall be brought in any court of competent jurisdiction in the State of New York. Should any New York court find any provision to be invalid or contrary to public policy, the provisions not so found shall remain in effect and binding upon the parties. Sponsor and WIL agree to attempt in good faith to replace any invalid or unenforceable provision of this Agreement with a provision which is valid and enforceable and which expresses as closely as possible the intention of the original provision.

 •       Section 17. f) Miscellaneous shall be modified to read:

f)          Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via overnight courier to the following addresses (or such other address as a party may designate as a notice address in a written notice to the other party) and shall be deemed delivered when received (or if received on a weekend or holiday, on the next business day thereafter) as follows:

If to Sponsor:

Pia Lindström, Dr PH

Vice President, Regulatory Affairs and Quality Assurance

4370 La Jolla Village Drive, Suite 1050

San Diego, CA 92122

If to Service Provider:

David R. Baumgartner, CPA

Vice President

WIL Research Laboratories, LLC

1407 George Road

Ashland, OH 44805

Phone: (419) 289-8700

Email: dbaumgartner@wilresearch.com

In all other respects, the terms of the Agreement shall remain unmodified and in full force and effect.

The parties have indicated their acceptance of the terms of this Amendment by the signatures set forth below. Each individual signing on behalf of a corporate entity hereby personally represents and warrants his or her legal authority to legally bind that entity.

INTERCEPT PHARMACEUTICALS, INC.	WIL RESEARCH LABORATORIES LLC

By:	/s/ Pia Lindström	By:	/s/ John Maxwell

Print Name:	Pia Lindström	Print Name:	John Maxwell

Tille:	Vice President, Reg Affairs & QA	Title:	Vice President
Date:	31 Oct 2011	Date:	11-7-11